As filed with the Securities and Exchange Commission on September 18, 2007

Registration No. 333-145617

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Plains Exploration & Production Company

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1311	33-0430755
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

700 Milam, Suite 3100 Houston, Texas 77002 (713) 579-6000	John F. Wombwell Executive Vice President, General Counsel and Secretary Plains Exploration & Production Company 700 Milam, Suite 3100 Houston, Texas 77002 (713) 579-6000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Michael E. Dillard, P.C. Akin Gump Strauss Hauer & Feld LLP 1111 Louisiana Street 44th Floor Houston, Texas 77002 Telephone: (713) 220-5800	Michael J. Killelea Senior Vice President and General Counsel Pogo Producing Company 5 Greenway Plaza, Suite 2700 Houston, Texas 77046 Telephone: (713) 297-5000	Stephen A. Massad Baker Botts L.L.P. 910 Louisiana One Shell Plaza Houston, Texas 77002 Telephone: (713) 229-1234

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and the satisfaction or waiver of all other conditions to the merger described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated September 18, 2007

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

The boards of directors of Plains Exploration & Production Company and Pogo Producing Company have agreed upon a merger in which Pogo will combine with PXP Acquisition LLC, a wholly owned subsidiary of Plains. We are sending this joint proxy statement/prospectus to you to ask you to vote in favor of this merger and other matters.

The total amount of cash and shares of Plains common stock that will be paid and issued, respectively, pursuant to the merger is fixed, and Pogo stockholders will be entitled to receive (on an aggregate basis) 0.68201 shares of Plains common stock, par value $0.01 per share, and $24.88 in cash for each share of Pogo common stock. Pogo stockholders have the right to elect to receive cash, Plains common stock, or both, with respect to each share of Pogo common stock they hold, subject to proration. Post closing, it is anticipated that persons who were stockholders of Plains and Pogo immediately prior to the merger will own 66% and 34% of the combined company, respectively.

The Plains common stock is listed on the New York Stock Exchange under the symbol “PXP.”

The Pogo common stock is listed on the New York Stock Exchange under the symbol “PPP.”

Your vote is very important. We cannot complete the merger unless the Plains common stockholders vote to approve the issuance of Plains common stock and the Pogo common stockholders vote to adopt the merger agreement.

This document is a prospectus relating to the shares of Plains common stock to be issued pursuant to the merger and a joint proxy statement for Plains and Pogo to solicit proxies for their respective special meetings of stockholders. It contains answers to frequently asked questions and a summary of the important terms of the merger, the merger agreement and related transactions, followed by a more detailed discussion.

For a discussion of certain significant matters that you should consider before voting on the proposed transaction, see “ Risk Factors” beginning on page 24.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Plains common stock to be issued pursuant to the merger or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated                     , 2007 and is first being mailed to stockholders of Plains and Pogo on or about                    , 2007.

PLAINS EXPLORATION & PRODUCTION COMPANY

700 Milam, Suite 3100

Houston, Texas 77002

(713) 579-6000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                     , 2007

To the Stockholders of Plains Exploration & Production Company:

NOTICE IS HEREBY GIVEN that the special meeting of stockholders of Plains Exploration & Production Company will be held at                         , on                     , 2007 at 10:00 a.m., Houston, Texas time, for the following purposes:

1. to consider and vote upon a proposal for the Plains stockholders to approve the issuance of Plains common stock to Pogo Producing Company’s stockholders pursuant to the merger of Pogo with and into PXP Acquisition LLC, a wholly owned subsidiary of Plains, as contemplated by the Agreement and Plan of Merger, dated July 17, 2007, by and among Plains, PXP Acquisition and Pogo, as such agreement may be amended from time to time;

2. to consider and vote upon a proposed amendment to Plains’ certificate of incorporation to increase the number of authorized common shares from 150,000,000 to 250,000,000 if the merger occurs;

3. to consider and vote upon any adjournments of the special meeting, if necessary, to solicit additional proxies in favor of either or both of the foregoing proposals; and

4. to transact such other business incident to the conduct of the meeting as may properly come before the meeting or any adjournments thereof.

Only stockholders of record at the close of business on September 25, 2007, are entitled to notice of and to vote at the special meeting or at any adjournments thereof. Each share of Plains common stock is entitled to one vote at the special meeting. A complete list of stockholders entitled to vote at the special meeting will be available for examination at Plains’ offices in Houston, Texas during normal business hours by any holder of Plains common stock for any purpose relevant to the special meeting for a period of ten days prior to the special meeting. This list will also be available at the special meeting, and any Plains stockholder may inspect it for any purpose relevant to the special meeting.

The board of directors of Plains has unanimously approved and adopted the merger agreement and the transactions contemplated by it, declared its advisability, and unanimously recommends that Plains stockholders vote at the special meeting to approve the issuance of Plains common stock pursuant to the merger, the adoption of the proposed amendment to Plains’ certificate of incorporation and any adjournments of the special meeting, if necessary, to solicit additional proxies.

By Order of the Board of Directors,

James C. Flores
Chairman of the Board, President and Chief Executive Officer

Houston, Texas

                    , 2007

Your vote is important. Even if you plan to attend the special meeting in person, we request that you sign and return the enclosed proxy or voting instruction card and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

POGO PRODUCING COMPANY

5 Greenway Plaza, Suite 2700

Houston, Texas 77046

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                    , 2007

To the Stockholders of Pogo Producing Company:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Pogo Producing Company will be held at                         , on                     , 2007 at 10:00 a.m., Houston, Texas time, for the following purposes:

1. to consider and vote upon a proposal for the Pogo stockholders to adopt the Agreement and Plan of Merger, dated July 17, 2007, by and among Plains Exploration & Production Company, PXP Acquisition LLC and Pogo, pursuant to which Pogo will merge with and into PXP Acquisition, a wholly owned subsidiary of Plains, as such agreement may be amended from time to time;

2. to consider and vote upon any adjournments of the special meeting, if necessary, to solicit additional proxies in favor of the proposal to adopt the merger agreement; and

3. to transact such other business incident to the conduct of the meeting as may properly come before the meeting or any adjournments thereof.

Only stockholders of record at the close of business on September 25, 2007, are entitled to notice of and to vote at the special meeting or at any adjournments thereof. Each share of Pogo common stock is entitled to one vote at the special meeting. A complete list of stockholders entitled to vote at the special meeting will be available for examination at Pogo’s offices in Houston, Texas during normal business hours by any holder of Pogo common stock for any purpose relevant to the special meeting, for a period of ten days prior to the special meeting. This list will also be available at the special meeting and any Pogo stockholder may inspect it for any purpose relevant to the special meeting.

Under Delaware law, if the merger is completed, holders of shares of Pogo common stock who do not vote in favor of, or consent in writing to, the adoption of the merger agreement may, under certain circumstances, have the right to seek appraisal of the fair value of their shares, but only if they submit a written demand for such an appraisal prior to the vote on the merger agreement and they comply with the other Delaware law procedures and requirements explained in the accompanying joint proxy statement/prospectus.

The board of directors of Pogo has determined that the merger agreement and the transactions contemplated by it are fair to and in the best interests of Pogo and its stockholders, and the board of directors of Pogo unanimously approved the merger agreement, declared its advisability, and recommends that Pogo stockholders vote at the special meeting to adopt the merger agreement and approve any adjournments of the special meeting, if necessary, to solicit additional proxies. As described on pages 78 to 85, some Pogo directors and executive officers will receive financial benefits as a result of the merger.

By Order of the Board of Directors,

Paul G. Van Wagenen
Chairman of the Board, President and Chief Executive Officer

Houston, Texas

                    , 2007

Your vote is important. Even if you plan to attend the special meeting in person, we request that you sign and return the enclosed proxy or voting instruction card and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

REFERENCES TO ADDITIONAL INFORMATION

This document incorporates important business and financial information about Plains and Pogo from documents that are not included in or delivered with this document. You can obtain documents incorporated by reference in this document, other than certain exhibits to those documents, by requesting them in writing or by telephone from the appropriate company at the following address:

Plains Exploration & Production Company 700 Milam, Suite 3100 Houston, Texas 77002 Attention: Joanna Pankey Telephone: (713) 579-6000	Pogo Producing Company 5 Greenway Plaza, Suite 2700 Houston, Texas 77046 Attention: Clay P. Jeansonne Telephone: (713) 297-5000

You will not be charged for any of these documents that you request. If you would like to request documents from Plains, please do so by                     , 2007 to receive timely delivery of the documents in advance of the Plains special meeting. If you would like to request documents from Pogo, please do so by                      , 2007 to receive timely delivery of the documents in advance of the Pogo special meeting.

See “Where You Can Find More Information” on page 120.

i

LIST OF ANNEXES

Annex A—Agreement and Plan of Merger

Annex B—Opinion of Lehman Brothers Inc.

Annex C—Opinion of Goldman, Sachs & Co.

Annex D—Opinion of TD Securities Inc.

Annex E—Certificate	of Amendment to the Certificate of Incorporation of Plains Exploration & Production Company

Annex F—Section 262 of the General Corporation Law of the State of Delaware

QUESTIONS AND ANSWERS ABOUT THE MERGER

Set forth below are commonly asked questions and answers about the merger, including parenthetical page references to the more complete discussion in this document of the questions answered in this section. For a more complete description of the legal and other terms of the merger, please read carefully this entire document and the other available information referred to in “Where You Can Find More Information” on page 120.

Q:	What will happen in the merger?

A:	The proposed merger will combine the businesses of Plains and Pogo. At the effective time of the merger, Pogo will merge with and into PXP Acquisition LLC, a wholly owned subsidiary of Plains, and PXP Acquisition will be the surviving entity. As a result of the merger, Pogo will cease to exist, PXP Acquisition will continue to be owned by Plains and Plains will continue as a public company. Following the merger, the combined company will be an independent oil and gas company with an anticipated enterprise value of approximately $8.4 billion based on the closing price of Plains common stock on September 14, 2007.

Q:	Why are Plains and Pogo proposing the merger? (see pages 47 to 54)

A:	The Plains board of directors has unanimously determined that the merger is advisable, fair to and in the best interests of Plains and its stockholders. Plains’ board of directors unanimously recommends that Plains’ stockholders vote FOR the issuance of Plains common stock to Pogo’s stockholders pursuant to the merger, FOR the proposed amendment to Plains’ certificate of incorporation to increase the number of authorized common shares from 150,000,000 to 250,000,000 and FOR any adjournments of the special meeting, if necessary, to solicit additional proxies. Properly dated and signed proxies, and proxies properly submitted over the Internet and by telephone, will be so voted unless Plains’ stockholders specify otherwise. Please read “The Merger—Reasons for the Merger—Plains” for a discussion of the factors considered by the Plains board in making its decision.

A:	The Pogo board of directors has unanimously determined that the merger is advisable, fair to and in the best interests of Pogo and its stockholders. Pogo’s board of directors unanimously recommends that Pogo’s stockholders vote FOR the adoption of the merger agreement and FOR any adjournments of the special meeting, if necessary, to solicit additional proxies. Properly dated and signed proxies, and proxies properly submitted over the Internet and by telephone, will be so voted unless Pogo’s stockholders specify otherwise. Please read “The Merger—Reasons for the Merger—Pogo” for a discussion of the factors considered by the Pogo board in making its decision.

Q:	What is the amount of cash and/or the number of shares of Plains common stock that I will be entitled to receive for my shares of Pogo common stock?

A:	The actual amount of cash or number of shares of Plains common stock that you will be entitled to receive for each share of Pogo common stock you hold cannot be determined until after the effective time of the merger. Those amounts will be determined based on formulas set forth in the merger agreement and described in this document. There is a table on page 92 that sets forth the per share cash consideration and the exchange ratio that would be received by Pogo stockholders based on a range of hypothetical final Plains stock prices. For a more complete description of what Pogo stockholders will be entitled to receive pursuant to the merger, see “Terms of the Merger Agreement—Conversion of Securities” beginning on page 90.

Q:	Is the value of the per share consideration that I receive for my shares of Pogo common stock expected to be substantially equivalent regardless of which election I make?

A:	Yes. The formulas that will be used to calculate the per share consideration are designed to equalize substantially the value of the consideration to be received for each share of Pogo common stock in the merger at the time the calculation is made, regardless of whether you elect to receive cash, stock, or a combination of cash and stock, or do not make an election, for your Pogo shares.

Q:	If I am a Pogo stockholder, when must I elect the type of merger consideration that I prefer to receive?

A:	Holders of Pogo common stock who wish to elect the type of merger consideration they prefer to receive pursuant to the merger should carefully review and follow the instructions set forth in the election form provided to Pogo stockholders together with this joint proxy statement/prospectus or in a separate mailing. These instructions require that a properly completed and signed election form be received by the exchange agent by the election deadline, which is 5:00 p.m., Houston, Texas time, on , 2007. If a Pogo stockholder does not submit a properly completed and signed election form to the exchange agent by the election deadline, then such stockholder will have no control over the type of merger consideration such stockholder may receive, and, consequently, may receive only cash, only Plains common stock, or a combination of cash and Plains common stock pursuant to the merger.

Q:	If I am a Pogo stockholder, can I change my election after I submit my election materials?

A:	You can revoke your election and submit new election materials prior to the election deadline. You may do so by submitting a written notice to the exchange agent that is received prior to the election deadline at the following address:

Wells Fargo Bank, National Association

Corporate Trust Services

MAC N9311-110

625 Marquette Avenue, 11th Floor

Minneapolis, MN 55479

Attn: M&A Processing

The revocation must specify the account name and such other information as the exchange agent may request; revocations may not be made in part. New elections must be submitted in accordance with the election procedures described in this joint proxy statement/prospectus. If you instructed a broker to submit an election for your shares, you must follow your broker’s directions for changing those instructions.

Q:	What will happen to Pogo’s stock options and restricted stock in the merger? (see page 94)

A:	At the effective time, each outstanding option to purchase shares of Pogo common stock, whether or not then exercisable or vested, will be converted into an obligation of PXP Acquisition to pay to the option holder an amount in cash equal to the product of (i) the number of shares of Pogo common stock subject to the option and (ii) the excess, if any, of the aggregate consideration per share over the exercise price per share previously subject to the option.

Immediately before the merger is completed, each outstanding award of restricted stock granted by Pogo or any subsidiary pursuant to an employee benefit plan will become fully vested and those shares will be converted to the right to receive merger consideration. Each holder of an award of restricted stock will be able to make an election to receive cash or Plains stock with respect to the merger consideration. For more information, please see “Terms of the Merger Agreement—Employee Stock Options; Restricted Shares” on page 94.

Q:	If I am a Pogo stockholder, will I receive dividends in the future?

A:	Before completion of the merger, Pogo expects to pay regular quarterly dividends on shares of Pogo common stock, which currently are $0.075 per share, at times and intervals consistent with its prior practice. Your receipt of this regular quarterly dividend will not reduce the per share merger consideration. After completion of the merger, you will be entitled only to dividends declared on any shares of Plains common stock you receive pursuant to the merger, and Plains has not declared dividends on its common stock since its formation and does not currently anticipate paying cash dividends on its common stock for the foreseeable future.

Q:	What will happen at the Plains meeting in addition to voting on the issuance of Plains shares?

A:	In addition to voting on the issuance of Plains shares pursuant to the merger, at the special meeting Plains stockholders will vote to approve a proposed amendment to Plains’ certificate of incorporation to increase the number of authorized common shares from 150,000,000 to 250,000,000 if the merger occurs and to approve any adjournments of the special meeting, if necessary, to solicit additional proxies.

Q:	Will Plains stockholders receive any shares in the merger?

A:	No. Plains stockholders will continue to hold the Plains common stock they owned prior to the effective time of the merger.

Q:	Where will my shares be traded after the merger?

A:	Plains common stock will continue to be traded on the New York Stock Exchange under the symbol “PXP.” Pogo common stock will no longer be traded.

Q:	When do you expect the merger to be completed?

A:	We expect to complete the merger promptly following the Plains special meeting of stockholders and the Pogo special meeting of stockholders, which we currently anticipate to be in the fourth quarter of 2007. However, neither Plains nor Pogo can predict the exact timing of the effective time of the merger because it is subject to certain conditions both within and beyond their respective control. See “Terms of the Merger Agreement—Conditions to the Merger.”

Q:	How do I vote my shares at my stockholder meeting? (see pages 30 to 32)

A:	After you have carefully read this joint proxy statement/prospectus, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage-paid envelope or, if available, by submitting your proxy or voting instruction by telephone or through the Internet as soon as possible so that your shares will be represented and voted at your special meeting. To assure that we obtain your vote, please vote as instructed on your proxy card, even if you plan to attend your stockholder meeting in person. If you sign and send in your proxy card, or submit your proxy by telephone or through the Internet, and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the proposal submitted to Pogo stockholders if you are a Pogo stockholder and in favor of the proposals submitted to Plains stockholders if you are a Plains stockholder. You may revoke your proxy on or before the day of your stockholder meeting by following the instructions on page 32. You then may either change your vote or attend your stockholder meeting and vote in person.

If your shares are held in “street name” by your broker or other nominee, only that holder can vote your shares and the vote cannot be cast unless you provide instructions to your broker. You should follow the directions provided by your broker or other nominee regarding how to vote your shares.

Q:	What should I do if I want to change my vote? (see page 32)

A:	You can change your vote at any time before your proxy card is voted at your stockholder meeting. You can do this in one of three ways:

•	you can send a written notice to the company of which you are a stockholder stating that you revoke your proxy;

•	you can complete and submit a later dated proxy to that company; or

•	you can attend your stockholder meeting and vote in person.

However, your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the procedure your broker provides to change those instructions.

v

Q:	What vote does my board of directors recommend?

A:	The Plains board of directors unanimously recommends that its stockholders vote at the special meeting to approve the proposals, including the issuance of Plains common stock pursuant to the merger agreement. The Pogo board of directors unanimously recommends that its stockholders vote at the special meeting to approve the proposals, including the adoption of the merger agreement. As described on pages 78 to 85, some of Pogo’s directors and executive officers will receive financial benefits as a result of the merger.

Q:	What votes are required to approve the merger and other proposals? (see page 30)

A:	The approval of the issuance of Plains common stock requires the affirmative vote of a majority of the shares of Plains common stock present and voting at the special meeting, provided that the total number of votes cast represents a majority of the total voting power of all outstanding shares of Plains common stock. The approval of the amendment to Plains’ certificate of incorporation requires the affirmative vote of a majority of the shares of Plains common stock outstanding as of the record date. Any adjournments of the special meeting, if necessary, to solicit additional proxies require the affirmative vote of the holders of Plains common stock representing a majority of the votes present in person or by proxy at the special meeting entitled to vote, whether or not a quorum exists, without further notice other than by announcement made at the stockholders meeting, provided that the adjournment is for 30 days or less and no new record date is set.

Adoption of the merger agreement by Pogo stockholders requires the affirmative vote of a majority of the shares of Pogo common stock outstanding as of the record date. Any adjournments of the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of Pogo common stock representing a majority of the votes present in person or by proxy at the special meeting entitled to vote, whether or not a quorum exists, without further notice other than by announcement made at the stockholders meeting, provided that the adjournment is for 30 days or less and no new record date is set.

Q:	If my broker holds my shares in “street name,” will my broker vote them for me without my instructions?

A:	No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure your broker provides.

In connection with the Plains special meeting, abstentions and broker non-votes will be considered in determining the presence of a quorum. However, because broker non-votes are not considered as votes cast, they are not considered in determining whether the voting threshold for the proposal to approve the issuance of Plains common stock has been satisfied. An abstention will be the equivalent of a “no” vote with respect to all of the matters to be voted upon. A broker non-vote will have no effect on the approval of the issuance of Plains common stock (assuming the voting threshold has been satisfied) or any adjournments of the special meeting, if necessary, to solicit additional proxies, but will have the effect of a vote against the adoption of the amendment to Plains’ certificate of incorporation.

In connection with the Pogo special meeting, abstentions and broker non-votes will be considered in determining the presence of a quorum. Further, an abstention will be the equivalent of a “no” vote with respect to all of the matters to be voted upon. A broker non-vote will have the effect of a vote against adopting the merger agreement, but will have no effect on approving any adjournments of the special meeting, if necessary, to solicit additional proxies.

An abstention occurs when a stockholder abstains from voting (either in person or by proxy) on one or more of the proposals. Broker non-votes occur when a bank, broker or other nominee returns a proxy but does not have authority to vote on a particular proposal.

Q:	Should I send in my Pogo stock certificates now?

A:

No. Please do not send your Pogo stock certificates with your proxy card. Rather, prior to the election deadline, send your completed, signed election form, together with your Pogo common stock certificates (or a properly completed notice of guaranteed delivery) to the exchange agent. The election form for your Pogo shares and your instructions will be delivered to you together with this joint proxy statement/prospectus or in a separate mailing. If your shares of Pogo common stock are held in “street name” by your broker or other nominee, you should follow their instructions for making an election.

Q:	Are Pogo stockholders entitled to appraisal rights?

A:	Pogo stockholders may, under certain circumstances, be entitled to appraisal rights under Section 262 of the General Corporation Law of the State of Delaware, or the DGCL. For more information regarding appraisal rights, see “The Merger—Appraisal Rights” beginning on page 85. In addition, a copy of Section 262 of the DGCL is attached to this joint proxy statement/prospectus as Annex F.

Q:	Is the merger taxable?

A:	Plains and Pogo each expect the merger to be tax free pursuant to Section 368(a) of the Internal Revenue Code, to the extent Pogo stockholders receive stock pursuant to the merger.

Please review carefully the information under the caption “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 108 for a description of the material U.S. federal income tax consequences of the merger. The tax consequences to you will depend on your own situation. Please consult your tax advisors for a full understanding of the tax consequences of the merger to you.

Q:	Is the merger contingent on stockholder approval of all the Plains proposals?

A:	No. The only vote required by the Plains stockholders to effect the merger is the approval of the issuance of Plains common stock.

Q:	Is the consummation of the merger subject to any conditions other than the approval of the stockholders of Plains and Pogo?

A:	Yes. In addition to stockholder approval, the consummation of the merger is contingent upon the following:

•

the receipt of tax opinions from counsel for each of Plains and Pogo to the effect that the merger will be treated as a reorganization under Section 368(a) of the Internal Revenue Code and that Plains and Pogo will be parties to such reorganization under Section 368(b) of the Internal Revenue Code;

•	the absence of any law or court order that prohibits the merger;

•	the number of Pogo shares for which appraisal rights are properly exercised does not exceed 5% of Pogo shares outstanding immediately before the merger;

•	the applicable waiting period under the Hart-Scott-Rodino Act has expired or been terminated;

•	the shares of Plains common stock to be issued pursuant to the merger shall have been approved for listing on the New York Stock Exchange; and

•	other customary conditions, including the absence of a material adverse effect on Plains or Pogo.

Plains and Pogo currently expect each of these conditions to be satisfied prior to or promptly after the stockholder meetings. The consummation of the merger is not conditioned on the approval by Plains’ stockholders of the proposed amendment to Plains’ certificate of incorporation to increase the number of authorized common shares from 150,000,000 to 250,000,000. The obligations of Plains and PXP Acquisition are not subject to any financing condition.

Q:	Are there any risks in the merger that I should consider?

A:	Yes. There are risks associated with all business combinations, including the proposed merger. We have described certain of these risks and other risks in more detail under “Risk Factors” beginning on page 24.

Q:	Where can I find more information about the companies?

A:	Both Plains and Pogo file periodic reports and other information with the Securities and Exchange Commission, or the SEC. You may read and copy this information at the SEC’s public reference facility. Please call the SEC at 1-800-SEC-0330 for information about this facility. This information is also available through the Internet site maintained by the SEC at http://www.sec.gov and at the offices of the New York Stock Exchange.

In addition, you may obtain some of this information directly from the companies. For a more detailed description of the information available, see “Where You Can Find More Information” on page 120.

Q:	Who can help answer my questions?

A:	If you have more questions about the merger, please call the Investor Relations Department of Plains at (713) 579-6000 or the Investors Relations Department of Pogo at (713) 297-5000.

SUMMARY

This summary primarily highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the terms of the merger, you should read carefully this entire document and the other available information referred to under “Where You Can Find More Information.” We encourage you to read the merger agreement, the legal document governing the merger, which is included as Annex A to this document and incorporated by reference herein. We have included page references parenthetically to direct you to more complete descriptions of the topics presented in this summary. Unless otherwise stated, all discussions of Plains outstanding shares, shares of restricted stock and options, pro forma for the merger with Pogo, assume that all shares of Pogo restricted stock are converted into the merger consideration and all Pogo options are converted into the right to receive cash and cancelled. We have defined certain oil and gas industry terms used in this document in the “Glossary of Oil and Gas Terms.”

The Companies

Plains Exploration & Production Company

700 Milam, Suite 3100

Houston, Texas 77002

(713) 579-6000

Plains is an independent oil and gas company primarily engaged in the upstream activities of acquiring, developing, exploiting, exploring and producing oil and gas properties in its core areas of operation:

•	the Los Angeles and San Joaquin Basins onshore California;

•	the Santa Maria Basin offshore California;

•	the Piceance Basin in Colorado; and

•	the Gulf Coast Basin onshore and offshore Louisiana, including the Gulf of Mexico.

As of December 31, 2006, as adjusted for the Piceance Basin property acquisition since that date, Plains had estimated net proved reserves of approximately 367 MMBOE, of which approximately 91% was comprised of oil and approximately 54% was proved developed. Plains common stock is listed on the New York Stock Exchange under the symbol “PXP.”

Pogo Producing Company

5 Greenway Plaza, Suite 2700

Houston, Texas 77046

(713) 297-5000

Pogo is engaged in oil and gas exploration, development, acquisition and production activities on its properties primarily located in the onshore United States, Vietnam and New Zealand. Over the last several years, Pogo has transitioned from a predominantly offshore-focused company to one with substantially all of its reserves located in the onshore regions of the United States. On August 14, 2007, Pogo completed the sale of its Canadian subsidiary Northrock Resources Ltd., or Northrock, to Abu Dhabi National Energy Company PJSC, or TAQA, for approximately $2.0 billion in cash, which represented approximately 118 MMBOE of Pogo’s net proved reserves as of December 31, 2006. As of December 31, 2006, as adjusted for the Northrock sale and other completed 2007 asset sales, Pogo had estimated net proved reserves of approximately 219 MMBOE, approximately 99% of which were located onshore. Pogo common stock is listed on the NYSE under the symbol “PPP.”

The Merger

(see pages 35 to 89)

Pursuant to the merger agreement, Pogo will merge with and into PXP Acquisition LLC, a wholly owned subsidiary of Plains, and PXP Acquisition will be the surviving entity. As a result of the merger, Pogo will cease to exist, PXP Acquisition will continue to be owned by Plains and Plains will continue as a public company.

Merger Consideration. Pursuant to the merger, Plains will issue approximately 40 million shares of Plains common stock and will pay approximately $1.5 billion in cash. The total number of shares of Plains common stock comprising the stock consideration and the total amount of cash consideration will not change from what was agreed to in the merger agreement (other than for upward adjustment in the event that any shares of Pogo common stock are issued as permitted by the merger agreement pursuant to the exercise of stock options). However, since the market price of Plains common stock will fluctuate, the total value of the stock consideration and therefore the value of the total merger consideration may increase or decrease between the date of the merger agreement and the effective time of the merger.

The merger agreement provides that at the effective time of the merger, each outstanding share of Pogo common stock will be converted into the right to receive either a number of shares of Plains common stock or an amount of cash, subject to the election and allocation procedures described in this joint proxy statement/prospectus. The actual amount of cash or number of shares of Plains common stock that you will receive for each share of Pogo common stock will be determined based on formulas set forth in the merger agreement and described under the heading “Terms of the Merger Agreement—Conversion of Securities.” The formulas are designed to account for fluctuations in the market price of Plains common stock prior to the time the calculation is made in order to equalize substantially the value of the consideration to be received for each share of Pogo common stock, at the time of the calculation, regardless of whether you elect to receive cash, stock or a combination of cash and stock, or make no election with respect to your shares of Pogo common stock. The value of the merger consideration to be received with respect to each share of Pogo common stock will be equal to $24.88 plus approximately 0.68201 for each $1.00 of the ten day average closing sales prices of Plains common stock ending on the fifth day before the merger, which we refer to as the final Plains stock price.

Based on a hypothetical final Plains stock price of $51.19, which was the closing price of Plains common stock on July 16, 2007, the day prior to the announcement of the proposed merger, the merger consideration would have a value of approximately $59.79 per share of Pogo common stock. Based on a hypothetical final Plains stock price of $42.84, which was the closing price of Plains common stock on September 14, 2007, the merger consideration would have a value of approximately $54.10 per share of Pogo common stock. Based on a hypothetical final Plains stock price of $            , which was the average of the per share closing sales prices of Plains common stock for the ten consecutive trading days ending on the fifth calendar day immediately prior to the mailing of this joint proxy statement/prospectus, the merger consideration would have a value of approximately $             per share of Pogo common stock.

The actual value of the cash consideration or number of shares of Plains common stock that you will be entitled to receive for each share of Pogo common stock you hold may differ from the hypothetical amounts shown in this example because the actual amounts will be determined after the effective time of the merger based on the formulas set forth in the merger agreement and described in this document.

No assurance can be given that the final Plains stock price will be equivalent to the fair market value of Plains common stock on the date that the merger consideration is received by a Pogo stockholder or at any other time. The actual fair market value of the Plains common stock at the time it is received by Pogo stockholders will depend upon the market price of Plains common stock at that time, which may be higher or lower than the final Plains stock price or the market price of Plains common stock on the date the merger was announced, on the date this document is mailed to Pogo stockholders, on the date a Pogo stockholder makes an election with respect to the merger consideration, or on the date of the special meeting of Pogo stockholders.

Allocation of Merger Consideration. You may elect to receive cash, shares of Plains common stock or a combination of both in exchange for your shares of Pogo common stock. However, since Plains is paying a fixed amount of cash and issuing a fixed number of shares of Plains common stock (in each case subject to upward adjustment in the event that any shares of Pogo common stock are issued as permitted by the merger agreement pursuant to the exercise of Pogo stock options), you cannot be certain of receiving the form or combination of consideration that you elect with respect to all of your shares of Pogo common stock. If the elections result in an oversubscription of the pool of cash or Plains common stock, certain procedures for allocating cash and Plains common stock will be followed by the exchange agent. See “Terms of the Merger Agreement—Election Procedures; Allocation of Merger Consideration—Allocation of Merger Consideration” beginning on page 94 of this joint proxy statement/prospectus.

Pogo Stockholder Elections. If you are a Pogo stockholder, you have received or will receive (together with this joint proxy statement/prospectus or in a separate mailing) an election form with instructions for making cash and stock elections. You must properly complete and deliver to the exchange agent your election form along with your stock certificates (or a properly completed notice of guaranteed delivery). Do not send your stock certificates or election form with your proxy card.

Election forms and stock certificates (or a properly completed notice of guaranteed delivery) must be received by the exchange agent by the election deadline, which is 5:00 p.m., Houston, Texas time, on                      , 2007. Once you tender your stock certificates to the exchange agent, you may not transfer your shares of Pogo common stock until the merger is completed, unless you revoke your election by written notice to the exchange agent that is received prior to the election deadline.

If you fail to submit a properly completed election form prior to the election deadline, you will be deemed not to have made an election. As a holder making no election, you will be paid a value per share approximately equivalent to the amount paid per share to holders making elections, but you may be paid all in cash, all in Plains common stock, or in part cash and part Plains common stock, depending on the remaining pool of cash and Plains common stock available for paying merger consideration after honoring the cash elections and stock elections that other Pogo stockholders have made.

If you own shares of Pogo common stock in “street name” through a broker or other nominee and you wish to make an election, you should seek instructions from the broker or other nominee holding your shares concerning how to make your election.

If the merger is not completed, stock certificates will be returned by the exchange agent by first class mail or through book-entry transfer (in the case of shares of Pogo common stock delivered in book-entry form to the exchange agent).

The merger is expected to qualify as a tax free reorganization under Section 368(a) of the Internal Revenue Code. Accordingly, the merger is expected to be tax free to Plains stockholders, and to Pogo stockholders to the extent they receive Plains common stock pursuant to the merger.

Plains. The board of directors of Plains has unanimously approved and adopted the merger agreement and the transactions contemplated by it, declared its advisability, and unanimously recommends that Plains stockholders vote at the special meeting to approve the issuance of Plains common stock pursuant to the merger agreement. See “The Merger—Background of the Merger.” In addition, the Plains board of directors unanimously recommends that Plains stockholders vote to approve the proposed amendment to Plains’ certificate of incorporation and any adjournments of the special meeting, if necessary, to solicit additional proxies.

Pogo. The board of directors of Pogo has unanimously approved the merger agreement, declared the merger agreement advisable, determined that the merger agreement and the transactions contemplated by it are fair to and in the best interests of Pogo and its stockholders, and recommends that Pogo stockholders vote at the special meeting to adopt the merger agreement and approve any adjournments of the special meeting, if necessary, to solicit additional proxies. See “The Merger—Background of the Merger.” As described under the heading “The Merger—Interests of Certain Persons in the Merger” beginning on page 78 of this joint proxy statement/prospectus, some Pogo directors and executive officers will receive financial benefits as a result of the merger.

Opinions of Financial Advisors

(see pages 54 to 77)

In deciding to recommend the merger, we each considered opinions from our respective financial advisors.

Opinion of Plains’ Financial Advisor. Lehman Brothers Inc. delivered its written opinion to Plains’ board of directors that, as of July 17, 2007 and based upon and subject to the factors and assumptions set forth therein, the aggregate merger consideration to be paid by Plains in the merger was fair, from a financial point of view, to Plains.

The full text of the written opinion of Lehman Brothers, dated July 17, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Lehman Brothers provided its opinion for the information and assistance of Plains’ board of directors in connection with its consideration of the merger. The Lehman Brothers opinion is not a recommendation as to how any holder of Plains’ common stock should vote with respect to the additional issuance of shares pursuant to the merger or any other matter.

Pursuant to the terms of an engagement letter dated July 6, 2007 between Lehman Brothers and Plains, Plains paid Lehman Brothers a fee of $1.0 million upon delivery of Lehman Brothers’ opinion, dated July 17, 2007, and an additional fee of $4.0 million upon the execution of the definitive agreement in connection with the merger and the delivery by Lehman Brothers of a highly confident letter related to the debt financing necessary for the merger. Plains has agreed to pay Lehman Brothers a fee of $8.0 million upon, and contingent upon, consummation of the merger. Plains has also agreed to indemnify Lehman Brothers and certain related persons against certain liabilities that may arise out of its engagement by Plains and the rendering of the Lehman Brothers’ opinion, including liabilities under federal securities laws. Lehman Brothers in the past has rendered investment banking services to Plains and received customary fees for such services. Robert H. Campbell, a managing director in Lehman Brothers fixed income division, is a member of the board of directors of Pogo. Mr. Campbell did not have any involvement with Lehman Brothers’ services as financial advisor for Plains. Lehman Brothers expects in the future to perform investment banking services for Plains and its affiliates and expects to receive customary fees for such services.

Opinion of Pogo’s Financial Advisors. Goldman, Sachs & Co. delivered its written opinion to Pogo’s board of directors that, as of July 17, 2007 and based upon and subject to the factors and assumptions set forth therein, the stock consideration and the cash consideration to be received by the holders of Pogo common stock, taken in the aggregate, was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated July 17, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. Goldman Sachs provided its opinion for the information and assistance of Pogo’s board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Pogo’s common stock should vote with respect to the merger, adoption of the merger agreement or any other matter.

Pursuant to a letter agreement dated February 9, 2007, Pogo engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of this engagement letter, Pogo has agreed to pay Goldman Sachs a transaction fee equal to 0.3575% of the aggregate consideration paid in the merger, or approximately $12.7 million if calculated as of July 13, 2007. An initial fee of $5 million was payable to Goldman Sachs upon announcement of, or execution of a definitive agreement with respect to, the merger, with the remainder payable upon, and contingent upon, consummation of the merger. In addition, Pogo has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

TD Securities Inc. delivered its written opinion to Pogo’s board of directors that, as of July 17, 2007, and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the consideration to be received by the holders of Pogo common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of the TD Securities opinion, dated July 17, 2007, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken by TD Securities in rendering its opinion is, with the consent of TD Securities, attached as Annex D to this joint proxy statement/prospectus and is incorporated in this document by reference. The summary of the TD Securities opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion. TD Securities provided its opinion for the information and assistance of Pogo’s board of directors in connection with its consideration of the merger. The TD Securities opinion is not a recommendation as to how any holder of Pogo’s common stock should vote with respect to the merger, adoption of the merger agreement or any other matter.

Pogo’s board of directors retained TD Securities pursuant to an engagement agreement, dated February 13, 2007, which provides for TD Securities to receive from Pogo, for the services provided, an advisory fee in the amount of 0.1925% of the aggregate consideration paid pursuant to the merger, or approximately $6.9 million if calculated as of July 13, 2007, all of which is contingent upon the consummation of the merger, as well as reimbursement of all reasonable out-of-pocket expenses. Pogo has agreed to indemnify TD Securities from and against certain liabilities arising out of the performance of professional services rendered to Pogo by TD Securities and its personnel under the engagement agreement, including certain liabilities under U.S. federal securities laws.

Board of Directors and Management of Plains Following the Merger

(see page 77)

At the effective time of the merger, Plains will cause two directors currently serving on Pogo’s board of directors to be appointed to Plains’ board of directors and will expand Plains’ board of directors to the extent necessary in connection with appointing such two directors. Plains’ executive officers will remain the same following the merger.

The Stockholder Meetings

(see pages 29 to 32)

Plains. The Plains special meeting will be held for the following purposes:

•	to consider and vote upon a proposal to approve the issuance of Plains common stock to Pogo’s stockholders pursuant to the merger;

•	to consider and vote upon a proposed amendment to Plains’ certificate of incorporation to increase the number of authorized common shares from 150,000,000 to 250,000,000 if the merger occurs; and

•	to consider and vote upon any adjournments of the special meeting, if necessary, to solicit additional proxies in favor of either or both of the foregoing proposals.

Pogo. The Pogo special meeting will be held for the following purposes:

•	to consider and vote upon the adoption of the merger agreement; and

•	to consider and vote upon any adjournments of the special meeting, if necessary, to solicit additional proxies in favor of the proposal to adopt the merger agreement.

Record Dates

Plains. You may vote at the special meeting of Plains stockholders if you owned Plains common stock at the close of business on September 25, 2007.

Pogo. You may vote at the special meeting of Pogo stockholders if you owned Pogo common stock at the close of business on September 25, 2007.

Votes Required

(see page 30)

Plains. Each share of Plains common stock outstanding as of the record date will be entitled to one vote at the Plains special meeting. The approval of the issuance of Plains common stock requires the affirmative vote of a majority of the shares of Plains common stock present and voting at the special meeting, provided that the total number of votes cast represents a majority of the total voting power of all outstanding shares of Plains common stock. The approval of the amendment to Plains’ certificate of incorporation requires the affirmative vote of a majority of the shares of Plains common stock outstanding as of the record date. Any adjournments of the special meeting, if necessary, to solicit additional proxies require the affirmative vote of the holders of Plains common stock representing a majority of the votes present in person or by proxy at the special meeting entitled to vote, whether or not a quorum exists, without further notice other than by announcement made at the stockholders meeting, provided that the adjournment is for 30 days or less and no new record date is set.

If a Plains stockholder abstains from voting, such action will be the equivalent of a “no” vote with respect to all of the matters to be voted upon. A broker non-vote will have no effect on the approval of the issuance of Plains common stock (assuming the voting threshold has been satisfied) or on the approval of any adjournments of the special meeting, if necessary, to solicit additional proxies, but will have the effect of a vote against the adoption of the amendment to Plains’ certificate of incorporation.

Pogo. Each share of Pogo common stock outstanding as of the record date is entitled to one vote at the Pogo special meeting. Adoption of the merger agreement by Pogo stockholders requires the affirmative vote of a majority of the outstanding shares of Pogo common stock. Any adjournments of the special meeting, if necessary, to solicit additional proxies require the affirmative vote of the holders of Pogo common stock representing a majority of the votes present in person or by proxy at the special meeting entitled to vote, whether or not a quorum exists, without further notice other than by announcement made at the stockholders meeting, provided that the adjournment is for 30 days or less and no new record date is set.

If a Pogo stockholder abstains from voting, such action will be the equivalent of a “no” vote with respect to all of the matters to be voted upon. A broker non-vote will have the effect of a vote against adopting the merger agreement, but will have no effect on approving any adjournments of the special meeting, if necessary, to solicit additional proxies.

An abstention occurs when a stockholder abstains from voting (either in person or by proxy) on one or more of the proposals. Broker non-votes occur when a bank, broker or other nominee returns a proxy but does not have authority to vote on a particular proposal.

Share Ownership of Management

Plains. As of the record date for the Plains special meeting, there were              shares of Plains common stock outstanding. Directors and executive officers of Plains beneficially owned approximately    % of the outstanding Plains common stock on the record date.

Pogo. As of the record date for the Pogo special meeting, there were              shares of Pogo common stock outstanding. Directors and executive officers of Pogo beneficially owned approximately     % of the shares of Pogo common stock on the record date.

Risks Associated with the Merger

(see pages 24 to 26)

You should be aware of and carefully consider the risks relating to the merger described under “Risk Factors.” These risks include possible difficulties in combining two companies that have previously operated independently.

Material U.S. Federal Income Tax Consequences of the Merger

(see pages 108 to 111)

Plains and Pogo each expect the merger to be a tax free reorganization pursuant to Section 368(a) of the Internal Revenue Code, to the extent Pogo stockholders receive stock pursuant to the merger.

Please review carefully the information under the caption “Material U.S. Federal Income Tax Consequences of the Merger” for a description of the material U.S. federal income tax consequences of the merger. The tax consequences to you will depend on your own situation. Please consult your tax advisors for a full understanding of the tax consequences of the merger to you.

Accounting Treatment

(see page 77)

The merger will be accounted for as an acquisition of Pogo by Plains using the “purchase” method of accounting. In addition, Plains will continue to use the full cost method of accounting for its oil and gas properties.

Appraisal Rights

(see pages 85 to 88)

In certain circumstances, holders of shares of Pogo common stock will be entitled to demand an appraisal of their shares under the DGCL. At the election deadline, Plains has the right to require, but not the obligation to require (unless necessary to maintain the merger’s tax status as a reorganization under Section 368(c) of the Internal Revenue Code), that any shares of Pogo common stock held by a stockholder who has demanded appraisal rights at the election deadline be treated as cash election shares not subject to the pro rata selection process. If no holders of Pogo common stock are required to accept cash pursuant to the merger (other than cash in lieu of fractional shares), the holders of Pogo common stock will not be entitled to appraisal rights. Holders of Pogo common stock who wish to seek appraisal of their shares are in any case urged to seek the advice of counsel with respect to the availability of appraisal rights.

To obtain an appraisal, Pogo stockholders must not vote in favor of the adoption of the merger agreement, must submit a written demand for an appraisal before the vote on the approval of the merger agreement and must continue to hold their Pogo shares through the effective date of the merger. Pogo stockholders must also comply with other procedures as required by the DGCL. If appraisal rights are available, Pogo stockholders who validly demand appraisal of their shares in accordance with the DGCL and do not withdraw their demand or otherwise forfeit their appraisal rights, will not receive the merger consideration. Instead, after completion of the proposed merger, the Court of Chancery of the State of Delaware will determine the fair value of their shares exclusive of any value arising from the proposed merger. This appraisal amount will be paid in cash and could be more than, the same as or less than the amount a Pogo stockholder would be entitled to receive under the terms of the merger agreement.

The DGCL requirements for exercising appraisal rights are described in further detail in this joint proxy statement/prospectus and the relevant section of the DGCL regarding appraisal rights is reproduced and attached as Annex F of this joint proxy statement/prospectus.

Financing of the Merger

(see page 89)

Plains has received commitments from several financial institutions to underwrite a new credit facility that will amend and restate its existing credit facility and will be used in part to fund the merger consideration and to provide additional liquidity. The new credit facility will be subject to substantially the same terms, including acceleration provisions, as are provided for in the existing credit facility. See “The Merger—Financing of the Merger.”

Conditions to the Merger

(see pages 104 to 105)

We will complete the merger only if the conditions to the merger are satisfied or waived, where legally permissible, including, among others, the following:

•	the adoption of the merger agreement by Pogo common stockholders;

•	the approval by the Plains common stockholders of the issuance of Plains common stock pursuant to the merger;

•

the receipt of tax opinions from counsel for each of Plains and Pogo to the effect that the merger will be treated as a reorganization under Section 368(a) of the Internal Revenue Code and that Plains and Pogo will be parties to such reorganization under Section 368(b) of the Internal Revenue Code;

•	the absence of any law or court order that prohibits the merger;

•	the number of Pogo shares for which appraisal rights are properly exercised does not exceed 5% of Pogo shares outstanding immediately before the merger;

•	the shares of Plains common stock to be issued in the merger shall have been approved for listing on the New York Stock Exchange; and

•	other customary conditions, including the absence of a material adverse effect on Plains or Pogo.

Either of us may choose to complete the merger even though a condition has not been satisfied if the law allows us to do so; however, neither Plains nor Pogo can give any assurance when or if all of the conditions to the merger will either be satisfied or waived or that the merger will occur as intended. Approval of Plains’ proposed amendment to its certificate of incorporation is not a condition to completion of the merger, and the obligations of Plains and PXP Acquisition are not subject to any financing condition.

Regulatory Requirements

(see page 88)

Although the merger was subject to review under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the applicable statutory waiting period under the Act expired on September 6, 2007.

Termination of the Merger Agreement

(see pages 105 to 106)

Plains, PXP Acquisition and Pogo can mutually agree to terminate the merger agreement at any time. In addition, Plains and Pogo can unilaterally terminate the merger agreement in various circumstances, including the following:

•

if the merger has not been completed by December 31, 2007 or, under some circumstances, February 28, 2008, provided the terminating company (in the case of Plains, Plains or PXP Acquisition) has not materially breached its obligations under the merger agreement, in a manner that proximately caused the failure to consummate the merger on or prior to such date;

•	if a court or other governmental authority issues a final, non-appealable order prohibiting the merger; or

•	if Pogo stockholders fail to adopt the merger agreement or the Plains stockholders fail to approve the issuance of Plains common stock pursuant to the merger.

See “Terms of the Merger Agreement—Termination, Amendment and Waiver—Termination.”

Termination Fee

(see pages 106 to 107)

Upon the occurrence of certain termination events in connection with an offer or proposal regarding a superior business combination, Pogo may be required to pay Plains a termination fee of $100.0 million, plus fees and expenses incurred by Plains in connection with the merger of up to $10.0 million. See “Terms of the Merger Agreement—Termination, Amendment and Waiver—Fees and Expenses.”

Interests of Certain Persons in the Merger that Differ from Your Interests

(see pages 78 to 85)

Pogo’s directors and executive officers have interests in the merger that may be different from, or be in addition to, your interests as stockholders of Pogo. These interests include:

•

as a result of the change of control of Pogo in the merger, certain Pogo executive officers will be entitled under their employment agreements, upon certain termination events, to specified severance benefits totaling in the aggregate approximately $50.9 million with respect to the change of control (excluding options and restricted stock vesting in connection with the merger and other benefits to which the executive officers are entitled upon termination irrespective of a change of control), including:

•	a lump sum cash payment of three or, in the case of Pogo’s chief executive officer, five, years’ salary and bonus, supplemental retirement benefits and unvested and unpaid cash bonuses;

•	continued coverage under Pogo’s welfare and other benefit plans;

•	payments to compensate for the imposition of certain federal excise taxes imposed on the executive; and

•	additional specified benefits in the case of Pogo’s chief executive officer;

•

options to purchase Pogo common stock held by Pogo’s executive officers and directors (along with any other outstanding options) will be converted into the right to receive the cash consideration less the exercise price of such options, which right will not be subject to the allocation procedures applicable to other Pogo stockholders;

•

shares of restricted Pogo stock held by Pogo’s executive officers and directors (along with any other outstanding restricted shares) vest pursuant to the merger and will be converted into the right to receive the merger consideration;

•	under the merger agreement, two directors currently serving on the Pogo board of directors will be appointed by Plains to serve on the Plains board of directors after the effective time of the merger;

•

Pogo’s chief executive officer and Third Point agreed to vote outstanding shares of Pogo common stock beneficially owned by them in favor of adopting the merger agreement in connection with entering into the merger agreement; and

•	Pogo directors and executive officers will be indemnified by Plains and PXP Acquisition with respect to acts or omissions by them in their capacities as such.

The Pogo board of directors was aware of these interests and considered them, among other matters, in making its recommendation. See “The Merger—Reasons for the Merger—Pogo” beginning on page 47.

Acquisition Proposals

(see pages 102 to 103)

Until the termination of the merger agreement, Pogo and its officers, directors, subsidiaries and agents will not, subject to certain exceptions, (i) initiate, solicit or knowingly encourage or knowingly facilitate an acquisition proposal, (ii) engage or participate in discussions or negotiations with, or disclose any nonpublic information with respect to an acquisition proposal, (iii) approve, endorse or recommend any acquisition proposal, or (iv) approve, endorse, recommend or enter into any agreement to do any of the foregoing with respect to an acquisition proposal. Pogo may, however, communicate with third parties that make unsolicited acquisition proposals that, in its board’s good faith determination after consultation with its financial advisors and outside legal counsel, constitute or are reasonably likely to lead to a transaction more favorable to its stockholders. Prior to adoption of the merger agreement by its stockholders, Pogo’s board of directors may also withdraw its recommendation that its stockholders adopt the merger agreement if it determines in good faith, after consultation with its financial advisors and outside legal counsel, that withdrawal of its recommendation is necessary to comply with its fiduciary duties. See “Terms of the Merger Agreement—Certain Additional Agreements.”

Material Differences in the Rights of Stockholders

(see pages 112 to 114)

Plains and Pogo are both Delaware corporations. Upon completion of the merger, your rights as stockholders of Plains will be governed by its certificate of incorporation and bylaws. Pogo stockholders should consider the fact that Plains’ certificate of incorporation and bylaws differ in some material respects from Pogo’s certificate of incorporation and bylaws.

Comparative Per Share Market Price Information

(see page 27)

Plains common stock is listed on the New York Stock Exchange under the symbol “PXP,” and Pogo common stock is listed on the New York Stock Exchange under the symbol “PPP.” On July 16, 2007, the last full trading day prior to public announcement of the proposed merger, Plains common stock closed at $51.19 per share, and Pogo common stock closed at $50.48 per share. On September 14, 2007, Plains common stock closed at $42.84 per share, and Pogo common stock closed at $52.46 per share. We urge you to obtain current market quotations before making any decision with respect to the merger.

Selected Historical Consolidated Financial Data

Plains

The following table, insofar as it relates to each of the years 2002-2006, sets forth Plains’ selected historical consolidated financial data that has been derived from audited annual financial statements, including the consolidated balance sheets at December 31, 2006 and 2005 and the related consolidated statements of income and cash flows for each of the three years in the period ended December 31, 2006 and notes thereto incorporated by reference into this document. The data for the six months ended June 30, 2007 and 2006 has been derived from unaudited financial statements also incorporated by reference and which, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the results of the unaudited interim periods. This disclosure does not include the effect of the merger. You should read this financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Plains’ Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 and Plains’ financial statements and notes thereto incorporated by reference in this document.

	Six Months Ended June 30,		Year Ended December 31,
	2007	2006	2006	2005	2004(1)	2003(2)	2002
	(In thousands, except per share amounts)
Income Statement Data
Revenues	$480,240	$530,005	$1,018,503	$944,420	$671,706	$304,090	$188,563

Costs and Expenses
Production costs	179,030	147,769	313,125	285,292	223,080	104,819	78,451
General and administrative	52,410	61,037	123,134	127,513	92,042	43,158	15,186
Depreciation, depletion, amortization and accretion	115,736	105,626	216,782	187,915	147,985	52,484	30,359
Gain on sale of oil and gas properties(3)	—	—	(982,988)	—	—	—	—

	347,176	314,432	(329,947)	600,720	463,107	200,461	123,996

Income from Operations	133,064	215,573	1,348,450	343,700	208,599	103,629	64,567
Other Income (Expense)
Interest expense	(17,058)	(35,004)	(64,675)	(55,421)	(37,294)	(23,778)	(19,377)
Debt extinguishment costs(4)	—	—	(45,063)	—	(19,691)	—	—
Gain (loss) on mark-to-market derivative contracts(5)	(36,427)	(312,242)	(297,503)	(636,473)	(150,314)	847	—
Gain on termination of merger agreement(6)	—	37,902	37,902	—	—	—	—
Interest and other income (expense)	1,324	1,620	5,496	3,324	723	(159)	(2,221)

Income (Loss) Before Income Taxes and Cumulative Effect of Accounting Change	80,903	(92,151)	984,607	(344,870)	2,023	80,539	42,969
Income tax (expense) benefit
Current	—	(8,757)	(142,378)	229	(375)	(1,224)	(6,353)
Deferred	(35,015)	44,311	(242,519)	130,629	7,192	(32,228)	(10,379)

Income (Loss) Before Cumulative Effect of Accounting Change	45,888	(56,597)	599,710	(214,012)	8,840	47,087	26,237
Cumulative effect of accounting change, net of tax (expense)/benefit(7)	—	(2,182)	(2,182)	—	—	12,324	—

Net Income (Loss)	$45,888	$(58,779)	$597,528	$(214,012)	$8,840	$59,411	$26,237

Earnings (Loss) Per Share
Basic
Income (loss) before cumulative effect of accounting change	$0.63	$(0.72)	$7.76	$(2.75)	$0.14	$1.41	$1.08
Cumulative effect of accounting change	—	(0.03)	(0.03)	—	—	0.37	—

Net income (loss)	$0.63	$(0.75)	$7.73	$(2.75)	$0.14	$1.78	$1.08

	Six Months Ended June 30,		Year Ended December 31,
	2007	2006	2006	2005	2004(1)	2003(2)	2002
	(In thousands, except per share amounts)
Diluted
Income (loss) before cumulative effect of accounting change	$0.63	$(0.72)	$7.67	$(2.75)	$0.14	$1.41	$1.08

Cumulative effect of accounting change	—	(0.03)	(0.03)	—	—	0.37	—

Net income (loss)	$0.63	$(0.75)	$7.64	$(2.75)	$0.14	$1.78	$1.08

Weighted Average Common Shares Outstanding
Basic	72,316	78,567	77,273	77,726	63,542	33,321	24,193
Diluted	73,382	78,567	78,234	77,726	64,014	33,469	24,201
Cash dividends declared	$—	$—	$—	$—	$—	$—	$—

	Six Months Ended June 30,		Year Ended December 31,
	2007	2006	2006	2005	2004(1)	2003(2)	2002
	(In thousands of dollars)
Cash Flow Data
Net cash provided by operating activities	$141,250	$405,763	$674,981	$463,334	$363,219	$118,278	$78,826
Net cash provided by (used in) investing activities	(1,308,795)	(336,991)	811,999	(168,420)	5,414	(368,710)	(64,158)
Net cash provided by (used in) financing activities	1,177,439	(69,221)	(1,487,633)	(294,907)	(368,465)	250,781	(13,653)

	As of June 30,		As of December 31,
	2007	2006	2006	2005	2004(1)	2003(2)	2002
	(In thousands of dollars)
Balance Sheet Data
Assets
Cash and cash equivalents	$10,793	$1,403	$899	$1,552	$1,545	$1,377	$1,028
Other current assets	188,705	317,903	183,897	291,780	256,622	87,104	47,854
Property and equipment, net	3,305,069	2,473,645	2,107,524	2,251,887	2,184,962	965,748	502,065
Goodwill	153,093	173,790	158,515	173,858	170,467	147,251	—
Other assets	73,065	22,445	12,393	22,865	19,649	10,788	10,076

	$3,730,725	$2,989,186	$2,463,228	$2,741,942	$2,633,245	$1,212,268	$561,023

Liabilities and Stockholders’ Equity
Current liabilities	$400,583	$554,646	$460,192	$363,998	$426,395	$155,086	$86,175
Long-term debt	1,475,000	756,327	235,500	797,375	635,468	487,906	233,166
Other long-term liabilities	168,781	679,075	170,574	603,422	381,524	65,429	6,303
Deferred income taxes	482,752	271,410	466,279	258,810	319,483	149,591	61,559
Stockholders’ equity	1,203,609	727,728	1,130,683	718,337	870,375	354,256	173,820

	$3,730,725	$2,989,186	$2,463,228	$2,741,942	$2,633,245	$1,212,268	$561,023

(1)	Reflects acquisition of Nuevo Energy Company effective May 14, 2004.
(2)	Reflects acquisition of 3 TEC Energy Corporation effective June 1, 2003.
(3)

Represents gain on the sale of oil and gas properties to subsidiaries of Occidental Petroleum Corporation of $345 million and gain on the sale of non-producing oil and gas properties to Statoil Gulf of Mexico LLC of $638 million. Gain on the sale of these oil and gas properties was recognized because the sale involved a significant change in the relationship between capitalized costs and proved reserves.

(4)

In connection with the retirement of Plains’ 7.125% Senior Notes and 8.75% Senior Subordinated Notes in 2006 it recorded $45.1 million of debt extinguishment costs. In connection with the retirement of the debt assumed in the acquisition of Nuevo in 2004, Plains recorded $19.7 million of debt extinguishment costs.

(5)

Beginning in 2003, Plains does not use hedge accounting for certain of its derivative instruments, because the derivatives do not qualify or Plains has elected not to use hedge accounting. Consequently, these derivative contracts are marked-to-market each quarter with fair value gains and losses, both realized and unrealized, recognized currently as a gain or loss on mark-to-market derivative contracts on the income statement. Cash flow is only impacted to the extent the actual settlements under the contracts result in making or receiving a payment from the counterparty.

(6)	Represents the fee received by Plains, net of expenses, that was received in connection with a terminated merger in 2006.
(7)

Cumulative effect of adopting Statement of Financial Accounting Standards No. 123R—“Share-Based Payment” in 2006 and Statement of Financial Accounting Standards No. 143—“Accounting for Asset Retirement Obligations” in 2003.

Pogo

The following table sets forth Pogo’s selected consolidated historical financial information that has been derived from (a) the audited statements of income and cash flows for Pogo for each of the years ended December 31, 2006, 2005, 2004, 2003 and 2002 and balance sheets for Pogo as of December 31, 2006, 2005, 2004, 2003 and 2002 and (b) the unaudited statements of income and cash flows for Pogo’s business for each of the six month periods ended June 30, 2007 and 2006 and a balance sheet for Pogo as of June 30, 2007. This disclosure does not include the effect of the merger. You should read this financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Pogo’s Current Report on Form 8-K filed with the SEC on August 17, 2007 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 and Pogo’s financial statements and notes thereto incorporated by reference in this document.

	Six Months Ended June 30,		Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
Income Statement Data	(In millions, except per share amounts)
Revenues:
Oil and gas	$430.9	$480.0	$924.7	$1,082.1	$973.1	$856.1	$537.7
Other	3.6	1.2	5.8	3.8	3.8	2.0	1.3

Total	434.5	481.2	930.5	1,085.9	976.9	858.1	539.0

Operating Costs and Expenses:
Lease operating	96.6	86.4	183.4	136.0	100.5	81.7	74.4
General and administrative	56.9	41.4	101.1	77.9	62.1	54.1	43.5
Exploration	14.0	1.7	15.8	23.1	21.7	6.9	4.2
Dry hole and impairment	51.7	35.9	80.9	82.2	61.6	30.7	27.0
Depreciation, depletion and amortization	164.0	127.3	285.3	261.3	251.9	229.9	210.6
Production and other taxes	32.9	28.0	67.7	56.8	44.1	23.7	20.1
Net (gain) loss on sales of properties	(129.5)	(308.4)	(304.8)	(0.2)	0.3	(0.4)	(3.1)
Other	13.1	10.6	21.3	(15.7)	8.4	23.9	12.9

Total	299.7	22.9	450.7	621.4	550.6	450.5	389.6

Operating Income	134.8	458.3	479.8	464.5	426.3	407.6	149.4

Interest:
Charges	(83.7)	(64.3)	(147.7)	(68.7)	(29.3)	(46.4)	(57.5)
Income	0.1	0.3	0.3	7.9	0.5	0.7	0.3
Capitalized	39.9	34.8	77.7	23.5	14.2	16.6	24.0
Commodity Derivative Income (Expense)	(4.6)	(3.8)	7.3	(13.6)	—	—	—
Loss on debt extinguishment	—	—	—	—	(13.8)	(5.9)	—
Minority Interest(1)	—	—	—	—	—	—	(4.0)

Income From Continuing Operations Before Taxes and Cumulative Effect of Change in Accounting Principle	86.5	425.3	417.4	413.6	397.9	372.6	112.2
Income Tax Expense	(24.2)	(42.8)	(39.6)	(152.6)	(148.9)	(137.4)	(43.6)

Income From Continuing Operations Before Cumulative Effect of Change in Accounting Principle	62.3	382.5	377.8	261.0	249.0	235.2	68.6
Income (loss) from Discontinued Operations, net of tax(2)	(128.3)	46.9	68.4	489.7	12.7	59.9	38.4
Cumulative Effect of Change in Accounting Principle(3)	—	—	—	—	—	(4.2)	—

Net Income (loss)	$(66.0)	$429.4	$446.2	$750.7	$261.7	$290.9	$107.0

Earnings per Common Share:
Basic
Income from continuing operations	$1.08	$6.67	$6.56	$4.32	$3.90	$3.76	$1.18
Income (loss) from discontinued operations	(2.22)	0.81	1.18	8.11	0.20	0.96	0.67
Cumulative effect of change in accounting principle	—	—	—	—	—	(0.07)	—

Net income (loss)	$(1.14)	$7.48	$7.74	$12.43	$4.10	$4.65	$1.85

Diluted
Income from continuing operations	$1.06	$6.60	$6.50	$4.28	$3.87	$3.67	$1.16
Income (loss) from discontinued operations	(2.19)	0.81	1.18	8.04	0.19	0.93	0.61
Cumulative effect of change in accounting principle	—	—	—	—	—	(0.06)	—

Net income (loss)	$(1.13)	$7.41	$7.68	$12.32	$4.06	$4.54	$1.77

Weighted Average Common Shares Outstanding
Basic	57.8	57.4	57.6	60.4	63.8	62.5	57.9
Diluted	58.5	57.9	58.1	60.9	64.4	64.6	64.3
Cash dividends declared	$0.15	$0.15	$0.30	$0.25	$0.2125	$0.20	$0.12

	Six Months Ended June 30,	Year Ended December 31,
	2007	2006	2005	2004	2003	2002
	(In millions of dollars)
Cash Flow Data
Net cash provided by operating activities	$413.0	$651.9	$845.5	$738.7	$744.6	$466.5
Net cash provided by (used in) investing activities	64.8	(1,332.3)	(1,390.2)	(961.7)	(566.5)	(396.3)
Net cash provided by (used in) financing activities	(482.3)	644.7	516.3	202.8	(176.8)	(61.9)

	As of June 30,	As of December 31,
	2007	2006	2005	2004	2003	2002
	(In millions of dollars)
Balance Sheet Data
Total assets	$6,604.8	$6,971.1	$5,675.7	$3,481.1	$2,758.7	$2,491.6
Long-term debt	1,837.8	2,319.7	1,643.4	755.0	487.3	722.9
Shareholders’ equity	2,691.8	2,567.4	2,098.6	1,727.9	1,453.7	1,077.8

(1)	Dividends and costs associated with mandatorily redeemable convertible preferred securities of a subsidiary trust.
(2)

Reflects Pogo’s activities in Canada, Thailand and Hungary as discontinued operations. On August 14, 2007 Pogo sold its Canadian operations. The sales of Pogo’s Thailand and Hungary operations were completed in 2005.

(3)	Represents the cumulative effect of adopting Statement of Financial Accounting Standards No. 143—“Accounting for Asset Retirement Obligations”.

Summary Historical Oil and Gas Reserve and Production Information

The following table sets forth certain historical information with respect to Plains’ and Pogo’s oil and gas reserve and production data. Pogo’s net proved reserves, standardized measure and costs incurred data includes amounts related to Pogo’s discontinued operations. Pogo’s sales price and production costs data are derived from Pogo’s continuing operations. The following information should be read in connection with the information contained in the financial statements and notes thereto incorporated by reference in this document.

	For the Six Months Ended June 30,		As of or for the Year Ended December 31,
	2007	2006	2006	2005	2004
	(Dollars in thousands, except per unit amounts)
Plains:
Estimated net proved reserves (at end of period):
Oil (MBbl)			333,217	356,333	351,403
Gas (MMcf)			110,922	267,921	407,400
Total (MBOE)			351,704	400,987 (1)	419,303
Percent oil			95%	89%	84%
Percent proved developed			52%	67%	68%
Standardized measure			$2,510,663	$3,082,166	$2,236,719
Reserve additions (MBOE)			16,114	31,499	222,975
Reserve life (years)			17.3	17.3	16.3
Sales:
Oil (MBbl)	8,526	9,538	18,975	18,671	16,441
Gas (MMcf)	6,104	9,201	15,806	24,118	34,467
Total (MBOE)	9,544	11,072	21,609	22,691	22,185
Costs incurred:
Acquisition	$971,668	$10,982	$55,490	$151,378	$1,355,652
Exploitation and development	119,652	191,431	319,730	300,439	141,198
Exploration	182,081	114,622	272,352	129,066	57,530
Total costs incurred	$1,273,401	$317,035	$647,572	$580,883	$1,554,380
Average sales price per unit:
Includes effect of hedge accounting(2)
Oil ($/Bbl)	$51.27	$48.75	$47.94	$39.31	$27.25
Gas ($/Mcf)	6.68	6.86	6.73	7.04	5.74
$/BOE	50.07	47.70	47.02	39.92	29.27
Before derivative transactions
Oil ($/Bbl)	51.27	56.41	55.62	46.76	36.12
Gas ($/Mcf)	6.68	6.86	6.73	7.15	5.90
$/BOE	50.07	54.30	53.76	45.96	35.92
Production expense ($/BOE)	18.76	13.35	14.49	12.10	9.76
Pogo:
Estimated net proved reserves (at end of period)(3):
Oil (MBbl)			163,335	144,041	116,383
Gas (MMcf)			1,232,970	1,177,725	1,079,670
Total (MBOE)			368,830	340,329	296,328
Percent oil			44%	42%	39%
Percent proved developed			76%	79%	79%
Standardized measure(4)			$3,352,900	$4,562,800	$3,095,600
Reserve additions (MBOE)			82,880	126,929	53,724
Reserve life (years)			12.3	9.8	8.8
Sales:
Oil (MBbl)	2,809	3,427	6,467	8,153	10,809
Natural Gas Liquids (NGL) (MBbl)	788	827	1,640	1,402	1,544
Gas (MMcf)	36,664	36,202	73,553	84,526	89,410
Total (MBOE)	9,707	10,287	20,365	23,643	27,255
Costs incurred(5):
Acquisition			$1,150,100	$2,713,700	$639,900
Exploration			262,200	167,000	120,900
Development			637,200	289,700	342,700
Asset retirement cost			37,500	53,200	18,300
Total costs incurred			2,087,000	3,223,600	1,121,800
Average sales price per unit:
Includes effect of hedge accounting(2)
Oil ($/Bbl)	$58.37	$62.39	$62.75	$50.70	$38.59
NGL ($/Bbl)	39.17	35.82	37.28	33.93	28.09
Gas ($/Mcf)	6.44	6.53	6.22	7.35	5.73
$/BOE	44.39	46.66	45.40	45.77	35.70
Production expense ($/BOE)	14.06	11.78	12.94	8.68	5.79

(1)	At December 31, 2005, includes 45 MMBOE of proved reserves sold to subsidiaries of Occidental Petroleum Corporation in September 2006.
(2)	Does not include the effect of derivatives that are not accounted for as hedges.
(3)	Includes proved reserves related to discontinued operations located in Canada at year-end 2006 of 318,313 MMcf and 64,617 MBbl, and at year-end 2005 of 286,427 MMcf and 61,803 MBbl. Includes proved reserves related to discontinued operations located in Thailand at year-end 2004 of 145,689 MMcf and 32,516 MBbl.
(4)	Includes Standardized Measure related to discontinued operations located in Canada at year-end 2006 of $1,155,600 and year-end 2005 of $1,341,400. Includes Standardized Measure related to discontinued operations located in Thailand at year-end 2004 of $536,900.
(5)	Includes Total Costs Incurred related to discontinued operations located in Canada for 2006 of $356,300. Includes Total Costs Incurred related to discontinued operations located in Canada, Thailand and Hungary for 2005 of $2,806,000. Includes Total Costs Incurred related to discontinued operations located in Thailand and Hungary for 2004 of $154,800. Pogo normally presents its costs incurred in millions of dollars and has converted and rounded that presentation to thousands of dollars for comparability purposes with Plains’ presentation in this joint proxy statement/prospectus.

Summary Historical and Unaudited Pro Forma Financial Data

The following tables set forth (1) Plains’ selected consolidated historical financial information that has been derived from the unaudited statement of income and balance sheet for the period ended and as of June 30, 2007 and the audited statement of income for the year ended December 31, 2006; (2) Pogo’s selected consolidated historical financial information that has been derived from the unaudited statement of income and balance sheet for the period ended and as of June 30, 2007 and the audited statement of income for the year ended December 31, 2006; (3) pro forma information of Plains to give effect to certain acquisition, disposition and related financing transactions as reflected in the unaudited combined financial statements beginning on page F-1 of this document; (4) pro forma information of Pogo to give effect to certain property dispositions and related debt repayment transactions as reflected in the unaudited combined financial statements beginning on page F-1 of this document; and (5) unaudited Plains pro forma combined financial data which is presented to give effect to the merger. The unaudited pro forma combined income statement data assumes the transactions occurred on January 1, 2006 and the unaudited pro forma combined balance sheet data assumes the transactions occurred on June 30, 2007. This unaudited pro forma combined financial data is not necessarily indicative of the results of operations or the financial position that would have occurred had the merger been consummated on the assumed dates nor is it necessarily indicative of future results of operations or financial position. The unaudited pro forma combined financial data should be read together with the historical financial statements of Plains and Pogo incorporated by reference in this document and the pro forma combined financial statements beginning on page F-1 of this document.

Income Statement Data:

	Six Months Ended June 30, 2007
	Plains Historical	Pogo Historical		Plains Pro Forma(a)	Pogo Pro Forma(b)		Plains Pro Forma Combined
	(in thousands of dollars)
Revenues
Oil and gas sales	$477,846	$430,922		$507,415	$378,687		$886,102
Other operating revenues	2,394	3,548		2,394	3,548		5,942

	480,240	434,470		509,809	382,235		892,044

Costs and Expenses
Production costs	179,030	138,424		187,823	100,850		288,673
Exploration costs, dry hole and impairments	—	65,668		—	65,542		—
General and administrative	52,410	56,894		149,467 (c)	56,894		196,629
Depreciation, depletion, amortization and accretion	115,736	168,169		135,343	154,858		294,215
Gain on sale of oil and gas properties	—	(129,482)		—	(129,482)		—

	347,176	299,673		472,633	248,662		779,517

Income (Loss) from Operations	133,064	134,797		37,176	133,573		112,527
Other Income (Expense)
Interest expense	(17,058)	(43,806)		(36,809)	(44,771)		(75,049)
Gain (loss) on mark-to-market derivative contracts	(36,427)	(4,647)		(36,427)	(4,647)		(41,074)
Interest and other income	1,324	114		1,354	114		1,468

Income (Loss) From Continuing Operations
Before Income Taxes	80,903	86,458		(34,706)	84,269		(2,128)
Income tax (expense) benefit	(35,015)	(24,179	)(d)	17,825	(23,380	)(d)	7,879

Income (Loss) From Continuing Operations	$45,888	$62,279		$(16,881)	$60,889		$5,751

Earnings from Continuing Operations Per Share
Basic	$0.63						$0.05

Diluted	$0.63						$0.05

Weighted Average Shares Outstanding
Basic	72,316			834	40,000		113,150

Diluted	73,382			834	40,000		114,216

(a)

Plains’ pro forma results of operations included in the unaudited pro forma combined financial statements for the six months ended June 30, 2007 include the pro forma effects of the following transactions: (a) the acquisition from Laramie Energy, LLC, or Laramie Energy, of all of its interest in certain oil and gas producing properties in the Piceance Basin in Colorado plus the associated midstream assets on May 31, 2007, (b) the March 2007 issuance of $500 million of 7% senior noted due 2017, and (c) the June 2007 issuance of $600 million of 7¾% senior notes due 2015 to repay borrowings under Plains’ senior revolving credit facility related to the acquisition of the Piceance Basin properties,

(b)

Pogo’s pro forma results of operations included in the unaudited pro forma combined financial statements for the six months ended June 30, 2007 include the pro forma effects of the following transactions: (a) the sale of all of the issued and outstanding stock of its wholly owned subsidiary, Northrock, to TAQA, for approximately $2 billion on August 14, 2007 resulting in the disposition of Pogo’s operations in Canada, (b) the repayment of senior debt under Pogo’s senior revolving credit facility and money market lines of credit with proceeds from the sale of its Canadian operations, and (c) the sale of certain of Pogo’s federal and state Gulf of Mexico oil and gas leasehold interests and related pipelines and equipment on June 8, 2007.

(c)

Includes $97.1 million of general and administrative expense (including $93.7 million of non-cash equity based compensation) of Laramie Energy for the five months ended May 31, 2007. Plains acquired oil and gas properties and related midstream assets from Laramie Energy. Plains did not acquire its equity interests or any related corporate items such as office furniture and equipment. Plains did not assume any debt, derivatives, or equity compensation arrangements or retain any of Laramie Energy’s corporate management and staff. Pursuant to SEC rules for pro forma financial statements, no pro forma adjustments were made with respect to the corporate overhead charges included in Laramie Energy’s historical statements of income. Plains does not expect a material increase in its general and administrative expenses as a result of the acquisition of the Piceance Basin properties.

(d)

During 2007, Pogo’s consolidated effective tax rate was 28.0%. This rate includes the effects of the enactment of a reduction of the Alberta and Saskatchewan provincial tax rates, as well as a reduction in the statutory Canadian federal income tax rate, which generated a deferred tax benefit of approximately $10 million in 2007. Generally accepted accounting principles, or GAAP, requires that the entire effect of changes in enacted tax rates be allocated to continuing operations. Pursuant to SEC rules for pro forma financial statements, no pro forma adjustments were made with respect to these nonrecurring deferred income tax benefits included in Pogo’s historical statements of income.

	Year Ended December 31, 2006
	Plains Historical	Pogo Historical		Plains Pro Forma(a)	Pogo Pro Forma(b)		Plains Pro Forma Combined
	(in thousands of dollars)
Revenues
Oil and gas sales	$1,016,046	$924,699		$946,910	$708,894		$1,655,804
Other operating revenues	2,457	5,756		2,457	5,756		8,213

	1,018,503	930,455		949,367	714,650		1,664,017

Costs and Expenses
Production costs	313,125	263,266		286,237	190,092		476,329
Exploration costs, dry hole and impairments	—	96,790		—	84,580		—
General and administrative	123,134	101,121		155,532 (c)	101,121		241,909
Depreciation, depletion, amortization and accretion	216,782	294,255		213,833	252,365		509,720
Gain on sale of oil and gas properties	(982,988)	(304,777)		(982,988)	(304,777)		(982,988)

	(329,947)	450,655		(327,386)	323,381		244,970

Income from Operations	1,348,450	479,800		1,276,753	391,269		1,419,047
Other Income (Expense)
Interest expense	(64,675)	(70,004)		(89,323)	(77,207)		(145,700)
Debt Extinguishment costs	(45,063)	—		(45,063)	—		(45,063)
Gain (loss) on mark-to-market derivative contracts	(297,503)	7,263		(297,503)	7,263		(290,240)
Gain on termination of merger agreement	37,902	—		37,902	—		37,902

Interest and other income	5,496	337		4,538	337		4,875

Income (Loss) From Continuing Operations
Before Income Taxes	984,607	417,396		887,304	321,662		980,821
Income tax (expense) benefit	(384,897)	(39,599	)(d)	(345,782)	(4,656	)(d)	(257,760)

Income (Loss) From Continuing Operations	$599,710	$377,797		$541,522	$317,006		$723,061

Earnings from Continuing Operations Per Share
Basic	$7.76						$6.11

Diluted	$7.67						$6.06

Weighted Average Shares Outstanding
Basic	77,273			1,000	40,000		118,273

Diluted	78,234			1,000	40,000		119,234

(a)

Plains’ pro forma results of operations included in the unaudited pro forma combined financial statements for the year ended December 31, 2006 include the pro forma effects of the following transactions: (a) the acquisition from Laramie Energy of all of its interest in certain oil and gas producing properties in the Piceance Basin in Colorado plus the associated midstream assets on May 31, 2007, (b) the March 2007 issuance of $500 million of 7% senior notes due 2017, (c) the June 2007 issuance of $600 million of 7¾% senior notes due 2015 to repay borrowings under Plains’ senior revolving credit facility related to the acquisition of the Piceance Basin properties, (d) the sale of oil and gas properties to subsidiaries of Occidental Petroleum Corporation on September 29, 2006, (e) the sale of non-producing oil and gas properties to Statoil Gulf of Mexico LLC on November 1, 2006, (f) the redemption of $250.0 million of 7.125% senior notes due 2014 on November 3, 2006, and (g) the retirement of $274.9 million of $275.0 million outstanding principal amount of 8.75% senior subordinated notes due 2012 on November 3, 2006.

(b)

Pogo’s pro forma results of operations included in the unaudited pro forma combined financial statements for the year ended December 31, 2006 include the pro forma effects of the following transactions: (a) the sale of all of the issued and outstanding stock of its wholly owned subsidiary, Northrock, to TAQA for approximately $2 billion on August 14, 2007 resulting in the disposition of Pogo’s operations in Canada, (b) the repayment of senior debt under Pogo’s senior revolving credit facility and money market lines of credit with proceeds from the sale of Pogo’s Canadian operations, (c) the sale of an undivided 50% interest in each and all of Pogo’s federal and state Gulf of Mexico oil and gas leasehold interests and related pipelines and equipment on May 31, 2006, and (d) the sale of certain of Pogo’s federal and state Gulf of Mexico oil and gas leasehold interests and related pipelines and equipment on June 8, 2007.

(c)

Includes $32.4 million of general and administrative expense (including $26.5 million of non-cash equity based compensation) of Laramie Energy for the year ended December 31, 2006. Plains acquired oil and gas properties and related midstream assets from Laramie Energy. Plains did not acquire its equity interests or any related corporate items such as office furniture and equipment. Plains did not assume any debt, derivatives, or equity compensation arrangements or retain any of Laramie Energy’s corporate management and staff. Pursuant to SEC rules for pro forma financial statements, no pro forma adjustments were made with respect to the corporate overhead charges included in Laramie Energy’s historical statements of income. Plains does not expect a material increase in its general and administrative expenses as a result of the acquisition of the Piceance Basin properties.

(d)

During 2006, Pogo’s consolidated effective tax rate was 10.6%. This rate includes the effects of the enactment of a reduction of the Alberta and Saskatchewan provincial tax rates, as well as a reduction in the statutory Canadian federal income tax rate, which generated a deferred tax benefit of approximately $112 million in 2006. GAAP requires that the entire effect of changes in enacted tax rates be allocated to continuing operations. Pursuant to SEC rules for pro forma financial statements, no pro forma adjustments were made with respect to these nonrecurring deferred income tax benefits included in Pogo’s historical statements of income.

Balance Sheet Data:

	June 30, 2007
	Plains Historical	Pogo Historical	Pogo Pro Forma(a)	Plains Pro Forma Combined

	(in thousands of dollars)
ASSETS
Cash and cash equivalents	$10,793	$20,337	$1,594,568	$10,793
Other current assets	188,705	259,155	156,054	361,516
Property and equipment, net	3,305,069	3,352,723	3,352,723	7,604,724
Goodwill	153,093	—	—	794,856
Assets from discontinued operations	—	2,946,578	—	—
Other assets	73,065	25,986	25,986	104,141

	$3,730,725	$6,604,779	$5,129,331	$8,876,030

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$400,583	$491,037	$344,932	$738,315
Long-term debt	1,475,000	1,837,772	1,447,772	3,035,049
Liabilities from discontinued operations	—	737,810	—	—
Other long-term liabilities	168,781	108,557	108,557	277,338
Deferred income taxes	482,752	737,795	737,795	1,629,319
Stockholder’s Equity	1,203,609	2,691,808	2,490,275	3,196,009

	$3,730,725	$6,604,779	$5,129,331	$8,876,030

(a)

Pogo’s unaudited balance sheet at June 30, 2007 includes the effect of the sale of all of the issued and outstanding shares of its wholly owned subsidiary, Northrock, for approximately $2 billion and the repayment of senior debt under Pogo’s senior revolving credit facility and money market lines of credit using the net proceeds from the sale.

Summary Pro Forma Combined Oil and Gas Reserve Data

The following tables set forth summary pro forma information with respect to Plains’ and Pogo’s pro forma combined estimated net proved and proved developed oil and gas reserves as of December 31, 2006. This pro forma information was derived from pro forma reserves information included on page F-19 of this document and gives effect to acquisitions and dispositions which occurred during 2007 as if those transactions occurred on December 31, 2006. Future exploration, exploitation and development expenditures, as well as future commodity prices and service costs will affect the reserve volumes attributable to the acquired properties.

	Plains Pro Forma(1)	Pogo Pro Forma(2)	Combined Pro Forma
Estimated Quantities of Oil and Gas Reserves at December 31, 2006
Estimated Proved Reserves
Oil (MBbl)	333,630	83,924	417,554
Gas (MMcf)	198,799	877,187	1,075,986
MBOE	366,763	230,122	596,885

Estimated Proved Developed Reserves
Oil (MBbl)	172,059	56,146	228,205
Gas (MMcf)	149,898	677,283	827,181
MBOE	197,042	169,026	366,068

Standardized Measure of Discounted Future Net Cash Flows at December 31, 2006 (in thousands)
Future cash inflows	$17,738,792	$8,986,359	$26,725,151
Future development costs	(2,030,562)	(1,136,534)	(3,167,096)
Future production expense	(6,793,981)	(2,713,070)	(9,507,051)
Future income tax expense	(2,919,860)	(1,319,514)	(4,239,374)

Future net cash flows	5,994,389	3,817,241	9,811,630
Discounted at 10% per year	(3,310,189)	(1,993,431)	(5,303,620)

Standardized measure of discounted future net cash flows	$2,684,200	$1,823,810	$4,508,010

(1)

Includes oil and gas reserves acquired by Plains from Laramie Energy, LLC on May 31, 2007 in the Piceance Basin in Colorado. At December 31, 2006, the estimated proved developed reserves relating to the acquired properties were 15,059 MBOE. See Summary Pro Forma Combined Oil and Gas Reserve Data on page F-19.

(2)

Excludes oil and gas reserves attributable to Pogo’s properties in the Gulf of Mexico and Canada, which were sold on June 8 and August 14, 2007, respectively, as well as the standardized measure of discounted future net cash flows from such reserves (and related dollar amounts). At December 31, 2006, Pogo’s estimated proved reserves and proved developed reserves in the Gulf of Mexico consisted of 14,794 MBbl of oil and 37,470 MMcf of natural gas and 11,539 MBbl of oil and 24,267 MMcf of natural gas, respectively, and the standardized measure of discounted future net cash flows from such reserves was approximately $373,539,000. At December 31, 2006, Pogo’s estimated proved reserves and proved developed reserves in Canada consisted of 64,617 MBbl of oil and 318,313 MMcf of natural gas and 55,918 MBbl of oil and 236,791 MMcf of natural gas, respectively, and the standardized measure of discounted future net cash flows from such reserves was approximately $1,155,619,000. See Summary Pro Forma Combined Oil and Gas Reserve Data on page F-19.

Comparative Per Share Data

The following table sets forth (a) the historical income from continuing operations and book value per share of Plains common stock in comparison to the pro forma income from continuing operations and book value per share after giving effect to the merger as a purchase of Pogo and (b) the historical income from continuing operations and book value per share of Pogo common stock in comparison with the equivalent pro forma income from continuing operations and book value per share attributable to 0.68201 shares of Plains common stock which will be received for each share of Pogo. Plains has not declared dividends on its common stock since its formation. Pogo has declared regular quarterly dividends on its common stock. The information presented in this table should be read in conjunction with (i) the pro forma combined financial statements appearing elsewhere herein and (ii) the financial statements of Plains and Pogo and the notes thereto incorporated by reference herein.

	Six Months Ended June 30, 2007	Year Ended December 31, 2006
Historical—Plains
Earnings from Continuing Operations Per Share:
Basic	$0.63	$7.76
Diluted	$0.63	$7.67
Cash dividends(1)	$0.00	$0.00
Book Value Per Share—Diluted	$16.40	$14.45

Historical—Pogo
Earnings from Continuing Operations Per Share:
Basic	$1.08	$6.56
Diluted	$1.06	$6.50
Cash dividends	$0.15	$0.30
Book Value Per Share—Diluted	$46.01	$44.19

Pro Forma Combined
Earnings Per Share:
Basic	$0.05	$6.11
Diluted	$0.05	$6.06
Book Value Per Share—Diluted	$27.98

Equivalent Pro Forma Per Share
Earning Per Share:
Basic	$0.03	$4.17
Diluted	$0.03	$4.13
Book Value Per Share—Diluted	$19.08

(1)	Plains is not currently paying dividends on its common stock and does not anticipate paying cash dividends on its common stock in the foreseeable future.

R ISK FACTORS

You should consider carefully the following risk factors, together with all of the other information included in, or incorporated by reference into, this document before deciding how to vote. This document also contains forward-looking statements that involve risks and uncertainties. Please read “Cautionary Statements Concerning Forward-Looking Statements.”

Risks Relating to the Merger

We may not realize the benefits of integrating our companies.

To be successful after the merger, Plains and Pogo will need to combine and integrate the operations of their separate companies into one company. Integration will require substantial management attention and could detract attention away from the day-to-day business of the combined company. Plains and Pogo could encounter difficulties in the integration process, such as the loss of key employees or commercial relationships. If Plains and Pogo cannot integrate their businesses successfully, they may fail to realize the expected benefits of the merger.

Certain directors and executive officers of Pogo have interests in the merger that may be different from, or be in addition to, the interests of other Pogo stockholders.

Certain directors and executive officers of Pogo are parties to agreements or participants in other arrangements that give them interests in the merger that may be different from, or be in addition to, your interests as a stockholder of Pogo. You should consider these interests in voting on the merger. We have described these different interests under “The Merger—Interests of Certain Persons in the Merger.”

The value of the consideration to Pogo stockholders will vary with the value of Plains common stock.

The total number of shares of Plains common stock that will be issued to Pogo stockholders pursuant to the merger is fixed. Accordingly, the value of the consideration that Pogo stockholders will be entitled to receive pursuant to the merger will depend on the trading price of Plains common stock. This means that there is no “price protection” mechanism contained in the merger agreement that would adjust the number of shares that Pogo stockholders will receive based on any increases or decreases in the trading price of Plains common stock. If Plains’ stock price decreases, the market value of the consideration will also decrease. If Plains’ stock price increases, the market value of the consideration will also increase. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in oil and natural gas prices, changes in our respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond our control.

As a result of the proration and equalization provisions of the merger agreement, and because the market price of Plains common stock will fluctuate, Pogo stockholders cannot be sure of the value of the merger consideration they will receive.

Because Plains is issuing a fixed amount of shares as part of the merger consideration, and because the provisions of the merger agreement operate to equalize substantially the value of the consideration to be received for each share of Pogo common stock at the time the calculation under those provisions is made, any change in the price of Plains common stock prior to the effective time of the merger will affect the value of the merger consideration that you will be entitled to receive upon the effective time of the merger, regardless of whether you elect to receive cash, stock or a combination of cash and stock, or do not make an election. The equalization provisions will be based on the ten day average closing sales prices per share of Plains common stock ending on the fifth calendar day prior to the effective time of the merger. The average price calculated under these provisions of the merger agreement may vary from the market price of Plains common stock on the date the merger was announced, on the date that this document is mailed to Pogo stockholders, on the date a Pogo stockholder makes an election with respect to the merger consideration, on the date of the special meeting of Pogo stockholders or on the date a Pogo stockholder receives the merger consideration.

Pogo stockholders may receive a form or combination of consideration different from what they elect.

While each Pogo stockholder may elect to receive all cash, all Plains common stock or a combination of cash and Plains common stock pursuant to the merger, the pools of cash and Plains common stock available for all Pogo stockholders will be fixed. Accordingly, depending on the elections made by other Pogo stockholders, if a Pogo stockholder elects to receive all cash pursuant to the merger, such stockholder may receive a portion of the consideration in Plains common stock; and if a Pogo stockholder elects to receive all Plains common stock pursuant to the merger, such stockholder may receive a portion of the consideration in cash. If a Pogo stockholder elects to receive a combination of cash and Plains common stock pursuant to the merger, such stockholder may receive cash and Plains common stock in a proportion different from what such stockholder elected. If a Pogo stockholder does not submit a properly completed and signed election form to the exchange agent by the election deadline, then such stockholder will have no control over the type of merger consideration such stockholder may receive, and, consequently, may receive only cash, only Plains common stock, or a combination of cash and Plains common stock pursuant to the merger.

If you tender shares of Pogo common stock to make an election, you will not be able to sell those shares unless you revoke your election prior to the election deadline.

If you are a Pogo stockholder and want to make a cash or stock election, you must deliver your stock certificates (or follow the procedures for guaranteed delivery) and a properly completed and signed election form to the exchange agent. The deadline for doing this is 5:00 p.m., Houston, Texas time, on                     , 2007. You will not be able to sell any shares of Pogo common stock that you have delivered unless you revoke your election before the deadline by providing written notice to the exchange agent. If you do not revoke your election, you will not be able to liquidate your investment in Pogo common stock for any reason until you receive cash or Plains common stock pursuant to the merger. In the time between delivery of your shares and the closing of the merger, the market price of Pogo or Plains common stock may decrease, and you might otherwise want to sell your shares of Pogo to gain access to cash, make other investments, or reduce the potential for a decrease in the value of your investment.

If the merger is completed, the date that Pogo stockholders will receive the merger consideration is uncertain.

If the merger is completed, the date that Pogo stockholders will receive the merger consideration depends on the completion date of the merger, which is uncertain. While we expect to complete the merger in the fourth quarter of 2007, the completion date of the merger might be later than expected due to unforeseen events.

Risks Relating to the Combined Company After the Merger

For a discussion of the risks relating to Plains’ business, see “Risk Factors” in Plains’ Annual Report on Form 10-K for the year ended December 31, 2006 and “Risk Factors” in Pogo’s Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2007.

The combined company may not be able to obtain adequate financing to execute its operating strategy.

Plains and Pogo have historically addressed their respective short- and long-term liquidity needs through the use of bank credit facilities, the issuance of debt securities and the use of cash flow provided by operating activities. The availability of these sources of capital will depend upon a number of factors, some of which are beyond the combined company’s control. These factors include general economic and financial market conditions, oil and natural gas prices and the combined company’s market value and operating performance. The combined company may be unable to fully execute its operating strategy if it cannot obtain capital from these sources.

After the merger, Plains’ debt may limit its financial and operating flexibility.

Upon consummation of the merger, as of June 30, 2007 on a pro forma combined basis, Plains would have had outstanding (i) $684 million in advances, net of Pogo’s cash on hand, and $10 million in letters of credit under its revolving credit facility, $500 million of 7% senior notes due 2017 and $600 million of 7 3/ 4% senior notes due 2015 and (ii) $450 million of Pogo’s 7 7/8% senior subordinated notes due 2013, $300 million of Pogo’s 6 5/8% senior subordinated notes due 2015 and $500 million of Pogo’s 6 7/8% senior subordinated notes due 2017. On August 20, 2007, Pogo gave notice of redemption of its $200 million 8 1/4% senior subordinated notes due 2011. Plains and Pogo currently intend for Pogo to commence a tender offer and consent solicitation with respect to its other series of senior subordinated notes in order for Pogo to repurchase all its outstanding notes or to amend certain provisions thereof, including the elimination of restrictive covenants, in the event that any notes remain outstanding. Plains and Pogo currently intend the tender offer to close, and the amendments to the applicable Pogo indentures for which the contents are being solicited to become operative, contemporaneously with the completion of the merger.

In the event that any of Pogo’s notes remain outstanding following the closing of the tender offer, the merger transaction will constitute a change of control of Pogo as defined in the indentures for Pogo’s senior subordinated notes requiring PXP Acquisition, as successor to Pogo, to offer to repurchase all of the senior subordinated notes held by the Pogo bondholders for 101% of the principal amount outstanding plus accrued interest. As a result, Plains could be required to repay up to an aggregate $1.25 billion principal amount of senior subordinated notes plus the $12.5 million associated premium.

Plains has been assigned a Ba3 corporate family rating by Moody’s Investor Service, Inc. Moody’s has assigned a rating of B1 to Plains’ 7% senior notes and 7 3/4% senior notes and a rating of B1 to Pogo’s 7 7/8% senior subordinated notes, 6 5/ 8% senior subordinated notes and 6 7/8% senior subordinated notes. Plains has also been assigned a BB corporate credit rating by Standard and Poor’s Ratings Services. Standard and Poor’s has assigned a rating of BB- to Plains’ 7% senior notes and 7 3/4% senior notes and a rating of B+ to Pogo’s 7 7/8% senior subordinated notes, 6 5/8% senior subordinated notes and 6 7/8% senior subordinated notes. All of these ratings are below investment grade. As a result, at times Plains may have difficulty accessing capital markets or raising capital on favorable terms, as it will incur higher borrowing costs than its competitors that have higher ratings. Therefore, Plains’ financial results may be negatively affected by its inability to raise capital or the cost of such capital as a result of its credit ratings.

Upon consummation of the merger, Plains and all of its restricted subsidiaries must comply with various restrictive covenants contained in its revolving credit facility, the indentures related to its two series of senior notes, the indentures related to Pogo’s three series of senior subordinated notes (if any remain outstanding and the covenants are not eliminated in the consent solicitation) and any of its future debt arrangements. These covenants will, among other things, limit the ability of the respective restricted entities to:

•	incur additional debt or liens;

•	make payments in respect of or redeem or acquire any debt or equity issued by Plains;

•	sell assets;

•	make loans or investments;

•	acquire or be acquired by other companies; and

•	amend some of Plains’ contracts.

The substantial debt of Plains following the merger could have important consequences to you. For example, it could:

•	increase Plains’ vulnerability to general adverse economic and industry conditions;

•

limit Plains’ ability to fund future working capital and capital expenditures, to engage in future acquisitions or development activities, or to otherwise realize the value of its assets and opportunities fully because of the need to dedicate a substantial portion of its cash flow from operations to payments on its debt or to comply with any restrictive terms of its debt;

•	limit Plains’ flexibility in planning for, or reacting to, changes in the industry in which it operates; and

•	place Plains at a competitive disadvantage as compared to its competitors that have less debt.

Realization of any of these factors could adversely affect Plains’ financial condition.

MARKET PRICE AND DIVIDEND INFORMATION

Historical Market Prices of Plains and Pogo

Plains common stock is listed on the New York Stock Exchange under the symbol “PXP.” Pogo common stock is listed on the New York Stock Exchange under the symbol “PPP.” The following table sets forth the high and low trading prices per share of Plains common stock and Pogo common stock on the New York Stock Exchange.

	Plains Common Stock		Pogo Common Stock
	High	Low	High	Low
2005
First Quarter	$39.25	$24.00	$53.30	$41.59
Second Quarter	$37.66	$28.02	$54.53	$43.38
Third Quarter	$44.60	$34.46	$59.69	$51.59
Fourth Quarter	$46.66	$35.20	$59.52	$48.04
2006
First Quarter	$46.90	$36.55	$60.42	$46.14
Second Quarter	$42.54	$31.45	$54.12	$39.35
Third Quarter	$47.39	$39.72	$48.76	$38.01
Fourth Quarter	$49.73	$40.20	$54.34	$38.35
2007
First Quarter	$49.42	$43.00	$53.00	$44.60
Second Quarter	$54.30	$42.38	$54.92	$47.75
Third Quarter (through September 14, 2007)	$51.76	$35.31	$58.86	$47.50

The following table sets forth the closing sale prices of Plains common stock and Pogo common stock, as reported on the New York Stock Exchange, on (i) July 16, 2007, the last full trading day before the public announcement of the proposed merger, and (ii)                    , 2007, the last practicable trading day prior to mailing this proxy/prospectus.

The table also includes the equivalent value of the merger consideration per share of Pogo common stock on July 16, 2007 and                     , 2007. The equivalent prices per share are calculated by first multiplying the closing price of Plains common stock on those dates by 0.68201, which is the total Plains common stock consideration to be issued pursuant to the merger per share of Pogo common stock. To this, we added $24.88 per share, which is the total cash consideration to be paid pursuant to the merger per share of Pogo common stock. In each case, these amounts were calculated without giving effect to any Pogo stockholder election.

	Plains Closing Price		Pogo Closing Price		Equivalent Per Share Value
July 16, 2007		$51.19		$50.48		$59.79
, 2007	$		$		$

As of September 14, 2007, there were approximately 1,589 record holders of Plains common stock and approximately 1,856 record holders of Pogo common stock.

No History of Dividends and No Dividends Expected in the Foreseeable Future

Plains is not currently paying dividends on its common stock. Plains’ credit facility and indenture restrict its ability to pay cash dividends. After the merger, Plains intends to retain its earnings to finance the expansion of its business, repurchase shares of its common stock and for general corporate purposes. Therefore, Plains does not anticipate paying cash dividends on its common stock in the foreseeable future to the extent it remains a separate company.

Following the merger, Plains’ board of directors will have the authority to declare and pay dividends on its common stock in the board of directors’ discretion, as long as Plains has funds legally available to do so. Upon consummation of the merger, Plains’ credit facility and indentures will restrict Plains’ ability to pay cash dividends.

CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS

This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995 about Plains and Pogo that are subject to risks and uncertainties. All statements other than statements of historical fact included in this document are forward-looking statements. Forward-looking statements may be found under “Summary,” “The Merger,” “Plains—The Combined Company,” “Summary Historical and Unaudited Pro Forma Financial Data of the Combined Company,” “Summary Pro Forma Combined Oil and Gas Reserve Data” and the risk factors in the periodic reports filed under the Exchange Act by Plains and Pogo and elsewhere in this document regarding the financial position, business strategy, production and reserve growth, possible or assumed future results of operations, and other plans and objectives for the future operations of Plains and Pogo, and statements regarding integration of the businesses of Plains and Pogo and general economic conditions.

Forward-looking statements are subject to risks and uncertainties and include information concerning cost savings from the merger. Although we believe that in making such statements our expectations are based on reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected.

Except for their respective obligations to disclose material information under U.S. federal securities laws, neither Plains nor Pogo undertakes any obligation to release publicly any revisions to any forward-looking statements, to report events or circumstances after the date of this document, or to report the occurrence of unanticipated events.

Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “will,” “would,” “should,” “plans,” “likely,” “expects,” “anticipates,” “intends,” “believes,” “estimates,” “thinks,” “may,” and similar expressions, are forward-looking statements. The following important factors, in addition to those discussed under “Risk Factors” and elsewhere in this document, could affect the future results of the energy industry in general, and Plains and Pogo after the merger in particular, and could cause those results to differ materially from those expressed in or implied by such forward-looking statements:

•	uncertainties inherent in the development and production of and exploration for oil and gas and in estimating reserves;

•	unexpected difficulties in integrating the operations of Plains and Pogo;

•	unexpected future capital expenditures (including the amount and nature thereof);

•	impact of oil and gas price fluctuations;

•

the effects of our indebtedness, which could adversely restrict our ability to operate, could make us vulnerable to general adverse economic and industry conditions, could place us at a competitive disadvantage compared to our competitors that have less debt, and could have other adverse consequences;

•	the effects of competition;

•	the success of our risk management activities;

•	the availability (or lack thereof) of acquisition or combination opportunities;

•	the impact of current and future laws and governmental regulations;

•	environmental liabilities that are not covered by an effective indemnity or insurance;

•	general economic, market or business conditions;

•	current potential governmental regulatory actions in countries where Pogo operates; and

•	fluctuations in foreign currency exchange rates in areas of the world where Pogo conducts operations.

All written and oral forward-looking statements attributable to Plains or Pogo or persons acting on behalf of Plains or Pogo are expressly qualified in their entirety by such factors. For additional information with respect to these factors, see “Where You Can Find More Information.”

THE STOCKHOLDER MEETINGS

The Plains board of directors is using this document to solicit proxies from Plains stockholders for use at Plains’ special meeting of stockholders. The Pogo board of directors is using this document to solicit proxies from Pogo stockholders for use at Pogo’s special meeting of stockholders. In addition, this document constitutes a prospectus covering the issuance of Plains common stock pursuant to the merger.

Times and Places

The stockholder meetings will be held as follows:

For Plains stockholders:	For Pogo stockholders:
10:00 a.m., Houston, Texas time	10:00 a.m., Houston, Texas time
, 2007	, 2007
Houston, Texas	Houston, Texas

Purposes of the Stockholder Meetings

Plains

The purpose of the Plains special meeting is as follows:

1.	to consider and vote upon a proposal to approve the issuance of Plains common stock to Pogo’s stockholders pursuant to the merger;

2.	to consider and vote upon a proposed amendment to Plains’ certificate of incorporation to increase the number of authorized common shares from 150,000,000 to 250,000,000 if the merger occurs; and

3.	to consider and vote upon any adjournments of the special meeting, if necessary, to solicit additional proxies in favor of either or both of the foregoing proposals.

The board of directors of Plains has unanimously approved and adopted the merger agreement and the transactions contemplated by it, declared its advisability, and unanimously recommends that Plains stockholders vote at the special meeting to approve the issuance of Plains common stock pursuant to the merger, the adoption of the proposed amendment to Plains’ certificate of incorporation and any adjournments of the special meeting, if necessary, to solicit additional proxies.

Pogo

The purpose of the Pogo special meeting is to consider and vote upon the adoption of the merger agreement and upon any adjournments of the special meeting, if necessary, to solicit additional proxies in favor of the proposal to adopt the merger agreement. The Pogo board of directors unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated by it are advisable, fair to and in the best interests of Pogo and its stockholders and recommends that Pogo stockholders vote at the special meeting to adopt the merger agreement and approve any adjournments of the special meeting, if necessary, to solicit additional proxies. As described on pages 78 to 85, some of Pogo’s directors and executive officers will receive financial benefits as well as other valuable consideration as a result of the merger.

Record Date and Outstanding Shares

Plains

Only holders of record of Plains common stock at the close of business on September 25, 2007 are entitled to notice of, and to vote at, the Plains special meeting. On the record date, there were             shares of Plains common stock issued and outstanding held by approximately             holders of record. Each share of Plains common stock entitles the holder of that share to one vote on each matter submitted for stockholder approval.

On September 6, 2007, three affiliated funds, Fir Tree, Inc., Fir Tree Master Fund, LP and Fir Tree Recovery Master Fund, L.P., disclosed in a Schedule 13D that these funds had acquired through a series of transactions additional shares of Plains common stock. After these transactions, the affiliated Fir Tree funds beneficially owned 9.1% of Plains’ outstanding stock.

Pogo

Only holders of record of Pogo common stock at the close of business on September 25, 2007 are entitled to notice of, and to vote at, the Pogo special meeting. On the record date, there were             shares of Pogo common stock issued and outstanding held by approximately              holders of record. Each share of Pogo common stock entitles the holder of that share to one vote on each matter submitted for stockholder approval.

On August 16, 2007, Third Avenue Management, LLC disclosed in a Schedule 13D/A an increase in its share ownership from approximately 6.2% of Pogo’s outstanding stock previously reported to 7.3% of Pogo’s outstanding stock. On September 13, 2007, Third Avenue Management, LLC filed an additional Schedule 13D/A disclosing an increase in its share ownership to approximately 8.4% of Pogo’s outstanding stock.

Quorum and Vote Necessary to Approve Proposals

Plains

The presence, in person or by proxy, of the holders of a majority of the shares of Plains common stock outstanding is necessary to constitute a quorum at the Plains special meeting. Approval of the issuance of the Plains common stock to Pogo stockholders requires the affirmative vote of a majority of the shares of Plains common stock present and voting in person or by proxy at the special meeting, provided that the total number of votes cast represents a majority of the total voting power of all outstanding shares of Plains common stock. The approval of the amendment to Plains’ certificate of incorporation to increase the number of authorized common shares from 150,000,000 to 250,000,000 requires the affirmative vote of a majority of the shares of Plains common stock outstanding as of the record date. Any adjournments of the special meeting, if necessary, to solicit additional proxies require the affirmative vote of the holders of Plains common stock representing a majority of the votes present in person or by proxy at the special meeting entitled to vote.

Pogo

The presence, in person or by proxy, of the holders of a majority of the shares of Pogo common stock outstanding is necessary to constitute a quorum at the Pogo special meeting. Adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Pogo common stock. Any adjournments of the special meeting, if necessary, to solicit additional proxies require the affirmative vote of the holders of Pogo common stock representing a majority of the votes present in person or by proxy at the special meeting entitled to vote.

Proxies

The applicable proxy card will be sent to each Plains and Pogo stockholder on or promptly after their respective record dates. If you receive a proxy card, you may grant a proxy vote on the proposals by marking and signing your proxy card and returning it to Plains or Pogo, as applicable, or by following the procedures to submit a proxy by telephone or through the Internet. If you hold your stock in the name of a bank, broker or other nominee, you should follow the instructions of the bank, broker or nominee when voting your shares. All shares of stock represented by properly executed proxies (including those given by telephone or through the Internet) received prior to or at the Plains special meeting and the Pogo special meeting will be voted in accordance with the instructions indicated on such proxies. Proxies that have been revoked properly and on time will not be counted. If no instructions are indicated on a properly executed returned proxy (including those given by telephone or through the Internet), that proxy will be voted, with respect to Plains, to approve the issuance of Plains common stock pursuant to the merger, the amendment to the certificate of incorporation and any adjournments of the special meeting, if necessary, to solicit additional proxies and, with respect to Pogo, to approve the adoption of the merger agreement and any adjournments of the special meeting, if necessary, to solicit additional proxies.

Plains

In accordance with the New York Stock Exchange rules, brokers and nominees who hold shares in street name for customers may not exercise their voting discretion with respect to the approval of the issuance of Plains common stock pursuant to the merger, the amendment of Plains’ certificate of incorporation and any adjournments of the special meeting, if necessary, to solicit additional proxies. Thus, absent specific instructions from the beneficial owner of such shares, brokers and nominees may not vote such shares with respect to the approval of those proposals. Broker non-votes will be considered in determining the presence of a quorum; however, because broker non-votes are not considered as votes cast, they are not considered in determining whether the voting threshold for the proposal to approve the issuance of Plains common stock has been satisfied. A broker non-vote will have no effect on the approval of the issuance of Plains common stock (assuming the voting threshold has been satisfied) or any adjournments of the special meeting, if necessary, to solicit additional proxies, but will have the effect of a vote against the adoption of the amendment to Plains’ certificate of incorporation.

A properly executed proxy marked “ABSTAIN,” although counted for purposes of determining whether there is a quorum, will not be voted on any matters brought before the stockholder meeting and will be the equivalent of a “no” vote with respect to all of the proposals to be voted upon.

Pogo

In accordance with the New York Stock Exchange rules, brokers and nominees who hold shares in street name for customers may not exercise their voting discretion with respect to the approval of the merger agreement or the approval of any adjournments of the special meeting, if necessary, to solicit additional proxies. Thus, absent specific instructions from the beneficial owner of such shares, brokers and nominees may not vote such shares with respect to the approval of those proposals. Broker non-votes will be considered in determining the presence of a quorum. A broker non-vote will have the effect of a vote against adopting the merger agreement, but will have no effect on approving any adjournments of the special meeting, if necessary, to solicit additional proxies.

A properly executed proxy marked “ABSTAIN,” although counted for purposes of determining whether there is a quorum, will not be voted on any matters brought before the stockholder meeting and will be the equivalent of a “no” vote with respect to all of the proposals to be voted upon.

Other Business. The Plains and Pogo boards of directors are not currently aware of any business to be acted upon at the stockholders meetings other than the matters described herein. If, however, other matters are properly brought before a stockholders meeting, the persons appointed as proxies will have discretion to vote or act on those matters according to their judgment.

Revocation of Proxies

You may revoke your proxy before it is voted by:

•	submitting a new proxy with a later date;

•	notifying the corporate secretary of Plains or Pogo, as appropriate, in writing before the special meeting that you have revoked your proxy; or

•	voting in person, or notifying the corporate secretary of Plains or Pogo, as appropriate, in writing at the special meeting of your wish to revoke your proxy.

Solicitation of Proxies

In addition to solicitation by mail, we may make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to beneficial owners. The directors, officers and employees of Plains and Pogo may solicit proxies by telephone, Internet or in person. These directors, officers and employees will receive no additional compensation for doing so. In addition, Plains has retained Georgeson Shareholder Communications Inc., and Pogo has retained D.F. King & Co., Inc., each a proxy solicitation firm, to assist with the solicitation of proxies. Plains and Pogo each estimate that they will pay to Georgeson and D.F. King fees of less than $25,000 and $30,000, respectively.

To ensure sufficient representation at the special meetings, we may request the return of proxy cards by telephone, Internet, or in person. The extent to which this will be necessary depends entirely upon how promptly proxy cards are returned. You are urged to send in your proxies without delay.

If the merger is consummated, Plains will pay the cost of soliciting proxies, including the cost of preparing and mailing this document and the expenses incurred by brokerage houses, nominees and fiduciaries in forwarding proxy materials to beneficial owners. Upon the occurrence of certain termination events, Pogo may be required by the merger agreement to reimburse Plains for fees and expenses such as these incurred by Plains of up to $10.0 million. See “Terms of the Merger Agreement—Termination Amendment and Waiver—Fees and Expenses.”

PLAINS—THE COMBINED COMPANY

Overview

The combination of Plains and Pogo will create an independent oil and gas company with an aggregate of approximately 586 MMBOE of estimated net proved reserves as of December 31, 2006, as adjusted for the completed 2007 Pogo asset sales and 2007 Plains property acquisition. As adjusted for discontinued operations, the combined company would have had average production in the second quarter of 2007 of approximately 106 MBOE per day. Plains expects the combined company to have the following advantages:

Experienced and Proven Management and Technical Team. The combined company’s executive management team will have an average of over 18 years of experience in the oil and gas industry. Its President and Chief Executive Officer will be James C. Flores, who has been Chairman of the Board and Chief Executive Officer of Plains since December 2002, and President since March 2004. He was also Chairman of the Board of Plains Resources, Inc. (now known as Vulcan Energy Corporation) from May 2001 to June 2004 and is currently a director of Vulcan Energy. He was Chief Executive Officer of Plains Resources from May 2001 to December 2002. He was co-founder, as well as Chairman, Vice Chairman and Chief Executive Officer at various times from 1992 until January 2001, of Ocean Energy, Inc., an oil and gas company.

Greater Human and Technological Resources. The combined company will have significant expertise with regard to various energy technologies, including 3-D seismic interpretation capabilities, enhanced oil recovery, offshore drilling, deep onshore drilling, and other exploration, production and processing technologies. The addition of Pogo employees, who have significant expertise in the oil and gas industry, will complement and strengthen Plains’ existing operations team. The combined company will benefit from Pogo’s investment in 3-D seismic technology and expects to continue a significant focus on technical analysis to support future investment decisions. As a result, the combined company is expected to have an enhanced ability to acquire, explore for, develop and exploit oil and gas reserves, both onshore and offshore.

Improved Financial Profile and Flexibility. An overall increase in size should enhance the combined company’s investment and risk profile. This increase in size should provide the combined company with lower financing costs, thus better positioning the combined company to fund future growth opportunities that cannot be funded with internal cash flow. The increased capital efficiency of the combined company—both from an internal cash flow and external capital raising standpoint—should allow the combined company to focus on those opportunities and projects that have the potential for greater returns on capital employed than either company could achieve on an individual basis.

Enhanced Platform for Growth and Industry Consolidation. Plains’ management believes that independent exploration and production companies will likely continue to merge and consolidate in the future and attractive property acquisition opportunities should become available in the combined company’s core areas of California, the Gulf Coast, Gulf of Mexico, the Permian Basin, the Texas Panhandle and the Rocky Mountains. The merger is expected to enhance the combined company’s ability to pursue these future consolidation opportunities by creating a larger, more efficient and scaleable growth platform with investment characteristics more attractive to capital providers. Plains’ management believes that the combined company’s enhanced size, in addition to its stronger financial profile, should allow it to pursue growth and consolidation opportunities on a more effective basis than either company could have on an individual basis.

Expanded Capital Base and Trading Liquidity. After the merger, the combined company will have approximately 113 million shares of common stock outstanding, with a total market capitalization of approximately $4.8 billion based on a closing price of Plains common stock of $42.84 on September 14, 2007. Additionally, Plains’ and Pogo’s existing stockholder bases are diverse. This diversity should result in greater institutional investor awareness of the combined company than either Plains or Pogo has individually.

Cost Savings. Given the complementary nature of their operations, Plains expects that the merger would allow the combined company to take advantage of synergies that would result in significant cost savings. Plains expects to reduce costs in the combined company’s operations by approximately $50 million per year by consolidating corporate headquarters, eliminating duplicative staff and expenses and benefiting from other cost savings.

Strategy

Continue Exploitation and Development of Current Asset Base. Plains believes the combined company can continue its strong reserve and production growth through the exploitation and development of its existing inventory of projects relating to its properties. The combined company will focus on development, exploitation and field extension activities on its California, Rocky Mountains, Permian Basin, Texas Panhandle and Gulf Coast properties. For example, the combined company will have approximately 8,000 future drilling locations.

Further, Pogo has identified a number of its fields located in the Permian Basin as secondary and tertiary recovery candidates through the utilization of CO2 flooding technology. In addition, Pogo provides upside opportunities in various shale resource plays in the Bakken, Barnett and New Albany plays.

Continue Higher Impact Exploration Program. Plains believes there are many opportunities for the combined company to continue to expand on Plains’ success in exploratory drilling. These opportunities are located primarily in the Gulf Coast (including the Gulf of Mexico), Rocky Mountain, Texas Panhandle, Vietnam and New Zealand regions by taking advantage of its existing inventory of exploratory projects and by carefully evaluating and prudently allocating capital to additional exploratory projects. In particular, Plains will focus on delineation and further development of its announced Flatrock, Hurricane Deep and Friesian discoveries as well as the exploration potential in the Texas Panhandle. Further, Plains is currently participating or expects to participate in the drilling of six additional exploratory wells in the Gulf of Mexico in the remainder of 2007. Further, the combined company will have interest in approximately 9,800,000 undeveloped acres and will have 3-D seismic coverage on approximately 27,000 square miles. This position should enable the combined company to pursue future growth opportunities.

Use Increased Cash Flow. Plains expects to be able to allocate the increased cash flow resulting from the merger into debt reduction, longer term growth projects, additional consolidation and stock buyback opportunities. In addition, Plains will continue to evaluate the potential for asset divestitures, as well as the formation of a master limited partnership, which would provide Plains with additional financial flexibility.

THE MERGER

Background of the Merger

On October 5, 2006, TRT Holdings, Inc., a holding company that invests in the equity securities of businesses in diversified industries, and Robert B. Rowling, its chairman, which we refer to collectively as TRT, filed a Schedule 13D with the SEC reporting the acquisition by them of beneficial ownership of approximately 5.3 million shares of Pogo common stock, or approximately 9.2% of the outstanding shares. The Schedule 13D stated that the purpose of the acquisition was to pursue a passive investment in Pogo and that TRT might acquire additional shares of Pogo common stock, but that TRT did not intend such purchases, if any, to result in beneficial ownership of more than 9.9% of Pogo’s outstanding shares. The Schedule 13D also stated that TRT might participate in meetings or hold discussions with Pogo’s management or other parties and might express its views with respect to the operations, assets, capital structure or ownership of Pogo, including possible changes thereto, as a means of enhancing stockholder value. Subsequently, Mr. Van Wagenen and Mr. Rowling had a brief conversation, in which Mr. Van Wagenen welcomed TRT as a new Pogo stockholder.

On October 11, 2006, a representative of Third Point LLC, an investment management firm, called an officer of Pogo. The Third Point LLC representative said that Third Point LLC had acquired shares of Pogo common stock and asked questions about the company.

As part of Pogo’s ongoing strategic planning, Pogo’s board of directors and management have regularly evaluated Pogo’s business and operations, competitive position, long-term strategic goals and alternatives with a goal of enhancing stockholder value. In mid-October 2006, Pogo asked Goldman Sachs to assist it in reviewing potential strategic alternatives. On October 18, 2006, Pogo publicly announced that it intended to divest certain non-core oil and gas properties located in the Gulf of Mexico, onshore Texas and Louisiana and western Canada, and that it had retained Jefferies Randall & Dewey, or Jefferies, to assist in the sale process.

On October 24, 2006, Pogo’s board of directors met, with all directors present. The board discussed Pogo’s then-current strategic and financial position, its prospects and the recent performance of its stock price, including its performance relative to similar companies in the oil and gas exploration and production industry. Goldman Sachs made a presentation concerning the process of exploring strategic alternatives for the company and discussed, among other things, then-current market conditions, precedent transactions involving similar exploration and production companies and an overview of several potentially interested parties. Pogo’s external legal counsel discussed with the board their fiduciary duties under Delaware law under the circumstances. After discussion, the board directed management and Goldman Sachs to begin the process of exploring the feasibility and desirability of strategic alternatives available to Pogo, including the possible sale or merger of Pogo.

During November 2006, Goldman Sachs worked with Pogo’s management to assemble presentation materials for the company and contacted several potentially interested parties on a confidential basis that were perceived to have a strategic fit, the financial capacity to effectuate a transaction and a history of successfully completed transactions.

On November 1, 2006, Daniel S. Loeb, the chief executive officer of Third Point LLC, attended an investor conference in New York at which Mr. Van Wagenen was making a presentation about Pogo and asked Mr. Van Wagenen questions about the company during the presentation. On November 10, 2006, Mr. Loeb called Mr. Van Wagenen and advised him that Third Point had acquired more than 5% of Pogo’s outstanding shares and would soon file a Schedule 13D with the SEC reporting such acquisition.

On November 20, 2006, TRT notified Pogo that it intended to make a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act, with respect to its potential acquisition of additional shares of Pogo common stock. The Federal Trade Commission, or the FTC, subsequently notified Pogo that TRT had made such a filing on November 21, 2006, and Pogo made its required filing in response.

On November 20, 2006, Third Point LLC and Mr. Loeb filed a Schedule 13D with the SEC reporting the acquisition by them and certain hedge funds and managed accounts for which Third Point LLC serves as investment manager or advisor, which we refer to collectively as Third Point, of beneficial ownership of approximately 4.2 million shares of Pogo common stock, or approximately 7.2% of the outstanding shares. The Schedule 13D stated that the purpose of the acquisition was to pursue an investment in Pogo and that, subject to prevailing market, economic or other conditions, Third Point might suggest or take positions with respect to certain other actions, including changes in the operations, strategy, management or capital structure of Pogo.

On November 29, 2006, Mr. Loeb attended another investor conference in New York at which Mr. Van Wagenen made a similar presentation about Pogo. After the presentation, Mr. Loeb met with Mr. Van Wagenen and other representatives of Pogo and asked questions about the company.

On December 1, 2006, Third Point amended its Schedule 13D and attached a letter to Mr. Van Wagenen in which Third Point criticized the performance of Pogo under existing management and demanded that Pogo’s board of directors immediately initiate a process to sell Pogo in whole or in several parts to the highest bidder or bidders. In addition, Third Point stated its intention to seek to elect at the 2007 annual meeting of Pogo’s stockholders new directors who would constitute a majority of the Pogo board of directors.

Also on December 1, 2006, Third Point notified Pogo that it intended to make a filing under the HSR Act with respect to its potential acquisition of additional shares of Pogo common stock. The FTC subsequently notified Pogo that Third Point had made such a filing on December 4, 2006, and Pogo made its required filing in response.

In early December 2006, Pogo asked TD Securities to act as an additional financial advisor to Pogo in connection with the company’s exploration of strategic alternatives.

On December 14, 2006, the Pogo board of directors met, with all directors present, and discussed the progress of the strategic alternatives process to date and other recent developments. The board discussed Third Point’s proposals to seek control of the board and recent conversations between Pogo’s management and representatives of Third Point and TRT. Goldman Sachs reported that more than 20 parties, including Plains, had been contacted to inquire about their interest in a potential transaction with Pogo, that certain of these parties had expressed interest in receiving additional information and that those parties that did not express interest had cited various reasons for not pursuing a transaction at that time, including, among other reasons, perceived asset portfolio mismatches (including Pogo’s significant Canadian properties). Mr. Van Wagenen updated the other board members on the efforts of TD Securities to explore potential interest among Canadian parties, stating that TD Securities had contacted seven parties with respect to a potential transaction involving the company, and that certain of these parties had expressed interest in receiving additional information, while others had indicated that they were not currently interested. After discussion, including a presentation from Goldman Sachs on then-current market conditions, the board determined to meet again in early January to re-evaluate the strategic alternatives process. The board also determined to continue the strategic alternatives process as a confidential process.

On January 4, 2007, Pogo’s board of directors, with all directors present, met and discussed the strategic alternatives process and feedback received from potentially interested parties. Mr. Van Wagenen informed the other board members that several parties continued to express interest in only certain company assets rather than a transaction involving the entire company. Mr. Van Wagenen stated that the chief executive officer of a publicly-held, large oil and gas company, or Company A, had expressed interest in a potential all-cash transaction involving the entire company. Goldman Sachs’ representatives updated the board on discussions they had had with three private-equity firms concerning a purchase of the company and also stated that they had contacted several potentially interested strategic parties (who had been previously contacted) to inquire as to their interest in a transaction involving only the company’s properties located in the United States, and that one of these parties had expressed preliminary interest in such a transaction. Goldman Sachs also updated the board on the status of the United States market for oil and gas properties, stating that recently-announced plans as well as private attempts to sell oil and gas properties by other oil and gas companies might also be negatively affecting Pogo’s strategic alternatives process. Following this discussion, the board unanimously resolved to expand the strategic alternatives process to include evaluation of the feasibility and desirability of selling Pogo’s assets in multiple transactions. The board also discussed Third Point’s stated intention to conduct a proxy contest for a majority of the seats on Pogo’s board of directors and the negative consequences a proxy contest might have on the strategic alternatives process. Thereafter, the board authorized representatives of Goldman Sachs to contact Third Point to explore the possibility of a settlement arrangement to avoid a proxy contest, including potential board representation by Third Point representatives or designees.

Later that day, representatives of Goldman Sachs contacted Third Point’s representatives regarding the possibility of settling the proxy contest, during which Third Point’s representatives discussed their general views regarding board representation and other terms of a settlement arrangement.

During mid to late January 2007, Company A continued to express interest in a transaction involving the entire company, and Pogo’s management held due diligence meetings with, and provided additional information concerning Pogo’s operations to, Company A.

On January 22, 2007, Pogo’s board of directors, with all directors present, met and discussed the strategic alternatives process, feedback received from potentially interested parties and other recent developments. Mr. Van Wagenen updated the other board members on the status of management’s discussions with Company A. Goldman Sachs reported on the status of discussions with other potentially interested parties, indicating that these parties had expressed interest, and in some cases continued interest, in various types of transactions, including the acquisition of specified significant assets. Pogo’s financial advisors also discussed the current status of the United States market for oil and gas properties with the board, stating that the presence of other oil and gas companies and packages of oil and gas properties offered for sale on the market continued to negatively affect Pogo’s strategic alternatives process. Management and Goldman Sachs informed the board about the conversation Goldman Sachs’ representatives had had with Third Point on January 4, 2007 and subsequent efforts to continue a dialogue regarding settlement of the proposed proxy contest.

On January 29, 2007, Third Avenue Management LLC, a registered investment advisor, filed a Schedule 13D with the SEC reporting the acquisition by it and certain funds and managed accounts for which Third Avenue Management LLC serves as investment manager or advisor, which we refer to collectively as TAM, of beneficial ownership of approximately 3.6 million shares of Pogo common stock, or approximately 6.2% of the outstanding shares. The Schedule 13D stated that the purpose of the acquisition was for investment purposes, that TAM was considering certain alternative courses of action with respect to its investment and that it might suggest changes in, or take positions relating to, the strategic direction of Pogo.

On February 3, 2007, Pogo’s board of directors, with all directors present, met and discussed the strategic alternatives process generally and further developments with respect to Company A in particular. Pogo’s financial advisors reported that, at that time, a total of 42 parties had been directly contacted concerning interest in a potential transaction with Pogo, with primary emphasis on a sale of the entire company. Pogo’s financial advisors indicated that one company had recently begun preliminary due diligence efforts and hired financial and technical advisors, and that another company had expressed interest in acquiring a large equity stake in the company, but that Company A was the only party that was expressing interest in pursuing a cash transaction for the entire company.

Pogo’s financial advisors stated that in the course of discussions with Company A’s executive officers, Company A had indicated that its chief executive officer wished to meet with Mr. Van Wagenen to discuss the specific terms of an all cash transaction for the sale of Pogo at approximately $54 per share of Pogo common stock. The board then discussed Company A’s proposal, its financial condition, including its size relative to Pogo and the fact that Company A’s strong balance sheet increased the likelihood of successfully closing a transaction, as well as other factors regarding Company A.

On February 5, 2007, Third Point filed a second amendment to its Schedule 13D, reporting the acquisition of additional shares of Pogo common stock and a total beneficial ownership of approximately 4.6 million shares of Pogo common stock, or approximately 7.9% of the outstanding shares.

On February 7, 2007, Mr. Van Wagenen met in person with the chief executive officer of Company A, at which time the chief executive officer of Company A proposed that Company A acquire Pogo in an all cash transaction for $54 per share, subject to negotiation of definitive agreements on an expedited basis and the approval of the boards of directors of each of Company A and Pogo. After discussion, the chief executive officer of Company A agreed to increase the proposed price to $55 per share. Mr. Van Wagenen and Company A’s chief executive officer agreed to have their representatives commence negotiating a merger agreement on an expedited basis, with the goal of presenting a definitive agreement for consideration at a Pogo board meeting previously scheduled for February 14, 2007. Later that day, Pogo’s legal counsel circulated a proposed merger agreement to Company A and its representatives.

On February 10, 2007, Company A’s chief executive officer and Mr. Van Wagenen spoke by telephone, and Company A’s chief executive officer informed Mr. Van Wagenen that Company A was withdrawing its proposal to acquire Pogo.

Later in the day on February 10, 2007, Pogo’s board of directors, with all directors present, held a meeting that had been scheduled to discuss the status of negotiations with Company A. At the meeting, Mr. Van Wagenen informed the other board members that Company A’s chief executive officer had withdrawn Company A’s proposal. The board then reviewed the status of the strategic alternatives process with Pogo’s financial advisors, who reported that one party had indicated an interest in pursuing a transaction with respect to Pogo’s Gulf of Mexico operations but that no other party had, at that time, expressed a clear interest in a transaction for the entire company. The board authorized management to continue to explore the company’s strategic alternatives, including the potential sale of its Canadian operations held through its wholly owned subsidiary, Northrock, or other significant company assets. Following a discussion with Pogo’s financial advisors about the status of the strategic alternatives process, the board also determined to announce publicly the strategic alternatives process at the time of the company’s scheduled year-end earnings release on February 15, 2007.

On February 14, 2007, Pogo’s board of directors, with all directors present, met and discussed the company’s earnings announcement and the planned disclosure of the strategic alternatives process scheduled for the following day. TD Securities provided a presentation regarding the potential sale of the company’s Canadian operations, which included a discussion of recent regulatory changes regarding purchases by Canadian royalty trusts.

On February 15, 2007, Pogo publicly announced that its board had previously initiated and was continuing the exploration of a range of strategic alternatives to enhance Pogo’s stockholder value, including the possible sale or merger of the company, the sale of its Canadian, Gulf Coast, Gulf of Mexico or other significant assets, and changes to the company’s business plan.

On February 16, 2007, Third Point provided written notice to Pogo of its intention to propose, at the 2007 annual meeting of Pogo’s stockholders, bylaw amendments to expand the number of seats on Pogo’s board of directors and to nominate director nominees to fill a majority of Pogo’s board seats after such expansion. Third Point also filed a third amendment to its Schedule 13D describing such notice.

On February 27, 2007, Pogo’s board of directors, with all directors present, met and received an update from Pogo’s financial advisors concerning the status of the strategic alternatives process. TD Securities updated the board on its progress in preparing a data room and attending to other matters related to soliciting proposals for a potential sale of the company’s Northrock subsidiary. In addition, TD Securities reported that Northrock management had indicated that the process of converting Northrock’s reserves data to Canadian reserve definition standards, which would be necessary for Canadian royalty trust purchasers, would take eight to ten weeks. Goldman Sachs reported that public disclosure of the strategic alternatives process had generated additional interest from several new parties, and that several other parties that had previously been contacted with respect to a sale of the entire company had expressed renewed interest in transactions involving selected properties. In addition, the board discussed matters related to Third Point’s threatened proxy contest and the negative impact such a dispute might have on the strategic alternatives process. The board then considered the terms it might propose to Third Point to resolve the threatened proxy contest. On February 28, 2007, Mr. Van Wagenen sent a letter to Third Point outlining such terms and, after receiving Third Point’s response, representatives of Pogo and Third Point proceeded over the next two weeks to negotiate terms of an agreement to settle the proxy contest.

On March 12, 2007, Pogo and Third Point publicly announced that they had entered into an agreement to settle the proposed proxy contest. Pursuant to the agreement, Pogo’s board of directors was expanded from eight to 10 members, and Mr. Loeb and Bradley L. Radoff, Senior Portfolio Manager of Third Point, were appointed to fill the new directorships, the terms of which would expire at Pogo’s annual meetings in 2007 and 2008, respectively. The board agreed to nominate and recommend Mr. Loeb for election at the 2007 annual meeting. Until 20 days after the 2007 annual meeting, the agreement allowed the Pogo board to create a third directorship and offer to appoint Mr. Rowling of TRT to fill the directorship. In addition, Third Point agreed not to engage in the solicitation of proxies or otherwise seek control of Pogo through December 31, 2007, and agreed to vote all of its shares of Pogo common stock in accordance with the recommendation of the board regarding director nominees at the 2007 annual meeting (and any other stockholder meeting held for the purpose of electing directors until December 31, 2007). Pogo agreed that, prior to the 2008 annual meeting of Pogo’s stockholders, it would not adopt amendments to its bylaws that would change the notification provisions relating to stockholder proposals, prescribe any qualifications for directors or affect the ability of the stockholders to amend the bylaws. Pogo also agreed to specified restrictions on the creation of new directorships and agreed not to propose amendments to its certificate of incorporation during this time period.

During March and April 2007, Pogo’s management and financial advisors contacted numerous parties concerning transactions involving significant company properties, as well as a sale of the company. During this time, Pogo’s management made due diligence presentations for potentially interested parties and provided detailed business materials to parties for further review.

In March 2007, Pogo’s management engaged Jefferies to conduct an auction of all of Pogo’s remaining Gulf of Mexico properties. Jefferies contacted numerous potentially interested parties, and Pogo held management presentations for interested parties throughout March and April 2007. In mid-April 2007, four parties submitted proposals to purchase Pogo’s Gulf of Mexico properties. Pogo determined, after consultation with Jefferies, that the proposal submitted by Energy XXI was financially superior to the other proposals and began negotiating a sale agreement for Pogo’s Gulf of Mexico properties with Energy XXI.

On April 23, 2007, Pogo’s board of directors, with all directors present, met and discussed the current status of the strategic alternatives process. Mr. Van Wagenen reported that a definitive agreement providing for the sale of Pogo’s Gulf of Mexico assets was nearly complete and that the proposed transaction was likely to close during the second quarter. TD Securities reported that the process of preparing for the sale of Northrock and the conversion of reserve data to Canadian standards was proceeding, and that the firm expected to begin actively soliciting proposals within a month. Goldman Sachs and TD Securities indicated that several different parties had expressed interest in selected parts of the company or transactions involving the entire company, but that none of these indications of interest had yet resulted in a firm proposal. In addition, Pogo’s external legal counsel discussed with the board their fiduciary duties under Delaware law under the circumstances.

On April 24, 2007, Pogo entered into and publicly announced a definitive agreement to sell its Gulf of Mexico properties to Energy XXI for approximately $419.5 million in cash. This sale was completed on June 8, 2007.

During April and June 2007, Pogo completed sales of selected packages of properties located in the onshore Texas and Louisiana areas and the Texas Panhandle for approximately $90.6 million and $90.5 million, respectively.

In May 2007, while preparations for an electronic data room containing materials related to Northrock were being finalized, TD Securities contacted numerous potentially interested parties to solicit interest in a transaction involving part or all of Northrock’s assets. During this time, TAQA expressed interest to Goldman Sachs in acquiring all of Northrock in a single transaction. After further discussions with Pogo management and its advisors, TAQA and two other parties that had expressed interest in acquiring all of Northrock were given access to selected information and received presentations on Northrock from Pogo’s management. In mid-May 2007, Pogo received proposals from TAQA and one other party for the purchase of Northrock that were intended by them to be pre-emptive of the auction process. Pogo determined, after consultation with its financial advisors, that the proposal submitted by TAQA was financially superior to the other proposal and sufficiently attractive to be pre-emptive of any further auction process. Pogo then began negotiating a definitive agreement for the sale of Northrock to TAQA.

On May 28, 2007, Pogo entered into and publicly announced a definitive agreement to sell Northrock to TAQA for approximately $2.0 billion in cash. This sale was completed on August 14, 2007.

Following the Northrock announcement on May 28, 2007, Pogo’s financial advisors prepared revised presentation materials that reflected Pogo’s primarily onshore United States asset base, after giving effect to property sales that had recently been completed or were pending, including the sales of Pogo’s Gulf of Mexico properties and Northrock. Throughout early June 2007, Pogo’s financial advisors contacted numerous potentially interested parties, including a number of parties that had been contacted earlier in the strategic alternatives process and had expressed interest in Pogo’s onshore United States properties, to solicit interest in a potential transaction involving the entire remaining company.

On June 6, 2007, TD Securities contacted Plains to inquire about its interest in a potential transaction with Pogo. On June 7, 2007, Plains met with representatives of TD Securities and Plains agreed to have TD Securities set up a meeting between Plains and Pogo.

On June 8, 2007, James C. Flores, chairman, president and chief executive officer of Plains, met with Mr. Van Wagenen. Messrs. Flores and Van Wagenen both expressed interest in exploring a transaction in which Plains would acquire Pogo for a combination of cash and Plains stock valued in the aggregate at a premium to the then-current market price for Pogo common stock. Later on June 8, 2007, Mr. Flores contacted Mr. Van Wagenen and informed him that, after further reflection, Plains did not wish to pursue a transaction with Pogo at that time given the current status of its ongoing drilling operations.

During the month of June, more than 15 parties contacted by Goldman Sachs and TD Securities expressed interest in a potential transaction and requested additional materials, and management made more than 15 due diligence presentations to parties that expressed interest in submitting a proposal involving all of Pogo.

On June 20, 2007, representatives of TD Securities contacted Plains to inquire about its interest in resuming discussions with respect to a potential transaction with Pogo. On June 26, 2007, the chief financial officers of Plains and Pogo met to discuss a potential transaction between Plains and Pogo. On June 28, 2007, the companies entered into reciprocal confidentiality agreements.

On June 29, 2007, Pogo granted Plains access to a virtual data room and gave Plains a presentation of its overall business. From June 29, 2007 through mid-July 2007, Plains conducted due diligence and internal reviews of Pogo’s business and operations.

On July 3, 2007, Mr. Van Wagenen was contacted by the chief executive officer of a private-equity sponsored exploration and production company, or Company B, which had participated in a recent presentation by Pogo’s management and was in the process of conducting due diligence with respect to a potential transaction. The chief executive officer of Company B indicated Company B’s interest in purchasing Pogo in an all cash transaction at $51 per share, which was below the trading range and closing price of Pogo common stock that day. The chief executive officer of Company B also said he would agree to a “go-shop” period of 30 days for Pogo to solicit other proposals after execution of a definitive agreement with Company B and asked for a period of exclusive negotiations. Mr. Van Wagenen responded that he appreciated the inquiry but that the proposed transaction was not of sufficient value to be pre-emptive, that the strategic alternatives process was building and that he expected other bids. He also said Pogo would not agree to exclusivity.

On July 6, 2007, Plains engaged Lehman Brothers to act as its financial advisor and assist it in reviewing a potential transaction with Pogo.

On July 6, 2007, Mr. Flores called Mr. Van Wagenen and expressed Plains’ interest in a potential transaction with Pogo involving consideration valued at $55 to $57 per share and consisting of approximately 50% cash and 50% Plains common stock. Mr. Van Wagenen recommended that Plains submit a more specific proposal and said that he would respond as soon as possible.

Later in the day on July 6, 2007, Company B’s chief executive officer called Mr. Van Wagenen and expressed Company B’s continued interest in purchasing Pogo. During this conversation, Company B’s chief executive officer stated that, based on further analysis of Pogo, Company B was prepared to propose a price of $55 per share in cash for Pogo. Mr. Van Wagenen told Company B’s chief executive officer that Pogo was interested in Company B’s proposal and said that he would respond as soon as possible.

On July 7, 2007, Mr. Flores gave an update to the Plains board of directors with respect to a potential transaction with Pogo.

On July 7, 2007, after discussing Company B’s and Plains’ respective proposals with Pogo’s senior management, legal counsel and financial advisors, Mr. Van Wagenen separately contacted Company B’s chief executive officer and Mr. Flores. In each case, Mr. Van Wagenen said that Pogo had received another indication of interest that it was also exploring, that both indications were close to each other on a per share value basis and that the proposed value was close to a number that he could recommend to the Pogo board of directors. Mr. Van Wagenen asked each of Mr. Flores and the chief executive officer of Company B to submit a written proposal by the close of business on July 9, 2007 and recommended that each put forth his best proposal. In his conversation with Mr. Flores, Mr. Van Wagenen also said that the other indication of interest contemplated all-cash consideration.

On July 9, 2007, Plains held a telephonic board meeting. Members of management gave an overview of Pogo’s business and operations and reviewed the financial and operational advantages to Plains of a transaction with Pogo. Later that day Plains submitted a non-binding written proposal to Pogo. Plains’ proposal was for the acquisition by merger of Pogo for consideration having a combined value of $55 per share, consisting of approximately 55% cash and 45% Plains common stock at a fixed exchange ratio to be determined. Plains’ proposal stated that Plains believed any remaining due diligence could be completed and definitive documents negotiated in no more than seven days.

Also on July 9, 2007, Pogo received a non-binding written proposal from Company B. Company B’s proposal was for the purchase of Pogo in an all-cash transaction at a price of $56 per share, with a condition that commodity price risk associated with 85% of Pogo’s anticipated production of oil and gas for a three year period be hedged by Pogo as of the date of the proposal or that the parties agree that the proposed $56 per share purchase price would vary to reflect changes in the then-current 3-year “strip” of forward prices of oil and natural gas. Company B’s proposal also stated that it would provide evidence of fully committed financing from a financial institution for the debt portion of its financing and that it had equity commitments from other parties of up to $1 billion. It also said that the transaction would not be subject to a contingency on financing arrangements.

Company B said that it believed that definitive merger documents could be negotiated within seven days and requested that Pogo agree to negotiate exclusively with Company B for a limited time period. Company B’s proposal also stated that the definitive transaction documents would provide for a break-up fee of $100 million and provide that Company B’s obligation to close the proposed transaction be conditioned upon completion of Pogo’s sale of Northrock.

On July 10, 2007, Pogo’s board of directors, with one director absent, met to consider these proposals. Mr. Van Wagenen advised the board of the events over the last several days that had preceded the proposals. The board considered that Company B’s proposal was for all-cash consideration, while approximately 45% of the consideration offered by Plains’ proposal consisted of Plains common stock at a fixed exchange ratio, the value of which would be subject to changes in the trading price of Plains’ shares. The board also considered that the aggregate consideration offered by Company B was based on current commodity prices, and that Company B sought price protection in the form of additional hedges by Pogo on its future production or another price adjustment mechanism. The board also discussed the fact that Plains’ proposal would require the filing of a registration statement with the SEC and stockholder meetings for both Plains stockholders and Pogo stockholders and the timing associated with that process. Pogo’s external legal counsel indicated that the timing to implement Company B’s proposal would depend on whether Company B envisioned a one-step cash merger, which would entail timing similar to Plains’ proposal, or a first-step cash tender offer followed by a second-step merger, which could likely proceed more quickly.

After further discussion of the two proposals, Pogo’s financial advisors provided a review of and update on the strategic alternatives process, stating that more than 70 parties had been contacted concerning a potential transaction with the company since the process had begun, that the pending sale of Pogo’s Canadian operations had caused a resurgence of interest in Pogo’s remaining properties over the past several weeks, and that while there were several parties still indicating an interest in a potential transaction, only Plains, Company B and another publicly-held, mid-size exploration and production company, or Company C, appeared to be in a position to proceed quickly. The board also discussed potential alternative transactions to enhance stockholder value that Pogo might pursue in lieu of a sale of the company, including formation of a master limited partnership, as well as the possibility of remaining as an independent company.

The Pogo board determined that management and Pogo’s advisors should proceed on an expedited and non-exclusive basis to negotiate a transaction with Company B, including the negotiation and preparation of a definitive agreement for board consideration. Mr. Van Wagenen then advised the chief executive officer of Company B that the Pogo board had authorized management to proceed with Company B on a non-exclusive basis and to negotiate a definitive agreement as quickly as possible.

Following the Pogo board meeting on July 10, 2007, Mr. Van Wagenen contacted Mr. Flores, thanked him for Plains’ proposal and informed him that Pogo’s board of directors had met to discuss the proposal and had determined to proceed with another proposal that, in their view, offered superior value to Pogo’s stockholders. Mr. Flores indicated that Plains was still interested in a transaction with Pogo, and Mr. Van Wagenen agreed to let Mr. Flores know if Pogo was unable to reach agreement with respect to the other proposal.

Later that day, Pogo’s external legal counsel spoke with Company B’s external legal counsel, which said Company B intended that its proposed transaction be structured as a two-step transaction, consisting of a first-step tender offer followed by a second-step merger. Later that same evening, Pogo’s external legal counsel sent Company B and its legal counsel a proposed merger agreement for such a two-step transaction. Pogo was advised that Company B’s comments on the proposed agreement were expected to be provided by the end of the week.

Over the course of July 10 through July 12, 2007, Pogo’s financial advisors contacted five other parties, including Company C, that had continued to express interest in a potential transaction and/or were in the process of conducting due diligence with respect to a potential transaction with Pogo to determine their current level of interest. In the case of Company C and two other parties that appeared able to proceed quickly, Pogo’s financial advisors informed them of the need to prepare a proposal at the earliest possible time if they intended to make a proposal for the acquisition of Pogo.

On July 12, 2007, the chief executive officer of Company C contacted a representative of Goldman Sachs and proposed orally that Company C purchase Pogo for consideration valued at $58 per share of Pogo common stock, consisting of 50% cash and 50% Company C common stock. Company C’s chief executive officer also indicated a willingness to implement a limited form of price protection with respect to the equity component of the consideration, and also indicated that Company C might be prepared to raise its offer by a small amount, depending on the resolution of outstanding due diligence items. This communication was followed later that day by a non-binding written proposal stating that Company C would pay the same consideration that it had proposed orally and that Company C would consider a floating exchange ratio with two-way price protection to account for changes in the market price of Company C common stock. The proposal also stated that Pogo’s stockholders would be able to elect to receive cash or stock consideration in exchange for their shares of Pogo common stock, provided that the aggregate cash and stock consideration did not change. Company C’s proposal also stated that the definitive merger agreement would provide for a break-up fee of 3.5% of the equity value of Pogo at the proposed transaction price, provide a “fiduciary out” for Pogo’s board of directors to accept an unsolicited, fully-financed, superior third party offer and provide that Company C’s obligation to close the proposed transaction be conditioned upon completion of Pogo’s sale of Northrock. In addition, Company C stated in its proposal that its execution and delivery of a definitive merger agreement would be conditioned upon Company C’s satisfactory completion of due diligence on Pogo, which it expected to complete within five business days. In its proposal, Company C also stated that it would require certain unspecified Pogo stockholders to enter into voting agreements with Company C, whereby, in addition to their agreement to vote in support of the proposed transaction, such stockholders would agree not to acquire additional shares of Company C stock, propose any extraordinary transactions with Company C or seek to influence the management or control of Company C for a period of time after completion of the merger. Company C also stated in its proposal that it expected Pogo, at the time a merger agreement was signed, to enter into commodity price swaps covering an amount of Pogo’s anticipated production for 2008 and 2009, which representatives of Company C subsequently indicated would relate to Pogo’s anticipated oil production for that period. After consulting with Pogo’s senior management, financial advisors and legal counsel, Mr. Van Wagenen called a Pogo board meeting for the morning of July 13, 2007 to update the board on these recent developments as well as progress with Company B.

In conversations on July 11 and 12, 2007, representatives of Company B orally advised Pogo that they were considering alternative means of commodity price protection in its proposal and made a number of requests for information to review for due diligence purposes. They also said that they were continuing to work on financing commitments and that they expected to provide comments on the proposed form of merger agreement to Pogo very soon.

On July 13, 2007, Mr. Van Wagenen contacted the chief executive officer of Company B and said that he was concerned about the volume and detailed nature of Company B’s requests for due diligence information, that Pogo needed to see evidence of or commitment papers for its proposed financing and that the speed with which Company B had indicated it would proceed had not materialized. Company B’s chief executive officer stated that while Company B’s financing commitments were not yet firm, he was continuing to work to obtain firm commitments for debt financing. Mr. Van Wagenen also advised Company B’s chief executive officer that other parties were indicating substantial interest in Pogo.

On July 13, 2007, Mr. Flores contacted Mr. Van Wagenen. He indicated Plains’ continued interest in a transaction with Pogo and proposed consideration valued at $58 per share of Pogo common stock, consisting of an aggregate of 30 million shares of Plains common stock and the balance in cash.

On July 13, 2007, the Pogo board, with all directors present, met to discuss the status of the process. Mr. Van Wagenen first updated the board on the negotiations with Company B, which had not proceeded as quickly as Company B had indicated they would. He reported that Company B had not yet provided a written response to the draft agreement sent by Pogo’s legal counsel on the evening of July 10, 2007 or evidence documenting financing commitments, both of which it had said would be forthcoming. He then advised the board on the status of the proposals from and discussions with Plains and Company C. Pogo’s financial advisors also reported that they had contacted five other potentially interested parties since the board meeting on July 10, 2007, and that while two of those parties had said they might be in a position to indicate their interest in a transaction later that day, it appeared unlikely they would do so, and, if they did, it appeared unlikely that such indications would be competitive with any of the current proposals. After a discussion of these matters, the board authorized management to continue to press both Plains and Company C to raise the value offered by their respective proposals and to conduct business due diligence on Plains and Company C, given the stock component of their respective proposals.

On July 13, 2007, after the Pogo board meeting, Mr. Van Wagenen and Pogo’s financial advisors advised representatives of Plains and Company C that Pogo needed to know their best price, the specific structure they proposed and their outstanding due diligence items. They also said that Pogo would provide them a form of merger agreement to review and that Pogo wanted to conduct due diligence to evaluate the stock component of their respective proposals. Each company was also told that its proposal was definitely of interest but that it was not the only active bidder. Also on July 13, 2007, Pogo’s external legal counsel distributed drafts of a merger agreement to Company C and Plains.

Later on July 13, 2007, representatives of Company B contacted representatives of Pogo to inform them that Company B had concluded it would be unable to structure its proposed acquisition as a two-step transaction due to financing restrictions. Also on July 13, 2007, in response to what Company B had said about structure, Pogo’s external legal counsel sent Company B and its legal counsel a proposed merger agreement for a one-step transaction.

On July 14, 2007, Pogo’s senior management and financial advisors met separately with Company C and Plains to conduct business due diligence on each party.

Also on July 14, 2007, counsel for Plains provided initial written comments to the merger agreement distributed by Pogo’s external legal counsel the previous day. At or prior to this time, Plains stated that its execution and delivery of a definitive merger agreement would be conditioned on entering into voting agreements with certain Pogo stockholders, and that its proposed definitive merger agreement would provide its obligation to consummate the transaction would be conditioned upon completion of Pogo’s sale of Northrock. Plains and Pogo discussed a range for the break-up fee, and Plains proposed the definitive merger agreement would provide for a break-up fee of $100 million.

Later in the day on July 14, 2007, after completion of the business presentation by Plains’ management, Mr. Flores and Mr. Van Wagenen met in person to discuss details relating to the general terms of the transaction proposed by Plains. During the conversation, Mr. Flores revised Plains’ proposal to reflect consideration valued at $60 per share based on the closing price of Plains common stock on July 13, 2007, consisting of an aggregate of 40 million shares of Plains common stock and the balance in cash. Mr. Flores stated that this proposal was open only for a very limited time and that he would schedule a Plains board meeting to consider the matter for July 16, 2007. Mr. Van Wagenen said he understood, and he scheduled a Pogo board meeting for the same day.

On July 14, 2007, Mr. Flores gave an update to the Plains board of directors with respect to the Pogo negotiations.

Late in the day on July 14, 2007, a representative of Goldman Sachs contacted the chief executive officer of Company C, informed him that the process was accelerating and recommended that Company C present its best proposal and proceed very quickly because a Pogo board meeting had been scheduled for the evening of July 16, 2007 to consider all outstanding proposals and perhaps to select the most attractive proposal. The chief executive officer of Company C indicated that Company C might be in a position to respond by that time. On July 15, 2007, counsel for Company C provided a proposed form of merger agreement to Pogo’s counsel in response to the form of merger agreement distributed by Pogo’s counsel on July 13, 2007.

Early in the morning on July 15, 2007, a representative of Goldman Sachs contacted a representative of Company B’s financial advisor. He informed him that Pogo’s process was accelerating and reiterated his prior request that Company B provide necessary financing commitment papers. He also suggested that Company B present its best proposal and proceed very quickly. In addition, Goldman Sachs indicated to Company B’s financial advisor that the number and nature of their client’s ongoing due diligence questions were giving rise to concern from Pogo that the terms of Company B’s existing proposal were not firm. The Goldman Sachs representative told Company B’s financial advisor that while Company B had appeared to have the leading proposal early in the week, another interested party had since shown renewed interest and a third interested party had also emerged. He said that the proposals of both those parties were more attractive than Company B’s proposal at this point. He also said that Pogo would be holding a board meeting on the evening of July 16, 2007 to consider all proposals and perhaps to select the most attractive proposal. He said that any other information that Company B intended to provide should be provided before the Pogo board meeting.

On July 15, 2007, Plains conducted due diligence at Pogo’s offices in both Houston and Midland. That same day Plains’ board of directors had a telephonic meeting. Management provided the directors with a status update of the Pogo negotiations as well as an update with respect to due diligence. Plains’ chief financial officer reviewed the current financial projections for the proposed transaction as well as the proposed capital structure of the proposed transaction. Mr. Flores gave an overview of the combined company with respect to personnel, assets and operating metrics. Lehman Brothers gave a presentation with respect to Pogo that included an overview of the company. Lehman Brothers indicated that it would be in a position to deliver a fairness opinion and a highly confident letter with respect to the financing of the Pogo transaction. Lehman Brothers noted that Mr. Robert H. Campbell, a manager director of Lehman Brothers, was also a member of the Pogo board of directors and reported that Mr. Campbell did not have any involvement with Lehman Brothers’ services as financial advisor for Plains.

On July 15, 2007, Pogo’s senior management met with senior management of Company C, and each company conducted due diligence with respect to the other.

On July 15, 2007, Pogo’s senior management and legal counsel met with Plains’ senior management and legal counsel and discussed the terms of the draft merger agreement and related matters.

Later in the night on July 15, 2007, representatives of Company B provided to Goldman Sachs a draft of financing commitment papers from a financial institution for the debt portion of Company B’s proposed financing. Early on July 16, 2007, counsel for Company B provided to Pogo’s counsel initial written comments to the form of merger agreement distributed by Pogo’s counsel.

On July 16, 2007, representatives of Plains and Pogo conducted due diligence with respect to the other and continued negotiations with respect to the merger agreement.

On the afternoon of July 16, 2007, a representative of Company B’s financial advisor speculated to a representative of Goldman Sachs that subject to negotiating satisfactory commodity price protection, performing additional due diligence and resolving the terms of the merger agreement, his client could perhaps be in a position to raise the price in its proposal to $57 per share of Pogo common stock. Goldman Sachs reiterated that Pogo’s process had reached a critical stage and that Pogo was holding a board meeting later that day to assess the status of all existing proposals and perhaps to select the most attractive proposal. The Goldman Sachs representative also noted that Company B’s competitive position in the process had continued to suffer due to the number and nature of ongoing due diligence questions and the speed with which Company B was proceeding relative to its initial indications to Pogo.

On the afternoon of July 16, 2007, Pogo’s management provided the members of Pogo’s board of directors a draft of the proposed merger agreement with Plains and related materials.

Just before the Pogo board meeting on July 16, 2007, a representative of Goldman Sachs contacted the chief executive officer of Company C in order to confirm Pogo’s understanding of Company C’s final proposal, and the chief executive officer of Company C reconfirmed Company C’s prior proposal to acquire Pogo for consideration valued at $58 per share of Pogo common stock, consisting of 50% cash and 50% Company C common stock. He also noted that Company C had due diligence items outstanding that would still need to be resolved.

In the evening of July 16, 2007, Plains’ full board of directors met to consider the proposed transaction with Pogo. Mr. Flores reviewed the pro forma operational and financial view of the Pogo acquisition as well as the advantages to Plains of the transaction. There were several diligence presentations by officers of Plains as well as Plains’ advisors. Plains’ legal counsel then reviewed the principal terms of the merger agreement, the form of which was previously provided to the board, including the requirement to have Third Point and Mr. Van Wagenen agree to enter into voting agreements with Plains. These agreements require each of them to vote shares of Pogo common stock owned by them in favor of the adoption of the merger agreement, unless the merger agreement was terminated prior to the Pogo stockholder meeting. Plains’ legal counsel reviewed the fiduciary duties of the directors under Delaware law. The chief financial officer then reviewed the financial projections related to the proposed transaction. Lehman Brothers gave a presentation with respect to the Pogo transaction. Representatives of Lehman Brothers provided the background for its fairness opinion. Lehman Brothers again noted that Mr. Campbell was also a member of the Pogo board of directors but that he did not have any involvement with Lehman Brothers’ services as financial advisor for Plains. Lehman Brothers rendered to the board its oral fairness opinion, which was confirmed in a written opinion on July 17, 2007, the date on which the merger agreement was executed and delivered, to the effect that as of such date, from a financial point of view, the consideration to be paid by Plains in the proposed transaction was fair to Plains. After discussion, the Plains board of directors unanimously approved the merger agreement and related transactions.

In the evening on July 16, 2007, Pogo’s board of directors, with all directors present, met to consider the proposed transaction with Plains and the status of the proposals from and discussions with Company B and Company C. At the meeting, the board was provided with a form of the proposed merger agreement with Plains and related materials and a presentation prepared by Pogo’s financial advisors concerning the strategic alternatives process and the proposed transaction with Plains. Mr. Van Wagenen and the financial advisors led a discussion with the board about the status and terms of the proposals from Plains, Company B and Company C, including the proposed consideration, the firmness of each proposal, the status of due diligence and the status of documentation. After consideration, the discussion then focused on the Plains proposal. Goldman Sachs reviewed and discussed its financial analysis of the per share merger consideration to be received by Pogo stockholders in the proposed transaction with Plains. Pogo’s legal counsel discussed the structure of the transaction and the material terms of the proposed merger agreement, including the ability of the board of directors to negotiate and enter into a superior alternative transaction should Pogo receive an unsolicited offer that constituted a “superior proposal” (as defined in the merger agreement). Pogo’s legal counsel also discussed with the directors their fiduciary obligations under Delaware law under the circumstances. There was also a discussion of Plains’ proposed financing for the transaction, and TD Securities advised the board that Plains’ financial advisor would provide a letter stating that it was highly confident that it could arrange the financing necessary to fund the cash portion of the merger consideration. The board also discussed the fact that Plains had requested each of Third Point and Mr. Van Wagenen to agree as part of the transaction to enter into voting agreements with Plains, which would require each of them to vote shares of Pogo common stock owned by them in favor of adoption of the merger agreement, unless the merger agreement was terminated prior to the Pogo stockholder meeting. For a portion of the meeting, the board excused Mr. Van Wagenen and other members of management and met in executive discussion to discuss the merger agreement and related matters, including the consequences of the transaction under Pogo’s executive compensation arrangements and employee benefit plans. During this time, Mr. Robert H. Campbell, a member of the Pogo board, reminded the other members of the board that he is a managing director of Lehman Brothers, though he had not had any involvement with Lehman Brothers’ services as financial advisor for Plains. The remaining members of the board then excused Mr. Campbell and discussed the transaction in his absence. They also determined that his relationship did not pose a conflict for this purpose.

Mr. Campbell and Mr. Van Wagenen then rejoined the other members of the board. Each of Goldman Sachs and TD Securities rendered to the board its respective oral opinion, which was confirmed in a written opinion dated July 17, 2007, the date on which the merger agreement was executed and delivered, to the effect that, as of that date and based on and subject to the matters described in the opinion, the per share merger consideration in the proposed transaction with Plains was fair, from a financial point of view, to Pogo stockholders. After discussion, Pogo’s board of directors, by a unanimous vote, determined that the merger agreement and the transactions contemplated thereby, including the merger, were advisable, fair to and in the best interests of Pogo and its stockholders, approved the merger agreement and related agreements and voted to recommend to Pogo stockholders that they adopt the merger agreement.

Following the Pogo and Plains board meetings on July 16, 2007, Mr. Van Wagenen and Mr. Flores each advised the other that their respective boards of directors had approved the merger and the merger agreement. Early in the morning on July 17, 2007, the parties executed and delivered the merger agreement.

In connection with the execution and delivery of the merger agreement, Mr. Van Wagenen and Third Point entered into voting agreements with Plains, whereby Mr. Van Wagenen and Third Point agreed to vote all outstanding shares of Pogo common stock beneficially owned by each of them in favor of adoption of the merger agreement with Plains. At the same time, Pogo entered into a termination agreement with Third Point and its affiliates providing that the stockholders agreement dated March 12, 2007 among them will terminate upon effectiveness of the merger.

On July 17, 2007, prior to the opening of trading on the New York Stock Exchange, Pogo and Plains issued a joint press release announcing the proposed transaction.

On August 14, 2007, Pogo completed the sale of Northrock to TAQA.

Reasons for the Merger—Pogo

The Pogo board of directors, at a special meeting held on July 16, 2007, unanimously (1) determined that the merger agreement and the transactions contemplated thereby, including the merger, were advisable, fair to and in the best interests of Pogo and its stockholders, (2) approved the merger agreement and the merger and (3) determined to recommend that Pogo’s stockholders vote in favor of the adoption of the merger agreement. In reaching its conclusion, Pogo’s board of directors consulted with Pogo’s management as well as Pogo’s legal and financial advisors and considered a number of factors, including factors discussed below in this section.

Pogo’s board considered the following material factors as generally supporting its decision to enter into the merger agreement:

•

The merger consideration (on an aggregate basis) of $24.88 in cash plus 0.68201 of a share of Plains common stock per share of Pogo common stock (with a combined value equal to $60 per share based upon the closing sale price of Plains common stock on July 13, 2007, the last trading date before the date of the board meeting), represented a premium of:

•	15.3% above the closing sale price of Pogo common stock on July 13, 2007;

•	16.9% and 14.5% above the average closing price of Pogo common stock for the 10 trading days and 30 trading days ended July 13, 2007, respectively;

•	10.5% and 55.0% above the highest and lowest closing sale price of Pogo common stock for the 52-week period ended July 13, 2007, respectively; and

•

18.6% above the closing sale price of Pogo common stock on February 15, 2007, the date Pogo publicly announced that it was seeking strategic alternatives, including the sale or merger of the company (see “—Background of the Merger”).

•	That Pogo had explored a variety of strategic alternatives over an extended period of time pursuant to a publicly announced plan, the thoroughness of the process for exploring and reviewing these alternatives, including consideration of alternative transactions with other third parties, and the board’s view, supported by discussions with Pogo’s financial advisors, that additional consideration of pending offers by third parties would not be likely to result in an acquisition proposal at a higher price (see “—Background of the Merger”).

•

The potential stockholder value that might result from other alternatives available to Pogo, including the alternative of remaining as an independent public company, considering, in particular, the potential for Pogo stockholders to share in any future earnings growth of the company and continued costs, risks and uncertainties associated with continuing to operate as a public company.

•	The board’s familiarity with, and understanding of, Pogo’s business, assets, financial condition, results of operations, current business strategy and prospects.

•

The reports of management and Pogo’s financial advisors regarding their due diligence review of Plains’ business, assets, financial condition, results of operations, business strategy and prospects and the expectation that the merger would be accretive to stockholders of the combined company.

•

That because the majority of the merger consideration (on an aggregate basis) is payable in the form of Plains common stock, Pogo stockholders will have the opportunity to participate in the combined post-merger company. In that regard, the board understood that the volatility of prices for oil and gas and general stock market conditions will cause the merger consideration to fluctuate, perhaps significantly, but was of the view that on a long-term basis it would be desirable for stockholders to have an opportunity to retain some continuing investment in the combined post-merger company.

•

The board’s understanding and management’s review of overall market conditions, including then-current and prospective commodity prices and the trading prices of Pogo common stock relative to other exploration and production companies with similar reserve profiles and market capitalizations, and the board’s determination that, in light of these factors, the timing of the potential transaction was favorable to Pogo.

•

The board’s belief, supported by information provided by Pogo’s financial advisors, that (i) Plains common stock trades at multiples of cash flow, reserves and production generally in line with stocks of exploration and production companies of similar size and reserve life characteristics; (ii) Plains common stock has historically outperformed such companies in terms of stock price appreciation and is generally viewed favorably by research analysts and the investing community and (iii) there may be potential for Pogo stockholders to realize additional value over time through appreciation of Plains common stock.

•

The board’s expectation, supported by a “highly confident” letter from Plains’ financial advisor and after consultation with Pogo’s financial advisors, that Plains will be able to obtain the necessary financing to pay the cash consideration pursuant to the merger agreement and the transactions contemplated thereby.

•

The financial analyses of Goldman Sachs and TD Securities, Pogo’s financial advisors, presented to the board at various meetings of the board including on July 16, 2007 and the oral opinions of each firm on that date (subsequently confirmed in their respective written opinions dated July 17, 2007, the date on which the merger agreement was executed and delivered) to the board as to the fairness, from a financial point of view, to the Pogo stockholders of the aggregate stock and cash consideration to be paid to such stockholders in the merger as of the date of each such opinion, as more fully described below under the caption “—Opinions of Pogo’s Financial Advisors.” The full text of the opinions of Goldman Sachs and TD Securities, in each case setting forth the assumptions made, procedures followed, matters considered and limitations on the reviews undertaken in connection with such opinion, are attached as Annex C and Annex D, respectively, to this joint proxy statement/prospectus.

•

The review by the board with Pogo’s legal and financial advisors of the structure of the merger and the financial and other terms of the merger agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations and the termination provisions, as well as the likelihood of consummation of the merger and the board’s evaluation of the likely time period necessary to close the transaction. The board also considered the following specific aspects of the merger agreement:

•

The blend of stock and cash consideration contemplated by the merger agreement and the ability of Pogo stockholders to elect cash and/or stock consideration, subject to the allocation provisions of the merger agreement based on the stockholders’ elections.

•

The fact that the merger agreement provides for a fixed ratio of shares of Plains common stock, on an aggregate basis, with respect to the stock portion of the merger consideration, regardless of any change in the value of Plains stock between execution of the merger agreement and closing of the merger. Although Pogo’s stockholders, on an aggregate basis, will not receive additional consideration if the price per share of Plains common stock is lower at the time of closing than prior to the execution of the merger agreement and will in that event receive lesser value, Pogo’s stockholders will receive the benefit of any increase in value of Plains common stock during that time period, as well as a substantial cash payment that will not be affected by any change in the trading price of Plains common stock.

•

The board’s expectation that the stock portion of the merger consideration will be received tax free by Pogo’s stockholders (see “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”).

•

The limited nature of the closing conditions included in the merger agreement, including the absence of any financing contingency for Plains and the market, industry related and other exceptions to the events that would constitute a material adverse effect on Pogo for purposes of the agreement, as well as the likelihood of satisfaction of all conditions to the consummation of the merger. In this regard, while the merger agreement conditions Plains’ obligation to consummate the merger upon Pogo’s completion of the sale of its Canadian operations, the board, based on discussions with management, determined that such sale would likely be completed within the time period contemplated by the merger agreement.

•

Pogo’s right to engage in negotiations with, and provide information to, a third party that makes an unsolicited acquisition proposal, if the board of directors determines in good faith, after consultation with its legal and financial advisors, that such proposal constitutes or is reasonably likely to lead to a transaction that is more favorable to Pogo’s stockholders than the merger.

•	Pogo’s right to terminate the merger agreement in order to accept a superior proposal, subject to certain conditions and payment of a termination fee and expenses to Plains.

•

That (1) the termination fee of $100 million (representing approximately 2.8% of the aggregate merger consideration based upon the closing sale price of Plains common stock on July 13, 2007, the last trading date before the date of the board meeting) and (2) the agreement to reimburse Plains for up to $10 million of expenses incurred by Plains in connection with the merger, in each case payable by Pogo to Plains under specified circumstances were, in the board’s judgment in consultation with Pogo’s counsel and financial advisors, reasonable.

•	The requirement that Pogo stockholder approval be obtained as a condition to consummation of the merger.

In the course of its deliberations, the Pogo board also considered a variety of risks and other potentially negative factors, including the following:

•

Because the merger agreement provides for a fixed ratio of shares of Plains common stock, on an aggregate basis, with respect to the stock portion of the merger consideration, and the terms of the merger agreement did not include “collar” provisions or stock-price-based termination rights that would be triggered by a decrease in the aggregate value of the stock portion of the merger consideration, the value received by holders of Pogo common stock pursuant to the merger could be materially less than the value as of the date of the merger agreement.

•	The interests of certain of Pogo’s officers and directors described under “—Interests of Pogo Directors and Executive Officers in the Merger.”

•

The restrictions on the conduct of Pogo’s business prior to completion of the merger, requiring Pogo to conduct its business only in the ordinary course, subject to specific limitations, which may delay or prevent Pogo from undertaking business opportunities that may arise pending completion of the merger.

•	That it is possible that Plains may not be able to obtain all necessary financing to consummate the merger.

•

That, while the merger is expected to be completed, there is no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied or waived, and as a result, it is possible that the merger might not be completed even if approved by Pogo’s stockholders.

•

That, under the terms of the merger agreement, Pogo must pay to Plains a termination fee if the merger agreement is terminated under certain circumstances, which may deter others from proposing an alternative transaction that may be more advantageous to Pogo stockholders (see “Terms of the Merger Agreement—Termination, Amendment and Waiver”).

•	Risks of the type and nature described under “Risk Factors.”

Pogo’s board considered all of these factors as a whole and, on balance, concluded that they supported a favorable determination to enter into the merger agreement. The foregoing discussion of the information and factors considered by the board is not exhaustive. In view of the wide variety of factors considered by the board in connection with its evaluation of the proposed transaction and the complexity of these maters, the board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The board evaluated the factors described above, among others, and reached a consensus that the proposed transaction was advisable, fair to and in the best interests of Pogo and its stockholders. In considering the factors described above and any other factors, individual members of the board may have viewed factors differently or given different weight or merit to different factors.

Pogo’s board of directors unanimously recommends that Pogo’s stockholders vote “FOR” adoption of the merger agreement. Properly dated and signed proxies, and proxies properly submitted over the Internet and by telephone, will be so voted unless Pogo’s stockholders specify otherwise.

Pogo and Plains Forward-Looking Information

Pogo and Plains make publicly available only limited information regarding their respective future performances and neither company, as a matter of course, makes public projections as to its long-term future financial performance. However, in connection with its process of pursuing strategic alternatives, Pogo prepared and provided non-public financial projections to its financial advisors. These projections were also made available to potentially interested parties that signed confidentiality agreements, including Plains, and to Plains’ financial advisor. A summary of this information is included below to give Pogo and Plains stockholders access to non-public information that was considered by Pogo’s financial advisors for purposes of evaluating the merger and made available to Plains, its financial advisor and such other potentially interested parties. Similarly, in connection with Pogo’s evaluation of the proposed merger, Plains provided Pogo and Pogo’s financial advisors certain non-public, forward-looking information with respect to Plains. A summary of the non-public information is included below to give Pogo and Plains stockholders access to the non-public information made available to Pogo and its financial advisors.

Pogo and Plains caution you that uncertainties are inherent in forward-looking information of any kind. None of Pogo, Plains or any of their respective affiliates, advisors, officers, directors or representatives has made or makes any representation or can give any assurance to any Pogo stockholder, Plains stockholder or other person regarding the ultimate performance of Pogo or Plains compared to the summarized information set forth below or that any such results will be achieved.

The forward-looking information summarized below was prepared by Pogo’s and Plains’ management in connection with the evaluation of the proposed merger or for internal planning purposes only and not with a view toward public disclosure or toward compliance with generally accepted accounting principals (“GAAP”), the published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants. Neither Pogo’s nor Plains’ independent registered public accounting firm nor any other independent registered public accounting firm have compiled, examined or performed any procedures with respect to the projections, nor have they expressed any opinion or given any form of assurance on the projections or their achievability. The PricewaterhouseCoopers LLP reports incorporated by reference into this joint proxy statement/prospectus relate to Plains’ and Pogo’s historical financial information. They do not extend to the prospective financial information and should not be read to do so. The respective boards of directors of Pogo and Plains did not prepare, and do not give any assurance regarding, the summarized information.

The summarized, forward-looking information is based on numerous estimates, variables and assumptions that are inherently subject to general business, economic, competitive and other uncertainties, all of which are difficult to predict and beyond the control of the respective managements of Pogo and Plains. These estimates, variables and assumptions may not prove to have been, or may no longer be, accurate, and the information is subjective in many respects. Important factors that may affect or cause the information below to differ from actual results include, but are not limited to, the factors referenced under the “Cautionary Statements Concerning Forward-Looking Statements” section of this joint proxy statement/prospectus and other risks described in Pogo’s and Plains’ respective Annual Reports on Form 10-K filed with the SEC for the year ended December 31, 2006, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Furthermore, the summarized, forward-looking information does not necessarily reflect revised prospects for Pogo’s or Plains’ business, changes in general business or economic conditions, or any other transaction or event that has occurred since the date the information was prepared or that may occur and that were not anticipated at the time the information was prepared. Moreover, the information is not necessarily indicative of future performance, which may be significantly more or less favorable than as contemplated by the information and accordingly should not be regarded as a representation that they will be achieved. In addition, the information summarized below does not reflect the effects of the merger or any related financing, which may cause actual results to differ materially. Pogo and Plains do not intend to update or otherwise revise the summarized information to reflect circumstances existing after the date they were prepared. Since the preparation of the information, among other developments, Pogo and Plains have made publicly available their results of operations for the quarter ended June 30, 2007. Stockholders should review the companies’ respective Quarterly Reports on Form 10-Q for the quarter ended June 30, 2007 to obtain this information.

Pogo

In connection with preparing its projections, Pogo made a number of assumptions, including but not limited to:

•	estimated daily production (MBOE):

2007E	2008E	2009E	2010E
50	55	59	63

•	assumed benchmark oil and gas prices:

	2007E	2008E	2009E	2010E
Oil ($/Bbl)	$62.14	$60.00	$60.00	$60.00
Gas ($/Mcf)	$7.65	$7.50	$7.50	$7.50

•	estimated capital expenditures (in millions):

2007E	2008E	2009E	2010E
$510	$415	$445	$410

•

approximately $2.1 billion of debt was assumed to be repaid in 2007 from proceeds of asset dispositions, resulting in a loss on debt extinguishment in 2007 of $107.5 million and leaving outstanding no debt other than Pogo’s $300 million 6 5/8% Senior Subordinated Notes, which were assumed to be repaid in 2010.

•	the projections were prepared under the successful efforts method of accounting for oil and gas producing activities.

The summarized projected financial information set forth below reflects actual results through April 2007 and projected results for the remainder of 2007, including the estimated effect of dispositions during that period, and projected results for 2008, 2009 and 2010.

	(dollars in millions)
	2007E	2008E	2009E	2010E
Revenues	$989.5 (1)	$921.5	$983.5	$1,059.1
Operating costs and expenses(2)	(502.2)	(355.7)	(365.5)	(374.7)
EBITDA(3)	487.3	565.8	618.0	684.4
Other costs and expenses(4)	(479.4)	(445.0)	(480.6)	(527.1)
Net income from continuing operations	7.9	120.8	137.4	157.3
Loss from discontinued operations	(379.2)	—	—	—
Net income (loss)	(371.3)	120.8	137.4	157.3
Discretionary cash flow(5)	523.0 (6)	534.9	575.8	602.9

(1)	Includes $124.5 million of gain on sale of properties.

(2)	Excludes depreciation, depletion and amortization of long-lived assets.

(3)	EBITDA represents net income from continuing operations before interest expense (net), income taxes, depreciation, depletion and amortization of long-lived assets and loss on debt extinguishment. EBITDA is not a financial measure prepared in accordance with GAAP and should not be considered as a substitute for net income (loss) or cash flow data prepared in accordance with GAAP.

(4)	Consists of depreciation depletion and amortization of long-lived long-assets, interest expense net of capitalized interest and interest income, loss on debt extinguishment and provision for income taxes.

(5)	Discretionary cash flow represents net income (loss) plus loss from discontinued operations, depreciation, depletion, and amortization expense, dry hole and exploration expense and other non-cash expenses and less deferred income taxes and gain on sale of properties. It is not a financial measure prepared in accordance with GAAP and should not be considered as a substitute for net income (loss) or cash flow data prepared in accordance with GAAP.

(6)	Includes $228.1 million of discretionary cash flow from discontinued operations.

Plains

The information set forth below reflects actual results through May 31, 2007, which takes into account the acquisition from Laramie Energy of all of its interest in certain oil and gas producing properties in the Piceance Basin in Colorado on May 31, 2007 and projected results for June 1, 2007 through the remainder of 2007, and projected results for full year 2008, 2009, 2010 and 2011.

	2007E	2008E	2009E	2010E	2011E
Estimated daily production (MBOE) (1)	57	63	69	73	78
Estimated cash operating expense (in $1/BOE)(1)	$18.17	$13.88	$13.59	$13.39	$12.18
Estimated capital expenditures (in millions) (1):
Development	$563.0	$672.0	$763.0	$785.0	$675.0
Exploration	282.0	74.0	—	—	—

Total	$845.0	$746.0	$763.0	$785.0	$675.0

(1)	Based on a risked forecast and benchmark oil and gas prices of $65.00/bbl and $8.00/MMbtu, respectively.

Reasons for the Merger—Plains

At its July 16, 2007 meeting the members of the Plains board unanimously approved and adopted the merger agreement and the transactions contemplated by it, and recommended that the Plains stockholders approve the issuance of Plains common stock to Pogo stockholders pursuant to the merger, the amendment to Plain’s certificate of incorporation to increase the number of authorized common shares from 150,000,000 to 250,000,000 and any adjournments of the special meeting, if necessary, to solicit additional proxies. The Plains board believes that the merger agreement and the terms of the merger are fair to, and in the best interests of, Plains and the Plains stockholders. Therefore, the Plains board recommends that Plains’ stockholders vote to approve the share issuance.

In reaching its recommendation, the Plains board of directors consulted with Plains’ management, as well as its financial and legal advisors, and believes that the merger will:

•

Improve Market Position. The combined company, as adjusted for discontinued operations, would have had average production in the second quarter of 2007 of approximately 106 MBOE per day. The combined company would have had estimated net proved reserves of approximately 586 MMBOE as of December 31, 2006, as adjusted for the completed 2007 Pogo asset sales and 2007 Plains property acquisition. Plains believes that its increased size will result in greater hedging, marketing, purchasing and operating strength, facilitate internal growth and promote long-term stockholder value.

•	Provide Meaningful Accretion to Cash Flow. The merger is expected to increase Plains’ cash margins and overall cash flow on a per share basis.

•

Improve Financial Flexibility. Plains believes that the merger will provide the combined company with more efficient access to capital at a lower cost than either Plains or Pogo has individually. In addition, the combined company should be better positioned to fund future growth projects and reduce leverage through increased cash flow, capital rationalization opportunities and possible divestiture of non-core properties.

•

Provide Balanced Exploration, Exploitation and Development Opportunities. The merger should provide Plains with a more balanced portfolio of investment opportunities, thereby giving management more flexibility in its long-term capital allocation decisions. In particular, the combined company should be in a position to maximize the value of its exploratory and development inventory and discoveries located in the Permian Basin, Texas Panhandle, Gulf Coast, Gulf of Mexico and Rocky Mountains areas, as well as in Vietnam and New Zealand. The combined company will have greater human, capital and seismic resources to participate in the development of existing discoveries, as well as additional exploration and future leasing activities.

•

Provide Fair Consideration. Lehman Brothers presented its opinion to the Plains board of directors to the effect that, based upon its review and assumptions and subject to specific matters stated in the opinion, as of July 17, 2007, the aggregate consideration to be paid by Plains in the merger was fair, from a financial point of view, to Plains. For a more detailed discussion of the opinion of Lehman Brothers, see “The Merger—Opinion of Plains’ Financial Advisor.”

•

Diversify Reserve, Commodity and Geographic Mix. The merger will reduce Plains’ dependence on the California oil market and exposure to the California regulatory system. The merger will add significantly to Plains’ production and reserves and will increase the percentage of Plains’ reserves and production from natural gas.

•

Expand Plains’ Presence in the Rocky Mountains and the Gulf Coast and Establish Positions in the Permian Basin and the Texas Panhandle. The merger is consistent with Plains’ long-term strategy of growth through mergers and acquisitions. The merger should provide Plains with high return investment opportunities in the Gulf Coast and Texas Panhandle regions and growth opportunities in the Rocky Mountains and Permian Basin regions, as well as further consolidation opportunities. In addition, the merger will provide Plains the opportunity to elect to participate in international exploration projects.

•

Create Synergies and Cost Savings. Plains expects that the merger will allow the combined company to take advantage of synergies, which will result in significant cost savings. Plains expects to reduce costs in the combined company’s operations by approximately $50.0 million per year by consolidating corporate headquarters, eliminating duplicative staff and expenses and benefiting from other cost savings.

•

Shorten Reserve to Production Ratio. The merger is expected to increase Plains’ current production and its proved developed reserves as a percentage of its total proved reserves, thereby shortening its reserve life to production ratio.

•

Enhance Financing Optionality. The properties of the combined company may be suitable for a variety of public and/or private financing alternatives, including the formation of a master limited partnership. These various alternatives could provide us with additional liquidity.

In reaching its decision to recommend the merger to its stockholders, the Plains board also considered a number of additional factors, including:

•

its discussions with Plains’ management concerning the results of Plains’ investigation of Pogo and its operations, including litigation matters, impact of Pogo’s recent divestment activities, and the mechanisms by which Plains’ and Pogo’s debt would be addressed in and after the merger; and

•	the strategic, operational and financial opportunities available to Plains in the normal course of its business compared to those that might be available following the merger.

The Plains board also considered certain risks and potential disadvantages associated with the merger, including:

•

Merger-Related Expenses. Plains and Pogo expect to incur approximately $265 million in charges and expenses (including approximately $44 million to repurchase Pogo stock options based on the closing price of Plains’ common stock on July 16, 2007) as a result of the merger, which will reduce the amount of capital available to fund the combined company’s operations.

•	Integration. The operations of the two companies may not be successfully integrated.

•	Lack of Expected Cost Savings. Expected cost savings may not be realized to the degree anticipated.

•	Outstanding Conditions to the Merger. The merger might not be completed as a result of a failure to satisfy the conditions to the merger agreement.

Having considered these factors and the risks discussed under “Risk Factors,” the potential benefits of the merger outweigh these considerations in the judgment of the Plains board. The foregoing discussion of the information and factors that were given weight by the Plains board is not intended to be exhaustive, but it is believed to include all material factors considered by the Plains board. Projections for Pogo that Pogo provided to Plains were not material to the Plains board’s decision.

In view of the variety of factors considered in connection with its evaluation of the proposed merger and the terms of the merger agreement, the Plains board did not deem it practicable to quantify or assign relative weights to the factors considered in reaching its conclusion. In addition, individual Plains directors may have given different weights to different factors.

Opinions of Pogo’s Financial Advisors

Opinion of Goldman Sachs

Goldman Sachs rendered its written opinion to Pogo’s board of directors that, as of July 17, 2007 and based upon and subject to the factors and assumptions set forth therein, the stock consideration and the cash consideration to be received by the holders of Pogo common stock, taken in the aggregate, was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated July 17, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. Goldman Sachs provided its opinion for the information and assistance of Pogo’s board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Pogo’s common stock should vote with respect to the merger or adoption of the merger agreement.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and annual reports on Form 10-K of Pogo and Plains for the five fiscal years ended December 31, 2006;

•	certain interim reports to stockholders and quarterly reports on Form 10-Q of Pogo and Plains;

•	certain other communications from Pogo and Plains to their respective stockholders;

•	certain publicly available upstream oil and gas company equity research reports, including the commodity price forecasts set forth in such reports;
•	proved oil and gas reserve reports of Pogo prepared by independent petroleum engineers Ryder Scott Company L.P. (the “Ryder Scott Report”);

•	proved oil and gas reserve reports prepared by Pogo and reviewed by Ryder Scott for certain of its domestic properties acquired from Latigo Petroleum, Inc. (the “Latigo Report”);

•

proved oil and gas reserve reports prepared by independent petroleum engineers Miller and Lents, Ltd. for certain of Pogo’s onshore Gulf Coast and Rocky Mountain properties (the “Miller and Lents Report”);

•	proved oil and gas reserve reports of Plains prepared by independent petroleum engineers Netherland, Sewell and Associates, Inc. (the “NSAI Report”);

•	an oil and gas proved and unproved reserve model of Plains prepared by Plains (the “Plains Report”);

•

an oil and gas proved and unproved reserve model of Pogo prepared by its management (the “Pogo Report”, and together with the Ryder Scott Report, the Latigo Report, the Miller and Lents Report, the NSAI Report, and the Plains Report, the “Reserve Reports”);

•	certain internal analyses and forecasts for Pogo and Plains prepared by their respective managements;

•	certain internal analyses and forecasts for Plains relating to Plains’ non-reserve assets prepared by its management; and

•	appraisals relating to the non-reserve assets of Pogo and Plains prepared by John S. Herold Inc. (collectively, the “Appraisals”).

Goldman Sachs also held discussions with members of the senior management of Pogo and Plains regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction and the past and current business operations, financial condition, and future prospects of their respective companies, including the Reserve Reports and the Appraisals. In addition, Goldman Sachs reviewed the reported price and trading activity for the Pogo common stock and the Plains common stock, compared certain financial and stock market information for Pogo and Plains with similar information for certain other companies the securities of which are publicly traded, and reviewed the financial terms of certain recent business combinations in the upstream oil and gas industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

For the purposes of rendering the opinion described above, Goldman Sachs relied upon and assumed, without assuming any responsibility or liability for independent verification, the accuracy and completeness of all of the financial, accounting and other information, including the Reserve Reports and the Appraisals, provided to, discussed with or reviewed by it. In that regard, Goldman Sachs has assumed with the consent of the board of directors of Pogo that the internal financial analyses and forecasts prepared by the managements of Pogo and Plains have been reasonably prepared on a basis reflecting their respective best then currently available estimates and judgments. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Pogo or Plains or any of their respective subsidiaries, and except for the Reserve Reports and the Appraisals, Goldman Sachs was not furnished with any evaluation or appraisal of the assets or liabilities of Pogo or Plains or any of their respective subsidiaries. Goldman Sachs is not an expert in the evaluation of oil and gas reserves and, with the consent of the management of Pogo, has relied without independent verification solely upon the Reserve Reports and the Appraisals for purposes of performing its analyses relating to such matters. Goldman Sachs also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Pogo or Plains or on the expected benefits of the transaction in any way meaningful to its analysis. Goldman Sachs’ opinion does not address any legal, regulatory, tax or accounting matters, the underlying business decision of Pogo to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to Pogo. In addition, Goldman Sachs is not expressing any opinion as to the prices at which shares of Plains common stock will trade at any time.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the board of directors of Pogo in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions, as in effect on, and the information made available to it as of, the date of its opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 17, 2007 and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis

Goldman Sachs reviewed the historical trading prices and volumes for the Pogo common stock for the period from January 1, 2006 to July 13, 2007, the trading day preceding the date of delivery of Goldman Sachs’ oral opinion. In addition, Goldman Sachs analyzed the consideration to be received by holders of Pogo common stock pursuant to the merger agreement in relation to the latest closing price, 10-day average, 30-day average and twelve months high and low market prices of the Pogo common stock, in each case as of July 13, 2007, as well as in relation to the closing market price of the Pogo common stock on February 15, 2007, the date on which Pogo publicly announced it had previously commenced and was continuing a review of its strategic alternatives, including a possible sale of the company.

This analysis indicated that the price per share to be paid to Pogo stockholders pursuant to the merger agreement and based on the closing market price of $51.50 of Plains common stock on July 13, 2007 represented:

•	a premium of 15.3% based on the most recent closing market price of $52.04 per Pogo share;

•	a premium of 16.9% based on the 10-day average market price of $51.34 per Pogo share;

•	a premium of 14.5% based on the 30-day average market price of $52.41 per Pogo share;

•	a premium of 10.5% based on the latest twelve months high market price of $54.30 per Pogo share;

•	a premium of 55.0% based on the latest twelve months low market price of $38.71 per Pogo share; and

•

a premium of 18.6% based on the closing market price of the Pogo common stock on February 15, 2007, the day on which Pogo announced it had previously commenced and was continuing a review of its strategic alternatives, including a possible sale of the company.

Selected Companies Analysis

Goldman Sachs reviewed and compared certain financial information for Pogo and Plains to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the oil and gas exploration and development industry.

Selected companies in respect of Pogo:

•	Cimarex Energy Co.;

•	Denbury Resources Inc.;

•	Exco Resources Inc.;

•	Forest Oil Corporation;

•	Newfield Exploration Company;

•	Noble Energy;

•	Petrohawk Energy Corporation; and

•	Pioneer Natural Resources.

Selected companies in respect of Plains:

•	Berry Energy, Inc.;

•	Denbury Resources Inc.;

•	Encore Acquisition Company;

•	Exco Resources Inc.;

•	Pioneer Natural Resources; and

•	Whiting Petroleum Corporation.

Although none of the selected companies is directly comparable to Pogo or Plains, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Pogo or Plains, as applicable.

Goldman Sachs also calculated and compared various financial multiples and ratios based on financial data as of July 13, 2007, information it obtained from SEC filings and Institutional Brokers’ Estimate System (“IBES”) estimates. The multiples and ratios of Pogo were calculated using the Pogo closing price on July 13, 2007 and the multiples and ratios of Plains were calculated using the Plains closing price on July 13, 2007. The multiples and ratios of Pogo and Plains were based on information provided by their respective managements and IBES estimates. The multiples and ratios for each of the selected companies were based on the most recent publicly available information.

With respect to the selected companies, Goldman Sachs calculated the selected companies’ estimated calendar years 2007 and 2008 price/discretionary cash flow (“DCF”) ratios and compared such ratios to the results for Pogo and Plains. For purposes of this analysis, DCF is defined as net income plus non-cash operating expenses, including depreciation, depletion, amortization, deferred taxes, and other non-cash, operating gains or losses impacting net income. The following table presents the results of this analysis:

	Selected Companies (Pogo)				Pogo
Price/DCF Ratio:	Range		Mean	Median
2007E	3.6x-11.6x	*	6.1x	5.1x	5.2x	**
2008E	3.3x-9.5x	*	5.5x	5.2x	6.9x	**

*	Based on IBES estimates.
**	Using earnings estimates based on Pogo management projections.

	Selected Companies (Plains)			Plains
Price/DCF Ratio:	Range	Mean	Median
2007E	4.4x-11.6x	6.9x	5.8x	9.2x
2008E	3.7x-9.5x	6.2x	6.3x	7.3x

*	Based on IBES estimates.
**	Using earnings estimates based on Plains management projections.

Goldman Sachs also calculated the selected companies’ estimated calendar years 2007 and 2008 enterprise value/EBITDA ratios and compared such ratios to the results for Pogo and Plains. For purposes of this analysis, EBITDA is defined as net income before interest expense, income taxes, depreciation, depletion, amortization and exploration expense. The following table presents the results of this analysis:

	Selected Companies (Pogo)				Pogo
Enterprise Value/EBITDA Ratio:	Range		Mean	Median
2007E	4.3x-12.5x	*	7.0x	6.2x	4.6x	**
2008E	3.6x-10.3x	*	5.9x	5.6x	4.2x	**

*	Based on IBES estimates.
**	Using earnings estimates based on Pogo management projections.

	Selected Companies (Plains)				Plains
Enterprise Value/EBITDA Ratio:	Range		Mean	Median
2007E	6.7x-12.5x	*	8.2x	8.1x	9.8x	**
2008E	6.0x-10.3x	*	6.9x	6.6x	7.8x	**

*	Based on IBES estimates.
**	Using earnings estimates based on Plains management projections.

Goldman Sachs also calculated the selected companies’ estimated calendar years 2007 and 2008 reserve value/daily production ratios and compared such ratios to the results for Pogo and Plains. For purposes of this analysis, reserve value is defined as enterprise value less the estimated value of non-reserve assets. The following table presents the results of this analysis:

	Selected Companies (Pogo)				Pogo
Reserve Value/Daily Production Ratio:	Range		Mean	Median
2007E	$8,712-$23,318	*	$12,516	$10,845	$10,256	**
2008E	$8,302-$19,624	*	$10,863	$9,854	$9,402	**

*	Based on the Appraisals.
**	Using future production earnings estimates based on Pogo management projections.

	Selected Companies (Plains)				Plains
Reserve Value/Daily Production Ratio:	Range		Mean	Median
2007E	$10,773-23,318	*	$13,818	$12,645	$12,223	**
2008E	$9,109-19,624	*	$12,496	$11,899	$12,195	**

*	Based on the Appraisals.
**	Using future production earnings estimates based on Plains management projections.

Goldman Sachs also calculated the selected companies’ estimated reserve value/proved reserves ratios and compared such ratios to the results for Pogo and Plains. The following table presents the results of this analysis:

	Selected Companies (Pogo)				Pogo
Reserve Value/Proved Reserves Ratio:	Range		Mean	Median
$/Mcfe	$1.50-$4.53	*	$2.90	$2.79	$2.26	**

*	Based on the Appraisals.
**	Using non-reserve value estimates per Pogo management.

	Selected Companies(Plains)				Plains
Reserve Value/Proved Reserves Ratio:	Range		Mean	Median
$/Mcfe	$1.50-$4.53	*	$2.48	$2.19	$2.04	**

*	Based on the Appraisals.
**	Using non-reserve value estimates per Plains management.

Goldman Sachs also calculated the selected companies’ estimated calendar year 2007 net debt/DCF ratios and compared such ratios to the results for Pogo and Plains. For purposes of this analysis, net debt is defined as total debt less net working capital. Net working capital is defined as current operating assets less current operating liabilities. The following table presents the results of this analysis:

	Selected Companies (Pogo)				Pogo
Net Debt/DCF:	Range		Mean	Median
2007E	0.7x-9.5x	*	2.3x	1.4x	0.4x	**

*	Based on IBES estimates.
**	Using earnings estimates based on Pogo management projections and including expected cash proceeds from the sale by Pogo of Northrock, which Pogo announced on May 28, 2007 and expects to close during the third quarter of 2007.

	Selected Companies (Plains)				Plains
Net Debt/DCF:	Range		Mean	Median
2007E	1.4x-9.5x	*	3.4x	2.9x	3.4x	**

*	Based on IBES estimates.
**	Using earnings estimates based on Plains management projections.

Net Asset Value Analysis of Pogo

Goldman Sachs also performed an illustrative net asset value analysis of Pogo. Using an illustrative discounted cash flow analysis, Goldman Sachs calculated indications of the present value of the after-tax future cash flows that Pogo could be expected to generate from its existing base of proved reserves and risk-adjusted probable, possible and exploratory reserves as of June 30, 2007, pro forma for the announced sale of Northrock, based on Pogo’s projections. These after-tax cash flows were discounted at rates ranging from 9% to 11%. Goldman Sachs estimated Pogo’s gross asset value by adding (i) the risk-adjusted discounted after-tax cash flows generated by these proved, probable, possible and exploratory reserves as estimated by Pogo management plus (ii) an amount determined for undeveloped international acreage based on the Pogo Report. The implied range of values for Pogo, as determined by an illustrative net asset value analysis assuming a flat pricing assumption for NYMEX natural gas and crude oil of $7.00 per Mcf and $60.00 per barrel, respectively, and given selected risking assumptions for unproved reserves based on the Pogo Report, is $52.32 per share to $60.54 per share. Sensitivities to this analysis using similar discount rates and assigning varying levels of probability to Pogo’s probable reserves ranging from 40.0% to 80.0% and to Pogo’s possible reserves ranging from 12.5% to 62.5% implied a valuation range for Pogo from $43.67 per share to $64.06 per share. The implied valuation for Pogo assuming a pricing assumption through 2009 for natural gas and crude oil equal to the NYMEX forward curve as of July 13, 2007 and assuming flat pricing similar to the previous case in 2010 and thereafter, and given alternative risking assumptions for unproved reserves, is $48.17 per share to $54.84 per share. Sensitivities to this analysis using similar discount rates and assigning varying levels of probability to Pogo’s probable reserves ranging from 40.0% to 80.0% and to Pogo’s possible reserves ranging from 12.5% to 62.5% implied a valuation range for Pogo from $45.20 per share to $65.67 per share.

Net Asset Value Analysis of Plains

Goldman Sachs also performed an illustrative net asset value analysis of Plains. Using an illustrative discounted cash flow analysis, Goldman Sachs calculated indications of the present value of the after-tax future cash flows that Plains could be expected to generate from its existing base of proved reserves and risk-adjusted probable, possible and exploratory reserves as of June 30, 2007 based on Plains’ projections prepared by Plains’ management. These after-tax cash flows were discounted at rates ranging from 9% to 11%. Goldman Sachs estimated Plains’ gross asset value by adding (i) the risk-adjusted discounted after-tax cash flows generated by these proved, probable and possible reserves as estimated by Plains management plus (ii) an amount determined for risked exploratory reserves and undeveloped real estate holdings as estimated by Plains management. The implied range of values for Plains, as determined by an illustrative net asset value analysis assuming a flat pricing assumption for NYMEX natural gas and crude oil of $7.00 per Mcf and $60.00 per barrel, respectively, and given selected risking assumptions for unproved reserves based on the Plains Report, is $58.42 per share to $73.13 per share. The implied valuation for Plains assuming a pricing assumption through 2009 for natural gas and crude oil equal to the NYMEX forward curve as of July 13, 2007 and assuming flat pricing similar to the previous case in 2010 and thereafter, and given alternative risking assumptions for probable and possible reserves, is $60.32 per share to $74.05 per share.

Selected Transactions Analysis

Goldman Sachs analyzed certain information relating to a broad range of transactions involving publicly traded companies in the oil and gas exploration and development industry from 2004 to present. While no single transaction was considered directly comparable to the contemplated transaction, the following selected transactions were considered similar to the contemplated transaction for purposes of this analysis:

•	Kerr-McGee Corporation’s acquisition of Westport Resources;

•	EnCana Corp.’s acquisition of Tom Brown, Inc.;

•	Cimarex Energy’s merger with Magnum Hunter Resources;

•	ConocoPhillips’ acquisition of Burlington Resources;

•	Petrohawk Energy’s merger with KCS Energy;

•	SandRidge Energy Inc.’s acquisition of NEG Oil & Gas LLC; and

•	Forest Oil Corp.’s acquisition of The Houston Exploration Company.

For each of the selected transactions, Goldman Sachs calculated and compared premia paid to undisturbed target share prices, equity value as a multiple of one-year forward and two-year forward discretionary cash flows and adjusted transaction value as a multiple of proved reserves and current production.

The following tables present the results of this analysis:

	Selected Transactions
Premium Paid:	Range		Median	Proposed Transaction
Target share price	8	%-26%*	15%	19	%**

*	Based on undisturbed target stock price.
**	Based on Pogo stock price as of February 15, 2007.

Selected Transactions
Equity Value as a Multiple of:	Range	Median	Proposed Transaction
DCF (1 year forward)	3.8x-7.4x	5.0x	6.6x
DCF (2 year forward)	3.5x-7.3x	4.6x	6.1x

*	Using earnings estimates published by John S. Herold.
*	Using earnings estimates based on Pogo management projections.

	Selected Transactions
Adjusted Transaction Value as a Multiple of:	Range	Median	Proposed Transaction
Proved Reserves ($/Mcfe)	$1.79-$3.45	$2.41	$2.86	*
Daily Production ($/Mcfe/d)	$6,759-$13,272	$8,003	$11,235	*

*	Based on the Appraisals.

Analysis of Present Value of Future Stock Price

Goldman Sachs performed an analysis of the present value of the implied per share future value of Pogo’s common stock based on illustrative multiples of enterprise value/EBITDA. Goldman Sachs used internal estimates of projected EBITDA under two different projection cases provided by Pogo management to calculate implied future prices per share of Pogo common stock for the years 2007, 2008 and 2009 using enterprise value/EBITDA multiples ranging from 5.3x to 6.5x. The implied theoretical future stock prices were then discounted to present value using a discount rate of 10% to reflect theoretical analyses of cost of equity. The implied per share present value of Pogo’s future common stock price implied a range per share of Pogo common stock of $47.20 to $58.07 using one management projections case and a range per share of Pogo common stock of $47.37 to $64.83 using an alternative management projections case that included risked exploration in the forecast.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Pogo or Plains or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs providing its opinion to Pogo’s board of directors as to the fairness from a financial point of view of the stock consideration and cash consideration to be received by the holders of Pogo common stock, taken in the aggregate, pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Pogo, Plains, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arms’-length negotiations between Pogo and Plains and was approved by Pogo’s board of directors. Goldman Sachs provided advice to Pogo during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Pogo or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the transaction.

As described above, Goldman Sachs’ opinion to Pogo’s board of directors was one of many factors taken into consideration by Pogo’s board of directors in making its determination to approve the merger. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex C.

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs has acted as financial advisor to Pogo in connection with, and has participated in certain of the negotiations leading to, the transaction contemplated by the merger agreement. In addition, Goldman Sachs has provided certain investment banking and other financial services to Pogo from time to time, including having acted as lead manager with respect to a private offering of Pogo’s 6 5/8% Senior Subordinated Notes due 2015 (aggregate principal amount $300,000,000) in March 2005; having acted as Pogo’s exclusive financial advisor in connection with its sale of Pogo Hungary to Toreador Resources in June 2005; having acted as Pogo’s exclusive financial advisor in connection with the sale of its Thailand interests to PTTEP Offshore Investment Company and Mitsui Oil Exploration in August 2005; having extended a bridge loan financing to Pogo in connection with its acquisition of Northrock (aggregate principal amount $1,800,000,000) in September 2005; having acted as lead manager with respect to a private offering of Pogo’s 6 7/8% Senior Subordinated Notes due 2017 (aggregate principal amount $500,000,000) in September 2005; having extended a bridge loan financing to Pogo in connection with its acquisition of Latigo Petroleum Inc. (aggregate principal amount $500,000,000) in May 2006; having acted as lead manager with respect to a private offering of Pogo’s 7 7/8% Senior Subordinated Notes due 2013 (aggregate principal amount $450,000,000) in June 2006; and having acted as Pogo’s financial advisor in connection with its sale of Northrock to TAQA that Pogo announced in May 2007 and that closed on August 14, 2007. Goldman Sachs has provided certain investment banking services to Plains from time to time, including having acted as co-manager with respect to a public offering of Plains’ 7% Senior Notes due 2017 (aggregate principal amount $500,000,000) in March 2007. Goldman Sachs also may provide investment banking and other financial services to Pogo and Plains in the future. In connection with the above-described investment banking services Goldman Sachs has received, and may receive in the future, compensation.

Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide such services to Pogo, Plains and their respective affiliates, may actively trade the debt and equity securities of Pogo and Plains (or related derivative securities) for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

The board of directors has selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction. Pursuant to a letter agreement dated February 9, 2007, Pogo engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of this engagement letter, Pogo has agreed to pay Goldman Sachs a transaction fee equal to 0.3575% of the aggregate consideration paid in the merger, or approximately $12.7 million if calculated as of July 13, 2007. An initial fee of $5 million was payable to Goldman Sachs upon announcement of, or execution of a definitive agreement with respect to, the merger, with the remainder payable upon, and contingent upon, consummation of the merger. In addition, Pogo has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Opinion of TD Securities

Pogo’s board of directors retained TD Securities to act as a financial advisor and to render an opinion to Pogo’s board of directors as to the fairness, from a financial point of view, to Pogo’s stockholders of the consideration to be paid by Plains pursuant to the merger agreement. On July 16, 2007, TD Securities rendered to the Pogo board of directors its oral opinion, which it subsequently confirmed in writing on July 17, 2007, that based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the consideration to be received by the holders of Pogo common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of the TD Securities opinion, dated July 17, 2007, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken by TD Securities in rendering its opinion is, with the consent of TD Securities, attached as Appendix D to this joint proxy statement/prospectus and is incorporated in this document by reference. The summary of the TD Securities opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion. Pogo stockholders are urged to read the TD Securities opinion carefully and in its entirety.

TD Securities provided its opinion to the Pogo board of directors for its use and benefit in connection with its consideration of the merger and the TD Securities opinion relates solely to the fairness, from a financial point of view, to Pogo’s stockholders of the merger consideration to be paid to Pogo’s stockholders in the merger. The TD Securities opinion does not constitute a recommendation to any holder of Pogo common stock as to how such holder should vote on the merger agreement. The TD Securities opinion does not address the relative merits of the merger as compared to any alternative business transaction or strategic alternative that might be available to Pogo nor does it address the underlying business decision of Pogo to engage in the merger. The TD Securities opinion and its presentation to the Pogo board of directors were among many factors taken into consideration by the Pogo board of directors in approving the merger agreement and making its recommendation to Pogo stockholders regarding the merger.

In connection with rendering its opinion, TD Securities has, among other things:

•	reviewed the merger agreement;

•

reviewed publicly available financial statements and other business and financial information of Pogo and Plains that it believed to be relevant to its analysis, including each of Pogo’s and Plains’ annual reports on Form 10-K for the three years ended December 31, 2006, certain interim reports to stockholders and quarterly reports on Form 10-Q for the quarters ended March 31, 2007, September 30, 2006, June 30, 2006 and March 31, 2006 and the prospectus supplement filed by Plains on June 14, 2007;

•

reviewed certain internal financial statements and other financial and operating data, including internal oil and gas reserve and production estimates, concerning Pogo and Plains prepared by management of Pogo and Plains, respectively;

•	reviewed the December 31, 2006 reserve reports prepared, reviewed or audited by the third party independent petroleum engineering firms engaged by Pogo and Plains, respectively;

•	reviewed projections of Pogo and Plains prepared by management of Pogo and Plains, respectively;

•	discussed the past and current operations and prospects of Pogo and Plains with management of Pogo and Plains, respectively;

•	reviewed the respective market prices, trading activity and valuation multiples of Pogo’s common stock and Plains’ common stock;

•	compared the valuation in the public market of Pogo and Plains with those of certain other publicly traded comparable companies that it deemed relevant;

•	reviewed public information concerning the financial terms of certain recent comparable transactions that it deemed relevant;

•	reviewed the potential pro forma impact of the merger on the current and future financial performance of the combined company;

•	participated in discussions and negotiations among representatives of Pogo, Plains and certain other parties; and

•

reviewed and analyzed such other financial, market, corporate and industry information, research reports, investigations discussions and analysis, research and testing of assumptions as it considered necessary or appropriate in the circumstances.

In connection with its opinion, TD Securities assumed and relied upon, without assuming any responsibility for, or independently verifying, the accuracy and completeness of all information supplied or otherwise made available to TD Securities by Pogo and Plains. TD Securities further relied upon the assurances of representatives of the management of Pogo and Plains that they were unaware of any facts that would make the information provided incomplete or misleading in any material respect. With respect to projected financial data, TD Securities assumed that it had been reasonably prepared on bases reflecting the best available estimates and judgments of Pogo’s management and staff relating to the company’s financial performance. With respect to operating data, TD Securities assumed that it had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements and staffs of Pogo and Plains, respectively, relating to the future operational performance of each company. With respect to the internal estimates of oil and gas reserves, TD Securities assumed that they have been reasonably prepared on bases reflecting the best available estimates and judgments of the managements and staffs of Pogo and Plains relating to the oil and gas properties of Pogo and Plains, respectively. TD Securities did not make an independent evaluation or appraisal of the assets or liabilities of Pogo or Plains, nor, except for the third party reserve reports or the estimates of oil and gas reserves referred to above, was TD Securities furnished with any such evaluations or appraisals by Pogo or Plains. In addition, TD Securities did not assume any obligation to conduct, nor did TD Securities conduct, any physical inspection of the properties or facilities of Pogo or Plains. TD Securities also assumed that the merger would be consummated in accordance with the terms of the merger agreement and that all governmental and regulatory approvals necessary for consummation of the merger would be obtained without any adverse effect on Pogo.

TD Securities rendered its opinion on the basis of conditions in the securities markets and the oil and gas markets as they existed and could be evaluated on the date of its opinion and the conditions and prospects, financial and otherwise, of Pogo and Plains as they were represented to TD Securities as of the date of its opinion or as they were reflected in the materials and discussions described in the TD Securities opinion.

TD Securities performed a variety of financial and comparable analyses for the purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not susceptible to partial analyses or summary description. As such, TD Securities considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor. Furthermore, TD Securities may have placed more or less weight on various analyses and factors than others, and may have deemed various assumptions more or less probable than others. In performing its analyses, TD Securities made numerous assumptions with respect to industry performance, general business, regulatory and economic conditions and other matters, many of which are beyond the control of TD Securities, Pogo or Plains. Any estimates contained in the analyses of TD Securities are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of the analyses of TD Securities of the fairness, from a financial point of view, of the consideration to be received by holders of shares of Pogo common stock pursuant to the merger agreement, and were prepared in connection with the delivery by TD Securities of its oral opinion delivered on July 16, 2007, and its written opinion dated July 17, 2007 to Pogo’s board of directors.

Summary of Financial and Other Analyses

The following is a summary of the material financial analyses performed by TD Securities in connection with the delivery to Pogo’s board of directors of its oral opinion delivered on July 16, 2007 and its written fairness opinion dated July 17, 2007.

Some of the financial analyses summaries include information presented in tabular format. In order to fully understand TD Securities’ analyses, the tables must be read together with the text of each summary. Considering the data set forth in the tables without considering the narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses.

In arriving at its opinion regarding the fairness, from a financial point of view, of the consideration to be paid to holders of Pogo common stock pursuant to the merger, TD Securities calculated the implied merger consideration per Pogo share as of July 13, 2007, the trading day prior to the day on which TD Securities rendered its oral opinion to Pogo’s board of directors. TD Securities calculated the implied merger consideration per share to be $60.00, based on the sum of $24.88 in cash and $35.12, the latter being the product of 0.68201, the merger exchange ratio, and $51.50, the closing price of Plains’ common stock on July 13, 2007.

Historical Share Price Analysis

TD Securities performed a historical share price analysis to obtain background information and perspective with respect to the relative historical share prices of Pogo and Plains’ common stock. TD Securities reviewed the historical share price performance of Pogo and Plains from July 14, 2006 to July 13, 2007. TD Securities observed that the closing prices for Pogo common stock ranged from $38.71 to $54.30 over this period, and Plains common stock ranged from $39.86 to $53.41. TD Securities noted that the closing price of Pogo common stock on July 13, 2007, was $52.04 per share and the closing price of Plains common stock on July 13, 2007 was $51.50 per share. TD Securities also noted that the implied consideration per share of Pogo common stock was $60.00 as of July 13, 2007.

Analyst Price Targets

TD Securities reviewed publicly available price targets published by various firms that conduct independent research on Pogo and Plains to compare them to the common stock trading prices of Pogo and Plains, respectively, as of July 13, 2007. Analyst price targets ranged from $35.00 to $62.00 for Pogo, and ranged from $38.00 to $60.00 for Plains. TD Securities noted that the closing price of Pogo’s common stock on July 13, 2007 was $52.04 and that the closing price of Plains common stock on July 13, 2007 was $51.50. TD Securities also noted that the implied merger consideration per share of Pogo common stock was $60.00 as of July 13, 2007.

Comparable Company Analysis

TD Securities reviewed the public stock market trading multiples of the following public companies, which, based on its experience with companies in the energy industry, TD Securities considered to be similar to Pogo based on size and business mix:

•	Cabot Oil & Gas;

•	Cimarex Energy;

•	Exco Resources Inc.;

•	Forest Oil & Gas;

•	Newfield Exploration Company;

•	Petrohawk Resources;

•	Pioneer Natural Resources; and

•	St. Mary Land & Exploration Co.

For the companies listed above, TD Securities utilized publicly available financial and operating data, including First Call consensus estimates and certain estimates published by independent equity research analysts, to review and analyze the selected multiples and ratios listed below. The multiples and ratios were calculated using closing prices on July 13, 2007. TD Securities calculated enterprise value (“EV”) as the sum of the market value of common equity, the book value of preferred stock, the book value of any minority interest, and the book value of long-term debt net of working capital.

TD Securities calculated and considered the following multiples:

•	Per share price divided by 2008 estimated discretionary cash flow per share (“DCFPS”);

•	Enterprise value divided by 2008 estimated earnings before interest, taxes, depreciation, depletion, amortization and exploration expense (“EBITDAX”);

•	Enterprise value divided by 2008 estimated production; and

•	Enterprise value divided by 2006 proved reserves (proved reserves were adjusted for acquisitions and dispositions where applicable).

	Reference Range
	Low	High
Per share price / 08E DCFPS	4.5x	5.5x
EV / 08E EBITDAX	5.0x	6.0x
EV / 08E production ($/mcfe/d)	$11,000	$12,000
EV / proved reserves ($/mcfe)	$2.25	$2.75

Based on the reference ranges above, the comparable company analysis resulted in an implied price per share of Pogo common stock of $32.45 to $57.71. TD Securities noted that the implied consideration per share of Pogo common stock was $60.00 as of July 13, 2007.

None of the companies used in the comparable company analysis is identical to Pogo due to, among other things, differences in business mix, operations, corporate structure, regulatory environment, prospects and other characteristics. TD Securities made judgments and assumptions regarding regulatory, industry performance, general business, economic and financial conditions and other matters, many of which are beyond Pogo’s control.

TD Securities reviewed the public stock market trading multiples of the following public companies, which TD Securities considered to be similar to Plains based on size and business mix:

•	Berry Petroleum;

•	Denbury Resources;

•	Encore Acquisition;

•	Pioneer Natural Resources; and

•	Whiting Petroleum.

For the companies listed above, TD Securities utilized publicly available financial and operating data, including First Call consensus estimates and certain estimates published by independent equity research analysts, to review and analyze the selected multiples and ratios listed below. The multiples and ratios were calculated using closing prices on July 13, 2007.

TD Securities calculated and considered the following multiples:

•	Per share price divided by 2008 estimated DCFPS;

•	Enterprise value divided by 2008 estimated EBITDAX;

•	Enterprise value divided by 2008 estimated production; and

•	Enterprise value divided by 2006 proved reserves (proved reserves were adjusted for acquisitions and dispositions where applicable).

	Reference Range
	Low	High
Per share price / 08E DCFPS	6.0x	7.0x
EV / 08E EBITDAX	7.0x	8.0x
EV / 08E production ($/mcfe/d)	$14,000	$15,000
EV / proved reserves ($/mcfe)	$2.00	$2.25

Based on the reference ranges above, the comparable company analysis resulted in an implied price per share of Plains common stock of $43.54 to $56.29. TD Securities noted that the closing price per share of Plains common stock was $51.50 on July 13, 2007.

None of the companies used in the comparable company analysis is identical to Plains due to, among other things, differences in business mix, operations, corporate structure, regulatory environment, prospects and other characteristics. TD Securities made judgments and assumptions regarding regulatory, industry performance, general business, economic and financial conditions and other matters, many of which are beyond Plains’ control.

Precedent Transaction Analysis

TD Securities reviewed and compared the proposed financial terms in the Plains / Pogo merger to upstream exploration and production transactions announced between January, 2005 and July, 2007. TD Securities reviewed the following selected precedent transactions:

•	Forest Oil Corporation / The Houston Exploration Company;

•	SandRidge Energy Inc. / NEG Oil & Gas;

•	Anadarko Petroleum Corp. / Kerr-McGee Corporation;

•	Petrohawk Energy Corporation / KCS Energy Inc.;

•	ConocoPhillips / Burlington Resources Inc.;

•	El Paso Corporation / Medicine Bow Energy Corp.;

•	Petrohawk Energy Corporation / Mission Resources Corporation; and

•	Cimarex Energy Co. / Magnum Hunter Resources, Inc.

For the precedent transactions above, TD Securities reviewed multiples of transaction value (equity offer value plus assumed obligations net of working capital) (“TV”), divided by daily production and transaction value divided by proved reserves.

	Reference Range
	Low	High
TV / production ($/mcfe/d)	$11,500	$12,500
TV / proved reserves ($/mcfe)	$2.50	$2.75

Based on the reference ranges above, the precedent transaction analysis resulted in an implied price per share of Pogo common stock of $51.63 to $57.71. TD Securities noted that the implied consideration per share of Pogo common stock was $60.00 as of July 13, 2007.

None of the transactions used for comparison in the precedent transaction analysis is identical to the merger due to, among other things, differences in business mix, operations, corporate structure, regulatory environment, prospects and other characteristics. TD Securities made judgments and assumptions regarding regulatory, economic, industry performance, general business, economic and financial conditions and other matters, many of which are beyond Pogo’s control.

Net Asset Value Analysis

TD Securities estimated the present value of Pogo’s and Plains’ future after-tax cash flows derived from their proved oil and gas reserves, as well as the present value of their future after-tax cash flows derived from the estimates of probable, possible and exploratory reserves provided by management of Pogo and Plains, respectively. TD Securities added to each company’s results the present value of their respective hedging portfolios and certain other assets and deducted the value of certain other liabilities. The present value of the cash flows was calculated using discount rates ranging from 9% to 11% and a range of reserve risking factors. In regards to Pogo’s net asset value, TD Securities also added the estimated value of its undeveloped land in New Zealand and Vietnam. In regards to Plains’ net asset value, TD Securities also added the estimated value of its real estate assets. TD Securities used three different commodity pricing scenarios (Case A, Case B and Case C) in its assessment. In the table below, “Oil” and “Gas” refer to the prices of West Texas Intermediate crude oil (Cushing, Oklahoma terminal), and natural gas (delivery at Henry Hub, Louisiana), respectively. TD Securities applied quality and transportation adjustments to these benchmarks.

Assumed Oil and Gas Prices

	2007	2008	2009	2010	2011	2012	2013+
Case A
Oil ($/bbl)	$67.11	$73.89	$73.94	$73.58	$73.27	$73.09	$73.00
Natural Gas ($/mmbtu)	$7.31	$8.32	$8.44	$8.17	$7.84	$7.52	$7.42

Case B
Oil ($/bbl)	$60.00	$60.00	$60.00	$60.00	$60.00	$60.00	$60.00
Natural Gas ($/mmbtu)	$7.00	$7.00	$7.00	$7.00	$7.00	$7.00	$7.00

Case C
Oil ($/bbl)	$50.00	$50.00	$50.00	$50.00	$50.00	$50.00	$50.00
Natural Gas ($/mmbtu)	$6.50	$6.50	$6.50	$6.50	$6.50	$6.50	$6.50

The net asset value analysis resulted in a post-tax range of values per Pogo share of $54.47 to $61.92 in Case A, a range of values per Pogo share of $50.27 to $57.93 in Case B, and a range of values per Pogo share of $43.10 to $50.08 in Case C. With respect to Plains, TD Securities calculated a post-tax range of values per Plains share of $56.72 to $68.54 in Case A, a range of values per Plains share of $51.63 to $64.17 in Case B, and a range of values per Plains share of $40.01 to $51.32 in Case C. TD Securities noted that the implied merger consideration per share of Pogo common stock was $60.00 as of July 13, 2007.

Pro Forma Analysis

TD Securities analyzed the pro forma impact of the merger on Plains’ 2008E discretionary cash flow per share. The 2008E discretionary cash flow per share estimates for Plains and Pogo were based on the mean of current independent research analyst estimates. The analysis was based on merger consideration of $24.88, and 0.68201 shares of Plains common stock for each share of Pogo common stock. No synergies or cost savings were assumed and the analysis did not take into account any one-time charges. Based upon and subject to the foregoing, TD Securities observed that the merger is expected to be accretive to Plains’ 2008E discretionary cash flow per share.

General

TD Securities is a Canadian investment banking firm with operations in a broad range of activities, including corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading, investment management and investment research. TD Securities has participated in a significant number of transactions involving public and private companies and has extensive experience in preparing fairness opinions. TD Securities acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have and may in the future have positions in the securities of Pogo or Plains and/or their affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or other clients for which it may have received or may receive compensation.

Pogo’s board of directors retained TD Securities pursuant to an agreement dated February 13, 2007 (“Engagement Agreement”) which provides for TD Securities to receive from Pogo, for the services provided, an advisory fee in the amount of 0.1925% of the aggregate consideration paid pursuant to the merger, or approximately $6.9 million if calculated as of July 13, 2007, all of which is contingent upon the consummation of the merger, as well as reimbursement of all reasonable out-of-pocket expenses. Pogo has agreed to indemnify TD Securities from and against certain liabilities arising out of the performance of professional services rendered to Pogo by TD Securities and its personnel under the Engagement Agreement, including certain liabilities under U.S. federal securities laws. An affiliate of TD Securities is a participant in Pogo’s bank facility and provides cash management services to Pogo’s Canadian subsidiary, Northrock. TD Securities has also assisted Pogo with its natural gas and crude oil price risk management through the use of commodity derivative instruments. TD was a co-manager in Pogo’s $450 million offering of 7 7/8% senior subordinated notes due 2013 in 2006 and in its $300 million offering of 6 5/8% senior subordinated notes due 2015 in 2005. TD Securities provided financial advisory services to Pogo in respect of its sale of Northrock. TD Securities and its affiliates received, or expect to receive, compensation from Pogo for rendering the above mentioned services. TD Securities may, in the future, in the ordinary course of its business, perform financial advisory or investment banking services for, and its affiliates may provide banking services to, Pogo, Plains or any of their respective affiliates.

Opinion of Plains’ Financial Advisor

Plains engaged Lehman Brothers Inc. to act as its financial advisor in connection with the merger on July 6, 2007. On July 17, 2007, Lehman Brothers rendered its written opinion to the board of directors of Plains, that, as of that date, from a financial point of view, the consideration paid by Plains in the merger was fair to Plains.

The full text of Lehman Brothers’ opinion dated July 17, 2007, is included as Annex B to this joint proxy statement/prospectus. Holders of Plains’ common stock are encouraged to read Lehman Brothers’ opinion carefully in its entirety for a description of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Lehman Brothers in rendering its opinion. The following is a summary of Lehman Brothers’ opinion and the methodology that Lehman Brothers used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Lehman Brothers’ advisory services and opinion were provided for the information and assistance of the board of directors of Plains in connection with its consideration of the merger. Lehman Brothers’ opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote in connection with the merger. Lehman Brothers was not requested to opine as to, and Lehman Brothers’ opinion does not in any manner address, Plains’ underlying business decision to proceed with or effect the merger.

In arriving at its opinion, Lehman Brothers reviewed and analyzed, among other things:

•	the agreement and the specific terms of the merger;

•

publicly available information concerning Plains and Pogo that Lehman Brothers believed to be relevant to its analysis, including, without limitation, each of Plains’ and Pogo’s Annual Reports on Form 10-K for the fiscal year ended December 31, 2006 and Quarterly Reports of Forms 10-Q for the quarter ended March 31, 2007;

•

financial and operating information with respect to the business, operations and prospects of Plains as furnished to Lehman Brothers by Plains, including estimates of certain proved and unproved reserves for Plains as of January 1, 2007 prepared by the management of Plains and estimates of the value of certain real estate property interests as furnished to Lehman Brothers by the management of Plains;

•

financial and operating information with respect to the business, operations and prospects of Pogo furnished to us by Pogo including estimates of certain proved and unproved reserves for Pogo as of January 1, 2007 prepared by management of Pogo;

•	the proved reserve report from the independent engineering firm, Netherland, Sewell & Associates, Inc. regarding Plains’ proved reserves as of December 31, 2006;

•	the proved reserve reports and audit letters from the independent engineering firms, Ryder Scott Company, L.P. and Miller and Lents, Ltd. regarding Pogo’s proved reserves as of December 31, 2006;

•

the trading histories of Plains’ common stock and Pogo’s common stock from July 13, 2005 to July 13, 2007 and a comparison of those trading histories with each other and with those of other companies that Lehman Brothers deemed relevant;

•	a comparison of the historical financial results and present financial condition of Plains and Pogo with each other and with those of other companies that we deemed relevant;

•	a comparison of the financial terms of the merger with the financial terms of certain other transaction that Lehman Brothers deemed relevant;

•

the potential pro forma impact of the merger on the current and future financial performance of the combined company, including the amounts and timing of the cost savings and operating synergies expected to result from the merger as estimated by management of Plains;

•	published estimates by independent Lehman Brothers’ research analysts with respect to the future financial performance of Plains and Pogo; and

•	the relative contributions of Plains and Pogo to the current and future financial performance of the combined company on a pro forma basis.

In addition, Lehman Brothers had discussions with the managements of Plains and Pogo concerning their respective businesses, operations, assets, financial conditions, reserves, production profiles, hedging levels, exploration programs and prospects and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information and have further relied upon the assurances of the managements of Plains and Pogo that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. Upon the advice of Plains, Lehman Brothers assumed that the published estimates by independent Lehman Brothers’ research analysts with respect to the future financial performance of Plains and Pogo were a reasonable basis upon which to evaluate the future financial performance of Plains and Pogo, respectively, and that Plains and Pogo, respectively, will perform substantially in accordance with the independent Lehman Brothers research analysts’ published estimates and Lehman Brothers relied upon such estimates in performing its analysis. With respect to Plains’ reserve report, Lehman Brothers discussed this report with the management of Plains and upon the advice of Plains, assumed that Plains’ reserve report was a reasonable basis upon which to evaluate the proved and non-proved reserve levels of Plains. With respect to Pogo’s reserve report, Lehman Brothers discussed this report with the managements of Plains and Pogo and upon the advice of Plains and Pogo, assumed that Pogo’s reserve report was a reasonable basis upon which to evaluate the proved and non-proved reserve levels of Pogo. With respect to the estimated value of Plains’ real estate, Lehman Brothers discussed these estimates with the management of Plains and upon advice of Plains, assumed that the estimated value of Plains’ real estate provided by Plains was a reasonable basis upon which to evaluate the value of Plains’ real estate property interests. With respect to the cost savings and operating synergies expected to result from the merger, Lehman Brothers discussed the amount and timing of the expected cost savings and operating synergies with the management of Plains and upon advice of Plains, assumed that the expected cost savings and operating synergies will be realized substantially in accordance with such estimates.

In arriving at its opinion, Lehman Brothers has not conducted a physical inspection of the properties and facilities of Plains or Pogo and has not made or obtained any evaluations or appraisals of the assets or liabilities of Plains or Pogo. Lehman Brothers’ opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

In addition, Lehman Brothers expressed no opinion as to the prices at which shares of Plains’ common stock or Pogo’s common stock will trade at any time following the announcement of the merger or at which Plains’ common stock would trade at any time following the consummation of the merger.

In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to Plains or Pogo, but rather made its determination as to the fairness to Plains, from a financial point of view, of consideration paid by Plains in the merger on the basis of the financial, comparative and other analyses described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial, comparative and other analyses and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its fairness opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors considered, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying the opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Plains or Pogo. Any estimates contained in the analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth in the analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses could actually be sold.

The following is a summary of the material financial analyses used by Lehman Brothers in connection with providing its opinion to Plains’ board of directors. The financial analyses summarized below include information presented in tabular format. In order to fully understand the methodologies used by Lehman Brothers and the results of financial, comparative and other analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial, comparative and other analyses. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying Lehman Brothers’ opinion.

Valuation Analyses Used to Estimate the Value of Pogo’s Common Shares in Comparison to the Consideration Paid

The consideration to be paid by Plains to shareholders of Pogo’s common stock will include 0.68201 shares of Plains’ common stock and $24.88 in cash for each outstanding Pogo share. Based on the last trading price of Plains’

common stock on July 13, 2007, the value of the consideration to be paid was $60.00 per outstanding Pogo share. Lehman Brothers separately analyzed the value of Plains and Pogo in accordance with the following methodologies: research target prices, net asset valuation analysis, comparable company analysis and comparable transaction analysis. Each of these methodologies was used to generate a reference enterprise value range for each of Plains and Pogo. The enterprise value range for each entity was adjusted for appropriate on- and off-balance sheet assets and liabilities as of March 31, 2007 to arrive at a common equity value range (in aggregate dollars) for each entity. For Pogo, such adjustments were analyzed pro forma for the application of the after-tax proceeds of asset sales announced and closed by Pogo since March 31, 2007, including properties in the Gulf of Mexico, onshore Gulf Coast and the Texas Panhandle, and the estimated after-tax proceeds of Pogo’s sale of Northrock based on information furnished by Pogo. The equity value range for each entity was used to derive implied equity value per share of common equity for each of Plains and Pogo, which were then compared to the consideration agreed to in the merger. The estimated value of the consideration, derived using the various valuation methodologies listed, supported the conclusion that the consideration agreed to be paid by Plains in the merger was fair to Plains from a financial point of view.

The various valuation methodologies noted above and the implied value of Pogo’s common shares derived therefrom are included in the following table. This table should be read together with the more detailed descriptions set forth below. In applying the various valuation methodologies to Pogo’s business, operations and prospects, and the particular circumstances of the merger, Lehman Brothers made qualitative judgments as to the significance and relevance of each analysis. In addition, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Pogo. Accordingly, the methodologies and the implied value of Pogo’s common shares therefrom set forth in the table must be considered as a whole and in the context of the narrative description of the financial analyses, including the assumptions underlying these analyses. Considering the implied value of Pogo’s common shares in comparison to the value of the consideration to be paid by Plains set forth in the table without considering the full narrative description of the financial analyses, including the assumptions underlying these analyses, could create a misleading or incomplete view of the process underlying, and conclusions represented by, Lehman Brothers’ opinion.

Valuation Methodology	Summary Description of Valuation Methodology	Implied Value of Pogo Common Shares
Research Target Prices	Summary of Target Prices for Pogo’s common stock published by independent Wall Street research analysts	$35.00 – $62.00

Net Asset Valuation Analysis	Net present valuation of after-tax cash flows generated by producing to exhaustion existing proved reserves, using selected hydrocarbon pricing scenarios and discount rates plus the evaluation of probable and possible reserves and certain other assets and liabilities

	—Case I Commodity Prices	$47.99 – $55.96

	—Case II Commodity Prices	$53.86 – $62.25

	—Case III Commodity Prices	$62.67 – $72.73

Comparable Company Analysis	Market valuation benchmark based on trading multiples of selected comparable companies for selected financial and asset-based measures	$48.83 – $63.92

Comparable Transactions Analysis	Market valuation benchmark based on consideration paid in selected comparable transactions	$52.60 – $67.28

Consideration to be Paid in the Merger		$60.00

Research Target Prices

Lehman Brothers surveyed target stock prices for Pogo based on research reports published by UBS, Deutsche Bank, Banc of America, CRT Capital, Credit Suisse and Lehman Brothers, which represented a range of target stock prices of $35.00 per share to $62.00 per share. With respect to Plains, Lehman Brothers surveyed target stock prices for Plains based on research reports published by Credit Suisse, Coker & Palmer, CRT Capital, Howard Weil, Lehman Brothers, Raymond James and Sterne, Agee & Leach, which represented a range of target stock prices of $38.00 per share to $60.00 per share.

Net Asset Valuation Analysis

Lehman Brothers estimated the present value of the future after-tax cash flows expected to be generated from each entity’s proved reserves as of January 1, 2007, based on estimated reserves and production cost estimates. The present values of the future after-tax cash flows were determined using a range of discount rates and risking factors based on geography and reserve category risk. Lehman Brothers added to such estimated proved reserves for both Pogo and Plains the estimated values of certain other assets and liabilities, including probable, possible and exploratory reserves and each company’s current commodity hedging portfolio. With respect to Pogo, Lehman Brothers added to the implied valuation range the estimated value of Pogo’s undeveloped acreage positions in New Zealand and Vietnam. With respect to Plains, Lehman Brothers added to the implied valuation range an estimated value for Plains’ real estate investments, based on estimates provided by Plains. The net asset valuation analysis for each company was performed under three commodity price scenarios (Case I, Case II and Case III), which are described below.

Certain of the natural gas and oil price forecasts employed by Lehman Brothers were based on New York Mercantile Exchange, or NYMEX, price forecasts (Henry Hub, Louisiana delivery for natural gas and West Texas Intermediate, Cushing, Oklahoma delivery for oil) from which adjustments were made to reflect location and quality differentials. NYMEX gas price quotations are stated in heating value equivalents per million British Thermal Units, or MMBtu, which are adjusted to reflect the value per thousand cubic feet, or MCF, of gas. NYMEX oil price quotations are stated in dollars per barrel, or BBL, of crude oil. In addition to the NYMEX prices, Lehman Brothers considered the impact of a flat pricing scenario in which Lehman Brothers employed natural gas and oil prices of $7.25 per MMBtu and $55.00 per BBL, respectively. In another pricing scenario, we valued the proved developed reserves using NYMEX pricing and all other categories using $7.25 per MMBtu and $55.00 per BBL for gas and oil, respectively. The table below presents a summary of natural gas and oil price forecasts employed by Lehman Brothers for each commodity price scenario.

	2007E	2008E	2009E	2010E	2011E	2012E	Escalation Thereafter
Natural Gas ($MMBtu)
Case I: All reserve classifications	$7.25	$7.25	$7.25	$7.25	$7.25	$7.25	0.0%
Case II:
Proved developed reserves	$7.31	$8.32	$8.45	$8.17	$7.84	$7.52	0.0%
All other reserve classifications	$7.25	$7.25	$7.25	$7.25	$7.25	$7.25	0.0%
Case III: All reserve classifications	$7.31	$8.32	$8.45	$8.17	$7.84	$7.52	0.0%

Oil ($/BBL)
Case I: All reserve classifications	$55.00	$55.00	$55.00	$55.00	$55.00	$55.00	0.0%
Case II:
Proved developed reserves	$73.95	$73.89	$73.94	$73.58	$73.27	$73.09	0.0%
All other reserve classifications	$55.00	$55.00	$55.00	$55.00	$55.00	$55.00	0.0%
Case III: All reserve classifications	$73.95	$73.89	$73.94	$73.58	$73.27	$73.09	0.0%

The net asset valuation analyses yielded valuations for Pogo’s common shares of a range of $47.99 per share to $55.96 per share for Case I, a range of $53.86 per share to $62.25 per share for Case II and a range of $62.67 per share to $72.73 per share for Case III.

The net asset valuation analyses yielded valuations for Plains’ common shares of a range of $32.00 per share to $43.16 for Case I, a range of $47.95 per share to $60.38 per share for Case II and a range of $65.80 per share to $81.75 per share for Case III.

Comparable Company Analysis

With respect to Pogo, Lehman Brothers reviewed the public stock market trading multiples for the following exploration and production companies, which Lehman Brothers selected because their businesses and operating profiles are reasonably similar to that of Pogo:

•	Cabot Oil & Gas Company;

•	Encore Acquisition Company;

•	Forest Oil Company;

•	Petrohawk Energy Corporation;

•	Pioneer Natural Resources Company;

•	Range Resources Corporation;

•	Cimarex Energy Company; and

•	EXCO Resources Inc.

As part of its comparable company analysis, Lehman Brothers calculated and analyzed Pogo’s and each comparable company’s equity and adjusted capitalization multiples of certain historical and projected financial and operating criteria (such as earnings before interest, taxes, depreciation, depletion, amortization and exploration expense, or EBITDE; net income; discretionary cash flow, or DCF; proved reserves; and daily production). The adjusted capitalization of each comparable company was obtained by adding its total debt to the sum of the market value of its common equity, the book value of its preferred stock and the book value of any minority interest minus its cash balance.

Based on a review of the multiples derived for the comparable companies, Lehman Brothers selected multiple ranges to apply to Pogo’s corresponding financial and operating statistics. The selected multiple ranges applied to Pogo’s projected 2007 and projected 2008 EBITDE statistics, pro forma for full-year affect of announced and closed asset sales by Pogo, were 6.0x to 8.0x and 5.0x to 7.0x, respectively. The selected multiple ranges applied to Pogo’s projected 2007 and projected 2008 DCF statistics were 5.0x to 7.0x and 4.5x to 6.5x, respectively. The selected multiple ranges applied to Pogo’s proved reserve statistics were $13.00 to $17.00 per barrel of oil equivalent, referred to as BOE. The selected multiple ranges applied to Pogo’s daily production statistics were $60,000 to $80,000 per thousand barrels of oil equivalent produced per day, referred to as MBOE/d. All of these calculations were performed, and based on publicly available financial data, including independent equity research analyst estimates, and closing prices as of July 13, 2007, the last trading date prior to the delivery of Lehman Brothers’ opinion.

The comparable company methodology yielded a valuation range for Pogo’s common stock of $48.83 to $63.92 per share.

With respect to Plains, Lehman Brothers reviewed the public stock market trading multiples for the following exploration and production companies, which Lehman Brothers selected because their businesses and operating profiles are reasonably similar to that of Plains:

•	Berry Petroleum Company;

•	Bill Barrett Corporation;

•	Encore Acquisition Company;

•	Forest Oil Company;

•	Petrohawk Energy Corporation;

•	Pioneer Natural Resources Company;

•	Venoco, Inc.;

•	Whiting Petroleum Corporation; and

•	EXCO Resources Inc.

As part of its comparable company analysis, Lehman Brothers calculated and analyzed Plains’ and each comparable company’s equity and adjusted capitalization multiples of certain historical and projected financial and operating criteria (such as earnings before interest, taxes, depreciation, depletion, amortization and exploration expense, or EBITDE; net income; discretionary cash flow, or DCF; proved reserves; and daily production). The adjusted capitalization of each comparable company was obtained by adding its total debt to the sum of the market value of its common equity, the book value of its preferred stock and the book value of any minority interest minus its cash balance.

Based on a review of the multiples derived for the comparable companies, Lehman Brothers selected multiple ranges to apply to Plains’ corresponding financial and operating statistics. The selected multiple ranges applied to Plains’ projected 2007 and projected 2008 EBITDE statistics were 7.5x to 9.0x and 6.5x to 8.0x, respectively. The selected multiple ranges applied to Plains’ projected 2007 and projected 2008 DCF statistics were 6.0x to 8.0x and 5.5x to 6.5x, respectively. The selected multiple ranges applied to Plains’ proved reserve statistics were $11.00 to $14.00 per BOE. The selected multiple ranges applied to Plains’ daily production statistics were $75,000 to $90,000 per MBOE/d. All of these calculations were performed, and based on publicly available financial data, including independent equity research analyst estimates, and closing prices as of July 13, 2007, the last trading date prior to the delivery of Lehman Brothers’ opinion. Lehman Brothers added to the implied valuation range resulting from applying the multiples above an estimated value for Plains’ real estate investments, based on estimates provided by Plains. Lehman Brothers made this adjustment based on the assumption that none of the other comparable companies owned similar assets or investments that would have been implied in the multiples derived from those comparable companies’ data.

The comparable company methodology yielded a valuation range for Plains’ common stock of $42.50 to $56.52 per share.

Comparable Transactions Analysis

Lehman Brothers conducted a comparable transactions analysis to assess how similar transactions were valued. Lehman Brothers reviewed certain publicly available information on selected corporate level exploration and production transactions it deemed comparable to the merger, in whole or in part, which were announced from January 2005 to July 2007. The transactions included, but were not limited to:

•	Forest Oil Corporation / The Houston Exploration Company;

•	Anadarko Petroleum Corporation / Western Gas Resources Incorporated;

•	Anadarko Petroleum Corporation / Kerr-McGee Corporation;

•	JANA Partners LLC / The Houston Exploration Company;

•	Devon Energy Corporation / Chief Oil & Gas LLC; Chief Holdings LLC;

•	Petrohawk Energy Corporation / KCS Energy Incorporated;

•	Helix Energy Solutions Group Inc. / Remington Oil & Gas Corporation;

•	ConocoPhillips / Burlington Resources Incorporated;

•	Occidental Petroleum Corporation / Vintage Petroleum Incorporated;

•	Chesapeake Energy Corporation / Columbia Natural Resources LLC;

•	Norsk Hydro ASA / Spinnaker Exploration Company;

•	Chevron Corporation / Unocal Corporation; and

•	Cimarex Energy Company / Magnum Hunter Resources, Inc.

For the corporate transactions analysis, for each comparable transaction, relevant transaction multiples were analyzed including the transaction value (equity purchase price plus assumed obligations) divided by EBITDE, proved reserves and daily production. The selected multiple ranges applied to Pogo’s and Plains’ projected 2007 EBITDE statistics were 6.25x to 8.25x. The selected multiple ranges applied to Pogo’s and Plains’ proved reserve statistics were $14.00 to $18.00 per BOE. The selected multiple ranges applied to Pogo’s and Plains’ daily production statistics were $65,000 to $82,500 per MBOE/d. With respect to Plains, Lehman Brothers added to the implied enterprise valuation range resulting from applying the multiples above an estimated value for Plains’ real estate investments, based on estimates provided by Plains. Lehman Brothers made this adjustment based on the assumption that none of the other comparable companies owned similar assets or investments that would have been implied in the multiples derived from those comparable companies’ data.

The comparable transactions methodology yielded a valuation range for Pogo’s common stock of $52.60 to $67.28 per share and a valuation range for Plains’ common stock of $52.06 to $69.27 per share.

Because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of Pogo, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis and, accordingly, also made qualitative judgments concerning differences between the characteristics of these transactions and the merger that could affect the acquisition values of such acquired companies or companies to which they are being compared.

Contribution Analysis

Lehman Brothers analyzed the relative income statement contribution of Plains and Pogo to the combined company based on 2007 and 2008 financial data as estimated by independent Lehman Brothers research analysts. The contribution analysis treats all cash flow and earnings the same regardless of capitalization, expected growth rates, upside potential or risk profile.

This analysis indicated that Plains will contribute approximately 43.0% to 47.1% of the combined company’s net income, 48.3% to 49.3% of the combined company’s DCF and 51.9% to 52.4% of the combined company’s EBITDE for the periods analyzed. This analysis indicated that Pogo will contribute approximately 57.0% to 52.9% of the combined company’s net income, 50.7% to 51.7% of the combined company’s DCF and 47.6% to 48.1% of the combined company’s EBITDE for the periods analyzed.

Pro Forma Merger Consequences Analysis

Lehman Brothers analyzed the pro forma impact of the merger on Pogo’s projected 2007 and 2008 DCF per share. Lehman Brothers prepared a pro forma merger model which incorporated financial projections for Plains and Pogo based on independent Lehman Brothers research analysts, including estimated cost savings and synergies. Lehman Brothers then compared the DCF per share of Plains and Pogo, respectively, on a standalone basis to the DCF per share of Plains pro forma for the merger. Lehman Brothers noted that the merger is expected to be accretive to DCF per share in 2007 and 2008 to both Plains and Pogo.

General

Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Plains’ board of directors selected Lehman Brothers because of its expertise, reputation and familiarity with Plains and the energy industry generally and because its investment banking professionals have substantial experience in transactions comparable to the merger.

Pursuant to the terms of an engagement letter dated July 6, 2007 between Lehman Brothers and Plains, Plains paid Lehman Brothers a fee of $1.0 million upon delivery of Lehman Brothers’ opinion, dated July 17, 2007, and an additional fee of $4.0 million upon the execution of the definitive agreement in connection with the merger and the delivery by Lehman Brothers’ of a highly confident letter related to the debt financing necessary for the merger. Plains has agreed to pay Lehman Brothers a fee of $8.0 million upon, and contingent upon, consummation of the merger. Plains has also agreed to indemnify Lehman Brothers and certain related persons against certain liabilities that may arise out of its engagement by Plains and the rendering of the Lehman Brothers’ opinion, including liabilities under federal securities laws. Lehman Brothers in the past has rendered investment banking services to Plains and received customary fees for such services. Robert H. Campbell, a managing director in Lehman Brothers’ fixed income division, is a member of the Board of Directors of Pogo. Mr. Campbell did not have any involvement with Lehman Brothers’ services as financial advisor for Plains. Lehman Brothers expects in the future to perform investment banking services for Plains and its affiliates and expects to receive customary fees for such services.

In the ordinary course of its business, Lehman Brothers may actively trade in the debt or equity securities of Plains and Pogo for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Accounting Treatment

The merger will be accounted for as an acquisition of Pogo by Plains using the “purchase” method of accounting. In addition, Plains will continue to use the full cost method of accounting for oil and gas properties.

Opinions as to Material U.S. Federal Income Tax Consequences of the Merger

It is a condition to the closing of the merger that Andrews Kurth LLP and Baker Botts L.L.P. deliver opinions, effective as of the date of closing, to Plains and Pogo, respectively, to the effect that (i) the merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and (ii) each of Plains and Pogo will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

Each opinion will be based on certain factual representations and certifications contained in certificates signed by duly authorized officers of Plains and Pogo to be delivered at closing. An opinion of counsel represents counsel’s best legal judgment and is not binding on the Internal Revenue Service, and there can be no assurance that following the merger the Internal Revenue Service will not challenge the legal conclusions expressed in the opinions. Please review carefully the information under the caption “Material U.S. Federal Income Tax Consequences of the Merger” for a description of the material U.S. federal income tax consequences of the merger.

Board of Directors and Management of Plains Following the Merger

At the effective time of the merger, Plains will cause two directors currently serving on Pogo’s board of directors to be appointed to Plains’ board of directors and will expand Plains’ board of directors to the extent necessary in connection with appointing such two directors. Plains’ executive officers will remain the same following the merger.

Interests of Certain Persons in the Merger

In considering the recommendation of the Pogo board of directors with respect to the merger, Pogo stockholders should be aware that current executive officers and directors of Pogo have certain interests in the merger that may be different from, or be in addition to, the interests of Pogo stockholders generally. The Pogo board of directors was aware of these actual or potential conflicts of interest and considered them, among other matters, when approving the merger agreement and recommending that Pogo stockholders vote to adopt the merger agreement. These interests are summarized below.

Stock Options and Restricted Shares

The merger agreement provides that all options to purchase Pogo common stock granted under Pogo’s equity compensation plans that are outstanding immediately prior to the completion of the merger, whether or not then exercisable or vested, will be converted into an obligation of PXP Acquisition to pay to the option holder an amount in cash equal to the product of (i) the number of shares of Pogo common stock subject to the option and (ii) the excess, if any, of the aggregate consideration per share over the exercise price per share previously subject to the option. See “Terms of the Merger Agreement—Employee Stock Options; Restricted Shares.” In addition, the merger agreement provides that immediately prior to the effective time of the merger, each share of restricted stock granted by Pogo or any subsidiary pursuant to an employee benefit plan will become fully vested and any such shares will be converted into the right to elect to receive the merger consideration as described in “Terms of the Merger Agreement—Conversion of Securities.”

The following table sets forth information concerning options relating to Pogo common stock and restricted stock held by our executive officers and directors as of September 14, 2007.

	Stock Options
Name	Number of Shares Underlying Unexercised Options	Option Exercise Price ($)	Number of Unvested Shares of Restricted Stock
Executive Officers
Paul G. Van Wagenen	125,000	20.31	52,500
Chairman of the Board,	200,000	24.77
President and Chief Executive	225,000	29.78
Officer
Stephen R. Brunner	8,000	20.31	23,250
Executive Vice President—	18,000	24.77
Operations	30,000	29.78
Jerry A. Cooper	8,000	20.31	23,250
Executive Vice President and	18,000	24.77
Regional Manager—Western	30,000	29.78
United States
John O. McCoy, Jr.	15,000	24.77	18,250
Executive Vice President and	30,000	29.78
Chief Administrative Officer
David R. Beathard	6,000	20.31	16,250
Senior Vice President—	21,000	24.77
Engineering	21,000	29.78
Michael J. Killelea	2,000	20.31	13,250
Senior Vice President, General	8,000	24.77
Counsel and Corporate	15,000	29.78
Secretary
James P. Ulm, II	6,000	20.31	18,250
Senior Vice President and	14,000	24.77
Chief Financial Officer	21,000	29.78
Robert C. Marlowe	2,500	41.99	5,950
Vice President Accounting

Non-executive Directors
Jerry M. Armstrong	10,000	17.91	2,000
	5,000	24.09
	5,000	28.80
	5,000	31.18
Robert H. Campbell	10,000	17.91	2,000
	5,000	24.09
	5,000	28.80
	5,000	31.18
Thomas A. Fry, III	—	—	2,000
Gerrit W. Gong	5,000	24.09	2,000
	5,000	28.80
	5,000	31.18
Charles G. Groat	—	—	2,000
Daniel S. Loeb	—	—	2,000
Bradley L. Radoff	—	—	2,000
Carroll W. Suggs	10,000	31.18	2,000
Stephen A. Wells	10,000	24.09	2,000
	5,000	28.80
	5,000	31.18

Employment Agreements, Termination of Employment and Change of Control Arrangements

Pogo has entered into employment agreements with Mr. Van Wagenen and its other executive officers, other than Mr. Marlowe, which expire on August 1, 2008. In the event of a change of control, however, Mr. Van Wagenen’s employment agreement will extend to the fifth anniversary of the change of control. Upon the adoption of the merger agreement by Pogo’s stockholders, a change of control will have occurred for purposes of the employment agreements between Pogo and its executive officers.

The employment agreements provide that if the executive officer’s employment is terminated,

•	except in the case of Mr. Van Wagenen, by the executive officer for any reason during the 180-day “window” period following a change of control, or

•	by Pogo (or its successor), other than for cause or under other specified circumstances,

the executive officer is entitled to the following, in addition to compensation previously earned:

•	a lump-sum cash payment of:

•	three years’ salary and bonus;

•

supplemental retirement benefits equal to the difference between (a) the amount payable under Pogo’s noncontributory tax-qualified pension plan had the officer remained employed until August 1, 2008 and (b) the amount actually paid or payable under that plan; and

•	unvested and unpaid cash bonuses;

•

coverage or other payments under the executive’s employment agreement or Pogo’s welfare and other benefit plans for the executive and/or the executive’s family for the remaining term of the employment agreement or as provided in such plans; and

•	payments to compensate the executive officer for the imposition of certain federal excise taxes on payments made to the officer in connection with the change in control of Pogo.

Under Mr. Van Wagenen’s employment agreement, if his employment is terminated following a change in control of Pogo

•	by him for “good reason,”

•	by him for any reason during the 30-day “window” period beginning one year after a change of control, or

•	by Pogo (or its successor), other than for cause or under other specified circumstances,

Mr. Van Wagenen is entitled to the following, in addition to compensation previously earned:

•	a lump-sum cash payment of:

•	five years’ salary and bonus;

•

supplemental retirement benefits equal to the difference between (a) the amount payable under Pogo’s noncontributory tax-qualified pension plan and Pogo’s supplemental pension plan (as described below) had Mr. Van Wagenen remained employed for five years following termination and (b) the amount actually paid or payable under those plans;

•

four times the fair market value on the grant date of Mr. Van Wagenen’s most recent equity award (or most recent award prior to adoption of the merger agreement by Pogo’s stockholders, if higher) based on the market price of Pogo’s underlying common stock (and subject to adjustment for salary increase); and

•	unvested and unpaid cash bonuses;

•

coverage or other payments under his employment agreement or Pogo’s welfare and other benefit plans for Mr. Van Wagenen or his family for the remaining term of the employment agreement or as provided in such plans; and

•	payments to compensate Mr. Van Wagenen for the imposition of certain federal excise taxes imposed on payments made to him in connection with the change of control.

Mr. Van Wagenen’s agreement further provides for annual increases of his base salary of at least the percentage increase, if any, in the United States Department of Labor’s U.S. Consumer Price Index, if a change of control occurs (which amounts are to be taken into account in determining his supplemental retirement benefit calculation).

Supplemental Pension Plan and Certain Other Benefits

In addition, if Mr. Van Wagenen’s employment is terminated for any reason other than his death, he is entitled under his employment agreement to a monthly benefit for life (or the lump-sum equivalent with the consent of his spouse) of an amount equal to the monthly annuity payment that he would have received under Pogo’s tax-qualified pension plan had cash bonuses been included as “considered compensation” under the plan, assuming the inapplicability of certain provisions of the Internal Revenue Code and less the amount actually payable under Pogo’s tax-qualified plan. Pogo refers to these payments as the “supplemental pension plan.”

The employment agreements further provide for immediate vesting and exercisability of stock options and restricted stock awards outstanding at the time of the change in control of Pogo. Please refer to “—Stock Options and Restricted Shares” above for information on the vesting or conversion of stock options and restricted stock held by Pogo’s executive officers and directors in connection with the merger.

Good Reason

For the purposes of the employment agreements, the term “good reason” means:

•

the assignment to the executive officer of any duties inconsistent with such officer’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by the employment agreement, or any other action by Pogo (or its successor) that results in a diminution in such position, authority, duties or responsibilities, excluding insubstantial or inadvertent actions remedied promptly;

•

any failure by Pogo (or its successor) to comply with any of the provisions of the employment agreement providing for the executive officer’s compensation and benefits, excluding insubstantial or inadvertent failures remedied promptly;

•	if Pogo (or its successor) requires the executive officer to be based at any office or location other than as described in such officer’s employment agreement;

•	any purported termination of the executive officer’s employment other than as expressly permitted by the employment agreement; or

•	Pogo’s failure to comply with and satisfy the requirement in the employment agreement that any successor company expressly assume and agree to perform the agreement.

Mr. Van Wagenen’s employment agreement additionally provides that the definition of “good reason” includes any failure, following a change of control of Pogo, to provide both an annual bonus and equity award no less favorable to Mr. Van Wagenen than the single highest bonus and equity award provided to him during the 24 months immediately preceding the change of control, appropriately increased to reflect annual salary increases provided for in Mr. Van Wagenen’s agreement and/or additional positions or responsibilities.

Other Triggers Under Employment Agreements

The employment agreements of Pogo’s executive officers provide for payments and other benefits (in some cases in different amounts than described above) to the executives under other circumstances (whether or not a Pogo change of control has occurred), including death or disability, termination by Pogo (or its successor) other than for cause or termination by the executive for good reason.

Estimated Termination Payments Upon a Change of Control of Pogo

The following table shows potential payments under Pogo’s employment agreements to Pogo’s executive officers, other than Mr. Van Wagenen and Mr. Marlowe, upon termination of employment by them for any reason during the 180-day “window” period following a change of control of Pogo, assuming such termination occurs on December 1, 2007. Termination on a different date within the window period may result in different amounts due an executive officer upon a change of control. The table does not include the value of stock options or restricted stock awards. Please refer to “—Stock Options and Restricted Shares” above for information on the vesting or conversion of stock options and restricted stock held by Pogo’s executive officers and directors in connection with the merger. The table also does not include payments or other benefits to which a Pogo executive officer would be entitled upon termination of employment with Pogo irrespective of a change of control, such as accrued salary, accumulated benefits under Pogo’s noncontributory tax-qualified pension plan and accumulated balances under Pogo’s tax-advantaged savings plan.

	Steven R. Brunner	Jerry A. Cooper	John O. McCoy, Jr.	David R. Beathard	Michael J. Killelea	James P. Ulm, II
Cash severance	$2,700,000	$2,700,000	$1,980,000	$1,650,000	$1,515,000	$1,905,000

Supplemental retirement benefits	21,043	104,915	106,274	24,919	15,147	14,834

Early vesting of unvested cash bonuses	83,333	83,333	75,000	66,667	66,667	75,000

Welfare and other benefit plans	53,269	57,239	57,928	56,387	54,461	54,499

Excise tax gross up	—	—	—	—	585,719	—

Total(1)	$2,857,645	$2,945,487	$2,219,202	$1,797,973	$2,236,994	$2,049,333

(1)

Where necessary, the calculations above assume the value of the merger consideration paid in respect of each share of Pogo common stock will be $54.0973, based upon the closing sale price of Plains common stock on September 14, 2007.

The following table shows potential payments to Mr. Van Wagenen under his employment agreement under the following circumstances, in each case assuming the termination occurs on December 1, 2007, for

•	termination of employment by him for “good reason” after a change in control,

•	termination of his employment by Pogo, other than for cause, after a change in control, or

•	termination of employment by him for any reason during 30-day “window” period beginning one year after a change in control.

Termination on a different date under the above circumstances may result in different amounts due Mr. Van Wagenen upon a change of control. For example, following a change of control, Mr. Van Wagenen’s employment agreement provides for annual increases of his base salary of at least the percentage increase, if any, in the United States Department of Labor’s U.S. Consumer Price Index.

The table below does not include the value of stock options or restricted stock awards. Please refer to “—Stock Options and Restricted Shares” above for information on the vesting or conversion of stock options and restricted stock held by Mr. Van Wagenen in connection with the merger. The table also does not include payments or other benefits to which Mr. Van Wagenen would be entitled upon termination of employment with Pogo irrespective of a change of control, such as accrued salary, accumulated benefits under Pogo’s noncontributory tax-pension plan, benefits under Mr. Van Wagenen’s supplemental pension plan and accumulated balances under Pogo’s tax-advantaged savings plan.

Paul G. Van Wagenen
Cash severance	$11,950,000
Supplemental retirement benefits	7,123,616
Supplemental cash award(1)	6,392,880
Early vesting of unvested cash bonuses	250,000
Welfare and other benefit plans	427,746
Excise tax gross up	10,694,504

Total(2)	$36,838,746

(1)

This amount represents a lump-sum cash payment equal to four times the fair market value on the grant date of Mr. Van Wagenen’s most recent equity award (or most recent award prior to adoption of the merger agreement by Pogo’s Stockholders, if higher) based on the market price of the underlying Pogo common stock (and subject to adjustment for salary increase).

(2)

Where necessary, the calculations above assume the value of the merger consideration paid in respect of each share of Pogo common stock will be $54.0973, based upon the closing sale price of Plains common stock on September 14, 2007.

Establishment of a Benefits Protection Trust

Under the terms of the merger agreement, Pogo will establish and maintain a grantor trust, or “rabbi trust,” to which Pogo will contribute assets to satisfy benefits payable under employment agreements between Pogo and its officers, including the benefits described above. The trust is a funding mechanism by which Pogo intends to pay pre-existing liabilities under these employment agreements, including the payments to executive officers described above. The trust does not create any new or additional compensation or benefit entitlements.

Indemnification and Insurance

The merger agreement provides for director and officer indemnification and insurance following completion of the merger. Under the merger agreement, PXP Acquisition shall, for a period of six years following completion of the merger,

•

include provisions relating to expense advancement, indemnification and exculpation in its and its subsidiaries organizational documents that are no less favorable than those contained in Pogo’s certificate of incorporation and bylaws;

•

indemnify and hold harmless and advance expenses to, to the fullest extent permitted by law, the present and former directors, officers, employees, fiduciaries and agents of Pogo and its subsidiaries with respect to all acts or omissions by them in their capacities as such at any time; and

•

either maintain in effect Pogo’s current directors’ and officers’ liability insurance policies with respect to matters occurring prior to completion of the merger or obtain and pay for substitute policies of at least the same coverage and amounts and containing terms no less advantageous to such directors and officers than Pogo’s current policies, except that PXP Acquisition shall not be required to pay annual premiums for such policies if such premiums exceed 100% of Pogo’s annual premiums in effect for such policies as of July 17, 2007, the date of the execution of the merger agreement.

The indemnification rights described above will be in addition to any other rights available under the organizational documents of PXP Acquisition or any of its subsidiaries, under applicable law or otherwise. In addition, Plains agreed to perform the obligations described above if PXP Acquisition fails for any reason to comply with such obligations.

Other Benefit Arrangements

Under the merger agreement, any Pogo employee who continues as an employee of Plains or PXP Acquisition after the merger shall receive service credit under Plains’ and PXP Acquisition’s employee benefit plans, policies or arrangements to the extent service with Plains or PXP acquisition is recognized under any such benefit plan that is equal to the period of time such employee was employed with Pogo and its subsidiaries or any predecessor employers with respect to which Pogo and its subsidiaries granted service credit (but not for purposes of benefit accruals or benefit computations).

Governance

Plains has agreed to take all action necessary, as of the effective time of the merger, to appoint two directors currently serving on Pogo’s board of directors to the Plains board of directors.

Each year on the day after the date of Plains’ annual stockholders meeting, Plains will grant each non-employee director 10,000 shares of Plains restricted stock that vests on the earlier of one year from the grant date or the next annual meeting of Plains stockholders. A director may elect to defer the receipt of all or a portion of these restricted shares. In lieu of the restricted stock, they will receive restricted stock units that are subject to vesting and forfeiture provisions and that are payable in common stock upon complete separation from the Plains board of directors. In addition, Plains currently pays each non-employee Plains director an annual retainer of $35,000. A director that serves as chairman of the audit committee receives an additional annual retainer of $10,000, and each other non-employee committee chairman receives an additional annual retainer of $5,000. Non-employee directors also receive an attendance fee of $3,000 for each board meeting attended (not including telephonic meetings), an attendance fee of $1,000 for each committee meeting attended and an attendance fee of $500 for each telephonic board or committee meeting attended. Plains also reimburses all directors for reasonable expenses they incur while attending board and committee meetings. Each non-employee director is allowed to make personal use of Plains’ aircraft for a maximum of 30 flight hours per year.

Voting Agreements; Beneficial Ownership

As of July 17, 2007, Mr. Van Wagenen beneficially owned and was entitled to vote 223,672 shares of Pogo common stock (excluding unexercised options to purchase Pogo common stock), or approximately 0.4% of the outstanding shares of Pogo common stock. Also, as of July 17, 2007, Daniel S. Loeb, a member of Pogo’s board of directors and founder and chief executive officer of Third Point, beneficially owned and was entitled to vote 4,615,000 shares of Pogo common stock, or approximately 7.9% of the outstanding shares of Pogo common stock, indirectly held through Third Point and investment funds managed by Third Point. In connection with Pogo’s execution delivery of the merger agreement, Mr. Van Wagenen and Third Point entered into voting agreements with Plains, whereby Mr. Van Wagenen and Third Point agreed to vote all outstanding shares of Pogo common stock beneficially owned by each of them in favor of adoption of the merger agreement with Plains. Mr. Van Wagenen also granted Plains an irrevocable proxy to vote his shares of Pogo common stock in accordance with the voting agreement described above.

In connection with the execution and delivery of the merger agreement, Pogo entered into a termination agreement with Third Point and its affiliates providing that the stockholders agreement dated March 12, 2007 among them will terminate upon effectiveness of the merger.

Other Interests

Mr. Robert H. Campbell, a member of the Pogo board of directors, is a managing director and stockholder of Lehman Brothers Inc., which acted as financial advisor to Plains in the merger. Mr. Campbell did not perform or have any personal involvement in the financial advisory services performed by Lehman Brothers for Plains in connection with the merger. See “—Background of the Merger” for further discussion.

Appraisal Rights

In certain circumstances, holders of shares of Pogo common stock will be entitled to demand an appraisal of their shares under the DGCL. At the election deadline, Plains will have the right to require, but not the obligation to require (unless necessary to maintain the merger’s tax status as a reorganization under Section 368(c) of the Internal Revenue Code), that any shares of Pogo common stock that constitute dissenting shares at the election deadline be treated as cash election shares not subject to the pro rata selection process. If Plains so requires, any such dissenting shares that receive merger consideration will be treated as cash election shares not subject to the pro rata selection process. For a description of the cash election pro rata selection process, see “Terms of the Merger Agreement—Election Procedures; Allocation of Merger Consideration—Allocation of Merger Consideration.” If no holders of shares of Pogo common stock are required to receive cash pursuant to the merger (other than cash in lieu of fractional shares), the holders of shares of Pogo common stock will not be entitled to appraisal rights. Holders of Pogo common stock who wish to seek appraisal of their shares are in any case urged to seek the advice of counsel with respect to the availability of appraisal rights.

If appraisal rights are available, shares of Pogo common stock outstanding immediately prior to the effective time of the merger and held by a holder who has not voted in favor of, or consented in writing to, the adoption of the merger agreement and who has delivered a written demand for appraisal of such shares in accordance with Section 262 of the DGCL will not be converted into the right to receive the merger consideration, unless and until the dissenting holder fails to perfect or effectively withdraws or otherwise loses his or her right to appraisal and payment under the DGCL. If, after the effective time of the merger, a dissenting stockholder fails to perfect or otherwise waives, or withdraws or loses his or her right to appraisal, or a court determines that such holder is not entitled to relief under the DGCL, then such holder or holders (as the case may be) shall forfeit such rights and his or her shares of Pogo common stock will be treated as if they had been converted as of the effective time of the merger into the right to receive the merger consideration without interest thereon, upon surrender of the certificate or certificates that formerly evidenced such shares.

The following discussion is not a complete statement of appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which explains the procedures and requirements for exercising statutory appraisal rights and which is attached as Annex F to this joint proxy statement/prospectus and incorporated herein by reference. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of the shares of Pogo’s common stock as to which appraisal rights are asserted. Stockholders intending to exercise appraisal rights should carefully review Annex F. This joint proxy statement/prospectus constitutes notice to Pogo’s stockholders concerning the availability of appraisal rights under Section 262 of the DGCL.

A Pogo stockholder who wishes to exercise appraisal rights should carefully review the following discussion and Annex F to this joint proxy statement/prospectus, because failure to comply timely and fully with the procedures required by Section 262 of the DGCL will result in the loss of appraisal rights.

Under the DGCL, Pogo stockholders who do not wish to accept the merger consideration may, under certain circumstances, have the right, subject to compliance with the requirements summarized below, to demand an appraisal by the Delaware Court of Chancery of the “fair value” of their shares of Pogo common stock and to be paid in cash such amount in lieu of the merger consideration that they would otherwise be entitled to receive if the merger is consummated. For this purpose, the fair value of shares of Pogo common stock will be their fair value, excluding any element of value arising from the consummation or expectation of consummation of the merger, and including a fair rate of interest, if any, as determined by that court. Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262 of the DGCL, including:

•

Written Demand for Appraisal Prior to the Vote at the Special Meeting. A stockholder must deliver to Pogo a written demand for appraisal meeting the requirements of Section 262 of the DGCL, before Pogo stockholders vote on the adoption of the merger agreement at the special meeting. Voting against or abstaining with respect to the adoption of the merger agreement, failing to return a proxy or returning a proxy voting against or abstaining with respect to the proposal to adopt the merger agreement will not constitute the making of a written demand for appraisal. The written demand for appraisal must be separate from any proxy, abstention from the vote on the merger agreement or vote against the merger agreement. The written demand must reasonably inform Pogo of the stockholder’s identity and of the stockholder’s intent thereby to demand appraisal of his, her or its shares. Failure to timely deliver a written demand for appraisal will cause a stockholder to lose his, her or its appraisal rights.

•

Refrain from Voting in Favor of Adoption of the Merger Agreement. In addition to making a written demand for appraisal, a stockholder must not vote his, her or its shares of Pogo common stock in favor of the adoption of the merger agreement. A submitted proxy not marked “AGAINST” or “ABSTAIN” will be voted in favor of the proposal to adopt the merger agreement and will result in the waiver of appraisal rights. A stockholder that has not submitted a proxy will not waive his, her or its appraisal rights solely by failing to vote if the stockholder satisfies all other provisions of Section 262 of the DGCL.

•

Continuous Ownership of Pogo Common Stock. A stockholder must also continuously hold his, her or its shares of Pogo common stock from the date the stockholder makes the written demand for appraisal through the effective time of the merger. Accordingly, a stockholder who is the record holder of shares of Pogo common stock on the date the written demand for appraisal is made but who thereafter transfers the shares prior to the effective time of the merger will lose any right to appraisal with respect to such shares.

•

Petition with the Chancery Court. Within 120 days after the effective date of the merger (but not thereafter), either the surviving corporation or any stockholder who has complied with the requirements of Section 262 of the DGCL, which are briefly summarized above, must file a petition in the Delaware Court of Chancery demanding a judicial determination of the value of the shares of Pogo common stock held by all stockholders who are entitled to appraisal rights. This petition in effect initiates a court proceeding in Delaware. PXP Acquisition, as the surviving corporation, does not have any intention at this time to file such a petition if a demand for appraisal is made and stockholders seeking to exercise appraisal rights should not assume that PXP Acquisition will file such a petition or that PXP Acquisition will initiate any negotiations with respect to the fair value of such shares. Accordingly, because PXP Acquisition has no obligation to file such a petition, if no stockholder files such a petition with the Delaware Court of Chancery within 120 days after the effective date of the merger, appraisal rights will be lost, even if a stockholder has fulfilled all other requirements to exercise appraisal rights. If such a petition is filed, the Delaware Court of Chancery could determine that the fair value of shares of Pogo common stock is more than, the same as or less than the merger consideration.

Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as such stockholder’s name appears on the stock certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in Pogo common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized herein in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

A stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to Pogo’s principal executive offices at 5 Greenway Plaza, Suite 2700, Houston, Texas 77046, Attention: Corporate Secretary. The written demand for appraisal should state the stockholder’s name and mailing address, the number of shares of Pogo common stock owned by the stockholder and must reasonably inform Pogo that the stockholder intends thereby to demand appraisal of his, her or its shares of Pogo common stock. Within ten days after the effective date of the merger, PXP Acquisition will provide notice of the effective date of the merger to all Pogo stockholders who have complied with Section 262 of the DGCL and have not voted for the merger. A record holder, such as a broker, fiduciary, depositary or other nominee, who holds shares of Pogo common stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of Pogo common stock outstanding in the name of such record owner.

Within 120 days after the effective date of the merger (but not thereafter), any stockholder who has satisfied the requirements of Section 262 of the DGCL may deliver to PXP Acquisition a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. PXP Acquisition, as the surviving corporation in the merger, must mail such written statement to the stockholder within ten days after the stockholder’s request is received by PXP Acquisition or within ten days after the latest date for delivery of a demand for appraisal under Section 262 of the DGCL, whichever is later. Upon the filing of a petition in the Court of Chancery of the State of Delaware within 120 days after the effective date of the merger as set forth above by a stockholder demanding a determination of the fair value of Pogo common stock, service of a copy of the petition must be made upon PXP Acquisition. PXP Acquisition must then, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached with PXP Acquisition. If PXP Acquisition files a petition, the petition must be accompanied by the duly verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to PXP Acquisition and to the stockholders shown on the list at the addresses therein stated, and notice also will be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The court must approve the forms of the notices by mail and by publication, and PXP Acquisition must bear the costs of the notices.

At the hearing on the petition, the Court of Chancery of the State of Delaware will determine which stockholders have become entitled to appraisal rights. The court may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Court of Chancery of the State of Delaware may dismiss the proceedings as to any stockholder that fails to comply with such direction.

After determining which stockholders are entitled to appraisal rights, the court will appraise the shares owned by these stockholders, determining the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining such fair value, the court shall take into account all relevant factors. Pogo stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 of the DGCL could be more than, the same as or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares.

The costs of the appraisal proceeding (which do not include attorney’s fees or the fees or expenses of experts) may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a stockholder who has perfected appraisal rights, the court may order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal.

If a stockholder demands appraisal rights in compliance with the requirements of Section 262 of the DGCL, then, after the effective time of the merger, such stockholder will not be entitled to: (i) vote such stockholder’s shares of Pogo common stock for any purpose; (ii) receive payment of dividends or other distributions on such stockholder’s shares that are payable to stockholders of record at a date after the effective time of the merger; or (iii) receive payment of any consideration provided for in the merger agreement. A stockholder may withdraw his, her or its demand for appraisal rights by a writing withdrawing his, her or its demand for appraisal and accepting the merger consideration at any time within 60 days after the effective time of the merger, or at any time thereafter with PXP Acquisition’s written approval. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery shall be dismissed as to any stockholder without the approval of the court, and such approval may be conditioned upon such terms as the court deems just. Subject to the foregoing, if any Pogo stockholder withdraws his, her or its demand for appraisal rights, then his, her or its shares of Pogo common stock will be automatically converted into the right to receive the merger consideration, without interest.

Any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise appraisal rights. Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL may result in the loss of a stockholder’s statutory appraisal rights.

Termination of Trading of Pogo Common Stock

If the merger is completed, the shares of Pogo common stock will cease to be listed on the New York Stock Exchange and will be deregistered under the Securities Exchange Act of 1934.

Regulatory Requirements

Under the Hart-Scott-Rodino Act, the merger may not be consummated until notifications have been given and certain information has been furnished to the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission and the applicable waiting period has expired or been terminated.

Plains and Pogo filed the requisite Pre-Merger Notification and Report Forms under the Hart-Scott-Rodino Act with the Antitrust Division and the Federal Trade Commission on August 7, 2007. The applicable statutory waiting period under the Act expired on September 6, 2007.

At any time before or after the completion of the merger, the Antitrust Division, the Federal Trade Commission or any state could take any action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, rescinding the merger or seeking divestitures of particular assets of Plains and Pogo. Private parties and non-U.S. governmental authorities may also seek to take legal action under the antitrust laws. A challenge to the merger on antitrust grounds may be made and, if such a challenge is made, Plains and Pogo may not prevail.

Financing of the Merger

Plains has received commitments, subject to customary conditions, from several financial institutions to underwrite a new credit facility that will amend and restate its existing credit facility and will be used in part to fund the merger consideration and to provide additional liquidity. The aggregate commitment of the lenders is $2.9 billion. The new credit facility will provide for an initial borrowing base of $2.9 billion that will be adjusted on an interim basis thereafter based on Plains’ oil and gas properties, reserves, other indebtedness and other relevant factors. Plains will secure borrowings under the new credit facility with the equity of certain of its material domestic subsidiaries and give mortgages covering at least 75% of the total present value of certain of its domestic oil and gas properties. The new credit facility will be subject to substantially the same terms, including acceleration provisions, as are provided for in Plains’ existing credit facility.

TERMS OF THE MERGER AGREEMENT

The following summary describes the material provisions of the merger agreement. The provisions of the merger agreement are complicated and not easily summarized. This summary may not contain all of the information about the merger agreement that is important to you. The merger agreement is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus, and we encourage you to read it carefully in its entirety for a more complete understanding of the merger agreement.

Merger

The agreement and plan of merger, dated July 17, 2007, by and among Pogo, Plains and PXP Acquisition LLC, a wholly owned subsidiary of Plains, as such may be amended from time to time, or the merger agreement, contemplates a merger whereby Pogo will be merged with and into PXP Acquisition, with PXP Acquisition surviving the merger. Upon effectiveness of the merger, each Pogo stockholder will have the right to receive the merger consideration as described below under “—Conversion of Securities.”

Effective Time; Closing

The merger will become effective on the date a certificate of merger is filed with the Delaware Secretary of State. The merger agreement provides that the certificate of merger is to be filed as promptly as practicable after all the conditions to the closing of the merger are satisfied or waived. Plains and Pogo currently expect to consummate the merger in the fourth quarter of 2007.

Conversion of Securities

The merger agreement provides that at the effective time of the merger, each share of Pogo common stock issued and outstanding immediately prior to the effective time will be converted into the right to receive either a number of shares of Plains common stock, an amount of cash, or both, in each case as described below. Pogo stockholders will have the right to elect to receive cash, Plains common stock, or both, with respect to each share of Pogo common stock they hold, subject in each case to the adjustment and allocation procedures described below under “—Election Procedures; Allocation of Merger Consideration—Allocation of Merger Consideration.” In our discussion we refer to the number of shares of Plains common stock to be received for each share of Pogo common stock being converted into Plains stock as the “stock consideration,” and we refer to the amount of cash to be received for each share of Pogo common stock being converted into cash as the “cash consideration.”

Pursuant to the merger, Plains will issue approximately 40 million shares of Plains common stock and will pay approximately $1.5 billion in cash. The total number of shares of Plains common stock comprising the stock consideration and the total amount of cash consideration will not change from what was agreed to in the merger agreement (other than for upward adjustment in the event that any shares of Pogo common stock are issued as permitted by the merger agreement pursuant to the exercise of stock options). However, since the market price of Plains common stock will fluctuate, the total value of the stock consideration and therefore the value of the total merger consideration may increase or decrease between the date of the merger agreement and the effective time of the merger. Accordingly, the value of the actual per share consideration to be paid to Pogo stockholders cannot be determined until after the effective time of the merger.

Pogo treasury shares and shares owned by PXP Acquisition, Plains or any wholly owned subsidiary of Plains or Pogo will be cancelled without conversion or payment of the merger consideration.

Cash Consideration

The merger agreement provides that a Pogo stockholder who makes a valid election to receive the cash consideration will have the right to receive, in exchange for each share of Pogo common stock held by such holder for which such a cash election is made, an amount in cash equal to the aggregate consideration per share (determined as described below). We sometimes refer to such shares as “cash election shares.”

•

“aggregate consideration per share” is the quotient (rounded to the nearest ten-thousandth), obtained by dividing the aggregate consideration by the total number of Pogo shares outstanding immediately prior to the effective time of the merger

•

“aggregate consideration” means the sum of (A) the product obtained by multiplying (x) 0.68201 and (y) the deemed shares outstanding and (z) the final Plains stock price and (B) the product obtained by multiplying (x) $24.88 and (y) the deemed shares outstanding

•

“deemed shares outstanding” means the total number of Pogo shares outstanding at the effective time of the merger, subject to limitations and adjustments as more fully set forth in the merger agreement

•

“final Plains stock price” is the average of the per share closing sales prices of Plains common stock on the New York Stock Exchange, Inc. for the ten consecutive trading days ending on the fifth calendar day immediately prior to the effective time of the merger

Stock Consideration

The merger agreement provides that a Pogo stockholder who makes a valid election to receive stock consideration will have the right to receive, in exchange for each share of Pogo common stock held by such holder for which such a stock election is made, a number of shares of Plains common stock equal to the exchange ratio. We sometimes refer to such shares as “stock election shares.”

The “exchange ratio” is defined in the merger agreement as the quotient (rounded to the nearest ten-thousandth) obtained by dividing the aggregate consideration per share by the final Plains stock price.

The formulas used to determine the aggregate consideration per share and the exchange ratio described above are designed to account for fluctuations in the market price of Plains common stock prior to the time the calculation is made in order to equalize substantially the value of the merger consideration to be received for each share of Pogo common stock at the time of the calculation, regardless of whether a Pogo stockholder elects to receive cash, Plains common stock, or a combination of cash and Plains common stock.

The formulas described above use the final Plains stock price in an effort to minimize the number of trading days between determination and receipt of the cash and stock consideration, as applicable, so that the value of the merger consideration for each share of Pogo common stock will be as equal as possible upon receipt, regardless of the form of merger consideration a Pogo stockholder has elected to receive or the form that is received after proration. The formulas are also designed to fix the aggregate amount of cash and the aggregate number of shares of Plains common stock to be paid and issued, respectively, in the merger. Because the amount of cash and the number of shares of Plains common stock to be paid and issued, respectively, in the merger are fixed, the percentage of shares of Pogo common stock that will be exchanged for Plains common stock and the percentage that will be exchanged for cash will depend upon the final Plains stock price. More shares of Pogo common stock will be exchanged for Plains common stock if, and to the extent, the final Plains stock price increases, and more shares of Pogo common stock will be exchanged for cash if, and to the extent, the final Plains stock price decreases.

Hypothetical Consideration Scenarios

For example, if the final Plains stock price is $42.84 (which was the closing price of Plains common stock on September 14, 2007) and assuming 58,650,282 deemed shares outstanding, a Pogo stockholder receiving all stock would receive 1.2628 shares of Plains common stock per share of Pogo common stock having a value, based on such final Plains stock price, of $54.0973 per share, and a Pogo stockholder receiving all cash would receive $54.0973 in cash per share of Pogo common stock, subject in each case to the allocation procedures described below. Based on the final Plains stock price, 45.99% of the outstanding shares of Pogo common stock would be exchanged for cash, and 54.01% would be exchanged for Plains common stock.

If the final Plains stock price is $47.12 (10% higher than $42.84) and assuming 58,650,282 deemed shares outstanding, then 43.64% of the outstanding shares of Pogo common stock would be exchanged for cash, and 56.36% would be exchanged for Plains common stock. Based on a final Plains stock price of $47.12, a Pogo stockholder receiving all stock would receive 1.2100 shares of Plains common stock per share of Pogo common stock having a value, based on such final Plains stock price, of $57.0163 per share, and a Pogo stockholder receiving all cash would receive $57.0163 in cash per share of Pogo common stock, subject in each case to the allocation procedures described below. Conversely, if the final Plains stock price is $38.56 (10% lower than $42.84) and assuming 58,650,282 deemed shares outstanding, then 48.61% of the outstanding shares of Pogo common stock would be exchanged for cash, and 51.39% would be exchanged for Plains common stock. Based on a final Plains stock price of $38.56, a Pogo stockholder receiving all stock would receive 1.3272 shares of Plains common stock per share of Pogo common stock having a value, based on such final Plains stock price, of $51.1783 per share, and a Pogo stockholder receiving all cash would receive $51.1783 in cash per share of Pogo common stock, subject in each case to the allocation procedures described below.

The following table sets forth, based on various hypothetical final Plains stock prices, the cash consideration and the stock consideration, as well as the value of such stock consideration based on the hypothetical final Plains stock price. The table also shows the percentage of outstanding shares of Pogo common stock that would be converted into Plains common stock and cash based on such final Plains stock price. The table takes into account the fact that all Pogo restricted stock will be converted into the merger consideration and assumes that no additional shares of Pogo common stock are otherwise issued and that the number of exchangeable shares is 58,650,282. The table does not reflect payments due in respect of Pogo options outstanding at the effective time, which are converted to an obligation of PXP Acquisition to pay cash as described below under “—Employee Stock Options; Restricted Shares.” To the extent that the number of shares of Pogo common stock outstanding increases in accordance with the merger agreement (as a result of the exercise of Pogo options or otherwise), the number of exchangeable shares, or deemed shares outstanding, will increase, which will increase the aggregate consideration paid to Pogo stockholders pursuant to the merger. However, because each additional exchangeable share of Pogo common stock will increase the aggregate consideration by 0.68201 shares of Plains common stock and $24.88 in cash, there will be no change in the stock consideration or cash consideration to be received by a Pogo stockholder for each share of Pogo common stock held by such holder.

HYPOTHETICAL MERGER CONSIDERATION SCENARIOS(1)

Final Plains Stock Price(2)	Aggregate Transaction Value(3) (in 000s)	Exchange Ratio(4)	Value of Stock Consideration(5) (per Pogo share)	Cash Consideration(6) (per Pogo share)	Total Cash Amount(7) (in 000s)	Total Stock(8)	Percentage of Outstanding Shares of Pogo Common Stock to Receive
							Stock Consideration	Cash Consideration
$32.00	$2,739,222	1.4595	$46.70	$46.70	$1,459,219	40,000,078	46.73%	53.27%
34.00	2,819,222	1.4138	48.07	48.07	1,459,219	40,000,078	48.24	51.76
36.00	2,899,222	1.3731	49.43	49.43	1,459,219	40,000,078	49.67	50.33
38.00	2,979,222	1.3367	50.80	50.80	1,459,219	40,000,078	51.02	48.98
40.00	3,059,222	1.3040	52.16	52.16	1,459,219	40,000,078	52.30	47.70
42.00	3,139,222	1.2744	53.52	53.52	1,459,219	40,000,078	53.52	46.48
44.00	3,219,222	1.2475	54.89	54.89	1,459,219	40,000,078	54.67	45.33
46.00	3,299,223	1.2229	56.25	56.25	1,459,219	40,000,078	55.77	44.23
48.00	3,379,223	1.2003	57.62	57.62	1,459,219	40,000,078	56.82	43.18
50.00	3,459,223	1.1796	58.98	58.98	1,459,219	40,000,078	57.82	42.18
52.00	3,539,223	1.1605	60.34	60.34	1,459,219	40,000,078	58.77	41.23

(1)

Assuming that 58,650,282 shares of Pogo common stock are deemed outstanding at the effective time of the merger because no option to acquire Pogo common stock was exercised between the date of the merger agreement and the effective time of the merger, (a) the amount of cash that a Pogo stockholder may receive will be subject to proration in the event the total cash elections by all Pogo stockholders would exceed the total cash consideration in the merger of approximately $1,459,219,016, and (b) the number of shares of Plains common stock that a Pogo stockholder receives in the merger will be subject to proration in the event the total stock elections by all Pogo stockholders would exceed the total stock consideration in the merger of approximately 40,000,078 shares of Plains common stock. If every option to acquire Pogo common stock is exercised for stock between the date of the merger agreement and the effective time of the merger, then 60,035,416 shares of Pogo common stock will be deemed outstanding at the effective time of the merger and, (x) the amount of cash that a Pogo stockholder may receive will be subject to proration in the event the total cash elections by all Pogo stockholders would exceed the total cash consideration in the merger of approximately $1,493,681,150, and (y) the number of shares of Plains common stock that a Pogo stockholder receives in the merger will be subject to proration in the event the total stock elections by all Pogo stockholders would exceed the total stock consideration in the merger of approximately 40,944,753 shares of Plains common stock.

(2)	The final Plains stock price is the average per share closing sales price of Plains common stock on the NYSE as reported by the Wall Street Journal, for the ten consecutive trading days ending on the fifth calendar day immediately prior to the effective date of the merger, or if such day is not a trading day, then ending on the first trading day immediately preceding such calendar day.
(3)	This column represents the aggregate consideration to be paid in respect of Pogo common stock pursuant to the merger, which is equal to the total stock value (final Plains stock price (column 1) multiplied by total stock (column 7)) plus the total cash amount (column 6).
(4)	The exchange ratio is equal to the quotient obtained by dividing the aggregate consideration per share (calculated by dividing the aggregate transaction value (column 2) by the deemed shares outstanding) by the final Plains stock price.
(5)	The per share value of stock consideration is the product of the final Plains stock price (column 1) and the exchange ratio (column 3).
(6)	The per share cash consideration is equal to the aggregate consideration per share, which is calculated by dividing the aggregate transaction value (column 2) by the deemed shares outstanding.
(7)	Assuming that no options to acquire Pogo common stock are exercised between the date of the merger agreement and the effective time of the merger, the total amount of cash to be paid to all Pogo stockholders in respect of shares of Pogo common stock in the merger is fixed at $1,459,219,016, regardless of changes in the value of Plains common stock. This maximum amount of cash is equal to the product of $24.88 multiplied by the total number of shares of Pogo common stock deemed outstanding on the effective date of the merger, or 58,650,282 shares for purposes of the table above. This figure does not give effect to settlement of fractional shares for cash.
(8)	Assuming that no options to acquire Pogo common stock are exercised between the date of the merger agreement and the effective time of the merger, the total amount of Plains common stock to be received by all Pogo stockholders in the merger is fixed at 40,000,078 shares, regardless of changes in the value of Plains common stock. This maximum number of shares is equal to the product obtained by multiplying (a) 0.68201 by (b) the total number of shares of Pogo common stock deemed outstanding on the effective date of the merger, or 58,650,282 shares for purposes of the table above.

The actual value of the cash consideration or number of shares of Plains common stock that Pogo stockholders will be entitled to receive for each share of Pogo common stock held may differ from the hypothetical amounts shown in these examples because the actual amounts can only be determined at the effective time of the merger based on the formulas set forth in the merger agreement and described in this joint proxy statement/prospectus.

The final Plains stock price and other hypothetical data in this section are presented for illustrative purposes only and are not projections. No assurance can be given that the final Plains stock price will be equivalent to the fair market value of Plains common stock on the date that the merger consideration is received by a Pogo stockholder or at any other time. The actual fair market value of Plains common stock at the time received by Pogo stockholders depends upon the fair market value of Plains common stock at that time, which may be higher or lower than the final Plains stock price or the market price of Plains common stock on the date the merger was announced, on the date that this document is mailed to Pogo stockholders, on the date a Pogo stockholder makes an election with respect to the merger consideration or on the date of the Pogo stockholders meeting.

Employee Stock Options; Restricted Shares

At the effective time, each outstanding option to purchase shares of Pogo common stock, whether or not then exercisable or vested, will be converted into an obligation of PXP Acquisition to pay to the option holder an amount in cash equal to the product of (i) the number of shares of Pogo common stock subject to the option and (ii) the excess, if any, of the aggregate consideration per share over the exercise price per share previously subject to the option.

Immediately prior to the effective time of the merger, each outstanding award of restricted stock granted by Pogo or any subsidiary pursuant to an employee benefit plan will become fully vested and any such shares will be converted into the right to receive either cash consideration or stock consideration as described above in “—Conversion of Securities,” subject to the election of the holder of any such shares and the allocation procedures described below in “—Election Procedures; Allocation of Merger Consideration—Election Procedures.”

Dissenting Shares

In certain circumstances, holders of Pogo stock who have not voted in favor of or consented to the merger and have otherwise complied with the provisions of Section 262 of the DGCL as to appraisal rights, if any, will be entitled to such rights as are granted by Section 262 of the DGCL. If any holder of such dissenting shares waives, withdraws or loses the right to appraisal under Section 262 of the DGCL or the court properly determines that such holder is not entitled to relief under Section 262 of the DGCL, then each dissenting share shall be deemed to have been converted into the right to receive the merger consideration in the manner provided in “—Election Procedures; Allocation of Merger Consideration—Election Procedures.” At the election deadline, Plains will have the right to require, but not the obligation to require (unless necessary to maintain the merger’s tax status as a reorganization under Section 368(c) of the Internal Revenue Code), that any shares of Pogo common stock that constitute dissenting shares at the election deadline be treated as cash election shares not subject to the pro rata selection process. If Plains so requires, any such dissenting shares that receive merger consideration shall be treated as cash election shares not subject to the pro rata selection process. For a description of the allocation of merger consideration between cash and stock, see “—Election Procedures; Allocation of Merger Consideration—Allocation of Merger Consideration.” If no holders of shares of Pogo common stock are required to accept cash pursuant to the merger (other than cash in lieu of fractional shares), the holders of Pogo common stock will not be entitled to appraisal rights. For more information regarding appraisal rights, please see “The Merger—Appraisal Rights.”

Pogo is required to give Plains prompt notice of any written demands for appraisal of Pogo’s stock and afford Plains the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. Any amount payable to a holder of dissenting shares exercising appraisal rights shall be paid in accordance with the DGCL solely by PXP Acquisition from its own funds.

Election Procedures; Allocation of Merger Consideration

Election Procedures

The election form and other appropriate and customary transmittal materials will be mailed to Pogo stockholders at the same time as this proxy statement/prospectus or in a separate mailing.

The election form will allow each Pogo stockholder to specify the number of Pogo shares with respect to which such holder elects to receive stock consideration or cash consideration. The election must be made prior to the election deadline. Unless extended or otherwise agreed upon by Plains and Pogo, the election deadline will be 5:00 p.m., New York Time, on the 33rd day following the date an election form is mailed to Pogo stockholders. Plains and Pogo will make a public announcement if such election deadline has been extended.

To make a valid election, each Pogo stockholder must submit a properly completed form of election so that it is actually received by the exchange agent at or prior to the election deadline. A form of election will be properly completed only if accompanied by certificates which represent such stockholders’ shares of Pogo common stock covered by the election form (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) or, in case of book-entry shares, any additional documents specified by the procedures set forth in the election form.

If a Pogo stockholder does not make an election to receive cash consideration or stock consideration pursuant to the merger, the election is not received by the exchange agent by the election deadline, the forms of election are improperly completed and/or are not signed, or the certificates representing Pogo common stock are not included with the election form, a stockholder will be deemed not to have made an election. We sometimes refer to such shares as “non-election shares.” Stockholders not making an election may be paid only in cash, only in Plains common stock or in a mix of cash and shares of Plains common stock depending on, and after giving effect to, the number of valid cash elections and stock elections that have been made by other Pogo stockholders using the allocation procedures described under “—Election Procedures; Allocation of Merger Consideration—Allocation of Merger Consideration.”

For example, assuming a Pogo stockholder holds 100 shares of Pogo common stock (and that the final Plains stock price is $42.84), if such stockholder made:

•	an all cash election, he or she would receive approximately $5,410 in cash;

•	an all stock election, he or she would receive 126 shares of Plains common stock and $11.89 in cash in lieu of 0.27754 of a fractional share of Plains common stock; and

•

an election for a combination of cash and stock, he or she would receive approximately $54.10 for each cash election share and approximately 1.2628 shares of Plains common stock for each stock election share. Assuming 50 cash election shares and 50 stock election shares, the Pogo stockholder would receive approximately $2,711 in cash and 63 shares of Plains common stock.

The actual allocation of cash and stock would be subject in each case to the allocation procedures set forth in the merger agreement and further described in detail in the table on page 92. Under the procedures, a Pogo stockholder who makes an all cash election will not receive all cash if the cash election pool is oversubscribed, and a Pogo stockholder who makes an all stock election will not receive all stock if the stock election pool is oversubscribed. For more information regarding these allocation procedures, see “—Election Procedure; Allocation of Merger Consideration—Allocation of Merger Consideration.”

Any election form may be revoked or changed by a stockholder submitting such election form prior to the election deadline. If the election is so revoked, the shares of Pogo stock represented by such election form will become non-election shares and Plains will return the certificate of Pogo’s stock without charge to the revoking stockholder upon request, unless such stockholder properly makes a subsequent election. The exchange agent shall generally have discretion to determine, in its good faith, whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the election forms. None of Plains, PXP Acquisition or the exchange agent shall have obligation to notify stockholders of any defect in an election form.

Allocation of Merger Consideration

The aggregate amount of cash and the aggregate number of shares of Plains common stock to be paid and issued, respectively, to Pogo stockholders pursuant to the merger are fixed (in each case subject to upward adjustment in the event that any shares of Pogo common stock are issued as permitted by the merger agreement pursuant to the exercise of Pogo stock options). The total cash amount that will be paid as the merger consideration is determined by multiplying $24.88 and the number of deemed shares outstanding. If the elections of all of the Pogo stockholders result in an oversubscription or undersubscription of the total cash amount, the aggregate amount of cash or Plains common stock, as applicable, will not be increased. Rather, the exchange agent will allocate between cash and Plains common stock in the manner described below. Accordingly, there is no assurance that a Pogo stockholder that has made a valid election to receive the cash consideration, the stock consideration or a combination of cash and stock in respect of their shares of Pogo common stock will receive the form or combination of consideration elected with respect to the shares of Pogo common stock held by such stockholder. See “Risk Factors—Pogo stockholders may receive a form or combination of consideration different from what they elect.”

The exchange agent shall allocate the merger consideration among cash election shares, stock election shares and non-election shares as follows:

Cash Election Shares for More Than the Total Cash Amount

If the product of the cash consideration and the number of cash election shares is greater than the total cash amount, then:

•	all stock election shares and non-election shares will be entitled to receive the stock consideration;

•

the exchange agent will then select from among the cash election shares (by a pro rata selection process in accordance with the number of cash election shares held by each Pogo stockholder) a sufficient number of cash election shares to receive the stock consideration such that the aggregate cash amount to be paid pursuant to the merger in respect of the remaining cash election shares equals as closely as practicable the total cash amount;

•	the cash election shares selected by the exchange agent through the pro rata selection process described above will be entitled to receive the stock consideration; and

•	all remaining cash election shares that were not selected by the exchange agent to receive the stock consideration will be entitled to receive the cash consideration.

For example, if a Pogo stockholder holds 100 shares of Pogo common stock and that stockholder made an all cash election (and assuming that the final Plains stock price is $42.84 and 58,650,282 shares of Pogo common stock are deemed outstanding at the effective time of the merger), the following table demonstrates how the merger consideration would be allocated pro rata to such a Pogo stockholder under the following scenarios:

	If All Other Pogo Stockholders Made a Cash Election with Respect to All of Their Shares of Pogo Stock		If All Other Pogo Stockholders Made a Stock Election with Respect to All of Their Shares of Pogo Stock		If All Other Pogo Stockholders Made a Cash Election and Stock Election with Respect to 75% and 25% of Their Shares of Pogo Stock, respectively
Assumed Number of Cash Election Shares	Shares of Plains Stock(1)	Cash Consideration (includes cash in lieu of fractional shares of Plains stock)(2)	Shares of Plains Stock	Cash Consideration	Shares of Plains Stock(1)	Cash Consideration (includes cash in lieu of fractional shares of Plains stock)(2)
100	68	$2,496.61	0	$5,409.73	48	$3,353.41

(1)

The pro rata number of shares of Plains common stock received by such Pogo stockholder is determined by multiplying (a) the exchange ratio, or 1.2628, (b) the number of cash election shares held by such Pogo stockholder, or 100, and (c) 1 minus the ratio (the “Cash Ratio”) of the total number of shares of Pogo common stock that may be converted into the cash consideration, or 26,973,971 ($1,459,219,016 / $54.0973), to the total number of shares of Pogo common stock for which cash elections are properly made by all Pogo stockholders.

(2)

The cash consideration received by such Pogo stockholder (including cash in lieu of fractional shares of Plains stock) is determined by multiplying (a) the aggregate consideration per share of Pogo common stock, or $54.0973, (b) the number of cash election shares held by such Pogo stockholder, or 100, and (c) the Cash Ratio and adding the value of the fractional share of Plains stock.

Cash Election Shares for Less Than the Total Cash Amount

If the product of the cash consideration and the number of cash election shares is less than the total cash amount, then:

•	all cash election shares will be entitled to receive the cash consideration;

•

the exchange agent will then select from among the non-election shares and stock election shares, if necessary (by a pro rata selection process in accordance with the number of non-election shares or stock election shares, as applicable, held by each Pogo stockholder) a sufficient number of non-election shares and stock election shares, if necessary, to receive the cash consideration such that the aggregate cash amount that will be paid pursuant to the merger equals as closely as practicable the total cash amount;

•	the non-election shares and stock election shares, if any, selected by the exchange agent through the pro rata selection process described above will be entitled to receive the cash consideration; and

•	all remaining non-election shares, if any, and stock election shares that were not selected by the exchange agent to receive the cash consideration will be entitled to receive the stock consideration.

For example, if a Pogo stockholder holds 100 shares of Pogo common stock and that stockholder made an all stock election (and assuming that the final Plains stock price is $42.84 and 58,650,282 shares of Pogo common stock are deemed outstanding at the effective time of the merger), the following table demonstrates how the merger consideration would be pro rata allocated to such a Pogo stockholder under the following scenarios:

	If All Other Pogo Stockholders Made a Cash Election with respect to All of Their Shares of Pogo Stock		If All Other Pogo Stockholders Made a Stock Election with respect to All of Their Shares of Pogo Stock(1)		If All Other Pogo Stockholders Made a Stock Election and Cash Election with respect to 75% and 25% of Their Shares of Pogo Stock, respectively(1)
Assumed Number of Stock Election Shares	Shares of Plains Stock	Cash Consideration (includes cash in lieu of fractional shares of Plains stock)	Shares of Plains Stock(2)	Cash Consideration (includes cash in lieu of fractional shares of Plains stock)(3)	Shares of Plains Stock(2)	Cash Consideration (includes cash in lieu of fractional shares of Plains stock)(3)
100	126	$11.89	68	$2,496.61	90	$1,554.13

(1)	Assumes no Pogo stockholders fail to make an election in respect of their shares of Pogo common stock.
(2)

The number of shares of Plains common stock received by such Pogo stockholder is determined by multiplying (a) the exchange ratio, or 1.2628, (b) the number of stock election shares held by such Pogo stockholder, or 100, and (c) the ratio (the “Stock Ratio”) of the total number of shares of Pogo common stock that may be converted into the stock consideration, or 31,675,703 shares of Pogo common stock (40,000,078 / 1.2628), to the total number of shares of Pogo common stock for which stock elections are properly made by all Pogo stockholders.

(3)

The cash consideration received by such Pogo stockholder is determined by multiplying (a) the aggregate consideration per share of Pogo common stock, or $54.0973, (b) the number of stock election shares held by such Pogo stockholder, or 100, and (c) 1 minus the Stock Ratio, and adding the value of the fractional share of Plains stock.

Cash Election Shares Equal the Total Cash Amount

If the product of the cash consideration and the number of cash election shares equals the total cash amount, then:

•	all cash election shares will be entitled to receive the cash consideration; and

•	all stock election shares and non-election shares will be entitled to receive the stock consideration.

The merger agreement provides that the pro rata selection processes referred to above will consist of equitable processes mutually determined by Plains and Pogo.

At the election deadline, Plains shall have the right to require, but not the obligation to require (unless necessary to maintain the merger’s tax status as a reorganization under Section 368(c) of the Internal Revenue Code), that any shares of Pogo common stock that constitute dissenting shares at the election deadline be treated as cash election shares not subject to the pro rata selection process. If Plains so requires, any such dissenting shares that receive merger consideration shall be treated as cash election shares not subject to the pro rata selection process.

Surrender of Shares; Stock Transfer Books

Prior to the effective time of the merger, Plains will deposit with Wells Fargo Bank, National Association, as the exchange agent for the merger, certificates representing Plains common stock to be issued pursuant to the merger agreement and cash to be paid to Pogo stockholders equal to the total cash amount. Such funds shall be invested by the exchange agent as directed by PXP Acquisition, provided that in the event of any loss in such investment, Plains will be required to promptly provide additional funds to the exchange agent in the amount of such losses.

Promptly after the effective time of the merger, Plains will cause PXP Acquisition to send to each holder of record of Pogo common stock at the effective time of the merger a letter of transmittal and instructions for use in effecting the exchange of Pogo common stock for the merger consideration the holder is entitled to receive under the merger agreement. Upon surrender of the certificates or book-entry shares for cancellation along with the executed letter of transmittal and other documents, a Pogo stockholder will receive the merger consideration subject to the election and allocation provisions described above, which may include: (i) a certificate representing the stock consideration; (ii) the cash consideration; (iii) cash in lieu of fractional shares of Plains common stock and (iv) any unpaid dividends and distributions declared and paid in respect of Plains common stock after completion of the merger.

At any time following one year after the effective time of the merger, PXP Acquisition will have the right to require the exchange agent to return any shares of Plains common stock and cash that remain unclaimed. Any holder of Pogo common stock who has not exchanged his certificates representing such stock prior to that time may thereafter look only to PXP Acquisition, as a general creditor, to exchange his stock certificates or to pay amounts to which he is entitled pursuant to the merger agreement. Neither PXP Acquisition nor the exchange agent will be liable to any holder of Pogo common stock certificates for any merger consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

Until Pogo common stock certificates are surrendered for exchange, any dividends or other distributions declared after the effective time with respect to Plains common stock into which shares of Pogo common stock are convertible will accrue but will not be paid. Plains will pay to Pogo stockholders any unpaid dividends or other distributions, only after they have duly surrendered their Pogo stock certificates.

No fractional shares of Plains common stock will be issued to any holder of Pogo common stock upon completion of the merger. For each fractional share that would otherwise be issued, Plains will pay cash (without interest) in an amount equal to the fraction multiplied by the final Plains stock price. The cash to be paid in respect of fractional shares is not included in the total cash amount limit described above under “—Election Procedures; Allocation of Merger Consideration—Allocation of Merger Consideration.”

Withholding Taxes

Plains, PXP Acquisition, and the exchange agent will be entitled to deduct and withhold from consideration payable to any Pogo stockholder the amounts that may be required to be withheld under any tax law. The properly withheld amounts will be treated for all purposes of the merger as having been paid to the stockholders from whom they were withheld.

Representations and Warranties

The merger agreement contains representations and warranties made by each of the parties regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the merger. Each of Pogo, on the one hand, and Plains and PXP Acquisition, on the other hand, has made representations and warranties to the other in the merger agreement with respect to the following subject matters:

•	existence, good standing and qualification to conduct business;

•	capitalization, including ownership of subsidiary capital stock and the absence of restrictions or encumbrances with respect to capital stock of any material subsidiary;

•	charter and bylaws;

•	requisite power and authorization to enter into and carry out the obligations of the merger agreement and the enforceability of the merger agreement;

•	recommendations of the merger and/or transactions contemplated thereby by boards of directors and opinions of financial advisors;

•	absence of any violation of organizational documents, third party agreements or laws;

•	governmental, third party and regulatory approvals or consents required to complete the merger;

•	filings and reports with the SEC and financial information;

•	disclosure controls and procedures and internal control over financial reporting;

•	absence of undisclosed liabilities or obligations;

•	absence of certain changes or events;

•	litigation;

•	employee benefit plans;

•	accuracy of information provided for inclusion in this joint proxy statement/prospectus;

•	ownership and condition of operating equipment;

•	title to properties;

•	information supplied in connection with reserve reports;

•	orderly operation of oil and gas properties;

•	hedging transactions;

•	tax matters;

•	environmental matters;

•	labor matters and employees;

•	interested party transactions;

•	intellectual property;

•	insurance;

•	fees payable to brokers, finders or investment banks in connection with the merger; and

•	qualification of merger as a reorganization within the meaning of Section 368 of the Internal Revenue Code.

Pogo has made additional representations and warranties to Plains in the merger agreement with respect to the following subject matters:

•	material contracts;

•

no material oil and gas properties of Pogo or its subsidiaries are subject to any preferential purchase, consent or similar right that would become operative as a result of the transactions contemplated by the merger agreement;

•	no anti-takeover law or provisions in Pogo’s certificate of incorporation will be applicable to the merger agreement; and

•	the merger will not result in the grant of any rights to any person under Pogo’s rights agreement.

Plains has made additional representations and warranties to Pogo in the merger agreement with respect to the following subject matters:

•	receipt of a “highly confident” letter for financing;

•	no ownership of Pogo common stock; and

•	solvency of PXP Acquisition following consummation of the merger.

Certain representations and warranties of Plains, PXP Acquisition and Pogo are qualified as to materiality or as to “material adverse effect,” which when used with respect to Plains, PXP Acquisition and Pogo means, as the case may be, a material adverse effect on the business, properties, financial condition or results of operation of such party and its subsidiaries taken as whole or on the ability of such party to consummate the transactions contemplated by the merger agreement, except in each case for any such effect attributable to:

•

general economic, capital market, regulatory or political conditions, any outbreak of hostilities or war (including acts of terrorism), natural disasters or other force majeure events, in each case in the United States or elsewhere, provided, however, that any condition or event which disproportionately impacts such party or its subsidiaries taken as a whole, relative to other industry participants, may be considered to the extent of such disproportionate impact;

•

changes in or events or conditions generally affecting the oil and gas exploration and development industry or exploration and production companies of a similar size to such party (including changes in commodity prices and general market prices);

•	changes in laws, regulations or United States generally accepted accounting principles or interpretations thereof;

•	the announcement or pendency of the merger agreement, any actions taken in compliance with this merger agreement or the consummation of the merger;

•	fluctuations in currency exchange rates;

•	any failure by such party to meet estimates of revenues or earnings for any period ending after the date of the merger agreement;

•	the downgrade in rating of any debt securities of such party by Standard & Poor’s Rating Group, Moody’s Investor Services, Inc. or Fitch Ratings; or

•	changes in the price or trading volume of such party’s stock;

except, that with respect to the last three bullet points above, the occurrence of any such failure, downgrade or change does not prevent a determination that any underlying causes of such failure, downgrade or change resulted in or contributed to a material adverse effect on Plains or Pogo, as applicable.

Conduct of Business Pending the Effective Time

Except if Plains otherwise consents (which may not be unreasonably withheld) or, as contemplated by the merger agreement and excluding transactions between Pogo and its subsidiaries, Pogo has agreed that, prior to the effective time of the merger, it and its material subsidiaries will conduct their respective businesses in all material respects in the ordinary course consistent with past practice. In addition, the merger agreement places specific restrictions on the ability of Pogo (and, in some cases, Pogo’s subsidiaries) to, among other things:

•	amend or otherwise change Pogo’s certificate of incorporation or bylaws, except for bylaw amendments not detrimental to its stockholders;

•	issue, sell, pledge, dispose of, grant or encumber securities of Pogo or its material subsidiaries, except in accordance with outstanding securities, employee benefits plans or Pogo’s rights plan;

•

declare, set aside, make or pay any dividend or other distribution on any of Pogo’s capital stock or reclassify, combine, split or subdivide, or redeem, purchase or otherwise acquire any of Pogo’s capital stock, other than regular quarterly dividends;

•	make an acquisition in excess of $5 million in the aggregate or incur any indebtedness in excess of $1 million in the aggregate;

•

increase materially the compensation payable or to become payable to, or grant any severance or termination pay to, its officers or employees, except pursuant to existing contractual arrangements, or enter into any employment or severance agreement with, any director, officer or other employee of Pogo or any of its subsidiaries, or except as required by law establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; provided, however, that (i) Pogo shall not take any of the foregoing actions with respect to any officer or director who has entered into an employment agreement with Pogo and (ii) with respect to all other employees, Pogo shall be permitted to increase salaries in an aggregate amount not to exceed $1.55 million on an annual basis. Notwithstanding the foregoing, Pogo shall (i) establish an irrevocable rabbi trust and (ii) amend each employment agreement of its employees to provide that the bonus paid in 2006 in respect of the 2005 fiscal year will be used for purposes of calculating severance amounts;

•	make any capital expenditures in any fiscal quarter exceeding the capital expenditure budget for such quarter by more than $5 million;

•	purchase, sell, transfer, assign, farm-out, mortgage, encumber or otherwise dispose of any properties or assets having a value in excess of $5 million in the aggregate;

•	enter into any hedging agreements;

•	enter into, renew, extend, materially amend or terminate any material contract except in the ordinary course of business;

•

waive, release, assign, settle or compromise any claim, action or proceeding other than in the ordinary course consistent with past practice that involves monetary damages in excess of $5 million in the aggregate or that exceeds the amount reserved against in the financial statements;

•

pay, discharge or satisfy any claims, liabilities or obligations in excess of $5 million in the aggregate or that exceed the amount reserved against in the financial statements, other than in the ordinary course of business;

•	take or omit to take any action that would reasonably be expected to result in any of the conditions to the merger not being satisfied or materially delayed;

•

enter into any “non-compete,” “non-solicit” or similar agreement that would materially restrict the businesses of PXP Acquisition or its subsidiaries or their ability to solicit customers or employees following the merger;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•	change its methods of accounting, except in accordance with GAAP as concurred to by its independent auditor;

•

enter into any closing agreement with respect to material taxes, settle or compromise any material liability for taxes, make, revoke or change any material tax election, agree to any adjustment of any material tax attribute, file or surrender any claim for a material refund of taxes, execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of material taxes, file any material amended tax return or obtain any material tax ruling;

•

enter into any new, or amend or otherwise alter any transaction with executive officers, directors or their family members, stockholders of more than 5% of Pogo’s shares or certain other affiliates, excluding Pogo’s subsidiaries and employee benefit agreements;

•	make any loans to any individual other than advances of business expenses to employees, contractors or consultants in the ordinary course of business; and

•

make any material loans, advances or capital contributions to, or investments in, any other person in excess of $500,000 in the aggregate, except for transactions solely among Pogo and its wholly owned subsidiaries.

Except if Pogo otherwise consents (which may not be unreasonably withheld) or, as contemplated by the merger agreement and excluding transactions between Plains and its subsidiaries, the merger agreement also places specific restrictions on the ability of Plains and Plains’ subsidiaries to, among other things:

•

acquire any business or corporation, partnership or other business organization or division thereof, or otherwise acquire any assets of any other entity (other than the purchase of assets from suppliers or clients in the ordinary course of business), if such transaction would reasonably be expected to prevent or materially delay the consummation of the merger;

•	adopt or propose to adopt any amendments to its charter documents which would reasonably be expected to have a material adverse impact on the consummation of the merger;

•

with respect to Plains only, split, combine or reclassify any shares of its capital stock, or pay any dividend or other distribution to its stockholders, except for purchases pursuant to stock repurchase plans, unless the affected ratios used in the merger agreement are proportionately adjusted;

•	with respect to Plains only, adopt a plan of complete or partial liquidation or dissolution; and

•	take or omit to take any action that would reasonably be expected to result in any of the conditions to the merger not being satisfied or materially delayed.

Certain Additional Agreements

No Solicitation. Pogo, its subsidiaries and their respective officers and directors will not, and Pogo will cause its and its subsidiaries’ employees, agents and representatives not to directly or indirectly:

•	initiate, solicit or knowingly encourage or knowingly facilitate an acquisition proposal (as defined below);

•	have any discussions, participate in negotiations or provide any non-public information concerning an acquisition proposal;

•	approve, endorse or recommend any acquisition proposal; or

•	approve, endorse, recommend, or enter into any agreement related to an acquisition proposal.

The term “acquisition proposal” means any inquiry, proposal or offer with respect to (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization or similar transaction involving Pogo or any of its subsidiaries, (ii) acquisition of 20% or more of the consolidated assets of Pogo and its subsidiaries, taken as a whole, or (iii) any purchase or sale of, or tender or exchange offer for, Pogo’s equity securities that would result in any person beneficially owning securities representing 20% or more of Pogo’s total voting power.

However, prior to obtaining Pogo’s stockholder approval of the merger, Pogo or its board of directors may (i) engage or participate in negotiations or discussions with, or provide any information to, any person in response to an unsolicited acquisition proposal that constitutes or is reasonably likely to constitute a superior proposal (as defined below), if Pogo receives from such person an executed confidentiality agreement having provisions that are no less restrictive than those Pogo’s confidentiality agreement with Plains; provided Pogo provides to Plains any material non-public information concerning Pogo or its subsidiaries that is provided to the person making the acquisition proposal and was not previously provided to Plains; (ii) effect a change in Pogo’s recommendation (as defined below) if (A) Pogo’s board of directors concludes in good faith, after consultation with its outside counsel and financial advisors, that a change in Pogo’s recommendation is necessary in order to comply with its fiduciary obligations or (B) Pogo has received an unsolicited acquisition proposal and its board of directors concludes in good faith that such acquisition proposal constitutes a superior proposal, and that a change in Pogo’s recommendation is necessary in order to comply with its fiduciary obligations.

The term “superior proposal” means an acquisition proposal that Pogo’s board of directors determines, in good faith and after consultation with its outside counsel and financial advisors, is reasonably capable of being completed, is, in the good faith judgment of Pogo’s board of directors, reasonably capable of being fully financed and is more favorable to Pogo’s stockholders than the merger, taking into account, among other things, the likelihood and timing of consummation, any proposal or offer by Plains or the person making the proposal to amend the merger agreement or other factors deemed relevant by Pogo’s board of directors; provided that for purposes of the definition of “superior proposal,” the references in the definition of “acquisition proposal” to “20%” shall be deemed to be “50%.”

The term “change in Pogo’s recommendation” means:

•	failure by Pogo’s board of directors to make, or the withdrawal, modification or qualification of, its recommendation of the adoption of the merger agreement by Pogo’s stockholders; or

•	the approval or recommendation by Pogo’s board of directors of any acquisition proposal.

Disclosure by Pogo of any acquisition proposal and the operation of the merger agreement with respect to the proposal is not a change in Pogo’s recommendation under the merger agreement.

Under the merger agreement, Pogo’s board of directors cannot make a change in Pogo’s recommendation until (1) the fifth business day following Plains’ receipt of written notice from Pogo (a) advising Plains of the intent to effect a change in Pogo’s recommendation, specifying material terms of the related superior proposal, if any, and the identity of the party making such proposal, or if the intended change in Pogo’s recommendation does not relate to a superior proposal, providing a general description of events giving rise thereto; and (2) if there is a superior proposal, approval of a definitive agreement by Pogo’s board of directors with respect to such superior proposal and termination of the merger agreement in accordance with its terms.

Pogo shall advise Plains of receipt of any acquisition proposal within 24 hours and keep Plains reasonably and promptly informed of any material changes. Pogo will cease and terminate any activities existing as of the date of the merger agreement with respect to any acquisition proposal.

Plains Guarantee. Plains has agreed to cause PXP Acquisition to perform all of its obligations under the merger agreement and be held liable for any breach of representations, warranties, covenants or agreements of PXP Acquisition with respect to the merger agreement.

Financing. Plains has agreed to use its reasonable best efforts to arrange and consummate, prior to the effective time, financing necessary to provide immediately available funds sufficient to pay (1) the merger consideration for all outstanding Pogo shares and (2) any other amounts payable by Plains or PXP Acquisition under the merger agreement. Plains will keep Pogo informed with respect to all material activity concerning the status of such financing and shall give Pogo prompt notice of any material adverse change with respect thereto. Plains will not take any action that could reasonably be expected to delay or prevent the financing. Plains has received commitments from several financial institutions to underwrite a new credit facility that will amend and restate its existing credit facility and will be used in part to fund the merger consideration and to provide additional liquidity. The new credit facility will be subject to substantially the same terms, including acceleration provisions, as are provided for in the existing credit facility. See “The Merger—Financing of the Merger.”

Repayment of Certain Obligations. Upon consummation of the disposition of Pogo’s Northrock subsidiary to TAQA, Plains and Pogo have agreed that Pogo will (i) prepay all amounts under its revolving credit agreement and (ii) redeem all of its outstanding 8 1/4% senior subordinated notes due 2011. On August 14, 2007, Pogo completed the sale of Northrock and prepaid all amounts then-outstanding under its revolving credit agreement. On August 20, 2007, Pogo announced the redemption of its 8 1/4% senior subordinated notes.

Reorganization. Plains, PXP Acquisition and Pogo have agreed to use their reasonable best efforts to cause the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and to file all tax returns consistent with the treatment of the merger as a reorganization.

Plains Directors. At the effective time, Plains will cause two directors currently serving on Pogo’s board of directors to be appointed to Plains’ board of directors and will expand, to the extent necessary in connection with appointing such two directors, Plains’ board of directors.

Conditions to the Merger

Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the merger will be subject to the fulfillment of the following conditions on or prior to the closing date:

•	the adoption of the merger agreement by the requisite approval of Pogo’s stockholders;

•

the absence of any statute, rule or regulation promulgated by any governmental authority and the absence of any order or injunction of a court of competent jurisdiction preventing the consummation of the merger;

•	the requisite approval of the issuance of Plains’ common stock pursuant to the merger by Plains’ stockholders;

•	the approval for listing on the New York Stock Exchange of Plains common stock to be issued pursuant to the merger; and

•	the absence of any stop order regarding the registration statement relating to the merger or any proceeding for such purpose pending before or threatened by the Securities and Exchange Commission.

Under the merger agreement, the respective obligations of each party to effect the merger are subject to the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Act, which waiting period expired on September 6, 2007.

Conditions to the Obligations of Plains and PXP Acquisition. Unless waived by Plains, the obligations of Plains and PXP Acquisition to effect the merger are subject to the satisfaction on or prior to the closing date of the following additional conditions:

•	certain representations and warranties of Pogo contained in the merger agreement being materially true and correct as of the date of the merger agreement and as of the closing date;

•

other representations and warranties of Pogo contained in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date, except where the failure of any such representations and warranties to be so true and correct would not have a material adverse effect;

•	performance in all material respects by Pogo of all of its covenants required to be performed by it under the merger agreement at or prior to the closing date;

•	receipt by Plains of a certificate signed on behalf of Pogo by its executive officer to the effect that the conditions specified in the preceding three bullet points have been satisfied;

•	the number of Pogo shares for which appraisal rights are properly exercised not exceeding 5% of the outstanding shares of Pogo’s stock immediately prior to the effective time;

•

the receipt of an opinion by Plains from its counsel, dated as of the closing date, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and each of Plains and Pogo will be a party to such reorganization; and

•	the absence of any change in the condition, operations, business or properties of Pogo and its subsidiaries that constitutes or is reasonably likely to constitute a material adverse effect.

Plains and Pogo currently expect each of these conditions to be satisfied prior to or promptly after the stockholders’ meetings.

Under the merger agreement, the obligations of Plains and PXP Acquisition to effect the merger are also conditioned upon the completion of Pogo’s sale of its Northrock subsidiary to TAQA, which sale was completed on August 14, 2007. The obligations of Plains and PXP Acquisition are not subject to any financing condition.

Conditions to the Obligations of Pogo. Unless waived by Pogo, the obligation of Pogo to effect the merger is subject to the satisfaction on or prior to the closing date of the following additional conditions:

•

certain representations and warranties of Plains and PXP Acquisition contained in the merger agreement being materially true and correct as of the date of the merger agreement and as of the closing date;

•

other representations and warranties of Plains and PXP Acquisition contained in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date, except where the failure of any such representations and warranties to be so true and correct would not have a material adverse effect;

•	performance in all material respects by Plains and PXP Acquisition of their respective covenants required to be performed by them under the merger agreement at or prior to the closing date;

•	receipt by Pogo of a certificate signed on behalf of Plains by its executive officer to the effect that the conditions specified in the preceding three bullets have been satisfied;

•

receipt of an opinion by Pogo from its counsel, dated as of the closing date, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and each of Plains and Pogo will be a party to such reorganization; and

•	the absence of any change in the condition, operations, business or properties of Plains and its subsidiaries that constitutes or is reasonably likely to constitute a material adverse effect.

Plains and Pogo currently expect each of these conditions to be satisfied prior to or promptly after the stockholders’ meetings.

Termination, Amendment and Waiver

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger, notwithstanding the adoption of the merger agreement by Pogo’s stockholders:

•	by mutual written agreement of Plains, PXP Acquisition and Pogo; or

•	by either Plains or Pogo if:

•

the merger has not occurred on or before the “outside date,” which is December 31, 2007, provided that (a) the outside date shall be extended to February 28, 2008 if at December 31, 2007 the Hart-Scott-Rodino waiting period has expired or terminated, Pogo has satisfied, or Plains has waived, the condition to closing that the Northrock disposition be consummated and the merger agreement is not terminable by Plains or Pogo for uncured material breach of the other party, and (b) the party seeking termination (in case of Plains, Plains or PXP Acquisition) under this provision has not breached in any material respect its obligations under the merger agreement in a manner that proximately caused the failure to consummate the merger;

•	a court of competent jurisdiction or other governmental authority has issued a final, non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the merger;

•	the Pogo stockholders have failed to adopt the merger agreement; or

•	the Plains stockholders have failed to approve the issuance of Plains stock pursuant to the merger; or

•	by Plains if:

•

Pogo is in material breach of the merger agreement such that certain conditions set forth in the merger agreement are not capable of being satisfied and such breach is not cured prior to the earlier of 30 days after notice of such breach to Pogo and the outside date; provided that Plains shall have no right to terminate the merger agreement under this provision if Plains or PXP Acquisition is then in material breach with respect to its obligations under the merger agreement; or

•	prior to adoption of the merger agreement by Pogo’s stockholders, Pogo’s board of directors has effected a change in Pogo’s recommendation; or

•	by Pogo if:

•

Plains or PXP Acquisition is in material breach of the merger agreement such that certain conditions set forth in the merger agreement are not capable of being satisfied and such breach is not cured prior to the earlier of 30 days after notice of such breach to Plains and the outside date; provided that Pogo shall have no right to terminate the merger agreement under this provision if it is then in material breach with respect to its obligations under the merger agreement; or

•

prior to adoption of the merger agreement by Pogo’s stockholders, Pogo’s board of directors has effected a change in Pogo’s recommendation in respect of a superior proposal, authorized Pogo to enter into a definitive agreement with respect to the superior proposal and paid the termination fee to Plains.

Fees and Expenses

The merger agreement provides for the payment of a $100 million termination fee by Pogo to Plains in the following circumstances:

•

the merger agreement is terminated by Plains prior to Pogo stockholder approval as a result of a change in Pogo’s recommendation or by Pogo prior to Pogo stockholder approval as a result of a change in Pogo’s recommendation in respect of a superior proposal for which its board of directors has authorized a definitive agreement;

•

either Plains or Pogo terminates the merger agreement if (i) the merger agreement is not adopted by Pogo’s stockholders by reason of the failure to obtain the requisite vote, (ii) an acquisition proposal has been publicly announced at the time of the stockholders meeting and such acquisition proposal was not timely withdrawn prior to the stockholders meeting, and (iii) within 12 months after the date of such stockholders meeting, Pogo enters into a definitive agreement with respect to, or consummates, an acquisition proposal (as described above under “—Certain Additional Agreements—No Solicitation,” except that all references to “20%” therein are deemed to be references to “50%” for the purposes of the provision described in this paragraph); or

•

Plains terminates the merger agreement if (i) Pogo is in material breach of the merger agreement and such breach gives rise to a failure of certain conditions to closing or if Plains has the right, at the time, to terminate the merger agreement because the merger has not occurred by the outside date, (ii) an acquisition proposal has been publicly announced and such proposal was not withdrawn prior to the termination or the fourteenth day preceding the outside date, as the case may be, and (iii) within 12 months after the date of such termination, Pogo enters into a definitive agreement with respect to, or consummates, an acquisition proposal (as described above under “—Certain Additional Agreements—No Solicitation,” except that all references to “20%” therein are deemed to be references to “50%” for the purposes of the provision described in this paragraph).

Plains will not be entitled to receive more than one termination fee.

The merger agreement provides that all expenses incurred by the parties will be borne by the party that has incurred such expenses; provided that Pogo will be required to reimburse Plains for its expenses of up to $10 million if the merger agreement is terminated:

•	by Plains, for Pogo’s uncured material breach or if there is a change in Pogo’s recommendation;

•	by Pogo, if there is a change in Pogo’s recommendation in respect of a superior proposal for which Pogo’s board of directors authorizes a definitive agreement; or

•

by Plains or Pogo, as a result of failure to consummate the merger by the outside date or failure to adopt the merger agreement by Pogo’s stockholders, provided an acquisition proposal has also been publicly announced and not timely withdrawn prior to Pogo’s stockholders meeting (provided that the reference in the definition of acquisition proposal to “20%” are deemed to be references to “50%” for the purposes of the provision described in this paragraph).

To obtain reimbursement, Plains will be required to deliver itemization of expenses within 10 days following the termination of the merger agreement, with further updates and supplements to such itemization accepted until the 60th day of termination.

Amendment. Prior to the effective time of the merger, the merger agreement may be amended at any time in writing by action of the parties’ respective boards of directors. However, if the merger agreement has been approved by Pogo stockholders, then no amendment can be made that by law requires the further approval of Pogo’s stockholders without receipt of such further approval.

Waiver. At any time prior to the effective time of the merger, each of Plains, PXP Acquisition and Pogo may, to the extent permitted by law:

•	extend the time for the performance of any obligations of Plains, PXP Acquisition or Pogo;

•	waive any inaccuracies in the representations and warranties of the other party; and

•	waive compliance with any agreements or conditions for the benefit of that party.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

General

The following summarizes certain material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Pogo common stock. The following summary is not binding on the Internal Revenue Service. It is based upon the Internal Revenue Code of 1986, as amended, and the regulations, rulings, and decisions thereunder in effect as of the date of this document, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. This summary addresses only those stockholders who hold their shares of Pogo common stock as a capital asset, and does not address all of the U.S. federal income tax consequences that may be relevant to particular Pogo stockholders in light of their individual circumstances, or to Pogo stockholders who are subject to special rules, such as:

•	financial institutions;

•	mutual funds;

•	tax-exempt organizations;

•	insurance companies;

•	dealers in securities or foreign currencies;

•	traders in securities who elect to apply a market-to-market method of accounting;

•	foreign holders;

•	persons who hold shares of Pogo common stock as a hedge against currency risk or as part of a straddle, constructive sale or conversion transaction; or

•	holders who acquired their shares of Pogo common stock upon the exercise of warrants or employee stock options or otherwise as compensation.

In addition, tax consequences under state, local and foreign laws and U.S. federal laws other than U.S. federal income tax laws are not addressed. Pogo stockholders are urged to consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws in their particular circumstances.

For purposes of this discussion, a U.S. holder means a beneficial owner of Pogo common stock who is:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any subdivision thereof;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

Certain Material U.S. Federal Income Tax Consequences of the Merger

It is a condition to the closing of the merger that Andrews Kurth LLP and Baker Botts L.L.P. deliver opinions, effective as of the date of closing, to Plains and Pogo, respectively, to the effect that (i) the merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and (ii) each of Plains and Pogo will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

Each tax opinion will be based on certain representations made by Plains and Pogo, including factual representations and certifications contained in officers’ certificates to be delivered at closing by Plains and Pogo, and will assume that these representations are true, correct and complete, without regard to any knowledge limitation. Furthermore, each tax opinion will be subject to certain assumptions, limitations and qualifications. If any of these representations or assumptions are inconsistent with the actual facts, the U.S. federal income tax treatment of the merger could be adversely affected.

If the conclusions in the tax opinions delivered at closing are materially different from the opinions described herein, we will resolicit stockholder approval. Further, if the parties waive the condition that they receive such opinions, we will resolicit stockholder approval if the change in tax consequences is material.

An opinion of counsel represents counsel’s best legal judgment and is not binding on the Internal Revenue Service or any court. No ruling has been, or will be, sought from the Internal Revenue Service as to the tax consequences of the merger.

Assuming that the merger is treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, the merger will have the following U.S. federal income tax consequences to Pogo stockholders:

Pogo Stockholders Receiving Only Plains Common Stock. No gain or loss will be recognized by a Pogo stockholder as a result of the surrender of shares of Pogo common stock solely in exchange for shares of Plains common stock pursuant to the merger, if such holder receives no cash pursuant to the merger, except as discussed below with respect to cash received instead of a fractional share of Plains common stock. The aggregate tax basis of the shares of Plains common stock received in the merger (including any fractional shares of Plains common stock deemed received) will be the same as the aggregate tax basis of the shares of Pogo common stock surrendered in exchange for the Plains common stock. The holding period of the shares of Plains common stock received (including any fractional share of Plains common stock deemed received) will include the holding period of shares of Pogo common stock surrendered in exchange for the Plains common stock.

Pogo Stockholders Receiving Only Cash. A Pogo stockholder that does not receive any shares of Plains common stock pursuant to the merger will generally recognize gain or loss equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the shares of Pogo common stock exchanged in the merger. Such gain or loss will generally be a capital gain or loss, and will generally be a long-term capital gain or loss to the extent that, at the effective time of the merger, the holder has a holding period in such Pogo common stock of more than one year. The deductibility of capital losses is subject to limitations.

Pogo Stockholders Receiving Both Cash and Plains Common Stock. If a Pogo stockholder receives both Plains common stock and cash (other than cash received instead of a fractional share of Plains common stock) pursuant to the merger, that holder will recognize gain equal to the lesser of (a) the amount of cash received (excluding cash received instead of a fractional share of Plains common stock) and (b) the amount by which the sum of the amount of cash received and the value (as of the effective time of the merger) of the Plains common stock received exceeds the holder’s adjusted tax basis in the shares of Pogo common stock exchanged in the merger. This gain will generally be capital gain unless the holder’s exchange of Pogo common stock for cash and Plains common stock “has the effect of the distribution of a dividend.” In general, the determination as to whether the receipt of cash has the effect of a distribution of a dividend depends upon whether and to what extent the transactions related to the merger will be deemed to reduce a holder’s percentage ownership of Plains immediately following the merger. For purposes of that determination, a holder will be treated as if it first exchanged all of its Pogo common stock solely for Plains common stock, and then a portion of that stock was immediately redeemed by Plains for the cash (excluding cash received instead of a fractional share of Plains common stock) that the holder actually received in the merger. The Internal Revenue Service has indicated that a reduction in the interest of a minority stockholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain (as opposed to dividend) treatment. In determining whether or not the receipt of cash has the effect of a distribution of a dividend, certain constructive ownership rules must be taken into account. A holder is urged to consult its tax advisers about the possibility that all or a portion of any cash received in exchange for Pogo common stock will be treated as a dividend. The capital gain recognized generally will be long-term capital gain to the extent that, at the effective time of the merger, the holder has a holding period in the Pogo common stock exchanged in the merger of more than one year. The aggregate tax basis to such a holder of the shares of Plains common stock received in the merger (including any fractional share of Plains common stock deemed received) will be the same as the aggregate tax basis of the shares of Pogo common stock surrendered in exchange therefor in the merger, increased by the amount of gain recognized (excluding gain recognized with respect to cash received in lieu of fractional shares) and reduced by the amount of cash received (excluding cash received with respect to fractional shares). The holding period of the shares of Plains common stock received (including any fractional share of Plains common stock deemed received) will include the holding period of shares of Pogo common stock surrendered in exchange for the Plains common stock. If a holder’s tax basis in shares of Pogo common stock exceeds the sum of the amount of cash received and the value of the Plains common stock received in exchange for the shares of Pogo common stock, such a holder will not recognize loss.

Pogo Stockholders Receiving Cash Instead of a Fractional Share. Pogo stockholders who receive cash instead of fractional shares of Plains common stock will be treated as having received the fractional shares in the merger and then as having exchanged the fractional shares for cash. These holders will generally recognize gain or loss equal to the difference between the tax basis allocable to the fractional shares and the amount of cash received. The gain or loss generally will be capital gain or loss and long-term capital gain or loss if the Pogo common stock exchanged has been held for more than one year at the effective time of the merger. The deductibility of capital losses is subject to limitations.

Failure to Qualify as a Reorganization

If the merger were not treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, then each Pogo stockholder would recognize gain or loss equal to the difference between (1) the sum of the fair market value of the shares of Plains common stock and the amount of cash received pursuant to the merger (including cash received instead of fractional shares of Plains common stock) and (2) its adjusted tax basis in the shares of Pogo common stock surrendered in exchange therefor.

Further, if the merger were not treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, Pogo would be subject to tax on the deemed sale of its assets to Plains, with gain or loss for this purpose measured by the difference between Pogo’s tax basis in its assets and the fair market value of the consideration deemed to be received therefor, or, in other words, the cash and shares of Plains common stock plus liabilities assumed in the merger. Plains would become liable for any resulting tax liability to Pogo by virtue of the merger.

Backup Withholding; Information Reporting

Under U.S. federal income tax laws, the exchange agent will generally be required to report to a Pogo stockholder and to the IRS any reportable payments made to such Pogo stockholder in the merger, and backup withholding may apply to such payment. To avoid such backup withholding, a Pogo stockholder must provide the exchange agent a properly completed Substitute Form W-9, signed under penalties of perjury, including such stockholder’s current Taxpayer Identification Number, or TIN, and other certifications. Certain Pogo stockholders (including, among others, corporations) are exempt from these backup withholding and reporting requirements. Exempt holders who are not subject to backup withholding should indicate their exempt status on a Substitute Form W-9 by entering their correct TIN, marking the appropriate box and signing and dating the Substitute Form W-9 in the space provided.

Backup withholding is not an additional tax. Rather, the tax liability of a person subject to backup withholding may be reduced by the amount of tax withheld or a refund from the IRS may be obtained provided the requisite information is furnished to the IRS.

The foregoing discussion is not intended to be legal or tax advice to any particular Pogo stockholder. Tax matters regarding the merger are very complicated, and the tax consequences of the merger to any particular Pogo stockholder will depend on that stockholder’s particular situation. Pogo stockholders should consult their own tax advisors regarding the specific tax consequences of the merger, including tax return reporting requirements, the applicability of federal, state, local and foreign tax laws and the effect of any proposed change in the tax laws to them.

COMPARISON OF STOCKHOLDER RIGHTS

The rights of Plains stockholders are governed by Plain’s certificate of incorporation and bylaws, each as amended, and the laws of the State of Delaware, and the rights of Pogo stockholders are governed by Pogo’s certificate of incorporation and bylaws, each as amended, and the laws of the State of Delaware. After the merger, some Pogo stockholders will become stockholders of Plains and accordingly their rights will be governed by Plains’ certificate of incorporation and bylaws, each as amended, and the laws of the State of Delaware. While the rights and privileges of Pogo stockholders are, in many instances, comparable to those of the stockholders of Plains, there are some differences. The following is a summary of the material differences as of the date of this document between the rights of Plains stockholders and the rights of Pogo stockholders. These differences arise from differences between the respective certificates of incorporation and bylaws of Plains and Pogo.

The following discussion of these differences is only a summary of the material differences and does not purport to be a complete description of all the differences. Please consult the respective certificates of incorporation and bylaws, each as amended, restated, supplemented or otherwise modified from time to time, of Plains and Pogo for a more complete understanding of these differences.

Plains	Pogo
Capital Stock:

Pre-Merger:	Pre-Merger:

Plains is authorized to issue:	Pogo is authorized to issue:

• 150,000,000 shares of common stock, of which 72,765,963 are issued and outstanding as of September 14, 2007.	• 200,000,000 shares of common stock, of which 58,645,125 are issued and outstanding as of September 14, 2007.

• 5,000,000 shares of preferred stock, of which none are issued and outstanding.	• 4,000,000 shares of preferred stock, of which none are issued and outstanding.

Post-Merger:

Plains will be authorized to issue (assuming approval of the amendment to the certificate of incorporation):

• 250,000,000 shares of common stock.

• 5,000,000 shares of preferred stock, of which none are issued and outstanding.

Rights Plans:

Pre-Merger:	Pre-Merger:

• Plains is not party to a rights plan.

•     Pogo amended its rights plan in connection with entering into the merger agreement. Neither the completion of the merger nor any of the transactions contemplated thereby will cause the rights under the rights plan to become exercisable.

Post-Merger:

• Plains will not be a party to a rights plan.

Number and Term of Directors:

Pre-Merger and Post-Merger:	Pre-Merger:

• The board must consist of at least three directors who are elected annually.	• The number of directors must be at least three but no more than eleven. The board is divided into three classes, with each class serving a three-year term.

Currently, there are 7 directors on the board. Post-merger, there will be 9 directors.	Currently, there are 10 directors on the board.

Stockholder Consents:

Pre-Merger and Post-Merger:	Pre-Merger:

• Unless authorized in advance by the board, Plains stockholders may not act by written consent.	• Pogo stockholders may not act by written consent.

Removal of Directors:

Pre-Merger and Post-Merger:	Pre-Merger:

• Upon proper notice, any director may be removed, with or without cause, by a majority stockholder vote.	• No director may be removed by vote or other stockholder action, except for cause.

Votes Per Share:

Pre-Merger and Post-Merger:	Pre-Merger:

• Each stockholder is entitled to one vote per share.	• Each stockholder is entitled to one vote per share.

Business Combinations:

Pre-Merger and Post-Merger:	Pre-Merger:

• Plains certificate of incorporation does not contain any provision requiring a supermajority vote for business combinations.

•     Pogo’s certificate of incorporation requires the approval of 80% of the outstanding shares of Pogo common stock prior to consummation of certain business combinations, including a merger or the sale or lease of significant assets, with any person that beneficially owns 5% or more of Pogo’s outstanding common stock at the time of such transaction, unless such transaction has been approved by the Pogo board of directors.

Proxies:

Pre-Merger and Post-Merger:	Pre-Merger:

• No proxy shall be voted on after three years from its date, unless a longer period is provided.	• No proxy shall be voted on after three years from its date, unless a longer period is provided.

Director Nominations:

Pre-Merger and Post-Merger:	Pre-Merger:

• Neither the Plains certificate of incorporation nor its bylaws have any provisions dealing with this issue.

•     Subject to the rights of preferred stockholders, director nominations may be made (i) by the board of directors or a committee of the board of directors or (ii) by any stockholder. For a nomination to be properly made by a stockholder, proper and timely notice of such stockholder’s intention to make a nomination must be given to the secretary of Pogo.

Stockholder Proposals:

Pre-Merger and Post-Merger:	Pre-Merger:

• Plains’ certificate of incorporation and bylaws do not contain any provisions that govern the submission of proposals by stockholders.

•     Pogo’s bylaws require proper written notice, not less than 80 nor more than 110 days, prior to a stockholder meeting (or by the tenth day following notice of the stockholder meeting if such notice is less than 90 days prior to the meeting) of stockholder proposals to be brought before a stockholder meeting.

Special Meeting of Stockholders:

Pre-Merger and Post-Merger:	Pre-Merger:

•     May be called by the chairman of the board or the chief executive officer of Plains and must be called by the chief executive officer or secretary of Plains at the written request of a majority of the board.

• May be called by the board of directors, the chairman of the board, the executive committee or the chief executive officer of Pogo.

Charter Amendments:

Pre-Merger and Post-Merger:	Pre-Merger:

• The Plains certificate of incorporation may be amended upon the affirmative vote of a majority of the shares of common stock outstanding as of the record date.

•     The Pogo certificate of incorporation may be amended upon the affirmative vote of a majority of the outstanding common stock. However, amendments to certain provisions relating to supermajority voting, the number, classes and removal of directors, stockholder consents and amendments to the certificate of incorporation must be approved by the affirmative vote of the holders of at least 80% of the outstanding common stock and outstanding preferred stock, voting separately and not as a single class.

PLAINS CERTIFICATE OF INCORPORATION AMENDMENT PROPOSAL

At the Plains special meeting, Plains stockholders will be asked to approve an amendment to Plains’ certificate of incorporation to amend Article IV, which will result in an increase to the number of authorized shares of common stock. This amendment will not be effected if the Pogo merger does not occur. Plains’ certificate of incorporation currently authorizes for issuance 155,000,000 shares consisting of 150,000,000 shares of common stock and 5,000,000 shares of preferred stock. The approval of this amendment to the certificate of incorporation will increase Plains’ authorized shares of common stock to 250,000,000, bringing the total number of its authorized shares of capital stock to 255,000,000 shares. The full text of the Certificate of Amendment to the Plains Certificate of Incorporation is attached as Annex E and is incorporated herein by reference. Plains encourages you to read the entire Certificate of Amendment to the Plains Certificate of Incorporation. After the merger, Plains will have approximately 112,766,041 shares of common stock issued and outstanding. As of the record date set for this meeting, no preferred stock of Plains is issued and outstanding.

Upon filing the certificate of amendment to Plains’ certificate of incorporation to increase Plains’ authorized shares of common stock from 150,000,000 to 250,000,000, the first paragraph of Article IV of Plains’ certificate of incorporation will be as follows:

“The total number of shares of capital stock that the Corporation is authorized to issue is 255,000,000 shares, consisting of 250,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), and 5,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).”

The terms of the additional shares of common stock will be identical to those of the currently outstanding shares of Plains common stock. However, because holders of Plains common stock have no preemptive rights to purchase or subscribe for any unissued stock of Plains, the issuance of additional shares of common stock will reduce the current stockholders’ percentage ownership interest in the total outstanding shares of common stock.

The increase in the number of authorized but unissued shares of common stock would enable Plains, without further stockholder approval, to issue shares from time to time as may be required for proper business purposes, such as raising additional capital for ongoing operations, business and asset acquisitions, stock splits and dividends, present and future employee benefit programs and other corporate purposes; provided that if such issuance or series of related issuances of common stock or securities convertible or exercisable into common stock constitutes voting power equal to or in excess of 20% of the voting power or number of shares outstanding before such issuance, any such issuance or series of issuances will require stockholder approval under applicable stock exchange rules. The board of directors of Plains believes that the increase in authorized common shares will provide Plains with greater flexibility with respect to its capital structure for such purposes as additional equity financing and stock-based acquisitions.

The proposed increase in the authorized number of shares of common stock could have a number of effects on the stockholders of Plains depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. The increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of Plains difficult. For example, additional shares could be issued by Plains so as to dilute the stock ownership or voting rights of persons seeking to obtain control of Plains. Similarly, the issuance of additional shares to certain persons allied with Plains’ management could have the effect of making it more difficult to remove Plains’ current management by diluting the stock ownership or voting rights of persons seeking to cause such removal.

At any time prior to the effectiveness of the filing of this proposed amendment to Plains’ certificate of incorporation to increase the number of authorized shares of common stock, notwithstanding stockholder approval of this proposed amendment, Plains’ board of directors may abandon this proposed amendment without any further action by Plains’ stockholders.

The Plains board of directors proposes and recommends that you vote to approve the adoption of the amendment to the certificate of incorporation of Plains to increase the number of authorized shares of common stock to 250,000,000 if the merger occurs.

STOCKHOLDER PROPOSALS

Plains 2008 Annual Stockholder Meeting and Stockholder Proposals

Plains’ corporate secretary must receive stockholders’ proposals intended to be presented at the 2008 annual stockholders’ meeting at Plains’ principal executive office on or before November 30, 2007 to be considered for inclusion in Plains’ proxy statement and form of proxy for the meeting. Pursuant to Rule 14a-4(c)(1) under the Exchange Act, if Plains’ corporate secretary receives any stockholder proposal at Plains’ principal executive office before February 13, 2008 but after November 30, 2007, that is intended to be presented at the 2008 annual meeting without inclusion in its proxy statement for the meeting, the proxies designated by Plains’ board of directors will have discretionary authority to vote on such proposal.

Pogo 2008 Annual Stockholder Meeting and Stockholder Proposals

Pogo will hold a 2008 annual meeting of stockholders only if the merger has not already been completed. If such a meeting is held, in order to be eligible for inclusion in Pogo’s proxy statement and form of proxy for such meeting, any stockholder proposal must be received at Pogo’s principal executive office no later than December 25, 2007. Stockholder proposals must also be otherwise eligible for inclusion, and Pogo’s bylaws contain additional provisions generally requiring proper written notice not less than 80 nor more than 110 days prior to the meeting (or by the tenth day following notice of the meeting if such notice is less than 90 days prior to the meeting).

EXPERTS

The consolidated financial statements of Plains as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) as of December 31, 2006, incorporated in this joint proxy statement/prospectus by reference to Plains’ Annual Report on Form 10-K for the year ended December 31, 2006, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Certain information with respect to the oil and gas reserves associated with Plains’ oil and gas properties is derived from the reports of Netherland, Sewell & Associates, Inc., an independent petroleum consulting firm, and has been included in this document upon the authority of said firm as experts with respect to the matters covered by such reports and in giving such reports.

The consolidated financial statements of Laramie Energy, LLC as of December 31, 2006 and 2005 and for each of the two years in the period ended December 31, 2006, incorporated by reference to Plains’ Current Report on Form 8-K/A dated June 11, 2007, have been so incorporated in reliance on the report of Ehrhardt Keefe Steiner & Hottman PC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Pogo as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) as of December 31, 2006, incorporated in this joint proxy statement/prospectus by reference to Pogo’s Current Report on Form 8-K filed August 17, 2007 with the SEC, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

Certain information with respect to the oil and gas reserves associated with Pogo’s oil and gas properties is derived from the reports of Ryder Scott Company, L.P., Ryder Scott Company—Canada and Miller and Lents, Ltd., each an independent petroleum consulting firm, and has been included in this document upon the authority of said firms as experts with respect to the matters covered by such reports and in giving such reports.

LEGAL MATTERS

The validity of the Plains common stock offered hereby will be passed upon for Plains by Akin Gump Strauss Hauer & Feld LLP. In addition, Andrews Kurth LLP and Baker Botts L.L.P. will deliver opinions to Plains and Pogo, respectively, as to certain tax matters.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows Plains and Pogo to “incorporate by reference” business and financial information that is not included in or delivered with this document, which means that Plains or Pogo can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document or incorporated by reference subsequent to the date of this document.

This joint proxy statement/prospectus incorporates by reference the documents listed below that Plains and Pogo have previously filed with the SEC.

Plains

•	Annual Report on Form 10-K for the fiscal year ending December 31, 2006;

•	Quarterly Reports on Forms 10-Q for the quarters ending March 31, 2007 and June 30, 2007;

•	Current Reports on Forms 8-K and Forms 8-K/A filed with the SEC on February 22, March 7, March 13, April 24, May 7, June 1, June 11, June 19 and July 18, 2007; and

•

The description of Plains common stock set forth in the Registration Statement on Form 10 (File No. 001-31470) filed pursuant to Section 12 of the Exchange Act on November 8, 2002, as amended November 21, December 3, and December 6, 2002, and any amendment or report filed for the purpose of updating such description.

Pogo

•	Annual Report on Form 10-K for the fiscal year ending December 31, 2006;

•	Quarterly Reports on Forms 10-Q for the quarters ending March 31, 2007 and June 30, 2007;

•	Current Reports on Forms 8-K filed with the SEC on February 15, March 13, June 1, June 13, July 17, July 20, July 24, August 16 and August 17, 2007; and

•

The description of Pogo common stock set forth in the Registration Statement on Form 8-A12B/A filed pursuant to Section 12 of the Exchange Act on November 2, 2001, and any amendment or report filed for the purpose of updating such description.

In addition, Plains and Pogo incorporate by reference additional documents that they may subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this joint proxy statement/prospectus and the date this offering of securities is terminated (other than information furnished and not filed with the SEC). These documents include periodic reports, such as annual reports on From 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Documents incorporated by reference are available to Plains stockholders and Pogo stockholders from Plains or Pogo, as applicable, or the SEC. Documents listed above are available from Plains or Pogo, as applicable, without charge, excluding all exhibits unless the exhibits have specifically been incorporated by reference in this document. Holders of this document may obtain documents listed above by requesting them upon written or oral request from the appropriate company at:

If you are a Plains stockholder:

Plains Exploration & Production Company

700 Milam Street, Suite 3100

Houston, Texas 77002

Attention: Joanna Pankey

(713) 579-6000

If you are a Pogo stockholder:

Pogo Producing Company

5 Greenway Plaza, Suite 2700

Houston, Texas 77046

Attention: Clay P. Jeansonne

(713) 297-5000

If you would like to request documents from Plains, please do so by                     , 2007 to receive timely delivery of the documents in advance of the Plains special meeting. If you would like to request documents from Pogo, please do so by                     , 2007 to receive timely delivery of the documents in advance of the Pogo special meeting.

WHERE YOU CAN FIND MORE INFORMATION

Plains and Pogo file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information Plains and Pogo file at the SEC’s public reference room located at 100 F Street NE, Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public at the web site maintained by the SEC at http://www.sec.gov; by Plains at www.plainsxp.com and by Pogo at www.pogoproducing.com.

Plains filed a registration statement on Form S-4 to register with the SEC the Plains common stock that Plains will issue to Pogo stockholders in the merger. This document is part of that registration statement and constitutes a prospectus of Plains in addition to being a proxy statement for Plains for the Plains special meeting and a proxy statement for Pogo for Pogo’s special meeting. As allowed by SEC rules, this document does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

If you are a stockholder of Plains or Pogo, you can obtain copies of our annual and quarterly reports from us or the SEC. These documents are available from us without charge, excluding all exhibits. Stockholders may obtain reports of Plains by requesting them in writing from Plains at the following address:

Plains Exploration & Production Company

700 Milam Street, Suite 3100

Houston, Texas 77002

Attention: Joanna Pankey

(713) 579-6000

Stockholders may obtain reports of Pogo by requesting them in writing from Pogo at the following address:

Pogo Producing Company

5 Greenway Plaza, Suite 2700

Houston, Texas 77046

Attention: Clay P. Jeansonne

Telephone: (713) 297-5000

If you would like to request documents from Plains, please do so by                     , 2007 so that you may receive them before the Plains special meeting. If you would like to request documents from Pogo, please do so by                    , 2007 so that you may receive them before the Pogo special meeting. You should rely only on the information contained in this document to vote on the proposals submitted by the Plains and Pogo boards of directors. Neither Plains nor Pogo has authorized anyone to provide you with information that is different from what is contained in this document. This document is dated                     , 2007. You should not assume that the information contained in this document is accurate as of any date other than such date, and neither the mailing of this document to Plains and Pogo stockholders nor the issuance of Plains common stock pursuant to the merger shall create any implication to the contrary.

Plains has provided all of the information contained in this document with respect to Plains and Pogo has provided all of the information contained in this document with respect to Pogo.

If you own Plains common stock or Pogo common stock, please sign, date and promptly mail the enclosed proxy in the enclosed prepaid envelope. Prompt return of your proxy will help save additional solicitation expense.

GLOSSARY OF OIL AND GAS TERMS

The following are abbreviations and definitions of certain terms commonly used in the oil and gas industry and this document:

Bbl. One stock tank barrel, or 42 U.S. gallons liquid volume, used in reference to oil or other liquid hydrocarbons.

BOE. One stock tank barrel equivalent of oil, calculated by converting gas volumes to equivalent oil barrels at a ratio of 6 Mcf to 1 Bbl of oil.

Differential. An adjustment to the price of oil from an established spot market price to reflect differences in the quality and/or location of oil.

Gas. Natural gas.

MBbl. One thousand Bbl.

MBOE. One thousand BOE.

Mcf. One thousand cubic feet of gas.

Mcfe. One thousand cubic feet of gas equivalent.

MMBOE. One million BOE.

MMBtu. One million British Thermal units. One British thermal unit is the amount of heat required to raise the temperature of one pound of water by one degree Fahrenheit.

MMcf. One million cubic feet of gas.

Oil. Crude oil, condensate and natural gas liquids.

Proved developed reserves. Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as “proved developed reserves” only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

Proved reserves. Per Article 4-10(a)(2) of Regulation S-X, the SEC defines proved oil and gas reserves as the estimated quantities of oil, gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes: (i) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and (ii) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the “proved” classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

Estimates of proved reserves do not include: (i) oil that may become available from known reservoirs but is classified separately as “indicated additional reserves”; (ii) oil, gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (iii) oil, gas, and natural gas liquids, that may occur in undrilled prospects; and (iv) oil, gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite and other such sources.

Reserve life. A measure of the productive life of an oil and gas property or a group of properties, expressed in years. Reserve life is calculated by dividing proved reserve volumes at year-end by production for that year.

Royalty. An interest in an oil and gas lease that gives the owner of the interest the right to receive a portion of the production from the leased acreage (or of the proceeds of the sale thereof), but generally does not require the owner to pay any portion of the costs of drilling or operating the wells on the leased acreage. Royalties may be either landowner’s royalties, which are reserved by the owner of the leased acreage at the time the lease is granted, or overriding royalties, which are usually reserved by an owner of the leasehold in connection with a transfer to a subsequent owner.

Standardized measure. The present value, discounted at 10% per year, of estimated future net revenues from the production of proved reserves, computed by applying sales prices in effect as of the dates of such estimates and held constant throughout the productive life of the reserves (except for consideration of price changes to the extent provided by contractual arrangements), and deducting the estimated future costs to be incurred in developing, producing and abandoning the proved reserves (computed based on current costs and assuming continuation of existing economic conditions). Future income taxes are calculated by applying the statutory federal and state income tax rate to pre-tax future net cash flows, net of the tax basis of the properties involved and utilization of available tax carryforwards related to oil and gas operations.

Upstream. The portion of the oil and gas industry focused on acquiring, exploiting, developing, exploring for and producing oil and gas.

PLAINS EXPLORATION & PRODUCTION COMPANY

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

On July 17, 2007, Plains Exploration & Production Company (“Plains”) and Pogo Producing Company (“Pogo”) entered into a definitive agreement pursuant to which Plains will acquire Pogo in a stock and cash transaction (the “merger”). Under the terms of the definitive agreement, Pogo stockholders will be entitled to receive (on an aggregate basis) 0.68201 shares of Plains common stock and $24.88 of cash for each share of Pogo common stock. At closing Plains will issue approximately 40 million shares of common stock and pay approximately $1.5 billion in cash to Pogo stockholders. The aggregate number of shares of Plains common stock comprising the stock consideration and the aggregate amount of cash consideration will not change from the amount agreed to in the merger agreement (other than for upward adjustments in the event that any shares of Pogo common stock are issued subsequent to July 17, 2007 as permitted by the merger agreement pursuant to the exercise of stock options).

The following unaudited pro forma combined financial statements are based on the historical financial statements of Plains and Pogo, adjusted to reflect the proposed acquisition of Pogo by Plains and certain other material acquisition, property disposition and financing transactions of Plains and Pogo as presented in Note 3 and Note 4, respectively, to the unaudited pro forma combined financial statements. The following pro forma information has been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) and accordingly includes the impact of the merger on Plains’ historical financial position and results of operations under the purchase method of accounting. The unaudited pro forma combined balance sheet at June 30, 2007 assumes the merger was completed on that date, and the unaudited pro forma combined statements of income give effect to the merger and the other Plains and Pogo transactions described in Notes 3 and 4 as if they were completed on January 1, 2006. The unaudited pro forma combined statements of income do not purport to represent what Plains’ results of operations would have been if these transactions had occurred on January 1, 2006. We believe the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to the transactions.

These unaudited pro forma combined financial statements should be read in conjunction with the Forms 10-K of Plains and Pogo, as recast in the Form 8-K filed by Pogo on August 17, 2007 to conform its presentation of its Canadian operations as discontinued operations, for the year ended December 31, 2006, the Forms 10-Q of Plains and Pogo for the quarter ended June 30, 2007, and other information that both companies have filed with the SEC and incorporated by reference into this document.

Pogo had historical general and administrative expense (“corporate overhead”) of $56.9 million for the six months ended June 30, 2007 and $101.1 million for the year ended December 31, 2006. Laramie Energy, LLC (“Laramie Energy”), from which Plains acquired its Piceance Basin properties on May 31, 2007 which is included in the Plains pro forma income statements in Note 3, had historical corporate overhead of $97.1 million (including $93.7 million of non-cash equity based compensation) for the five months ended May 31, 2007 and $32.4 million (including $26.5 million of non-cash equity based compensation) for the year ended December 31, 2006. Plains did not acquire Laramie Energy’s equity interests or any related corporate items such as office furniture and equipment. Plains did not assume any debt, derivatives, or equity compensation arrangements or retain any of Laramie Energy’s corporate management and staff. Pursuant to SEC rules for pro forma financial statements, no pro forma adjustments were made with respect to any anticipated cost savings that may result from the proposed acquisition of Pogo or the corporate overhead charges included in Laramie Energy’s historical statements of income.

The allocation of the purchase price, as explained in more detail in the accompanying notes to the unaudited pro forma combined financial information, is a preliminary allocation based on currently available information. Plains expects to finalize its allocation of the purchase price as soon after the completion of the proposed acquisition as practicable and the final purchase price allocation and the resulting effect on results of operations may differ from the pro forma amounts included herein.

PLAINS EXPLORATION & PRODUCTION COMPANY

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AT JUNE 30, 2007

(in thousands of dollars)

	Plains Historical	Pogo Pro Forma Note 4	Merger Adjustments Note 2		Plains Pro Forma Combined
ASSETS
Current Assets
			$(209,000	)(b)
			1,665,992	(c)
			(1,665,992	)(a)
Cash and cash equivalents	$10,793	$1,594,568	(1,385,568	)(d)	$10,793
Accounts receivable	126,837	135,933	—		262,770
Inventories	13,357	16,048	—		29,405
Other	48,511	4,073	16,757	(a)	69,341

	199,498	1,750,622	(1,577,811)		372,309
Property and Equipment, net of accumulated depreciation, depletion and amortization	3,305,069	3,352,723	946,932	(a)	7,604,724
Goodwill	153,093	—	641,763	(a)	794,856
			(23,910	)(a)
Other Assets	73,065	25,986	29,000	(c)	104,141

	$3,730,725	$5,129,331	$15,974		$8,876,030

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$178,906	$167,621	$—		$346,527
Commodity derivative contracts	83,611	5,611	—		89,222
			(3,700	)(a)
Other current liabilities	138,066	171,700	(3,500	)(b)	302,566

	400,583	344,932	(7,200)		738,315

			8,353	(a)
			(205,500	)(b)
			1,694,992	(c)
Long-Term Debt	1,475,000	1,447,772	(1,385,568	)(d)	3,035,049
Asset Retirement Obligation	140,971	60,463	—		201,434
Other Long-Term Liabilities	27,810	48,094	—		75,904
Deferred Income Taxes	482,752	737,795	408,772	(a)	1,629,319
Stockholders’ Equity	1,203,609	2,490,275	(497,875	)(a)	3,196,009

	$3,730,725	$5,129,331	$15,974		$8,876,030

PLAINS EXPLORATION & PRODUCTION COMPANY

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2007

(in thousands, except per share data)

	Plains Historical	Pogo Historical*	Plains Pro Forma (Note 3)	Pogo Pro Forma (Note 4)	Merger Adjustments (Note 2)		Plains Pro Forma Combined
Revenues
Oil and gas sales	$477,846	$430,922	$507,415	$378,687	$—		$886,102
Other operating revenues	2,394	3,548	2,394	3,548	—		5,942

	480,240	434,470	509,809	382,235	—		892,044

Costs and Expenses
Production costs	179,030	138,424	187,823	100,850	—		288,673
Exploration costs, dry hole and impairments	—	65,668	—	65,542	(65,542	)(e)	—
General and administrative	52,410	56,894	149,467	56,894	(9,732	)(e)	196,629
Depreciation, depletion, amortization and accretion	115,736	168,169	135,343	154,858	4,014	(f)	294,215
Gain on sale of oil and gas properties	—	(129,482)	—	(129,482)	129,482	(g)	—

	347,176	299,673	472,633	248,662	58,222		779,517

Income from Operations	133,064	134,797	37,176	133,573	(58,222)		112,527

Other Income (Expense)
					1,249	(h)
					8,250	(i)
Interest expense	(17,058)	(43,806)	(36,809)	(44,771)	(2,968	)(j)	(75,049)
Gain (loss) on mark-to-market derivative contracts	(36,427)	(4,647)	(36,427)	(4,647)	—		(41,074)
Interest and other income	1,324	114	1,354	114	—		1,468

Income (Loss) From Continuing Operations Before Income Taxes	80,903	86,458	(34,706)	84,269	(51,691)		(2,128)
Income tax (expense) benefit	(35,015)	(24,179)	17,825	(23,380)	13,434	(k)	7,879

Income (Loss) From Continuing Operations	$45,888	$62,279	$(16,881)	$60,889	$(38,257)		$5,751

Earnings from Continuing Operations Per Share
Basic	$0.63						$0.05

Diluted	$0.63						$0.05

Weighted Average Shares Outstanding
Basic	72,316		834		40,000	(l)	113,150

Diluted	73,382		834		40,000	(l)	114,216

*	Reflects the reclassification of amounts to conform with Plains’ presentation.

PLAINS EXPLORATION & PRODUCTION COMPANY

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2006

(in thousands, except per share data)

	Plains Historical	Pogo Historical*	Plains Pro Forma (Note 3)	Pogo Pro Forma (Note 4)	Merger Adjustments (Note 2)		Plains Pro Forma Combined
Revenues
Oil and gas sales	$1,016,046	$924,699	$946,910	$708,894	$—		$1,655,804
Other operating revenues	2,457	5,756	2,457	5,756	—		8,213

	1,018,503	930,455	949,367	714,650	—		1,664,017

Costs and Expenses
Production costs	313,125	263,266	286,237	190,092	—		476,329
Exploration costs, dry hole and impairments	—	96,790	—	84,580	(84,580	)(e)	—
General and administrative	123,134	101,121	155,532	101,121	(14,744	)(e)	241,909
Depreciation, depletion, amortization and accretion	216,782	294,255	213,833	252,365	43,522	(f)	509,720
Gain on sale of oil and gas properties	(982,988)	(304,777)	(982,988)	(304,777)	304,777	(g)	(982,988)

	(329,947)	450,655	(327,386)	323,381	248,975		244,970

Income from Operations	1,348,450	479,800	1,276,753	391,269	(248,975)		1,419,047
Other Income (Expense)

					3,463	(h)
					16,500	(i)
Interest expense	(64,675)	(70,004)	(89,323)	(77,207)	867	(j)	(145,700)
Debt extinguishment costs	(45,063)	—	(45,063)	—	—		(45,063)
Gain (loss) on mark-to-market derivative contracts	(297,503)	7,263	(297,503)	7,263	—		(290,240)
Gain on termination of merger agreement	37,902	—	37,902	—	—		37,902
Interest and other income	5,496	337	4,538	337	—		4,875

Income From Continuing Operations Before Income Taxes	984,607	417,396	887,304	321,662	(228,145)		980,821
Income tax (expense) benefit	(384,897)	(39,599)	(345,782)	(4,656)	92,678	(k)	(257,760)

Income From Continuing Operations	$599,710	$377,797	$541,522	$317,006	$(135,467)		$723,061

Earnings from Continuing Operations Per Share
Basic	$7.76						$6.11

Diluted	$7.67						$6.06

Weighted Average Shares Outstanding
Basic	77,273		1,000		40,000	(l)	118,273

Diluted	78,234		1,000		40,000	(l)	119,234

*	Reflects the reclassification of amounts to conform with Plains’ presentation.

PLAINS EXPLORATION & PRODUCTION COMPANY

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Note 1—Basis of Presentation

On July 17, 2007, Plains Exploration & Production Company (“Plains”) and Pogo Producing Company (“Pogo”) entered into a definitive agreement pursuant to which Plains will acquire Pogo in a stock and cash transaction (the “merger”). Under the terms of the definitive agreement, Pogo stockholders will receive (on an aggregate basis) 0.68201 shares of Plains common stock and $24.88 of cash for each share of Pogo common stock. At closing Plains will issue approximately 40 million shares of common stock and pay approximately $1.5 billion in cash to Pogo stockholders. The aggregate number of shares of Plains common stock comprising the stock consideration and the aggregate amount of cash consideration will not change from the amount agreed to in the merger agreement (other than for upward adjustments in the event that any shares of Pogo common stock are issued subsequent to July 17, 2007 as permitted by the merger agreement pursuant to the exercise of stock options). This transaction will be accounted for using the purchase method of accounting. The effect of this transaction is reflected in the merger adjustments column in the unaudited pro forma combined financial statements.

Plains has received commitments from several financial institutions to underwrite a new credit facility that will amend and restate its existing credit facility and will be used in part to fund the merger consideration and to provide additional liquidity. The aggregate commitment of the lenders is $2.9 billion. The new credit facility will provide for an initial borrowing base of $2.9 billion that will be adjusted on an interim basis thereafter based on Plains’ oil and gas properties, reserves, other indebtedness and other relevant factors. Plains will secure borrowings under the new credit facility, with the equity of certain of its material domestic subsidiaries, and give mortgages covering at least 75% of the total present value of certain of its domestic oil and gas properties. The new credit facility will be subject to substantially the same terms, including acceleration provisions, as are provided for in Plains’ existing credit facility.

The accompanying unaudited pro forma combined balance sheet of Plains at June 30, 2007 has been prepared to give effect to the merger as if it had occurred on June 30, 2007, and the unaudited pro forma combined statements of income have been prepared to give effect to the merger as if it had occurred on January 1, 2006.

Plains’ pro forma results of operations included in the unaudited pro forma combined financial statements include the pro forma effects of certain property acquisition, disposition and related financing transactions that occurred subsequent to January 1, 2006 and unrelated to the Pogo acquisition but material to Plains’ results of operations for the periods presented herein. The pro forma effects of these transactions are presented in Note 3.

Pogo’s pro forma balance sheet and results of operations included in the unaudited pro forma combined financial statements include the pro forma effects of certain property dispositions and related debt repayments that occurred subsequent to January 1, 2006 and are material to Pogo’s financial statements for periods presented herein. The pro forma effects of these transactions are presented in Note 4.

Plains follows the full cost method of accounting for oil and gas properties while Pogo follows the successful efforts method of accounting. Certain costs that are capitalized under the full cost method are expensed under the successful efforts method. These costs consist primarily of unsuccessful exploration drilling costs, geological and geophysical costs, abandonment costs and general and administrative costs associated with acquisition, exploration, and development activities. Under full cost accounting, proceeds from the sale of oil and gas properties are reflected as a reduction to capitalized costs unless such sales involve a significant change in the relationship between costs and the estimated value of proved reserves, in which case a gain or loss is recognized. Pro forma adjustments to the combined financial statements include the reclassification of certain of these items to conform Pogo’s accounting for oil and gas properties to the full cost method used by Plains.

The unaudited pro forma combined financial statements do not purport to represent what Plains’ results of operations would have been if these transactions had occurred on January 1, 2006. We believe the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to the transactions.

Note 2—Pro Forma Adjustments Related to the Merger

The unaudited pro forma combined balance sheet includes the following adjustments:

(a)	The pro forma entry reflects the preliminary purchase price allocation to record Pogo assets and liabilities at fair value and to record goodwill associated with the transaction using the purchase method of accounting as of June 30, 2007. The following is a calculation and allocation of the purchase price to assets acquired and liabilities assumed based on their estimated relative fair value (in thousands, except per share amounts):

Shares of Plains common stock to be issued	40,000
Average Plains stock price	$49.81

Fair value of Plains common stock to be issued	$1,992,400

Cash payment to stockholders	1,459,219
Cash payment to option holders	41,924
Estimated merger expenses	164,849

Total purchase price before liabilities assumed	3,658,392

Fair value of liabilities :
Long-term debt	1,456,125
Current liabilities	341,232
Other noncurrent liabilities	48,094
Non-current deferred income tax liabilities	1,146,567
Asset retirement obligation	60,463

Total purchase price plus liabilities assumed	$6,710,873

Fair value of assets acquired:
Cash	$1,594,568
Current deferred income tax assets	16,757
Other current assets	156,054
Oil and gas properties
Subject to amortization	3,172,400
Not subject to amortization	1,127,255
Other noncurrent assets	2,076
Goodwill	641,763

$6,710,873

The purchase price includes the value of Plains common stock to be issued to Pogo stockholders in the merger. Pursuant to purchase accounting rules, the average Plains common stock price in the table above is based on the average closing prices of Plains common stock during the five business day period commencing two days before the merger was announced, and such price will not be adjusted upon merger closing. Under the terms of the merger agreement, Pogo common stockholders will receive (on an aggregate basis) 0.68201 shares of Plains common stock and $24.88 in cash for each share of Pogo common stock. It is expected that Plains will issue approximately 40 million common shares and pay approximately $1.5 billion in cash based on Pogo’s outstanding common shares on June 30, 2007. The aggregate number of shares of Plains common stock comprising the stock consideration and the aggregate amount of cash consideration will not change from the amount agreed to in the merger agreement (other than for upward adjustments in the event that any shares of Pogo common stock are issued subsequent to July 17, 2007 as permitted by the merger agreement pursuant to the exercise of stock options). Plains expects to fund the cash portion of the merger consideration with borrowings under its senior revolving credit facility.

At the effective time of the merger, each outstanding option to purchase shares of Pogo common stock, whether or not then exercisable or vested, will be converted into an obligation of Plains to pay to the option holder an amount in cash equal to the product of (i) the number of shares of Pogo common stock subject to the option and (ii) the excess, if any, of the aggregate consideration per share over the exercise price per share previously subject to the plan. The preliminary purchase price includes approximately $42 million for the settlement of Pogo stock options.

The total purchase price includes approximately $165 million of estimated merger costs. These costs include Pogo executive management severance, investment banking fees, legal and accounting fees, seismic transfer fees, printing expenses and other merger-related costs. These costs are assumed to be financed and are reflected as borrowings under Plains’ senior revolving credit facility included in long-term debt in the unaudited pro forma combined balance sheet.

For purposes of the pro forma combined financial statements, the purchase price was allocated based on a preliminary assessment of the fair value of the assets and liabilities of Pogo at June 30, 2007. Plains has engaged an independent firm to assist in the final valuation of the assets and the allocation of the purchase price. Under the purchase method of accounting for business combinations, this preliminary assessment of fair value resulted in approximately $642 million of goodwill, which will be subject to periodic impairment testing instead of amortization, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142—“Goodwill and Other Intangible Assets.” The goodwill is primarily attributable to the asset recorded to offset net deferred tax liabilities arising from differences between the purchase price allocated to Pogo’s assets and liabilities based on fair value and the tax basis of these assets and liabilities (due to the non-taxable nature of this transaction, Pogo’s tax basis in the assets and liabilities will carry over to Plains). Goodwill reflects the anticipated benefits of the merger that are in addition to the fair value of the individual assets and liabilities described above. Plains’ acquisition of Pogo will, among other things, improve Plains’ financial flexibility and market position, provide Plains with a more balanced portfolio of exploration, exploitation and development opportunities and create cost savings from the elimination of duplicate activities.

The purchase price is preliminary and is subject to change due to several factors, including:

•	Changes in the number of shares issued in the merger due to the issuance of shares upon exercise of Pogo stock options;

•	Changes in the fair values of Pogo’s assets and liabilities as of the effective time of the merger;

•	Actual merger costs incurred; and

•	The tax basis of Pogo’s assets and certain tax attributes at the effective time of the merger.

The preliminary allocation of purchase price does not include an expected liability for the combined company’s restructuring activities following closing, including severance costs associated with workforce reductions for redundant operations. As plans for these restructuring activities become finalized, the associated liability will be included in the final adjustments to the purchase price allocations. Additionally, Plains’ acquisition of Pogo is a change of control under the indentures governing Pogo’s senior subordinated notes, and Plains could be required to repurchase some or all of Pogo’s senior subordinated notes at 101% of their principal amount. If this occurs, Plains could be required to repay up to an aggregate $1.25 billion principal amount of senior subordinated notes plus $12.5 million in associated premium. If required, Plains expects to fund the payment under its senior revolving credit facility or use cash on hand.

(b)

Reflects the use of available cash to redeem Pogo’s 8 1/4% senior subordinated notes due 2011 at 102.75% of principal value, plus accrued interest at June 30, 2007. Pogo gave notice of redemption of these notes on August 20, 2007.

(c)	Reflects borrowings under Plains’ senior revolving credit facility to fund the cash portion of the merger consideration and estimated merger expenses and to pay estimated debt issue costs.

(d)	Reflects the reduction in Plains’ senior revolving credit facility balance with cash available subsequent to the merger closing.

The unaudited pro forma combined statements of income include the following adjustments:

(e)	Reflects (1) the reversal of Pogo’s historical exploration, dry hole and impairment costs that are expensed under the successful efforts method of accounting but are capitalized under the full cost method of accounting used by Plains and (2) the reduction in general and administrative expense based on Plains’ estimate of amounts it would have capitalized under the full cost method of accounting.

(f)	Reflects adjustments to depreciation, depletion, and amortization expense (“DD&A”) to reverse Pogo’s historical DD&A and to reflect DD&A based on the fair value allocated to oil and gas properties subject to amortization and debt issue costs incurred. Pro forma DD&A for the combined company is calculated using the unit-of-production method based on the estimated oil and gas property costs, reserve volumes and future development and abandonment costs of the combined companies. The pro forma DD&A rate averages $13.00 per BOE for the year ended December 31, 2006 and $14.44 per BOE for the six months ended June 30, 2007. Pogo’s historical accretion expense approximates such expense based on Plains’ estimates and accordingly, no pro forma adjustments have been made.

(g)	Reflects the reversal of Pogo’s gain on disposition of oil and gas properties. Under full cost accounting, proceeds from the sale of oil and gas properties are accounted for as reductions to capitalized costs unless such sales involve a significant change in the relationship between costs and the estimated value of proved reserves, in which case a gain or loss is recognized. Based on currently available information, Plains would not have recorded a gain on Pogo’s dispositions of oil and gas properties under its full cost accounting method.

(h)	Reflects the reversal of the amortization of Pogo’s debt issue costs and the amortization of premium/discount to reflect Pogo’s debt at estimated fair value.

(i)	Reflects the reduction of interest expense from the redemption of Pogo’s 8 1/4% senior notes due 2011.

(j)	Reflects the adjustment to interest expense for the period on debt incurred in connection with the acquisition, net of capitalized interest. Interest expense from the net borrowing under Plains’ senior revolving credit facility to fund the cash portion of the merger consideration is based on an average rate of 7.07%. A 1/8% change in the interest rate would result in a change in interest expense of $0.4 million for the year ended December 31, 2006 and $0.2 million for the six months ended June 30, 2007. Capitalized interest has been adjusted to reverse Pogo’s historical capitalized interest and record Plains’ estimated capitalized interest based on the portion of the purchase price that has been allocated to oil and gas properties not subject to amortization and in the process of evaluation at Plains’ average interest rate.

(k)	Reflects the adjustment to income tax expense for the merger adjustments. Variances in the effective tax rates from the 35% federal statutory rate primarily result from the effect of state and foreign income taxes and estimated permanent differences. Excluding the effects of permanent differences and foreign and state deferred tax rate adjustments (the largest of which are the Canadian tax rate reduction benefits described below), the post-acquisition effective tax rates are 38% for the six months ended June 30, 2007 and 37% for the year ended December 31, 2006. During the six months ended June 30, 2007 and the year ended December 31, 2006, Pogo recorded a deferred income tax benefit of $10 million and $112 million, respectively, related to the enactment of a reduction in the Alberta and Saskatchewan provincial tax rates, as well as a reduction in the statutory Canadian federal income tax rate. Such tax benefits are included as a component of income tax (expense) benefit in deriving Pogo’s income (loss) from continuing operations, as reflected in Pogo’s historical statements of income included in Note 4 to these unaudited pro forma combined financial statements. Pursuant to SEC rules for pro forma financial statements, no pro forma adjustments were made with respect to these nonrecurring deferred income tax benefits included in Pogo’s historical statements of income.

(l)	Reflects the issuance of approximately 40 million Plains common shares in connection with the acquisition.

Note 3—Plains Pro Forma Results of Operations

Plains’ pro forma results of operations included in the unaudited pro forma condensed consolidated statements of income include the effect of the following transactions as if the transactions occurred on January 1, 2006:

2006 Transactions

•

The sale of oil and gas properties to subsidiaries of Occidental Petroleum Corporation (“Occidental”). This transaction closed on September 29, 2006 with an effective date of October 1, 2006. Plains received approximately $864 million in cash proceeds.

•	The sale of non-producing oil and gas properties to Statoil Gulf of Mexico LLC (“Statoil”). This transaction closed on November 1, 2006. Plains received approximately $706 million in cash proceeds.

•	The redemption of $250.0 million of 7.125% senior notes due 2014 on November 3, 2006.

•	The retirement of $274.9 million of the $275.0 million outstanding principal amount of 8.75% senior subordinated notes due 2012 on November 3, 2006.

Pursuant to SEC rules for pro forma financial statements, no pro forma adjustments may be made with respect to nonrecurring charges or credits directly attributable to these transactions that are included in our historical statement of income. Accordingly, in the unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2006 no pro forma adjustments have been made to exclude the $983.0 million gain on the sale of oil and gas properties and the $45.1 million charge for debt extinguishment costs that are directly related to these transactions.

2007 Transactions

•

The acquisition from Laramie Energy, LLC (“Laramie Energy”) of all of its interests in certain oil and gas producing properties in the Piceance Basin in Colorado plus the associated midstream assets, including a 25 percent interest in Collbran Valley Gas Gathering, LLC (“CVGG”) (the “Laramie Acquisition”). The Laramie Acquisition had an effective date of January 1, 2007 and closed on May 31, 2007. At closing Plains paid $968 million in cash, including $10 million in related acquisition costs and $58 million for net cash outflows from the effective date to the closing date (primarily related to capital expenditures for drilling activities and acreage acquisitions) and issued one million shares of common stock. Plains initially financed the acquisition using its senior revolving credit facility.

Laramie Energy had historical corporate overhead of $97.1 million (including $93.7 million of non-cash equity based compensation) for the five months ended May 31, 2007 and $32.4 million (including $26.5 million of non-cash equity based compensation) for the year ended December 31, 2006. Plains did not retain any of Laramie Energy’s corporate management and staff nor did Plains assume any of its equity compensation arrangements. Pursuant to SEC rules for pro forma financial statements, no pro forma adjustments were made with respect to the corporate overhead charges included in Laramie Energy’s historical statements of income. Plains does not expect a material increase in its general and administrative expenses as a result of the acquisition of the Piceance Basin properties.

•

The March 2007 issuance of $500 million of 7% senior notes due 2017 (the “7% Senior Notes”). Plains used the net proceeds from the offering of approximately $492 million, after deducting underwriting discounts and offering expenses, for general corporate purposes and to repay borrowings under its senior revolving credit facility.

•

The June 2007 issuance of $600 million of 7 3/4% senior notes due 2015 (the “7 3/4% Senior Notes”). Plains used the net proceeds from the offering of approximately $593 million, after deducting underwriting discounts and offering expenses, to repay borrowings under its senior revolving credit facility related to the Laramie Acquisition.

PLAINS EXPLORATION & PRODUCTION COMPANY

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2007

(in thousands, except per share data)

	Plains Historical	Laramie Energy Historical (1)	Pro Forma Adjustments		Plains Pro Forma
Revenues
Oil and gas sales	$477,846	$29,569	$—		$507,415
Other operating revenues	2,394	—	—		2,394

	480,240	29,569	—		509,809

Costs and Expenses
Production costs	179,030	8,793	—		187,823
Exploration costs and abandonments	—	44	(44	)(2)	—
General and administrative	52,410	97,057	—		149,467
Gain on sale of assets	—	(658,707)	658,707	(3)	—
Depreciation, depletion, amortization and accretion	115,736	17,006	2,601	(4)	135,343

	347,176	(535,807)	661,264		472,633

Income (Loss) from Operations	133,064	565,376	(661,264)		37,176
Other Income (Expense)
			3,889	(5)
Interest expense	(17,058)	(3,889)	(19,751	)(6)	(36,809)
Gain (loss) on mark-to-market derivative contracts	(36,427)	(620)	620	(5)	(36,427)
			(374	)(7)
Interest and other income	1,324	485	(81	)(5)	1,354

Income (Loss) From Continuing Operations
Before Income Taxes	80,903	561,352	(676,961)		(34,706)
Income tax (expense) benefit	(35,015)	—	52,840	(8)	17,825

Income (Loss) From Continuing Operations	$45,888	$561,352	$(624,121)		$(16,881)

Earnings from Continuing Operations Per Share
Basic	$0.63				$(0.23)

Diluted	$0.63				$(0.23)

Weighted Average Shares Outstanding
Basic	72,316		834	(9)	73,150

Diluted	73,382		834	(9)	74,216

(1)	Reflects the historical results of operations of Laramie Energy for the five months ended May 31, 2007. Plains acquired all of the oil and gas properties and associated midstream assets of Laramie Energy on May 31, 2007.

(2)	Reflects the reversal of historical exploration and abandonment costs that were expensed under the successful efforts method of accounting used by Laramie Energy but are capitalized under the full cost method of accounting used by Plains.

(3)	Reflects the reversal of Laramie Energy’s historical gain on the sale of oil and gas properties recognized as a result of the sale of all of its oil and gas properties and associated midstream assets to Plains on May 31, 2007.

(4)	Reflects the adjustment to DD&A to reverse Laramie Energy’s historical DD&A and to reflect DD&A based on the fair value allocated to oil and gas properties subject to amortization. Pro forma DD&A is calculated using the unit-of-production method based on oil and gas property costs, reserve volumes and future development and abandonment costs after taking into account the effect of the acquisition. The pro forma DD&A rate is $11.86 per BOE for the six months ended June 30, 2007.

(5)	Reflects the reversal of Laramie Energy’s historical income/expenses that are corporate in nature and not directly related to the properties acquired. Plains did not acquire the equity interests of Laramie Energy or any related corporate items such as office furniture and equipment. Plains did not assume any debt, derivatives, or equity compensation arrangements or retain any of Laramie Energy’s corporate management and staff.

(6)

Reflects the adjustment to interest expense for the period on the 7% Senior Notes and the debt incurred in connection with the acquisition including the issuance of the 7 3/4% Senior Notes and Plains’ senior revolving credit facility with an average interest rate of 7.07%, net of capitalized interest. Capitalized interest is based on the purchase price allocated to oil and gas properties not subject to amortization at Plains’ effective average interest rate of the borrowings related to the acquisition. A  1/8% change in the interest rate would result in a change in interest expense of $0.2 million.

(7)	Reflects the amortization of Plains’ cost in excess of its share of the net book value of CVGG.

(8)	Reflects the adjustment to income tax expense for the pro forma adjustments. Variances in Plains’ estimated annual effective tax rate from the 35% federal statutory rate primarily result from the effect of state income taxes and estimated permanent differences. Excluding the effects of permanent differences and state deferred tax rate adjustments, the post acquisition effective rate is 38%. In addition, the pro forma adjustment for income taxes includes a tax benefit related to Laramie Energy’s historical pre-tax loss, which was not previously recognized in Laramie Energy’s historical financial statements because Laramie Energy is a limited liability company and therefore is not subject to income taxes.

(9)	Reflects the incremental number of Plains common shares necessary to arrive at the 1.0 million shares of Plains common stock issued in connection with the acquisition. The shares were issued on May 31, 2007 and approximately 166,000 shares are included in the Plains’ historical weighted average.

PLAINS EXPLORATION & PRODUCTION COMPANY

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2006

(in thousands, except per share data)

	Plains Historical	Pro Forma Adjustments 2006 Transactions		2007 Transactions			Plains Pro Forma
				Laramie Energy Historical (1)	Pro Forma Adjustments
Revenues
Oil and gas sales	$1,016,046	$(98,494	)(2)	$29,358	$—		$946,910
Other operating revenues	2,457	—		—	—		2,457

	1,018,503	(98,494)		29,358	—		949,367

Costs and Expenses
Production costs	313,125	(36,552	)(2)	9,664	—		286,237
Exploration costs and abandonments	—	—		8,802	(8,802	)(6)	—
General and administrative	123,134	—		32,398	—		155,532
Depreciation, depletion, amortization and accretion	216,782	(35,793	)(3)	13,058	19,786	(7)	213,833
Gain on sale of oil and gas properties	(982,988)	—		—	—		(982,988)

	(329,947)	(72,345)		63,922	10,984		(327,386)

Income (Loss) from Operations	1,348,450	(26,149)		(34,564)	(10,984)		1,276,753
Other Income (Expense)
					2,971	(8)
Interest expense	(64,675)	31,837	(4)	(2,971)	(56,485	)(9)	(89,323)
Debt extinguishment costs	(45,063)	—		—	—		(45,063)
Gain (loss) on mark-to-market derivative contracts	(297,503)	—		3,381	(3,381	)(8)	(297,503)
Gain on termination of merger agreement	37,902	—		—	—		37,902
					(840	)(10)
Interest and other income (expense)	5,496	—		14	(132	)(8)	4,538

Income (Loss) From Continuing Operations Before Income Taxes	984,607	5,688		(34,140)	(68,851)		887,304
Income tax (expense) benefit	(384,897)	(2,267	)(5)	—	41,382	(5)	(345,782)

Income (Loss) From Continuing Operations	$599,710	$3,421		$(34,140)	$(27,469)		$541,522

Earnings from Continuing Operations Per Share
Basic	$7.76						$6.92

Diluted	$7.67						$6.83

Weighted Average Shares Outstanding
Basic	77,273				1,000	(11)	78,273

Diluted	78,234				1,000	(11)	79,234

(1)	Reflects the historical results of operations of Laramie Energy for the year ended December 31, 2006.

(2)	Reflects the reversal of revenues and expenses attributable to the properties sold to Occidental. There are no adjustments for the properties sold to Statoil because such properties were classified as oil and gas properties not subject to amortization in our historical consolidated balance sheet.

(3)	Adjusts DD&A and accretion for (1) the reduction in DD&A reflecting the production volumes attributable to the properties sold to Occidental; (2) the revision to the Plains DD&A rate reflecting the reserve volumes sold and the reduction in capitalized costs resulting from the 2006 transactions; (3) the reduction in accretion expense related to the asset retirement obligation attributable to the properties sold to Occidental; and (4) the reversal of debt issue cost amortization with respect to the 7.125% notes and the 8.75% notes.

(4)	Reflects the reversal of interest expense with respect to the retired 7.125% notes and 8.75% notes, net of a reduction in interest capitalized.

(5)	Reflects the adjustment to income tax expense for the pro forma adjustments. Variances in Plains’ estimated annual effective tax rate from the 35% federal statutory rate primarily result from the effect of state income taxes and estimated permanent differences. Excluding the effects of permanent differences and state deferred tax rate adjustments, the post-acquisition effective rate is 38%. In addition, the pro forma adjustment for income taxes with respect to the 2007 transactions includes a tax benefit related to Laramie Energy’s historical pre-tax loss, which was not previously recognized in Laramie Energy’s historical financial statements because Laramie Energy is a limited liability company and therefore is not subject to income taxes.

(6)	Reflects the reversal of historical exploration and abandonment costs that were expensed under the successful efforts method of accounting used by Laramie Energy but are capitalized under the full cost method of accounting used by Plains.

(7)	Reflects the adjustment to DD&A to reverse Laramie Energy’s historical DD&A and to reflect DD&A based on the fair value allocated to oil and gas properties subject to amortization. Pro forma DD&A is calculated using the unit-of-production method based on oil and gas property costs, reserve volumes and future development and abandonment costs after taking into account the effect of the acquisition. The pro forma DD&A rate is $9.51 per BOE for the year ended December 31, 2006.

(8)	Reflects the reversal of Laramie Energy’s historical income/expenses that are corporate in nature and not directly related to the properties acquired. Plains acquired all of the oil and gas property and associated midstream assets of Laramie Energy. Plains did not acquire its equity interests or any related corporate items such as office furniture and equipment. Plains did not assume any debt, derivatives, or equity compensation arrangements or retain any of Laramie Energy’s corporate management and staff.

(9)

Reflects the adjustment to interest expense for the period on the 7% Senior Notes and the debt incurred in connection with the acquisition including the issuance of the 7 3/4% Senior Notes and Plains’ senior revolving credit facility with an average interest rate of 7.07%, net of capitalized interest. Capitalized interest is based on the purchase price allocated to oil and gas properties not subject to amortization and Plains’ effective average interest rate of the borrowings related to the acquisition. A  1/8% change in the interest rate on the senior revolving credit facility would result in a change in interest expense of $0.4 million.

(10)	Reflects the amortization of Plains’ cost in excess of its share of the net book value of CVGG.

(11)	Reflects the 1.0 million shares of Plains common stock issued in connection with the acquisition of the Laramie Energy properties.

Note 4—Pogo Pro Forma Balance Sheet and Results of Operations

Pogo’s unaudited pro forma condensed consolidated balance sheet includes the effect of the following transaction as if it occurred on June 30, 2007:

On August 14, 2007, Pogo completed the sale of all of the issued and outstanding stock of its wholly owned subsidiary, Northrock Resources Ltd. (“Northrock”), to Abu Dhabi National Energy Company PJSC (“TAQA”) for approximately $2 billion (“Northrock Disposition”). The sale of the Northrock subsidiary resulted in the disposition of Pogo’s operations in Canada.

Under SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, Pogo classifies assets to be disposed of as held for sale or, if appropriate, discontinued operations when they have received appropriate approvals by Pogo’s management or board of directors and when they meet certain other criteria. As of June 30, 2007, Pogo was in the process of completing the sale of its Canadian operations and accordingly classified those operations in accordance with SFAS 144.

Pogo’s pro forma results of operations included in the unaudited pro forma condensed consolidated statements of income include the effect of the following transactions:

2006 Transaction

•

The sale of an undivided 50% interest in each and all of Pogo’s federal and state Gulf of Mexico oil and gas leasehold interests and related pipelines and equipment. This transaction, which closed on May 31, 2006, had an effective date of January 1, 2006. This transaction is reflected in Pogo’s historical consolidated financial statements for the year ended December 31, 2006.

2007 Transactions

•

The sale of certain of Pogo’s federal and state Gulf of Mexico oil and gas leasehold interests and related pipelines and equipment. This transaction, which closed on June 8, 2007, had an effective date of April 1, 2007. This transaction is reflected in Pogo’s historical condensed consolidated financial statements at and for the six months ended June 30, 2007.

•

The sale of all of the issued and outstanding stock of Northrock to TAQA for approximately $2 billion. The results of Northrock have been reflected in Pogo’s historical financial statements as discontinued operations. Pogo used the proceeds to repay outstanding senior debt under their senior revolving credit facility and money market lines of credit.

POGO PRODUCING COMPANY AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AT JUNE 30, 2007

(in thousands of dollars)

	Pogo Historical Consolidated	Pro Forma Adjustments		Pogo Pro Forma
ASSETS
Current assets:		$1,964,231	(A)
Cash and cash investments	$20,337	(390,000	)(B)	$1,594,568
Accounts and other receivables	135,933	—		135,933
Inventories	16,048	—		16,048
Assets from discontinued operations	103,101	(103,101	)(A)	—
Other	4,073	—		4,073

Total current assets	279,492	1,471,130		1,750,622
Property and equipment, net	3,352,723	—		3,352,723

Assets from discontinued operations	2,946,578	(2,946,578	)(A)	—
Other	25,986	—		25,986

	$6,604,779	$(1,475,448)		$5,129,331

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$167,621	$—		$167,621
Commodity derivative contracts	5,611	—		5,611
Liabilities from discontinued operations	169,105	(169,105	)(A)	—
Other	148,700	23,000	(A)	171,700

Total current liabilities	491,037	(146,105)		344,932

Long-term debt	1,837,772	(390,000	)(B)	1,447,772
Liabilities from discontinued operations	737,810	(737,810	)(A)	—
Asset retirement obligation	60,463	—		60,463
Deferred credits and other	48,094	—		48,094
Deferred income tax	737,795	—		737,795
Shareholders’ equity	2,691,808	(201,533	)(A)	2,490,275

	$6,604,779	$(1,475,448)		$5,129,331

(A)	Reflects the closing of the Northrock Disposition on August 14, 2007. Total cash proceeds were $1.964 billion, net of transaction expenses and purchase price adjustments of $27.0 million and certain cash adjustments allowed under the sales agreement of $8.7 million.

(B)	Reflects adjustments resulting from the repayment of outstanding long-term debt under Pogo’s senior revolving credit facility and money market lines of credit using proceeds from the Northrock Disposition.

POGO PRODUCING COMPANY

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2007

(in thousands, except per share data)

	Pogo Historical		Pro Forma Adjustments		Pogo Pro Forma
Revenues and Other Income
Oil & gas revenues	$430,922		$(52,235	)(C)	$378,687
Other	3,548		—		3,548

Total	434,470		(52,235)		382,235

Operating Costs and Expenses:
			(37,574	)(C)
			32,947	(D)
Lease operating	96,562		8,915	(D)	100,850
General and administrative	56,894		—		56,894
Exploration	14,002		—		14,002
Dry hole and impairment	51,666		(126	)(C)	51,540
			4,213	(D)
DD&A	163,956		(13,311	)(E)	154,858
Production and other taxes	32,947		(32,947	)(D)	—
Net gain on sales of properties	(129,482)		—		(129,482)
Other	13,128		(13,128	)(D)	—

Total	299,673		(51,011)		248,662

Operating Income	134,797		(1,224)		133,573
Interest:
			39,942	(D)
			27,356	(F)
Charges	(83,748)		(28,321	)(F)	(44,771)
Income	89		—		89
Capitalized	39,942		(39,942	)(D)	—
Commodity Derivative Expense	(4,647)		—		(4,647)
Foreign Currency Transaction Gain	25		—		25

Income from Continuing Operations before Taxes	86,458		(2,189)		84,269
Income Tax (Expense) Benefit	(24,179	)(H)	799	(G)	(23,380)

Income (Loss) From Continuing Operations	$62,279		$(1,390)		$60,889

Earnings from Continuing Operations Per Share:
Basic	$1.08				$1.05

Diluted	$1.06				$1.04

Weighted Average Shares:
Basic	57,776				57,776

Diluted	58,501				58,501

POGO PRODUCING COMPANY

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2006

(in thousands, except per share data)

	Pogo Historical		Pro Forma Adjustments		Pogo Pro Forma
Revenues and Other Income
Oil & gas revenues	$924,699		$(215,805	)(C)	$708,894
Other	5,756		—		5,756

Total	930,455		(215,805)		714,650

Operating Costs and Expenses:
			(73,174	)(C)
			67,644	(D)
Lease operating	183,356		12,266	(D)	190,092
General and administrative	101,121		—		101,121
Exploration	15,846		(129	)(C)	15,717
Dry hole and impairment	80,944		(12,081	)(C)	68,863
			9,008	(D)
DD&A	285,247		(41,890	)(E)	252,365
Production and other taxes	67,644		(67,644	)(D)	—
Net gain on sales of properties	(304,777)		—		(304,777)
Other	21,274		(21,274	)(D)	—

Total	450,655		(127,274)		323,381

Operating Income	479,800		(88,531)		391,269
Interest:
			77,730	(D)
			52,968	(F)
Charges	(147,734)		(60,171	)(F)	(77,207)
Income	299		—		299
Capitalized	77,730		(77,730	)(D)	—
Commodity Derivative Income	7,263		—		7,263
Foreign Currency Transaction Gain	38		—		38

Income from Continuing Operations before Taxes	417,396		(95,734)		321,662
Income Tax (Expense) Benefit	(39,599	)(H)	34,943	(G)	(4,656)

Income From Continuing Operations	$377,797		$(60,791)		$317,006

Earnings from Continuing Operations Per Share:
Basic	$6.56				$5.50

Diluted	$6.50				$5.46

Weighted Average Shares:
Basic	57,611				57,611

Diluted	58,112				58,112

(C)	Reflects the reversal of revenues and expenses attributable to the properties sold.

(D)	Reflects the reclassifications of amounts to conform with Plains’ presentation.

(E)	Adjusts DD&A and accretion for (1) the reduction in DD&A reflecting the production volumes attributable to the properties sold; and (2) the reduction in accretion expense related to the asset retirement obligation attributable to the properties sold.

(F)	Reflects the reduction of interest expense and interest capitalized related to the assumed use of the proceeds from the 2007 transaction to pay off amounts outstanding under Pogo’s senior revolving credit facility. Adjustments to interest expense and interest capitalized were calculated using weighted average interest rates of 6.575% and 6.792%.

(G)	Reflects the adjustment to income tax expense on the pro forma adjustments calculated using a 36.5% statutory U.S. federal and state tax rate for the six months ended June 30, 2007 and year ended December 31, 2006.

(H)	During 2006 and 2007, Pogo’s consolidated effective tax rate was 10.6% and 28.0%, respectively. These rates include the effects of the enactment of a reduction of the Alberta and Saskatchewan provincial tax rates, as well as a reduction in the statutory Canadian federal income tax rate, which generated a deferred tax benefit of approximately $112 million and $10 million in 2006 and 2007, respectively. Generally accepted accounting principles (“GAAP”) requires that the entire effect of changes in enacted tax rates be allocated to continuing operations. Pursuant to SEC rules for pro forma financial statements, no pro forma adjustments were made with respect to these nonrecurring deferred income tax benefits included in Pogo’s historical statements of income.

Summary Pro Forma Combined Oil and Gas Reserve Data

The following tables set forth summary pro forma information with respect to Plains’ and Pogo’s pro forma combined estimated net proved oil and gas reserves as of December 31, 2006. Future exploration, exploitation and development expenditures, as well as future commodity prices and service costs will affect the reserve volumes attributable to the acquired properties.

Estimated Quantities of Oil and Gas Reserves at December 31, 2006
	Plains Pro Forma (a)	Pogo Pro Forma (b)	Plains Pro Forma Combined
Estimated Proved Reserves
Oil (MBbl)	333,630	83,924	417,554
Gas (MMcf)	198,799	877,187	1,075,986
MBOE	366,763	230,122	596,885

Estimated Proved Developed Reserves
Oil (MBbl)	172,059	56,146	228,205
Gas (MMcf)	149,898	677,283	827,181
MBOE	197,042	169,026	366,068

Standardized Measure of Discounted Future Net Cash Flows at December 31, 2006 (in thousands)

Future cash inflows	$17,738,792	$8,986,359	$26,725,151
Future development costs	(2,030,562)	(1,136,534)	(3,167,096)
Future production expense	(6,793,981)	(2,713,070)	(9,507,051)
Future income tax expense	(2,919,860)	(1,319,514)	(4,239,374)

Future net cash flows	5,994,389	3,817,241	9,811,630
Discounted at 10% per year	(3,310,189)	(1,993,431)	(5,303,620)

Standardized measure of discounted future net cash flows	$2,684,200	$1,823,810	$4,508,010

(a)	On May 31, 2007 Plains acquired from Laramie Energy all of its interests in oil and gas producing properties in the Piceance Basin in Colorado. The following tables set forth summary pro forma information with respect to Plains’ and Laramie Energy’s combined estimated net proved oil and gas reserves as of December 31, 2006:

Estimated Quantities of Oil and Gas Reserves at December 31, 2006
	Plains Historical	Laramie Energy	Pro Forma Adjustments (1)	Plains Pro Forma
Estimated Proved Reserves
Oil (MBbl)	333,217	413		333,630
Gas (MMcf)	110,922	87,877		198,799
MBOE	351,704	15,059		366,763

Estimated Proved Developed Reserves
Oil (MBbl)	171,646	413		172,059
Gas (MMcf)	62,021	87,877		149,898
MBOE	181,983	15,059		197,042

Standardized Measure of Discounted Future Net Cash Flows at December 31, 2006 (in thousands)

Future cash inflows	$17,318,297	$420,495	$—	$17,738,792
Future development costs	(1,979,251)	(51,311)	—	(2,030,562)
Future production expense	(6,623,201)	(170,780)	—	(6,793,981)
Future income tax expense	(3,063,433)	—	143,573	(2,919,860)

Future net cash flows	5,652,412	198,404	143,573	5,994,389
Discounted at 10% per year	(3,141,749)	(83,258)	(85,182)	(3,310,189)

Standardized measure of discounted future net cash flows	$2,510,663	$115,146	$58,391	$2,684,200

(1)	Laramie Energy is a limited liability company that is not subject to income taxes. Pro forma income tax expense reflects expense on the combined future net cash flows based on Plains’ estimated effective tax rate, after giving effect to the pro forma transactions.

(b)	On June 8, 2007 Pogo sold certain of its federal and state Gulf of Mexico oil and gas leasehold interests and related pipelines and equipment. On August 14, 2007 Pogo sold all of the issued and outstanding shares of Northrock. The sale of Northrock resulted in the disposition of all of Pogo’s Canadian operations. The following tables set forth summary pro forma information with respect to Pogo’s estimated net proved oil and gas reserves as of December 31, 2006:

Estimated Quantities of Oil and Gas Reserves at December 31, 2006

	Pogo Historical	2007 Northrock Sale	2007 Offshore Property Sale	Pogo Pro Forma
Estimated Proved Reserves
Oil (MBbl)	163,335	(64,617)	(14,794)	83,924
Gas (MMcf)	1,232,970	(318,313)	(37,470)	877,187
MBOE	368,830	(117,669)	(21,039)	230,122

Estimated Proved Developed Reserves
Oil (MBbl)	123,603	(55,918)	(11,539)	56,146
Gas (MMcf)	938,341	(236,791)	(24,267)	677,283
MBOE	279,993	(95,383)	(15,584)	169,026

Standardized Measure of Discounted Future Net Cash Flows at December 31, 2006 (in thousands)

Future cash inflows	$14,339,066	$(4,275,551)	$(1,077,156)	$8,986,359
Future development costs	(1,575,879)	251,421	187,924	(1,136,534)
Future production expense	(4,193,910)	1,315,396	165,444	(2,713,070)
Future income tax expense	(2,192,343)	650,279	222,550	(1,319,514)

Future net cash flows	6,376,934	(2,058,455)	(501,238)	3,817,241
Discounted at 10% per year	(3,023,966)	902,836	127,699	(1,993,431)

Standardized measure of discounted future net cash flows	$3,352,968	$(1,155,619)	$(373,539)	$1,823,810

ANNEX A

Execution Version

AGREEMENT AND PLAN OF MERGER

PLAINS EXPLORATION & PRODUCTION COMPANY,

PXP ACQUISITION LLC

and

POGO PRODUCING COMPANY

Dated July 17, 2007

A-i

A-ii

Exhibit 5.14(a)	—	Form of Affiliate Letter
Exhibit 5.14(b)	—	Form of Lock-up Agreement

A-iii

SCHEDULE OF DEFINED TERMS

Defined Term	Section or Exhibit
Acquisition Proposal	Section 5.3(a)
affiliate	Section 8.4(a)
Affiliate Transaction	Section 2.19
Agreement	Preamble
Aggregate Consideration	Section 1.6(c)
Aggregate Consideration Per Share	Section 1.6(c)
beneficial owner	Section 8.4(b)
Book-Entry Shares	Section 1.10(b)
business day	Section 8.4(c)
Canadian Company Sale	Section 6.2(d)
Canadian Plan	Section 2.12(a)
Cash Designated Shares	Section 1.9(e)(ii)(B)
Cash Election Shares	Section 1.9(b)
Certificate of Merger	Section 1.2
Certificates	Section 1.10(b)
Change in the Company Recommendation	Section 5.3(b)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Recitals
Company	Preamble
Company 401(k) Plan	Section 2.12(a)
Company Benefit Plans	Section 2.12(f)
Company Board of Directors	Section 2.4(d)
Company Common Stock	Recitals
Company Employees	Section 2.18
Company Employee Benefit Plans	Section 2.12(c)
Company ERISA affiliate	Section 2.12(a)
Company Financial Advisors	Section 2.4(d)
Company Material Adverse Effect	Section 2.1
Company Material Contracts	Section 2.21(a)
Company Material Subsidiaries	Section 2.1
Company Pension Plan	Section 2.12(a)
Company Permits	Section 2.6(c)
Company Preferred Stock	Section 2.3
Company Recommendation	Section 5.1(e)
Company Reserve Reports	Section 2.14(c)
Company Rights Plan	Section 2.3
Company Schedule	Article III
Company SEC Reports	Section 2.7(a)
Company Stockholder Approval	Section 5.1(e)
Company Termination Fee	Section 7.3(a)
Confidentiality Agreement	Section 5.2(b)
control	Section 8.4(d)
controlled by	Section 8.4(d)
Debt Financing	Section 5.10(a)
Deemed Shares Outstanding	Section 1.6(c)
Delaware Law	Recitals
Dissenting Share	Section 1.8(a)
Effective Time	Section 1.2

A-iv

Defined Term	Section or Exhibit
Election Deadline	Section 1.9(b)
Election Form	Section 1.9(a)
Election Form Record Date	Section 1.9(a)
Employment Agreement	Section 4.1(f)
Environmental Laws	Section 2.17(a)
ERISA	Section 2.12(a)
Exchange Act	Section 2.5(b)
Exchange Agent	Section 1.10(a)
Exchange Fund	Section 1.10(a)
Exchange Ratio	Section 1.6(c)
Expenses	Section 7.3(d)
Final Parent Stock Price	Section 1.6(c)
Funds	Section 5.10(a)
GAAP	Section 2.1
good and defensible title	Section 2.14(e)
governmental authority	Section 8.4(e)
Hazardous Substance	Section 2.17(a)
HSR Act	Section 2.5(b)
Hydrocarbons	Section 2.14(b)
Indemnified Parties	Section 5.4(b)
Intellectual Property	Section 2.20
IRS	Section 2.12(a)
Letter	Section 3.23
Mailing Date	Section 1.9(a)
Merger	Recitals
Merger Consideration	Section 1.6(a)
Merger Sub	Preamble
NCOC 401(k)	Section 2.12(a)
NCOC MP Plan	Section 2.12(a)
Non-Election Shares	Section 1.9(b)
Notice of Intended Change in the Company Recommendation	Section 5.3(b)
Oil and Gas Properties	Section 2.14(b)
Option	Section 1.7(a)
Outside Date	Section 7.1(b)(i)
Parent	Preamble
Parent 401(k) Plan	Section 3.12(a)
Parent Benefit Plans	Section 3.12(f)
Parent Board of Directors	Section 3.4(d)
Parent Common Stock	Section 3.3
Parent Employee Benefit Plans	Section 3.12(c)
Parent Employees	Section 3.18
Parent ERISA affiliate	Section 3.12(a)
Parent Financial Advisor	Section 3.4(d)
Parent Material Adverse Effect	Section 3.1
Parent Material Subsidiaries	Section 3.1
Parent Parties	Preamble
Parent Permits	Section 3.6(c)
Parent Preferred Stock	Section 3.3
Parent Reserve Reports	Section 3.14(c)
Parent Schedule	Article III
Parent SEC Reports	Section 3.7(a)

A-v

Defined Term	Section or Exhibit
Parent Stockholder Approval	Section 5.1(f)
Parent Stockholders Meeting	Section 5.1(f)
Per Share Cash Consideration	Section 1.6(c)
PBGC	Section 2.12(h)
Per Share Stock Consideration	Section 1.6(c)
person	Section 8.4(f)
Proxy Statement/Prospectus	Section 2.13
reasonable best efforts	Section 8.4(g)
Registration Statement	Section 2.13
Restricted Shares	Section 1.7(b)
Returns	Section 2.16(a)
Rights	Section 2.3
Rule 145	Section 5.14(a)
Sarbanes-Oxley Act	Section 2.8(a)
SEC	Section 1.10(a)
Securities Act	Section 2.5(b)
Shares	Recitals
Stock Designated Shares	Section 1.9(e)(i)(B)
Stock Election Shares	Section 1.9(b)
Stockholders Meeting	Section 5.1(e)
subsidiaries	Section 8.4(h)
subsidiary	Section 8.4(h)
Superior Proposal	Section 5.3(b)
Surviving Company	Section 1.1
Taxes	Section 2.16
Termination Fee	Section 7.3(a)
Total Cash Amount	Section 1.6(c)
Total Stock	Section 1.6(c)
Total Stock Value	Section 1.6(c)
Treasury Regulations	Recitals
under common control with	Section 8.4(d)
Voting Agreements	Recitals
WARN Act	Section 2.18

A-vi

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, executed this 17th day of July, 2007 (this “Agreement”), is by and among PLAINS EXPLORATION & PRODUCTION COMPANY, a Delaware corporation (“Parent”), PXP ACQUISITION LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub,” and together with Parent, the “Parent Parties”), and POGO PRODUCING COMPANY, a Delaware corporation (the “Company”).

RECITALS:

A. The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement, and deem it advisable and in the best interests of their respective stockholders to merge the Company with and into Merger Sub (the “Merger”) upon the terms and subject to the conditions set forth herein.

B. As a result of the Merger, and in accordance with the General Corporation Law of the State of Delaware (“Delaware Law”), each issued and outstanding share (the “Shares”) of common stock, par value $1.00 per share of the Company (the “Company Common Stock”), other than the Company Common Stock owned by Parent, Merger Sub or the Company (or any of their respective direct or indirect wholly owned subsidiaries) and other than the Dissenting Shares (as defined in Section 1.8), shall be converted into the right to receive the Merger Consideration as set forth herein.

C. Concurrently with the execution of this Agreement, as a condition and inducement to Parent and Merger Sub’s willingness to enter into this Agreement, Parent, Merger Sub and certain stockholders of the Company are entering into voting agreements, of even date herewith (the “Voting Agreements”) pursuant to which such stockholders have agreed, subject to the terms thereof, to vote their respective Shares in favor of adoption of this Agreement and otherwise to support the Merger upon the terms and conditions set forth therein.

D. For federal income tax purposes, it is intended by the parties hereto that (i) the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder (the “Treasury Regulations”), (ii) Merger Sub be disregarded as an entity separate from Parent and (iii) this Agreement constitute a plan of reorganization within the meaning of Section 368 of the Code and such Treasury Regulations.

AGREEMENT:

In consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in Article VI, and in accordance with Delaware Law, at the Effective Time (as defined in Section 1.2), the Company shall be merged with and into Merger Sub. As a result of the Merger, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving company of the Merger (the “Surviving Company”).

Section 1.2 Effective Time; Closing. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by duly filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with the relevant provisions of, Delaware Law (the date and time of such filing being the “Effective Time”) and as mutually agreed to by the Company and Parent. Prior to such filing, a closing (the “Closing”) shall be held at the offices of Baker Botts L.L.P. in Houston, Texas, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VI. The date of the Closing is herein called the “Closing Date.”

Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

Section 1.4 Governing Instruments.

(a) The certificate of formation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Company until duly amended in accordance with its terms and applicable law.

(b) The limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the limited liability company agreement of the Surviving Company until duly amended in accordance with its terms and applicable law.

Section 1.5 Directors and Officers of Surviving Company. The directors and officers of Merger Sub at the Effective Time shall be the initial directors and officers, respectively, of the Surviving Company from the Effective Time until their respective successors have been duly elected or appointed in accordance with the certificate of formation and limited liability company agreement of the Surviving Company and applicable law.

Section 1.6 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the Shares:

(a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 1.6(b) and any Dissenting Shares (as herein defined) shall be canceled and shall be converted automatically into at the election of the holder as provided in and subject to Section 1.9, the right to receive either (i) the Per Share Stock Consideration or (ii) the Per Share Cash Consideration, (together, the “Merger Consideration”) payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 1.10, of the certificate that formerly evidenced such Share;

(b) Each Share held in the treasury of the Company and each Share owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(c) For purposes of this Agreement, each of the following terms has the meaning set forth below:

“Aggregate Consideration” means the sum of (x) Total Stock Value and (y) Total Cash Amount.

“Aggregate Consideration Per Share” means the quotient rounded to the nearest ten-thousandth, obtained by dividing the Aggregate Consideration by the total number of shares of the Company Common Stock outstanding immediately prior to the Effective Time.

“Deemed Shares Outstanding” means the total number of shares of the Company Common Stock outstanding immediately prior to the Effective Time; provided, however, that regardless of the actual number of shares of the Company Common Stock outstanding immediately prior to the Effective Time, in no event shall the Deemed Shares Outstanding exceed the sum of (a) 58,650,282 and (b) the aggregate number of shares of the Company Common Stock, if any, that are issued after the date hereof by the Company upon the exercise of Options (all as disclosed in Section 2.3 and as exercised or vested in accordance with their terms) and are outstanding immediately prior to the Effective Time.

“Exchange Ratio” means the quotient, rounded to the nearest ten-thousandth, obtained by dividing the Aggregate Consideration Per Share by the Final Parent Stock Price.

“Final Parent Stock Price” means the average of the per share closing sales prices of Parent Common Stock on NYSE, as reported in The Wall Street Journal, for the ten consecutive trading days ending on the fifth calendar day immediately prior to the Effective Time (or if such calendar day is not a trading day, then ending on the first trading day immediately preceding such calendar day).

“Per Share Cash Consideration” means cash in an amount equal to the Aggregate Consideration Per Share.

“Per Share Stock Consideration” means a number of shares (which need not be a whole number) of Parent Common Stock equal to the Exchange Ratio.

“Total Cash Amount” means the product obtained by multiplying $24.88 by the Deemed Shares Outstanding.

“Total Stock” means the product obtained by multiplying (x) 0.68201 by (y) the Deemed Shares Outstanding.

“Total Stock Value” means the product obtained by multiplying (x) the Total Stock by (y) the Final Parent Stock Price.

Section 1.7 Employee Stock Options; Restricted Shares.

(a) At the Effective Time, each stock option to purchase Shares granted by the Company to an employee or director thereof (in each case, an “Option”) that is then outstanding, whether or not then exercisable or vested, shall be converted into an obligation of the Surviving Company to pay to the holder thereof an amount in cash (reduced by any applicable withholding) equal to the product of (i) the number of Shares previously subject to such Option, whether or not then exercisable or vested, and (ii) the excess, if any, of the Aggregate Consideration Per Share over the exercise price per share previously subject to such Option. The conversion of an Option shall be deemed a release of any and all rights the holder had or may have in respect of such Option. Prior to the Effective Time, the Company shall use its reasonable best efforts to obtain the consent of each holder of an Option to the Option conversion in this Section 1.7(a).

(b) Immediately prior to the Effective Time, each outstanding award of restricted stock granted by the Company or any Subsidiary pursuant to any employee benefit plan (the “Restricted Shares”) that has not vested shall become fully vested and converted into the right to receive the Merger Consideration (reduced by any applicable withholding) for each Restricted Share previously subject to such award. Each holder of a Restricted Share shall be permitted to make an election with respect to the Merger Consideration as set forth in Section 1.6.

Section 1.8 Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, no Share, the holder of which shall not have voted in favor of or consented in writing to the Merger and shall have properly complied with the provisions of Section 262 of the Delaware Law as to appraisal rights (a “Dissenting Share”), shall be deemed converted into and to represent the right to receive Merger Consideration hereunder; and the holders of Dissenting Shares, if any, shall be entitled to such rights (but only such rights) as are granted by Section 262 of the Delaware Law; provided, however, that if any holder of Dissenting Shares shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the Delaware Law or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the Delaware Law, then such holder or holders (as the case may be) shall forfeit such rights as are granted by Section 262 and each such Dissenting Share shall thereupon be deemed to have been converted into, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 1.9, of the certificate or certificates that formerly evidenced such Shares.

(b) The Company shall give Parent prompt notice of any written demands for appraisal of any Company Common Stock and the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the Delaware Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of the Company Common Stock, offer to settle or settle any such demands. Any amount payable to any holder of Dissenting Shares exercising appraisal rights shall be paid in accordance with the Delaware Law solely by the Surviving Company from its own funds.

Section 1.9 Election Procedures; Allocation of Merger Consideration.

(a) An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates theretofore representing shares of the Company Common Stock shall pass, only upon proper delivery of such Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth therein) in such form as Parent shall specify and as shall be reasonably acceptable to the Company (the “Election Form”) and pursuant to which each holder of record of shares of the Company Common Stock as of the close of business on the Election Form Record Date may make an election pursuant to this Section 1.9, shall be mailed at the same time as the Proxy Statement/Prospectus or at such other time as the Company and Parent may agree (the date on which such mailing is commenced or such other agreed date, the “Mailing Date”) to each holder of record of the Company Common Stock as of the close of business on the record date for notice of the Company Stockholders Meeting (the “Election Form Record Date”). Such Election Form shall require each holder of record of a Certificate to specify whether such holder of record is a citizen of the United States, within the meaning of Section 2 of the Shipping Act of 1916, as amended (46 U.S.C. Section 802), and shall be in such form and have such other provisions as Parent may reasonably specify.

(b) Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions), other than any holder of Dissenting Shares, to specify (i) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to receive the Per Share Stock Consideration (“Stock Election Shares”), (ii) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to receive the Per Share Cash Consideration (“Cash Election Shares”), or (iii) that such holder makes no election with respect to such holder’s Company Common Stock (“Non-Election Shares”). Any Company Common Stock with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m., New York time, on the 33rd day following the Mailing Date (or such other time and date as the Company and Parent shall agree) (the “Election Deadline”) (other than any shares of the Company Common Stock that constitute Dissenting Shares as of such time) shall also be deemed to be Non-Election Shares. Parent and the Company may agree to extend such deadline to such other date as is agreed to by Parent and the Company, and the Company and Parent shall make a public announcement of such new Election Deadline, if any.

(c) Parent shall make available one or more Election Forms as may reasonably be requested from time to time by all Persons who become holders (or beneficial owners) of the Company Common Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline, and the Company shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

(d) Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by (i) one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all certificated shares of the Company Common Stock covered by such Election Form or (ii) in the case of Book-Entry Shares, any additional documents specified by the procedures set forth in the Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the Person submitting such Election Form prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of the Company Common Stock represented by such Election Form shall become Non-Election Shares and Parent shall cause the Certificates, if any, representing the Company Common Stock to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the holder who submitted the Election Form, except to the extent (if any) a subsequent election is properly made with respect to any or all of the applicable shares of the Company Common Stock. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of Parent, Sub or the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

(e) Parent shall cause the Exchange Agent to allocate among the holders of the Company Common Stock with rights to receive Merger Consideration in accordance with the Election Form as follows:

(i) Cash Election Shares for more than Total Cash Amount. If the product obtained by multiplying (x) the Cash Election Shares by (y) the Per Share Cash Consideration is greater than the Total Cash Amount, then:

(A) All Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Per Share Stock Consideration,

(B) The Exchange Agent shall then select from among the Cash Election Shares, pro rata to the holders of Cash Election Shares in accordance with their respective numbers of Cash Election Shares (except as provided in the last paragraph of this Section 1.9(e)), a sufficient number of shares (“Stock Designated Shares”) such that the aggregate cash amount that will be paid in the Merger equals as closely as practicable the Total Cash Amount, and all Stock Designated Shares shall be converted into the right to receive the Per Share Stock Consideration, and

(C) The Cash Election Shares that are not Stock Designated Shares will be converted into the right to receive the Per Share Cash Consideration.

(ii) Cash Election Shares for less than Total Cash Amount. If the product obtained by multiplying (x) the Cash Election Shares by (y) the Per Share Cash Consideration is less than the Total Cash Amount, then:

(A) All Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration,

(B) The Exchange Agent shall then select first from among the Non-Election Shares and then (if necessary) from among the Stock Election Shares, in each case pro rata to the holders of Non-Election Shares or Stock Election Shares, as the case may be, in accordance with their respective numbers of Non-Election Shares or Stock Election Shares, as the case may be, a sufficient number of shares (“Cash Designated Shares”) such that the aggregate cash amount that will be paid in the Merger equals as closely as practicable the Total Cash Amount, and all Cash Designated Shares shall be converted into the right to receive the Per Share Cash Consideration, and

(C) The Stock Election Shares and the Non-Election Shares that are not Cash Designated Shares shall be converted into the right to receive the Per Share Stock Consideration.

(iii) Cash Election Shares equal to Total Cash Amount. If the product obtained by multiplying (x) the Cash Election Shares by (y) the Per Share Cash Consideration is equal to the Total Cash Amount, then subparagraphs (i) and (ii) above shall not apply and all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration and all Stock Election Shares and Non-Election Shares shall be converted into the right to receive the Per Share Stock Consideration.

Notwithstanding anything in this Agreement to the contrary, to the fullest extent permitted by Law, for purposes of determining the allocations set forth in this Section 1.9, Parent shall have the right to require, but not the obligation to require (unless such requirement is necessary to satisfy the conditions set forth in Section 6.2(f) or Section 6.3(d)), that any shares of the Company Common Stock that constitute Dissenting Shares as of the Election Deadline be treated as Cash Election Shares not subject to the pro rata selection process contemplated by this Section 1.9, and, if Parent so requires, then, to the fullest extent permitted by Law, any Dissenting Shares that receive the Merger Consideration shall be treated as Cash Election Shares not subject to the pro rata selection process contemplated by this Section 1.9.

(f) The pro rata selection process to be used by the Exchange Agent shall consist of such equitable pro ration processes as shall be mutually determined by Parent and the Company.

Section 1.10 Surrender of Shares; Stock Transfer Books. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably satisfactory to the Company to act as agent (the “Exchange Agent”) for the holders of Shares in connection with the Merger to receive the Merger Consideration to which holders of Shares shall become entitled pursuant to Section 1.6(a). Promptly following the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of the holders of shares of the Company Common Stock, (a) certificates representing shares of Parent Common Stock to be issued pursuant to Section 1.6 and delivered pursuant to this Section 1.10 and (b) cash or immediately available funds equal to the Total Cash Amount. Such shares of Parent Common Stock, together with any dividends or distributions with respect thereto (as provided in Section 1.10(e)) and such funds, are referred to herein as the “Exchange Fund.” The Exchange Agent, pursuant to irrevocable instructions consistent with the terms of this Agreement, shall deliver the Parent Common Stock and the cash portion of the aggregate Merger Consideration to be issued or paid pursuant to Section 1.6 out of the Exchange Fund, and the Exchange Fund shall not be used for any other purpose whatsoever. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed after the deposit of such Exchange Fund with respect thereto for the account of persons entitled thereto. Such funds in the Exchange Fund shall be invested by the Exchange Agent as directed by the Surviving Company, provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, respectively, or in deposit accounts, certificates of deposit or banker’s acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of $100 million (based on the most recent financial statements of such bank which are then publicly available at the Securities and Exchange Commission (“SEC”) or otherwise); provided, however, that no loss on any investment made pursuant to this Section 1.9 shall affect the Merger Consideration payable to the holders of Shares, and following any losses, Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the stockholders of the Company in the amount of any such losses.

(b) Promptly after the Effective Time, Parent shall cause the Surviving Company to mail to each person who was, at the Effective Time, a holder of record of (i) an outstanding certificate or certificates (“Certificates”) which immediately prior to the Effective Time represented such holder’s Shares or (ii) Shares represented by book-entry (“Book-Entry Shares”) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth therein, which shall be in customary form and agreed to by Parent and the Company prior to the Effective Time) and instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such shares, in exchange for payment of the Merger Consideration pursuant to such letter of transmittal. Upon surrender to the Exchange Agent of a Certificate or Book-Entry Shares for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions, (A) the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock, if any, and cash portion of the Merger Consideration that such holder has the right to receive pursuant to Section 1.6, any cash in lieu of fractional shares of Parent Common Stock as provided in Section 1.10(f), and any unpaid dividends and distributions that such holder has the right to receive pursuant to Section 1.10(e) (after giving effect to any required withholding of taxes); and (B) such Certificate or book-entry shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate or Book-Entry Shares for the benefit of the holder of such Certificate or Book-Entry Shares. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Company that such taxes either have been paid or are not applicable. The Surviving Company shall pay all charges and expenses, including those of the Exchange Agent, in connection with the distribution of the Merger Consideration.

(c) At any time following one year after the Effective Time, the Surviving Company shall be entitled to require the Exchange Agent to deliver to it any funds and shares of Parent Common Stock in the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it) and, thereafter, such holders shall be entitled to look to the Surviving Company (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration (along with cash in lieu of fractional shares or unpaid dividends and distributions, if any that may be payable upon due surrender of the Certificates or Book-Entry Shares held by them. Notwithstanding the foregoing, neither the Surviving Company nor the Exchange Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any applicable abandoned property, escheat or other similar law.

(d) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and, thereafter, there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable law.

(e) No dividends or other distributions with respect to Parent Common Stock declared or made after the Effective Time with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate. Subject to the effect of applicable law: (i) at the time of the surrender of a Certificate for exchange in accordance with the provisions of this Section 1.10, there shall be paid to the surrendering holder, without interest, the amount of dividends or other distributions (having a record date after the Effective Time but on or prior to surrender and a payment date on or prior to surrender) not theretofore paid with respect to the number of whole shares of Parent Common Stock that such holder is entitled to receive (less the amount of any withholding taxes that may be required with respect thereto); and (ii) at the appropriate payment date and without duplicating any payment made under clause (i) above, there shall be paid to the surrendering holder, without interest, the amount of dividends or other distributions (having a record date after the Effective Time but on or prior to surrender and a payment date subsequent to surrender) payable with respect to the number of whole shares of

Parent Common Stock that such holder receives (less the amount of any withholding taxes that may be required with respect thereto).

(f) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued in the Merger and, except as provided in this Section 1.10(f), no dividend or other distribution, stock split or interest shall relate to any such fractional share, and such fractional share shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of any fractional share of Parent Common Stock to which a holder of Company Common Stock would otherwise be entitled (after taking into account all Certificates and Book-Entry Shares delivered by or on behalf of such holder), such holder, upon surrender of a Certificate as described in this Section 1.10, shall be paid an amount in cash (without interest) determined by multiplying (i) the Final Parent Stock Price by (ii) the fraction of a share of Parent Common Stock to which such holder would in addition otherwise be entitled, in which case Parent shall make available to the Exchange Agent, to any other cash being provided to the Exchange Agent pursuant to Section 1.10(a), the amount of cash necessary to make such payments. The Parties acknowledge that payment of cash consideration in lieu of issuing fractional shares of Parent Common Stock was not separately bargained for consideration but represents merely a mechanical rounding off for purposes of simplifying the problems that would otherwise be caused by the issuance of fractional shares of Parent Common Stock.

Section 1.11 Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, Merger Sub, the Surviving Company and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any former holder of Shares (including, for the avoidance of doubt, Restricted Shares) pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax laws. To the extent that amounts are so properly withheld by Parent, Merger Sub, the Surviving Company or the Exchange Agent, as the case may be, and are paid over to the appropriate governmental authority in accordance with applicable law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent, Merger Sub, the Surviving Company or the Exchange Agent, as the case may be.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that, except as otherwise set forth (i) in the Company’s Schedules to this Agreement (the “Company Schedule”) (it being agreed that disclosure of any item in any section of the Schedule shall also be deemed to be disclosed with respect to any other section of this Article II to which the relevance of such item is reasonably apparent on its face) or (ii) in the Company SEC Documents (excluding any forward-looking statements included therein or any statements of a cautionary nature that are not historical facts in any risk factor section of such documents) filed prior to the date of this Agreement:

Section 2.1 Organization and Qualification; Subsidiaries. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to own or lease its properties and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character of the properties owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined below). Each subsidiary of the Company (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) has the requisite corporate or other business entity power and authority to own or lease its properties and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character of the properties owned or leased by it makes such licensing or qualification necessary, in each case, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. When used in connection with the Company or any of its subsidiaries, the term “Company Material Adverse Effect” means a material adverse effect on the business, properties, financial condition or results of operations of the Company and its subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement, except, in each case, for any such effect attributable to (i) general economic, capital market, regulatory or political conditions, any outbreak of hostilities or war (including acts of terrorism), natural disasters or other force majeure events, in each case in the United States or elsewhere, provided, however, that any such condition or event which disproportionately impacts the Company or its subsidiaries taken as a whole, relative to other industry participants, may be considered to the extent of such disproportionate impact (ii) changes in or events or conditions generally affecting the oil and gas exploration and development industry or exploration and production companies of a similar size to the Company (including changes in commodity prices and general market prices), (iii) changes in laws, regulations or United States generally accepted accounting principles (“GAAP”) or interpretations thereof, (iv) the announcement or pendency of this Agreement, any actions taken in compliance with this Agreement or the consummation of the Merger, (v) any failure by the Company to meet estimates of revenues or earnings for any period ending after the date of this Agreement, provided that this clause (v) does not prevent a determination that any underlying causes of such failure resulted in or contributed to a Company Material Adverse Effect, (vi) fluctuations in currency exchange rates, (vii) the downgrade in rating of any debt securities of the Company by Standard & Poor’s Rating Group, Moody’s Investor Services, Inc. or Fitch Ratings, provided that this clause (vii) does not prevent a determination that any underlying causes of such downgrade resulted in or contributed to a Company Material Adverse Effect or (viii) changes in the price or trading volume of the Company’s stock, provided that this clause (viii) does not prevent a determination that any underlying causes of such changes resulted in or contributed to a Company Material Adverse Effect. A true and complete list of all of the Company’s subsidiaries, together with the jurisdiction of incorporation or organization of each such subsidiary and the percentage of the outstanding capital stock of each such subsidiary owned by the Company and each other Company subsidiary, is set forth in Section 2.1 of the Company Schedule. Other than with respect to the Company subsidiaries set forth on Section 2.1 of the Company Schedule, the Company does not directly or indirectly own any equity interest in, or any interest convertible into or exchangeable or exercisable for, any equity interest in, any corporation, partnership, joint venture or other business entity, other than equity interests held for investment which are not, in the aggregate, material to the Company. The term “Company Material Subsidiaries” means each Company subsidiary designated as such on Section 2.1 of the Company Schedule. The Company Material Subsidiaries are the only Company subsidiaries that constitute “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X.

Section 2.2 Charter and Bylaws. The Company has heretofore furnished to Parent a true and complete copy of its certificate of incorporation and bylaws, each as amended to date. Such certificate of incorporation and bylaws are in full force and effect as of the date of this Agreement.

Section 2.3 Capitalization. The authorized capital stock of the Company consists of 200,000,000 Shares and 4,000,000 shares of preferred stock, par value $1.00 per share (the “Company Preferred Stock”). As of June 30, 2007, (i) 58,650,282 Shares were issued and outstanding (including, for the avoidance of doubt, Shares in the form of restricted stock issued pursuant to employee benefit plans of the Company), all of which were validly issued, fully paid and nonassessable (except for any restricted stock), and none of which were issued in violation of any preemptive or similar rights of any securityholder of the Company and (ii) Options to purchase an aggregate of 1,385,134 Shares were issued and outstanding (of which Options to purchase an aggregate of 1,385,134 Shares were exercisable). As of the date hereof, 2,000,000 shares of the Company Preferred Stock are reserved for issuance in connection with the Company’s Rights Agreement dated as of April 26, 1994, as amended on April 26, 2004 (the “Company Rights Plan,” with the rights provided for therein being the “Rights”), and no shares of the Company Preferred Stock are issued and outstanding. Since June 30, 2007 to the date of this Agreement, the Company has not issued any shares of capital stock or granted any options covering shares of capital stock, except for Shares and associated Rights issued pursuant to the exercise of Options or pursuant to any employee ownership or benefit plan. Subject to the foregoing, there are no options, warrants or other rights, agreements, arrangements or commitments of any character obligating the Company or any Company Material Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Material Subsidiary. There are no outstanding contractual obligations of the Company or any Company Material Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Material Subsidiary. All of the issued and outstanding capital stock or equivalent equity interests of each Company Material Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable and (except for directors’ qualifying shares or shares representing an immaterial equity interest that are required under the laws of any foreign jurisdiction to be owned by others) are owned by the Company, directly or through its subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim (other than in favor of the Company or any of its subsidiaries); and none of the outstanding shares of capital stock or equivalent equity interests of the Company Material Subsidiaries were issued in violation of any preemptive or similar rights arising by operation of law, or under the charter, bylaws or other comparable organizational documents of any Company Material Subsidiary or under any agreement to which the Company or any Company Material Subsidiary is a party.

Section 2.4 Authority; Due Authorization; Binding Agreement; Approval.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement subject, with respect to the Merger, to the adoption of this Agreement by the affirmative vote of the Company stockholders, to the extent required by applicable law.

(b) The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of the Company (other than, with respect to the Merger, the adoption of this Agreement by the affirmative vote of the Company stockholders, to the extent required by applicable law, and the filing of appropriate merger documents as required by Delaware Law).

(c) This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, fraudulent transfer, reorganization and other laws of general applicability relating to or affecting the rights or remedies of creditors and by general equitable principles (whether considered in a proceeding in equity or at law).

(d) (i) The board of directors of the Company (the “Company Board of Directors”), at a meeting duly called and held, has (A) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company stockholders, (B) approved this Agreement and (C) resolved (subject to Section 5.3) to recommend the adoption of this Agreement by the stockholders of the Company; and (ii) Goldman, Sachs & Company and Toronto Dominion Bank (the “Company Financial Advisors”) have delivered to the Company Board of Directors written opinions to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration to be received by the Company stockholders pursuant to the Merger is fair to such stockholders from a financial point of view. The Company will provide Parent (solely for informational purposes) a true, correct and complete copy of such opinion promptly following receipt thereof.

Section 2.5 No Violation; Consents.

(a) The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated hereby will not (i) violate the certificate of incorporation or bylaws of the Company, (ii) constitute a breach or violation of, or a default (or an event which, with notice or lapse of time or both, would constitute such a default) under any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties are bound, (iii) (assuming that the consents and approvals referred to in Section 2.5(b) are duly and timely made or obtained and that, to the extent required by applicable law, the adoption of this Agreement by the affirmative vote of the Company stockholders is obtained) violate any statute, law or regulation or any order, judgment, decree or injunction of any court or governmental authority directed to the Company or any of its subsidiaries or any of their properties or (iv) result in the creation or imposition of any lien, charge or encumbrance upon any property of the Company or its subsidiaries pursuant to the agreements and instruments referred to in clause (ii), except, in the case of clause (ii), (iii) or (iv), for such conflicts, breaches, violations, defaults or liens, that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) Except for (i) compliance with applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”) and any other applicable law analogous to the HSR Act or otherwise regulating antitrust, competition or merger control matters in foreign jurisdictions, (ii) compliance with any applicable requirements of (A) the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other applicable U.S. state or federal securities laws and (B) the New York Stock Exchange, (iii) filing or recordation of merger or other appropriate documents as required by Delaware Law or applicable law of other states in which the Company is qualified to do business, (iv) any governmental authorizations, consents, approvals or filings necessary for transfers of permits and licenses or made in connection with the transfer of interests in or the change of control of ownership in oil and gas properties and (v) such other authorizations, consents, approvals or filings the failure of which to obtain or make would not, individually or in the aggregate, have a Company Material Adverse Effect, no authorization, consent or approval of or filing with any governmental authority is required to be obtained or made by the Company for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby.

Section 2.6 Compliance.

(a) Neither the Company nor any Company Material Subsidiary is in (i) violation of its certificate of incorporation, bylaws or other equivalent governing documents, as applicable, (ii) violation of any applicable law, rule or regulation applicable to it or order, judgment or decree of any governmental authority having jurisdiction over it, except that no representation or warranty is made in this Section 2.6 with respect to laws, rules, regulations, orders, judgments or decrees relating to employee benefit, Tax or environmental matters, which are addressed exclusively in Sections 2.12, 2.16 and 2.17, respectively or (iii) default in the performance of any obligation, agreement, covenant or condition under any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which the Company or any of the Company Material Subsidiaries is a party or by which any of them or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for such violations or defaults that, individually or in the aggregate, would not have a Company Material Adverse Effect.

(b) No funds, assets or properties of the Company or its subsidiaries have been used or offered for illegal purposes. None of the Company, its subsidiaries, or to the knowledge of the Company, any director, officer, agent or employee acting on behalf of the Company or its subsidiaries (i) has used any corporate funds for any unlawful contribution, gift, entertainment or anything of value relating to political activity; (ii) made any direct or indirect unlawful payment to any employee, agent, officer, director, representative or stockholder of a Governmental Authority or political party, or official or candidate thereof, or any immediate family member of the foregoing; or (iii) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment in connection with the conduct of the Company’s or its subsidiaries’ businesses. In addition, none of the Company, its subsidiaries, or to the knowledge of the Company, any director, officer, agent or employee of the Company or its subsidiaries has received any bribes, kickbacks or other improper payments from vendors, suppliers or other persons. The Company has no knowledge that any payment made to a person would or has thereafter been offered, given or provided to any foreign official, political party or official thereof, or to any candidate for public office.

(c) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect or with respect to properties or operations that have been sold or otherwise disposed of or are reflected as having been sold or otherwise disposed of in the Company SEC Reports, as of the date hereof, (i) the Company and its subsidiaries are in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and its subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), (ii) all the Company Permits are in full force and effect, (iii) no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, (iv) the Company and its subsidiaries are not, and since January 1, 2006 have not been, in violation or breach of, or default under, any Company Permit and (v) to the knowledge of the Company, no event or condition has occurred which would reasonably be expected to result in a violation or breach of any Company Permit (in each case, with or without notice or lapse of time or both).

Section 2.7 SEC Filings; Financial Statements.

(a) The Company has filed all reports, schedules, registration statements, definitive proxy statements and exhibits to the foregoing documents required to be filed by it with the SEC since January 1, 2005 (collectively, the “Company SEC Reports”). As of their respective dates, (i) the Company SEC Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder, and (ii) none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No Company subsidiary is currently required to file any form, report or other document with the SEC under Section 13(a) or 15(d) of the Exchange Act.

(b) The historical financial statements of the Company, together with the related schedules and notes thereto, included in the Company SEC Reports present fairly the consolidated financial position of the Company and its consolidated subsidiaries at the dates indicated, and the consolidated results of operations and consolidated cash flows of the Company and its consolidated subsidiaries for the periods specified; and such historical financial statements have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved, except as noted therein.

Section 2.8 Internal Controls and Procedures.

(a) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”). The management of the Company has completed its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2006, and such assessment concluded that such controls were effective. To the knowledge of the Company, it has disclosed, based on its most recent evaluations, to the Company’s outside auditors and the audit committee of the board of directors of the Company (A) all significant deficiencies in the design or operation of internal controls over financial reporting and any material weaknesses, which have more than a remote chance to materially adversely affect the Company’s ability to record, process, summarize and report financial data (as defined in Rule 13a-15(f) of the Exchange Act) and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(b) Since January 1, 2006, to the knowledge of the Company, neither the Company nor any of its subsidiaries nor any director, officer, employee, auditor, accountant or representative of the Company or any of its subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its subsidiaries, including any material complaint, allegation, assertion or claim that the Company or any of its subsidiaries has a “significant deficiency” or “material weakness” (as such terms are defined in the Public Accounting Oversight Board’s Auditing Standard No. 2, as in effect on the date hereof), in the Company’s internal controls over financial reporting.

Section 2.9 No Undisclosed Liabilities. Except (i) as reflected or reserved against in the Company’s consolidated balance sheets (or the notes thereto) included in the Company SEC Documents filed not less than two (2) business days prior to the date hereof, (ii) for liabilities and obligations arising under this Agreement and transactions contemplated by this Agreement, and (iii) for liabilities and obligations incurred since December 31, 2006 in the ordinary course of business consistent with past practice, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, whether known or unknown and whether due or to become due, that would have, individually or in the aggregate, a Company Material Adverse Effect.

Section 2.10 Absence of Certain Changes or Events. From December 31, 2006, until the date of this Agreement, except as contemplated by this Agreement or disclosed in the Company SEC Reports, the Company has conducted its businesses only in the ordinary course and there has not been (i) any event having, individually or in the aggregate, a Company Material Adverse Effect, (ii) any change by the Company in its accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Company and its consolidated subsidiaries, except insofar as may have been required by a change in GAAP or (iii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition for value of any of its capital stock, other than regular quarterly dividends not in excess of the amount paid for the most recent quarter.

Section 2.11 Litigation. Except with respect to employee benefit or Tax matters or Environmental Laws, which are addressed exclusively in Sections 2.12, 2.16 and 2.17, respectively, there is no action, suit or proceeding before or by any court or governmental authority now pending, or, to the knowledge of the Company, threatened, against the Company or any of its subsidiaries that would have a Company Material Adverse Effect or is reasonably likely to materially and adversely affect the ability of the Company to consummate the transactions contemplated hereby.

Section 2.12 Employee Benefit Plans.

(a) Except for the plan (the “Company 401(k) Plan”) maintained by the Company pursuant to Section 401(k) of the Code, and the Northrock Resources Ltd. Savings and RSP Plan (the “Canadian Plan”) and the Employees Retirement Plan of the Company (the “Company Pension Plan”), neither the Company nor any of its subsidiaries or any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with the Company under Section 414(b), (c), (m) or (o) of the Code (“Company ERISA affiliate”) maintains or has any liability under any “employee pension plan” as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is subject to the funding requirements of ERISA. The Company 401(k) Plan, the Company Pension Plan, the North Central Oil Corporation 401(k) Savings Plan (“NCOC 401(k)”) and the North Central Corporation Money Purchase Pension Plan (“NCOC MP Plan”) have been determined by the Internal Revenue Service (“IRS”) to be exempt from federal income taxation under Section 501 of the Code, and, to the best knowledge of the Company as of the date hereof, nothing has occurred with respect to the operation of the Company 401(k) Plan, the Company Pension Plan, the NCOC 401(k) and the NCOC MP Plan that is reasonably likely to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code. The Canadian Plan complies in all material respects with applicable Revenue Canada and Canadian Provincial law.

(b) Except for the Company Pension Plan and the NCOC MP Plan, neither the Company nor any of its subsidiaries nor any Company ERISA affiliate maintains or contributes to any plan that is (i) covered by Title IV of ERISA, (ii) subject to the minimum funding requirements of Section 412 of the Code, (iii) a “multiemployer plan” as defined in Section 3(37) of ERISA, (iv) subject to Section 4063 or 4064 of ERISA or (v) funded by a voluntary employees’ beneficiary association within the meaning of Code Section 501(c)(9).

(c) Section 2.12 of the Company Schedule lists all the “employee benefit plans,” as defined in Section 3(3) of ERISA, and all other material employee compensation and benefit arrangements (whether or not subject to ERISA) or payroll practices, including, without limitation, employment agreements, severance and retention pay, short term and long term disability paid leave, vacation pay, consulting or other compensation agreements, deferred compensation in form of annual bonuses, long-term incentive programs in form of restricted stock grants and stock option grants, medical insurance including medical, dental, vision, and prescription coverage, life and accidental death and dismemberment insurance, tuition aid reimbursement, relocation assistance, expatriate benefits, retiree medical and life insurance maintained by the Company or any of its subsidiaries or any Company ERISA affiliate or to which the Company or any of its subsidiaries or any Company ERISA affiliate has contributed or is obligated to contribute or has any liability thereunder (all such plans, other than the Company 401(k) Plan, the Company Pension Plan and the Canadian Plan, being hereinafter referred to as the “Company Employee Benefit Plans”).

(d) The Company Employee Benefit Plans, the Company 401(k) Plan and the Company Pension Plan have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA (including rules and regulations thereunder) and other applicable federal and state law, and neither the Company nor any of its subsidiaries nor any “party in interest” or “disqualified person” with respect to the Company Employee Benefit Plans, the Company 401(k) Plan or the Company Pension Plan has engaged in a “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA, except where any of the foregoing would not have a Company Material Adverse Effect.

(e) The Company has made available to Parent correct and complete copies of the Company Employee Benefit Plans, the Company 401(k) Plan, the Company Pension Plan and the Canadian Plan, and to the extent applicable: current summary plan descriptions for each of these, all related trusts, insurance, and other funding contracts which implement each of these, the prior three years Form 5500’s (including all schedules) for each of these, the most recent IRS determination or opinion letter for the Company 401(k) Plan, the Company Pension Plan, the NCOC 401(k) and the NCOC MP Plan, and all correspondence with any governmental authority respecting any of these. Section 2.12(e) of the Company Schedule sets forth a list of each Company Employee Benefit Plan, the Company Pension Plan and the Company 401(k) Plan that has assets (or provides benefits) which include securities issued by the Company, any of the Company’s subsidiaries or any Company ERISA affiliate.

(f) Except as would not reasonably be expected to result in material liability to the Company and its subsidiaries taken as a whole, any of the Company Employee Benefit Plans, the Company Pension Plan, the Company 401(k) Plan and/or the Canadian Plan (collectively, the “Company Benefit Plans”) that are subject to the law of any jurisdiction outside of the United States (i) have been established and maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all necessary requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions and in accordance with applicable law.

(g) All contributions required to be made with respect to any Company Benefit Plans on or prior to the Closing have been or will be timely made.

(h) With respect to the Company Pension Plan: no action has been taken by the Pension Benefit Guaranty Corporation (“PBGC”) to terminate or appoint a trustee to administer such plan; (ii) no liability to the PBGC

(other than PBGC premiums, which have been satisfied in full) under Title IV of ERISA has been incurred by the Company or the Company Pension Plan that has not been satisfied in full; (iii) the plan as been maintained in compliance with the minimum funding standards of ERISA and the Code and such plan has not incurred any accumulated funding deficiency under the Code or ERISA. Section 2.12(h) of the Company Schedule sets forth the approximate liability on a plan termination basis for the Company Pension Plan as of the date hereof.

(i) Schedule 2.12(i) of the Company Schedule sets forth each of the Company Benefit Plans under which any benefits (as to time of payment, vesting or amount) may be accelerated or increased on account of the transactions contemplated by this Agreement. Neither this Agreement nor the transactions contemplated by such Agreement will result in any forgiveness of indebtedness or obligation to fund benefits (except as set forth on Schedule 2.12(i)) with respect to any such employee, director, independent contractor, consultant or officer or result in any restriction on the right to merge, amend or terminate any of the Company Benefit Plans (except as set forth on Schedule 2.12(i)) or result in any new or increased contribution required to be made to any of the Company Benefit Plans.

Section 2.13 Proxy Statement. None of the information to be supplied by the Company for inclusion in (a) the joint proxy statement relating to the Company Stockholders Meeting and the Parent Stockholders Meeting (in each case, as defined below) (also constituting the prospectus in respect of Parent Common Shares into which the Company Common Shares will be converted) (the “Proxy Statement/Prospectus”), to be filed by the Company and Parent with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement on Form S-4 (the “Registration Statement”) to be filed by Parent with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to the Company and Parent stockholders, at the time of the Company Stockholders Meeting and the Parent Stockholders Meeting and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 2.14 Properties; Oil and Gas Matters.

(a) All major items of operating equipment owned or leased by the Company or its subsidiaries are, in the aggregate, in a state of repair so as to be adequate in all material respects for reasonably prudent operations in the areas in which they are operated, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) Except for goods and other property sold, used or otherwise disposed of since the dates of the respective Company Reserve Reports (defined in clause (c) below) in the ordinary course of business or reflected as having been sold, used or otherwise disposed of in the Company SEC Reports, as of the date hereof, the Company and its subsidiaries have good and defensible title to, or valid leases or contractual rights to, all equipment and other personal property used or necessary for use in the operation of its Oil and Gas Properties in the manner in which such properties were operated prior to the date hereof. For purposes of this Agreement, “Oil and Gas Properties” means direct and indirect interests in and rights with respect to oil, gas, mineral, and related properties and assets of any kind and nature, direct or indirect, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests; all interests in rights with respect to oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons (collectively, “Hydrocarbons”) and other minerals or revenues therefrom, all contracts in connection therewith and claims and rights thereto (including all oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions; all easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and all interests in equipment and machinery (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing.

(c) Except for property sold or otherwise disposed of since the dates of the respective Company Reserve Reports (defined below) in the ordinary course of business or reflected as having been sold or otherwise disposed of in the Company SEC Reports, as of the date hereof, the Company and its subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the reserve reports of Ryder Scott Company, L.P., Ryder Scott Company-Canada and Miller and Lents, Ltd., in each case relating to the Company interests referred to therein as of December 31, 2006 and in the internal reserve reports prepared by the Company and furnished to Parent (the “Company Reserve Reports”), and in each case as attributable to interests owned by the Company and its subsidiaries, free and clear of any liens, except: (a) liens reflected in the Reserve Reports or in the Company SEC Documents filed prior to the date of this Agreement, and (b) such imperfections of title, easements, liens, government or tribal approvals or other matters and failures of title as would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as would not reasonably be expected to have a Company Material Adverse Effect, all material proceeds from the sale of hydrocarbons produced from the Oil and Gas Properties of the Company and its subsidiaries are being received by them in a timely manner and are not being held in suspense for any reason. To the Company’s knowledge, the gross and net undeveloped acreage of the Company and its subsidiaries as reported in the Company’s most recent Form 10-K filed with SEC was correct in all material respects as of the date of such Form 10-K, and there have been no changes in such gross and net undeveloped acreage since such date which have had or could reasonably be expected to have a Company Material Adverse Effect.

(d) The leases and other agreements pursuant to which the Company and its subsidiaries lease or otherwise acquire or obtain operating rights affecting any real or personal property given value in the Company Reserve Reports are in good standing, valid and effective, and the rentals due by the Company or any of its subsidiaries to any lessor of any such oil and gas leases have been properly paid, except in each case as would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and its subsidiaries have paid all royalties, overriding royalties and other burdens on production due by the Company and its subsidiaries with respect to their Oil and Gas Properties, except for any non-payment of which individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Company Material Adverse Effect.

(e) For the purposes of this Agreement, “good and defensible title” means title that is free from reasonable doubt to the end that a reasonable person engaged in the business of purchasing and owning, developing, and operating producing oil and gas properties in the geographical areas in which they are located, with knowledge of all of material facts and their legal bearing, would be willing to accept the same in a transaction involving interests of comparable magnitude to those of the Company or Parent reflected in the Company Reserve Reports or the Parent Reserve Reports, respectively, taken as a whole, which title (i) entitles the Company or Parent, as the case may be (or their respective subsidiaries) to receive a percentage of the hydrocarbons produced, saved and marketed from the respective oil, gas and mineral lease, unit or well throughout the duration of the productive life of such lease, unit or well, which is not less than the “net revenue interest” shown on the Company Reserve Report or the Parent Reserve Report, as the case may be, for such lease, unit or well, except for decreases in connection with those operations in which the Company or Parent (or their respective subsidiaries), as applicable, may be or hereafter become a non-consenting co-owner; (ii) obligates the Company or Parent (or their respective subsidiaries), as the case may be, to bear a percentage of the costs and expenses associated with the ownership, operation, maintenance and repair of any oil, gas and mineral lease, unit or well which is not greater than the “working interest” shown on the Company Reserve Report or the Parent Reserve Report, as the case may be, with respect to such lease, unit or well, without increase throughout the life of such lease, unit or well other than (x) increases accompanied by at least a proportionate interest in the net revenue interest, (y) increases reflected in the Company Reserve Report or the Parent Reserve Report, as applicable, and

(z) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements that are accompanied by at least a proportionate increase in the net revenue interest.

(f) All information (excluding assumptions and estimates but including the statement of the percentage of reserves from the oil and gas wells and other interests evaluated therein to which the Company or its subsidiaries are entitled and the percentage of the costs and expenses related to such wells or interests to be borne by the Company or its subsidiaries) supplied to Ryder Scott Company, L.P., Ryder Scott Company-Canada and Miller and Lents, Ltd., in each case relating to the Company interests referred to in the Company Reserve Reports as of December 31, 2006, by or on behalf of the Company and its subsidiaries that was material to such firms’ estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of the Company and its subsidiaries in connection with the preparation of the Company Reserve Reports was (at the time supplied or as modified or amended prior to the issuance of the Company Reserve Reports) to the Company’s knowledge accurate in all material respects and the Company has no knowledge of any material errors in such information that existed at the time of such issuance.

(g) Except as would not reasonably be expected to have a Company Material Adverse Effect, all Oil and Gas Properties operated by the Company or its subsidiaries have been operated in accordance with reasonable, prudent oil and gas field practices and in compliance with the applicable oil and gas leases and applicable law.

(h) [Intentionally omitted]

(i) Neither the Company nor any of its subsidiaries has produced hydrocarbons from its Oil and Gas Properties in excess of regulatory allowables or other applicable limits on production that could result in curtailment of production from any such property, except any such violations which, individually or in the aggregate, have not had, and would not be reasonably likely to have or result in, a Company Material Adverse Effect.

(j) Except as set forth in Section 2.14(j) of the Company Schedule, none of the material Oil and Gas Properties of the Company or any of its subsidiaries is subject to any preferential purchase, consent or similar right which would become operative as a result of the transactions contemplated by this Agreement.

(k) Except as set forth in Section 2.14(k) of the Company Schedule, none of the Oil and Gas Properties of the Company or any of its subsidiaries are subject to any tax partnership agreement or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

(l) Attached as Section 2.14(l) of the Company Schedule is a schedule of all remaining costs and expenses for the plugging and abandonment by the Company of wells for which the Company is liable pursuant to the Purchase and Sale Agreement, dated April 24, 2007, by and among Pogo Producing Company and Energy XXI GOM, LLC, which schedule is true and correct as of its date.

(m) Attached as Section 2.14(m) of the Company Schedule is a schedule of all remaining costs and expenses for hurricane repairs which schedule is true and correct as of its date.

Section 2.15 Hedging. Section 2.15 of the Company Schedule sets forth for the periods shown all obligations of the Company and each of its subsidiaries for the delivery of Hydrocarbons attributable to any of the properties of the Company or any of its subsidiaries in the future on account of prepayment, advance payment, take-or-pay, forward sale or similar obligations without then or thereafter being entitled to receive full value therefor. Except as set forth in Section 2.15 of the Company Schedule, as of the date hereof, neither the Company nor any of its subsidiaries is bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities.

Section 2.16 Taxes. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect:

(a) Each of the Company, each of its subsidiaries and any affiliated, combined or unitary group of which any such entity is or was a member has timely (taking into account any extensions) filed all federal, state, local and foreign returns, declarations, reports, estimates, information returns and statements (“Returns”) required to be filed in respect of any Taxes (as defined below), and has timely paid all Taxes whether or not shown by such Returns to be due and payable.

(b) Each of the Company and its subsidiaries has established reserves that are adequate in the aggregate for the payment of all Taxes not yet due and payable through the date hereof, and complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

(c) Section 2.16 of the Company Schedule sets forth the last taxable period through which the federal income Tax Returns of the Company and its subsidiaries have been examined by the IRS or otherwise closed. Except to the extent being contested in good faith, all deficiencies asserted as a result of such examinations and any examination by any applicable state or local taxing authority have been paid, fully settled or adequately provided for in the Company’s most recent audited financial statements. Except as provided for in the Company SEC Reports, no audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes for which the Company or any of its subsidiaries would be liable, and no deficiency which has not yet been paid for any such Taxes has been proposed, asserted or assessed against the Company or any of its subsidiaries with respect to any period.

(d) Neither the Company nor any of its subsidiaries has executed or entered into with the IRS or any taxing authority (i) any agreement or other document extending or having the effect of extending the period for assessment or collection of any Tax for which the Company or any of its subsidiaries would be liable or (ii) a closing agreement pursuant to Section 7121 of the Code or any similar provision of state or local income tax law that relates to the Company or any of its subsidiaries.

(e) Neither the Company nor any of its subsidiaries is a party to, is bound by or has any obligation under any tax sharing agreement or similar agreement or arrangement.

(f) Neither the Company nor any of its subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) (i) occurring during the two-year period ending on the date hereof, or (ii) that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

For purposes of this Agreement, “Taxes” shall mean all federal, state, local, foreign and other taxes, charges, fees, levies, imposts, duties, licenses or other assessments, together with any interest, penalties, additions to tax or additional amounts imposed by any taxing authority.

Section 2.17 Environmental Matters. To the Company’s knowledge:

(a) Each of the Company and its subsidiaries has conducted its businesses and is in compliance with all applicable federal, state and local laws (including common law), ordinances, rules and regulations providing for the protection of human health or the environment including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601, et seq., as amended, the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et seq., the Clean Air Act, 42 U.S.C. § 7401, et seq., as amended, the Federal Water Pollution Control Act, 33 U.S.C. § 1251, et seq., as amended, and the Oil Pollution Act of 1990, 33 U.S.C. § 2701, et seq. and any other any law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date hereof (collectively, the “Environmental Laws”), and before disposed of by the Company, each of its former subsidiaries conducted their respective businesses in compliance with all applicable Environmental Laws, except for such instances of noncompliance that individually or in the aggregate do not have a Company Material Adverse Effect.

As used herein, “Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Law, including, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Entity or under any Environmental Law.

(b) Each of the Company and its subsidiaries has obtained all material permits, licenses, franchise authorities, consents and approvals, made all material filings and maintained all material data, documentation and records necessary for owning and operating its assets and business as it is presently conducted under all applicable Environmental Laws, and all such permits, licenses, franchises, authorities, consents, approvals and filings remain in full force and effect, except for such matters that individually or in the aggregate do not have a Company Material Adverse Effect.

(c) There are no pending or threatened claims, demands, actions, administrative proceedings, lawsuits or investigations against the Company or its subsidiaries under any Environmental Laws that individually or in the aggregate would have a Company Material Adverse Effect.

(d) There has been no release of any Hazardous Substance by the Company or by any of its subsidiaries, or by its former subsidiaries before disposed of by the Company, or from any off-site locations due to arrangements for disposal at such off-site locations made by the Company or any of its subsidiaries or former subsidiaries before disposed of by the Company, or from any properties owned by the Company or any of its subsidiaries or former subsidiaries before disposed of by the Company, or as a result of any operations or activities of the Company or any of its subsidiaries or former subsidiaries before disposed of by the Company, in any manner or for which the Company or any of its subsidiaries would be responsible that could reasonably be expected to give rise to any remedial obligation, corrective action requirement or other liability of any kind under applicable Environmental Laws, except for such matters that individually or in the aggregate do not have a Company Material Adverse Effect.

Notwithstanding anything to the contrary contained elsewhere in this Agreement, the Company makes no representation in this Agreement regarding any compliance or failure to comply with, or any actual or contingent liability under, or claims, demands, actions, proceedings, lawsuits or investigations with respect to any Environmental Law, except as set forth in this Section 2.17.

Section 2.18 Labor Matters. Except for such matters which would not have individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its subsidiaries has received written notice during the past two years of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of the Company or any of its subsidiaries and, to the knowledge of the Company, no such investigation is in progress. Except for such matters which would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no (and have not been during the two year period preceding the date hereof) strikes or lockouts with respect to any employees of the Company or any of its subsidiaries (the “Company Employees”), (ii) to the knowledge of the Company, there is no (and has not been during the two year period preceding the date hereof) union organizing effort pending or threatened against the Company or any of its subsidiaries, (iii) there is no (and has not been during the two year period preceding the date hereof) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, (iv) there is no (and has not been during the two year period preceding the date hereof) slowdown or work stoppage in effect or, to the knowledge of the Company, threatened with respect to the Company Employees, and (v) the Company and its subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours and unfair labor practices. Neither the Company nor any of its subsidiaries has any liabilities under the Worker Adjustment and Retraining Act and the regulations promulgated thereunder (the “WARN Act”) or any similar state or local law as a result of any action taken by the Company that would have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries is a party to any collective bargaining agreements. Except as would not have, individually or in the aggregate a Company Material Adverse Effect, all individuals that have been or that are classified by the Company as independent contractors have been and are correctly so classified, and none of such individuals could reasonably be classified as an employee of the Company.

Section 2.19 Interested Party Transactions. Except for employment Contracts filed as an exhibit to or incorporated by reference in a Company SEC Document filed prior to the date hereof and except for the Company Benefit Plans, Section 2.19 of the Company Schedule sets forth a correct and complete list of the contracts, arrangements that are in existence as of the date of this Agreement or transactions under which the Company or any of its subsidiaries has any existing or future liabilities (an “Affiliate Transaction”), between the Company or any of its subsidiaries, on the one hand, and, on the other hand, any (A) present executive officer or director of the Company or any person that has served as such an executive officer or director within the past two years or any of such executive officer’s or director’s immediate family members, (B) record or beneficial owner of more than 5% of the Shares as of the date hereof, or (C) to the knowledge of the Company, any affiliate of any such executive officer, director or owner (other than the Company or any of its subsidiaries). Parent has been provided with true and complete copies of any such contracts or arrangements.

Section 2.20 Intellectual Property. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Company subsidiary owns, or is licensed or otherwise possesses adequate rights to use, the Intellectual Property. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no pending or, to the knowledge of the Company, threatened claims by any person alleging infringement by the Company or any of its subsidiaries or with regard to the ownership, validity or use of any Intellectual Property of the Company, (ii) to the knowledge of the Company, the conduct of the business of the Company and its subsidiaries does not infringe any intellectual property rights of any person, (iii) neither the Company nor any of its subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property of the Company or any of its subsidiaries, and (iv) to the knowledge of the Company, no person is infringing any Intellectual Property of the Company or any of its subsidiaries. To the knowledge of the Company, upon the consummation of the transactions contemplated herein, the Company shall own or have the right to use all Intellectual Property on the same terms and conditions as the Company and its subsidiaries enjoyed prior to such transaction, except for with respect to any seismic data licenses containing a provision limiting the Company’s rights upon consummation of the Merger and where the failure to so own or have the right to use would not have, individually or in the aggregate, a Company Material Adverse Effect.

As used herein, “Intellectual Property” means all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, registered and unregistered copyrights, patents or applications and registrations, domain names, internet addresses and other computer identifiers, web sites and web pages, computer software programs and related documentation, trade secrets, know-how, customer information, confidential business information, technical information and seismic data licenses used in Parent’s or the Company’s respective businesses as currently conducted.

Section 2.21 Material Contracts.

(a) As of the date of this Agreement, except for (i) this Agreement, (ii) the Company Employee Benefit Plans, (iii) contracts filed as an exhibit to or incorporated by reference in a Company SEC Document filed prior to the date hereof, (iv) contracts related to properties or operations that have been sold or otherwise disposed of or are in the process of being sold or otherwise disposed of to the extent such sales and/or dispositions have been disclosed in the Company SEC Reports, or (v) as set forth on Section 2.21(a) of the Company Schedule, neither the Company nor any of its subsidiaries is a party to or bound by any contract (whether written or oral) which is:

(A) a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(B) a loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture or other binding commitment (other than those between the Company and its subsidiaries) relating to indebtedness in an amount in excess of $5 million individually;

(C) a contract, lease or license (including any seismic license agreements) (x) pursuant to which the Company or any of its subsidiaries paid amounts in excess of $5 million individually within the 12 month period prior to the date of this Agreement or (y) that is material to the Company and its subsidiaries taken as a whole;

(D) a contract, which to the knowledge of the Company purports to materially limit the right of the Company or any of its affiliates to engage or compete in any line of business in which the Company or its subsidiaries is engaged or to compete with any person or operate in any location;

(E) a contract that creates a partnership or joint venture or similar arrangement with respect to any significant portion of the business of the Company and its subsidiaries taken as a whole; or

(F) a settlement or similar agreement with any Governmental Entity or order or consent of a Governmental Entity to which the Company or any of its subsidiaries is subject involving future performance by the Company or any of its subsidiaries which is material to the Company and its subsidiaries taken as a whole.

All contracts of the type described in this Section 2.21(a) together with the contracts for the sale of Hydrocarbons produced from any of the Company’s or its subsidiaries’ properties described in the Reserve Reports that are not terminable on 60 days’ notice and are set forth on Section 2.21(a) of the Company Schedule, are referred to herein as the “Company Material Contracts”.

(b) Other than as a result of the expiration or termination of any Company Material Contract in accordance with its terms and except as would not have, either individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Material Contract is valid and binding on the Company and any of its subsidiaries that is a party thereto, as applicable, and in full force and effect, (ii) the Company and each of its subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Company Material Contract, and (iii) neither the Company nor any of its subsidiaries has knowledge of, or has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of its subsidiaries or their counterparties under any such Company Material Contract.

Section 2.22 Insurance. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its subsidiaries maintain, or are entitled to the benefits of, insurance covering their properties, operations, personnel and businesses in the amounts set forth on Section 2.22 of the Company Schedule. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company or its subsidiaries has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance, and all such insurance is outstanding and duly in force on the date hereof and will be (or equivalent replacement insurance will be) outstanding and duly in force on the Closing Date. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its subsidiaries is in breach or default under, or has taken any action which could permit termination or material modification of, any material insurance policies, and (ii) no notice in writing of cancellation or termination has been received with respect to any material insurance policy and no such policy shall terminate or give rise to a right of cancellation by reason of the execution, delivery and performance of this Agreement.

Section 2.23 Brokers; Transaction Fees. No broker, finder or investment banker (other than the Company Financial Advisors) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Section 2.23 of the Company Schedule contains the Company’s good faith estimate as of the date of this Agreement of all fees, expenses or commissions that will be paid or will be payable by the Company or any of its subsidiaries to financial advisors for the provision of services to the Company in connection with the consummation of the transactions contemplated hereby

Section 2.24 Takeover Provisions. Assuming the accuracy of the representations in Section 3.24, the Company Board of Directors has approved this Agreement and taken all other requisite action, if any, necessary to render the restrictions on “business combinations” set forth in Section 203 of Delaware Law (or in any applicable similar or other anti-takeover laws of any state) and any provisions of the Company’s certificate of incorporation relating to special voting requirements for certain business combinations inapplicable to this Agreement and the transactions contemplated hereby.

Section 2.25 Rights Agreement. The Company has taken all requisite corporate action, if any, necessary so that the entering into of this Agreement and the consummation of the transactions contemplated hereby do not require the Rights under the Company Rights Plan to separate from the Shares to which they are attached or to be triggered or become exercisable.

Section 2.26 Tax Treatment. Neither the Company nor any of its affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that, except as otherwise set forth (i) in the Parent Parties’ Schedules to this Agreement (the “Parent Schedule”) (it being agreed that disclosure of any item in any section of the Parent Schedule shall also be deemed to be disclosed with respect to any other section of this Article III to which the relevance of such item is reasonably apparent on its face) or (ii) in the Parent SEC Documents (excluding any forward-looking statements included therein or any statements of a cautionary nature that are not historical facts in any risk factor section of such documents) filed prior to the date of this Agreement:

Section 3.1 Organization and Qualification; Subsidiaries. Parent is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware, and Merger Sub is a limited liability company duly organized and validly existing in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the requisite corporate power and authority to own or lease its properties and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character of the properties owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Parent Material Adverse Effect on Parent (as defined below). Each subsidiary of Parent (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) has the requisite corporate or other business entity power and authority to own or lease its properties and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character of the properties owned or leased by it makes such licensing or qualification necessary, in each case, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect. When used in connection with Parent or any of its subsidiaries, the term “Parent Material Adverse Effect” means a material adverse effect on the business, properties, financial condition or results of operations of Parent and its subsidiaries taken as a whole or on the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement, except, in each case, for any such effect attributable to (i) general economic, capital market, regulatory or political conditions, any outbreak of hostilities or war (including acts of terrorism), natural disasters or other force majeure events, in each case in the United States or elsewhere, provided, however, that any such condition or event which disproportionately impacts Parent or its subsidiaries taken as a whole, relative to other industry participants, may be considered to the extent of such disproportionate impact, (ii) changes in or events or conditions generally affecting the oil and gas exploration and development industry or exploration and production companies of a similar size to Parent (including changes in commodity prices and general market prices), (iii) changes in laws, regulations or GAAP or interpretations thereof, (iv) the announcement or pendency of this Agreement, any actions taken in compliance with this Agreement or the consummation of the Merger, (v) any failure by Parent to meet estimates of revenues or earnings for any period ending after the date of this Agreement, provided that this clause (v) does not prevent a determination that any underlying causes of such failure resulted in or contributed to a Parent Material Adverse Effect, (vi) fluctuations in currency exchange rates, (vii) the downgrade in rating of any debt securities of Parent by Standard & Poor’s Rating Group, Moody’s Investor Services, Inc. or Fitch Ratings, provided that this clause (vii) does not prevent a determination that any underlying causes of such downgrade resulted in or contributed to a Parent Material Adverse Effect or (viii) changes in the price or trading volume of Parent’s stock, provided that this clause (viii) does not prevent a determination that any underlying causes of such changes resulted in or contributed to a Parent Material Adverse Effect. A true and complete list of all Parent’s subsidiaries, together with the jurisdiction of incorporation or organization of each such subsidiary and the percentage of the outstanding capital stock of each such subsidiary owned by Parent and each other Parent subsidiary, is set forth in Section 3.1 of the Parent Schedule. Other than with respect to the Parent subsidiaries set forth on Section 3.1 of the Parent Schedule, Parent does not directly or indirectly own any equity interest in, or any interest convertible into or exchangeable or exercisable for, any equity interest in, any corporation, partnership, joint venture or other business entity, other than equity interests held for investment which are not, in the aggregate, material to Parent. With respect to Parent, the term “Parent Material Subsidiaries” means each Parent subsidiary designated as such on Section 3.1 of the Parent Schedule. The Parent Material Subsidiaries are the only Parent subsidiaries that constitute “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X.

Section 3.2 Charter; Bylaws and Organizational Documents. Each of Parent and Merger Sub has heretofore furnished to the Company true and complete copies of its certificate of incorporation and bylaws and certificate of formation and limited liability company agreement, as applicable, each as amended to date. Such certificate of incorporation, bylaws, certificate of formation and limited liability company agreement are in full force and effect as of the date of this Agreement.

Section 3.3 Capitalization. The authorized capital stock of Parent consists of 150,000,000 shares of common stock, par value $0.01 per share of Parent (“Parent Common Stock”) and 5,000,000 shares of preferred stock, par value $0.01 per share (“Parent Preferred Stock”). As of June 30, 2007, (i) 72,765,710 shares of Parent Common Stock were issued and outstanding (including, for the avoidance of doubt, shares of Parent Common Stock in the form of restricted stock issued pursuant to employee benefit plans of Parent), all of which were validly issued, fully paid and nonassessable (except for any restricted stock), and none of which were issued in violation of any preemptive or similar rights of any securityholder of Parent, (ii) options to purchase an aggregate of 65,474 shares were issued and outstanding (of which options to purchase an aggregate of 65,474 shares were exercisable) and (iii) 93,334 deferred shares were issued and outstanding. Since June 30, 2007 to the date of this Agreement, Parent has not issued any shares of capital stock or granted any options covering shares of capital stock, except for shares of Parent Common Stock and associated Parent Rights issued pursuant to the exercise of options or pursuant to any employee ownership or benefit plan. Subject to the foregoing, there are no options, warrants or other rights, agreements, arrangements or commitments of any character obligating Parent or any

Parent Material Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Parent or any Parent Material Subsidiary. There are no outstanding contractual obligations of Parent or any Parent Material Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any Parent Material Subsidiary. All of the issued and outstanding capital stock or equivalent equity interests of each Parent Material Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable and (except for directors’ qualifying shares or shares representing an immaterial equity interest that are required under the laws of any foreign jurisdiction to be owned by others) are owned by Parent, directly or through its subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim (other than in favor of Parent or any of its subsidiaries and other than as pledged under Parent’s Amended and Restated Credit Agreement); and none of the outstanding shares of capital stock or equivalent equity interests of the Parent Material Subsidiaries were issued in violation of any preemptive or similar rights arising by operation of law, or under the charter, bylaws or other comparable organizational documents of any Parent Material Subsidiary or under any agreement to which Parent or any Parent Material Subsidiary is a party.

Section 3.4 Authority; Due Authorization; Binding Agreement.

(a) Each of Parent and Merger Sub has all requisite corporate or other business entity power and authority to enter into this Agreement and to perform its obligations under this Agreement.

(b) The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby by Parent and Merger Sub have been duly and validly authorized by all requisite corporate or other business entity action on the part of each of Parent and Merger Sub (other than, with respect to the Merger, the adoption of this Agreement, following its execution, by Parent as the sole stockholder of Merger Sub (which shall occur promptly after execution), and the filing of appropriate merger documents as required by Delaware Law).

(c) This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, fraudulent transfer, reorganization and other laws of general applicability relating to or affecting the rights or remedies of creditors and by general equitable principles (whether considered in a proceeding in equity or at law).

(d) (i) The board of directors of Parent (the “Parent Board of Directors”), at a meeting duly called and held, has (A) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Parent stockholders, (B) approved this Agreement and (C) resolved to recommend the stockholders of Parent approve the issuance of Parent Common Stock to be issued pursuant to the Merger; and (ii) Lehman Brothers Inc. (“Parent Financial Advisor”) has delivered to the Parent Board of Directors a written opinion to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to Parent from a financial point of view. Parent will provide the Company (solely for informational purposes) a true, correct and complete copy of such opinion promptly following receipt thereof.

Section 3.5 No Violation; Consents.

(a) The execution and delivery of this Agreement by Parent or Merger Sub does not, and consummation by Parent or Merger Sub of the transactions contemplated hereby will not, (i)violate the certificate of incorporation or bylaws or other comparable governing documents of Parent or Merger Sub, (ii)constitute a breach or violation of, or a default (or an event which, with notice or lapse of time or both, would constitute such a default) under any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Parent or Merger Sub or any of their subsidiaries is a party or by which any of them or any of their respective properties are bound, (iii)(assuming that the consents and approvals referred to in Section 3.5(b) are duly and timely made or obtained) violate any statute, law or regulation or any order, judgment, decree or injunction of any court or governmental authority directed to Parent, Merger Sub or any of their subsidiaries or properties or (iv) result in the creation or imposition of any lien, charge or encumbrance upon any property of Parent, Merger Sub or any of their subsidiaries pursuant to the agreements and instruments referred to in clause (ii), except, in the case of clause (ii), (iii) or (iv), for such conflicts, breaches, violations, defaults or liens, that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) Except for (i) compliance with applicable requirements of the HSR Act and any other applicable law analogous to the HSR Act or otherwise regulating antitrust, competition or merger control matters in foreign jurisdictions, (ii) compliance with any applicable requirements of (A) the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities laws and (B) the New York Stock Exchange, (iii) filing or recordation of merger or other appropriate documents as required by Delaware Law or applicable law of other states in which Parent or Merger Sub is qualified to do business, (iv) any governmental consents necessary for transfers of permits and licenses, (v) such other authorizations, consents, approvals or filings the failure of which to obtain or make would not, individually or in the aggregate, have a Parent Material Adverse Effect and (vi) as otherwise set forth on Section 3.5 of the Parent Schedule, no authorization, consent or approval of or filing with any governmental authority is required to be obtained or made by Parent or Merger Sub or any ultimate parent entity or controlling person of Parent for the execution and delivery by either of them of this Agreement or the consummation by either of them of the transactions contemplated hereby.

Section 3.6 Compliance.

(a) Neither Parent nor any Parent Material Subsidiary is in (i) violation of its certificate of incorporation, bylaws or other equivalent governing documents, as applicable, (ii) violation of any applicable law, rule or regulation applicable to it or order, judgment or decree of any governmental authority having jurisdiction over it, except that no representation or warranty is made in this Section 3.6 with respect to laws, rules, regulations, orders, judgments or decrees relating to employee benefit, Tax or environmental matters, which are addressed exclusively in Sections 3.12, 3.16 and 3.17, respectively or (iii) default in the performance of any obligation, agreement, covenant or condition under any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Parent or any of the Parent Material Subsidiaries is a party or by which any of them or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for such violations or defaults that, individually or in the aggregate, would not have a Parent Material Adverse Effect.

(b) No funds, assets or properties of Parent or its affiliates (as hereinafter defined) have been used or offered for illegal purposes. None of Parent, its subsidiaries, or to the knowledge of Parent, any director, officer, agent or employee acting on behalf of Parent or its subsidiaries (i) has used any corporate funds for any unlawful contribution, gift, entertainment or anything of value relating to political activity; (ii) made any direct or indirect unlawful payment to any employee, agent, officer, director, representative or stockholder of a Governmental Authority or political party, or official or candidate thereof, or any immediate family member of the foregoing; or (iii) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment in connection with the conduct of Parent’s or its subsidiaries’ businesses. In addition, none of Parent, its subsidiaries, or to the knowledge of Parent, any director, officer, agent or employee of Parent or its subsidiaries has received any bribes, kickbacks or other improper payments from vendors, suppliers or other persons. Parent has no knowledge that any payment made to a person would or has thereafter been offered, given or provided to any foreign official, political party or official thereof, or to any candidate for public office.

(c) Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect or with respect to properties or operations that have been sold or otherwise disposed of or are reflected as having been sold or otherwise disposed of in the Parent SEC Reports, as of the date hereof, (i) Parent and its subsidiaries are in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Parent and its subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Parent Permits”), (ii) all Parent Permits are in full force and effect, (iii) no suspension or cancellation of any of Parent Permits is pending or, to the knowledge of Parent, threatened, (iv) Parent and its subsidiaries are not, and since January 1, 2006 have not been, in violation or breach of, or default under, any Parent Permit and (v) to the knowledge of Parent, no event or condition has occurred which would reasonably be expected to result in a violation or breach of any Parent Permit (in each case, with or without notice or lapse of time or both).

Section 3.7 SEC Filings; Financial Statements.

(a) Parent has filed all reports, schedules, registration statements, definitive proxy statements and exhibits to the foregoing documents required to be filed by it with the SEC since January 1, 2005 (collectively, the “Parent SEC Reports”). As of their respective dates, (i) the Parent SEC Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder, and (ii) none of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No Parent subsidiary is currently required to file any form, report or other document with the SEC under Section 13(a) or 15(d) of the Exchange Act.

(b) The historical financial statements of Parent, together with the related schedules and notes thereto, included in the Parent SEC Reports present fairly the consolidated financial position of Parent and its consolidated subsidiaries at the dates indicated, and the consolidated results of operations and consolidated cash flows of Parent and its consolidated subsidiaries for the periods specified; and such historical financial statements have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved, except as noted therein.

Section 3.8 Internal Controls and Procedures.

(a) Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of Parent as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The management of Parent has completed its assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2006, and such assessment concluded that such controls were effective. To the knowledge of Parent, it has disclosed, based on its most recent evaluations, to Parent’s outside auditors and the audit committee of the board of directors of Parent (A) all significant deficiencies in the design or operation of internal controls over financial reporting and any material weaknesses, which have more than a remote chance to materially adversely affect Parent’s ability to record, process, summarize and report financial data (as defined in Rule 13a-15(f) of the Exchange Act) and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting.

(b) Since January 1, 2006, to the knowledge of Parent, neither Parent nor any of its subsidiaries nor any director, officer, employee, auditor, accountant or representative of Parent or any of its subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its subsidiaries, including any material complaint, allegation, assertion or claim that Parent or any of its subsidiaries has a “significant deficiency” or “material weakness” (as such terms are defined in the Public Accounting Oversight Board’s Auditing Standard No. 2, as in effect on the date hereof), in Parent’s internal controls over financial reporting.

Section 3.9 No Undisclosed Liabilities. Except (i) as reflected or reserved against in Parent’s consolidated balance sheets (or the notes thereto) included in Parent SEC Documents filed not less than two (2) business days prior to the date hereof, (ii) for liabilities and obligations arising under this Agreement and transactions contemplated by this Agreement, and (iii) for liabilities and obligations incurred since December 31, 2006 in the ordinary course of business consistent with past practice, neither Parent nor any subsidiary of Parent has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, whether known or unknown and whether due or to become due, that would have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 3.10 Absence of Certain Changes or Events. From December 31, 2006, until the date of this Agreement, except as contemplated by this Agreement or disclosed in the Parent SEC Reports, Parent has conducted its businesses only in the ordinary course and there has not been (i) any event having, individually or in the aggregate, a Parent Material Adverse Effect, (ii) any change by Parent in its accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of Parent and its consolidated subsidiaries, except insofar as may have been required by a change in GAAP or (iii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Parent or any redemption, purchase or other acquisition for value of any of its capital stock, other than regular quarterly dividends not in excess of the amount paid for the most recent quarter.

Section 3.11 Litigation. Except with respect to employee benefit or Tax matters or Environmental Laws, which are addressed exclusively in Sections 3.13, 3.16 and 3.17, respectively, there is no action, suit or proceeding before or by any court or governmental authority now pending, or, to the knowledge of Parent, threatened, against Parent or any of its subsidiaries that would have a Parent Material Adverse Effect or is reasonably likely to materially and adversely affect the ability of Parent to consummate the transactions contemplated hereby.

Section 3.12 Employee Benefit Plans.

(a) Except for the plan (the “Parent 401(k) Plan”) maintained by Parent pursuant to Section 401(k) of the Code, neither Parent nor any of its subsidiaries or any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with Parent under Section 414(b), (c), (m) or (o) of the Code (“Parent ERISA affiliate”) maintains or has any liability under any “employee pension plan” as defined in Section 3(2) of ERISA, that is subject to the funding requirements of ERISA. The Parent 401(k) Plan has been determined by the IRS to be exempt from federal income taxation under Section 501 of the Code, and, to the best knowledge of Parent as of the date hereof, nothing has occurred with respect to the operation of the Parent 401(k) Plan that is reasonably likely to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

(b) Neither Parent nor any of its subsidiaries nor any Parent ERISA affiliate maintains or contributes to any plan that is (i) covered by Title IV of ERISA, (ii) subject to the minimum funding requirements of Section 412 of the Code, (iii) a “multiemployer plan” as defined in Section 3(37) of ERISA, (iv) subject to Section 4063 or 4064 of ERISA or (v) funded by a voluntary employees’ beneficiary association within the meaning of Code Section 501(c)(9).

(c) For purposes hereof, all the “employee benefit plans,” as defined in Section 3(3) of ERISA, and all other material employee compensation and benefit arrangements (whether or not subject to ERISA) or payroll practices, including, without limitation, employment agreements, severance and retention pay, short term and long term disability paid leave, vacation pay, consulting or other compensation agreements, deferred compensation in form of annual bonuses, long-term incentive programs in form of restricted stock grants and stock option grants, medical insurance including medical, dental, vision, and prescription coverage, life and accidental death and dismemberment insurance, tuition aid reimbursement, relocation assistance, expatriate benefits, retiree medical and life insurance maintained by Parent or any of its subsidiaries or any Parent ERISA affiliate or to which Parent or any of its subsidiaries or any Parent ERISA affiliate has contributed or is obligated to contribute or has any liability thereunder, other than the Parent 401(k) Plan, are referred to as the “Parent Employee Benefit Plans”.

(d) The Parent Employee Benefit Plans and the Parent 401(k) Plan have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA (including rules and regulations thereunder) and other applicable federal and state law, and neither Parent nor any of its subsidiaries nor any “party in interest” or “disqualified person” with respect to the Parent Employee Benefit Plans or the Parent 401(k) Plan has engaged in a “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA, except where any of the foregoing would not have a Parent Material Adverse Effect.

(e) Parent has made available to the Company correct and complete copies of the Parent Employee Benefit Plans and the Parent 401(k) Plan, and to the extent applicable: current summary plan descriptions for each of these, all related trusts, insurance, and other funding contracts which implement each of these, the prior three years Form 5500’s (including all schedules) for each of these, the most recent IRS determination or opinion letter for the Parent 401(k) Plan, and all correspondence with any governmental authority respecting any of these. Section 3.12(e) of the Parent Schedule sets forth a list of each Parent Employee Benefit Plan that has assets (or provides benefits) which include securities issued by Parent, any of its subsidiaries or any Parent ERISA affiliate.

(f) Except as would not reasonably be expected to result in material liability to Parent and its subsidiaries taken as a whole, any of the Parent Employee Benefit Plans and/or the Parent 401(k) Plan (collectively, the “Parent Benefit Plans”) that are subject to the law of any jurisdiction outside of the United States (i) have been established and maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all necessary requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions and in accordance with applicable law.

(g) All contributions required to be made with respect to any Parent Benefit Plans on or prior to the Closing have been or will be timely made.

Section 3.13 Proxy Statement. None of the information to be supplied by Parent for inclusion in (a) the Proxy Statement/Prospectus, to be filed by the Company and Parent with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement to be filed by Parent with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to the Company and Parent stockholders, at the time of the Company Stockholders Meeting and the Parent Stockholders Meeting and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 3.14 Properties; Oil and Gas Matters.

(a) All major items of operating equipment owned or leased by Parent or its subsidiaries are, in the aggregate, in a state of repair so as to be adequate in all material respects for reasonably prudent operations in the areas in which they are operated, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) Except for goods and other property sold, used or otherwise disposed of since the dates of the respective Reserve Reports (defined in clause (c) below) in the ordinary course of business or reflected as having been sold, used or otherwise disposed of in the Parent SEC Reports, as of the date hereof, Parent and its subsidiaries have good and defensible title to, or valid leases or contractual rights to, all equipment and other personal property used or necessary for use in the operation of its Oil and Gas Properties in the manner in which such properties were operated prior to the date hereof.

(c) Except for property sold or otherwise disposed of since the dates of the respective Reserve Reports (defined below) in the ordinary course of business or reflected as having been sold or otherwise disposed of in the Parent SEC Reports, as of the date hereof, Parent and its subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the reserve reports of Netherland, Sewell & Associates, Inc. in each case relating to Parent interests referred to therein as of December 31, 2006 and in the internal reserve reports prepared by Parent and furnished to the Company (the “Parent Reserve Reports”), and in each case as attributable to interests owned by Parent and its subsidiaries, free and clear of any liens, except: (a) liens reflected in the Parent Reserve Reports or in Parent SEC Documents filed prior to the date of this Agreement, and (b) such imperfections of title, easements, liens, government or tribal approvals or other matters and failures of title as would not, individually or in the aggregate, have a Parent Material Adverse Effect. Except as would not reasonably be expected to have a Parent Material Adverse Effect, all material proceeds from the sale of hydrocarbons produced from the Oil and Gas Properties of Parent and its subsidiaries are being received by them in a timely manner and are not being held in suspense for any reason. To Parent’s knowledge, the gross and net undeveloped acreage of Parent and its subsidiaries as reported in Parent’s most recent Form 10-K filed with SEC was correct in all material respects as of the date of such Form 10-K, and there have been no changes in such gross and net undeveloped acreage since such date which have had or could reasonably be expected to have a Parent Material Adverse Effect.

(d) The leases and other agreements pursuant to which Parent and its subsidiaries lease or otherwise acquire or obtain operating rights affecting any real or personal property given value in the Parent Reserve Reports are in good standing, valid and effective, and the rentals due by Parent or any of its subsidiaries to any lessor of any such oil and gas leases have been properly paid, except in each case as would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent and its subsidiaries have paid all royalties, overriding royalties and other burdens on production due by Parent and its subsidiaries with respect to their Oil and Gas Properties, except for any non-payment of which individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Parent Material Adverse Effect on Parent or its subsidiaries.

(e) All information (excluding assumptions and estimates but including the statement of the percentage of reserves from the oil and gas wells and other interests evaluated therein to which Parent or its subsidiaries are entitled and the percentage of the costs and expenses related to such wells or interests to be borne by Parent or its subsidiaries) supplied to Netherland, Sewell & Associates, Inc., in each case relating to Parent’s interests referred to in the Parent Reserve Reports as of December 31, 2006, by or on behalf of Parent and its subsidiaries that was material to such firms’ estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of Parent and its subsidiaries in connection with the preparation of the Parent Reserve Reports was (at the time supplied or as modified or amended prior to the issuance of the Parent Reserve Reports) to Parent’s knowledge accurate in all material respects and Parent has no knowledge of any material errors in such information that existed at the time of such issuance.

(f) Except as would not reasonably be expected to have a Parent Material Adverse Effect, all Oil and Gas Properties operated by Parent or its subsidiaries have been operated in accordance with reasonable, prudent oil and gas field practices and in compliance with the applicable oil and gas leases and applicable law.

(g) Neither Parent nor any of its subsidiaries has produced hydrocarbons from its Oil and Gas Properties in excess of regulatory allowables or other applicable limits on production that could result in curtailment of production from any such property, except any such violations which, individually or in the aggregate, have not had, and would not be reasonably likely to have or result in, a Parent Material Adverse Effect.

Section 3.15 Hedging. The Parent SEC Reports set forth for the periods shown all obligations of Parent and each of its subsidiaries for the delivery of Hydrocarbons attributable to any of the properties of Parent or any of its subsidiaries in the future on account of prepayment, advance payment, take-or-pay, forward sale or similar obligations without then or thereafter being entitled to receive full value therefor, except for any such obligations that are not required to be set forth under the applicable provisions of the Securities Act or the Exchange Act and the rules and regulations of the SEC thereunder.

Section 3.16 Taxes. Except as would not have, individually or in the aggregate a Parent Material Adverse Effect:

(a) Each of Parent, each of its subsidiaries and any affiliated, combined or unitary group of which any such entity is or was a member has timely (taking into account any extensions) filed all Returns required to be filed in respect of any Taxes, and has timely paid all Taxes whether or not shown by such Returns to be due and payable.

(b) Each of Parent and its subsidiaries has established reserves that are adequate in the aggregate for the payment of all Taxes not yet due and payable through the date hereof, and complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

(c) Section 3.16 of the Parent Schedule sets forth the last taxable period through which the federal income Tax Returns of Parent and its subsidiaries have been examined by the IRS or otherwise closed. Except to the extent being contested in good faith, all deficiencies asserted as a result of such examinations and any examination by any applicable state or local taxing authority have been paid, fully settled or adequately provided for in Parent’s most recent audited financial statements. Except as provided for in the Parent SEC Reports, no audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes for which Parent or any of its subsidiaries would be liable, and no deficiency which has not yet been paid for any such Taxes has been proposed, asserted or assessed against Parent or any of its subsidiaries with respect to any period.

(d) Neither Parent nor any of its subsidiaries has executed or entered into with the IRS or any taxing authority (i) any agreement or other document extending or having the effect of extending the period for assessment or collection of any Tax for which Parent or any of its subsidiaries would be liable or (ii) a closing agreement pursuant to Section 7121 of the Code or any similar provision of state or local income tax law that relates to Parent or any of its subsidiaries.

(e) Neither Parent nor any of its subsidiaries is a party to, is bound by or has any obligation under any tax sharing agreement or similar agreement or arrangement.

(f) Neither Parent nor any of its subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) (i) occurring during the two-year period ending on the date hereof, or (ii) that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

(g) For United States federal tax purposes, Merger Sub is an eligible entity which is disregarded as an entity separate from its owner, Parent, within the meaning of Treasury Regulation Section 301.7701-3(b)(1)(ii).

Section 3.17 Environmental Matters. To Parent’s knowledge:

(a) Each of Parent and its subsidiaries has conducted its businesses and is in compliance with all Environmental Laws, and before disposed of by Parent, each of its former subsidiaries conducted their respective businesses in compliance with all applicable Environmental Laws, except for such instances of noncompliance that individually or in the aggregate do not have a Parent Material Adverse Effect.

(b) Each of Parent and its subsidiaries has obtained all material permits, licenses, franchise authorities, consents and approvals, made all material filings and maintained all material data, documentation and records necessary for owning and operating its assets and business as it is presently conducted under all applicable Environmental Laws, and all such permits, licenses, franchises, authorities, consents, approvals and filings remain in full force and effect, except for such matters that individually or in the aggregate do not have a Parent Material Adverse Effect.

(c) There are no pending or threatened claims, demands, actions, administrative proceedings, lawsuits or investigations against Parent or its subsidiaries under any Environmental Laws that individually or in the aggregate would have a Parent Material Adverse Effect.

(d) There has been no release of any Hazardous Substance by Parent or by any of its subsidiaries, or by its former subsidiaries before disposed of by Parent, or from any off-site locations due to arrangements for disposal at such off-site locations made by Parent or any of its subsidiaries or former subsidiaries before disposed of by Parent, or from any properties owned by Parent or any of its subsidiaries or former subsidiaries before disposed of by Parent, or as a result of any operations or activities of Parent or any of its subsidiaries or former subsidiaries before disposed of by Parent, in any manner or for which Parent or any of its subsidiaries would be responsible that could reasonably be expected to give rise to any remedial obligation, corrective action requirement or other liability of any kind under applicable Environmental Laws, except for such matters that individually or in the aggregate do not have a Parent Material Adverse Effect.

Notwithstanding anything to the contrary contained elsewhere in this Agreement, Parent makes no representation in this Agreement regarding any compliance or failure to comply with, or any actual or contingent liability under, or claims, demands, actions, proceedings, lawsuits or investigations with respect to any Environmental Law, except as set forth in this Section 3.17.

Section 3.18 Labor Matters. Except for such matters which would not have individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its subsidiaries has received written notice during the past two years of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of Parent or any of its subsidiaries and, to the knowledge of Parent, no such investigation is in progress. Except for such matters which would not have, individually or in the aggregate, a Parent Material Adverse Effect, (i) there are no (and have not been during the two year period preceding the date hereof) strikes or lockouts with respect to any employees of Parent or any of its subsidiaries (“Parent Employees”), (ii) to the knowledge of Parent, there is no (and has not been during the two year period preceding the date hereof) union organizing effort pending or threatened against Parent or any of its subsidiaries, (iii) there is no (and has not been during the two year period preceding the date hereof) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, (iv) there is no (and has not been during the two year period preceding the date hereof) slowdown or work stoppage in effect or, to the knowledge of Parent, threatened with respect to Parent Employees, and (v) Parent and its subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours and unfair labor practices. Neither Parent nor any of its subsidiaries has any liabilities under the WARN Act and the regulations promulgated thereunder or any similar state or local law as a result of any action taken by Parent that would have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its subsidiaries is a party to any collective bargaining agreements. Except as would not have, individually or in the aggregate a Parent Material Adverse Effect, all individuals that have been or that are classified by Parent as independent contractors have been and are correctly so classified, and none of such individuals could reasonably be classified as an employee of Parent.

Section 3.19 Interested Party Transactions. Except for disclosure in the Parent SEC Documents, employment Contracts filed as an exhibit to or incorporated by reference in a Parent SEC Document filed prior to the date hereof and except for Parent Benefit Plans, there are no other contracts, arrangements that are in existence as of the date of this Agreement or transactions under which Parent or any of its Subsidiaries has any existing or future liabilities for an Affiliate Transaction.

Section 3.20 Intellectual Property. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, either Parent or a Subsidiary of Parent owns, or is licensed or otherwise possesses adequate rights to use, its Intellectual Property. Except as would not have, individually or in the aggregate, a

Parent Material Adverse Effect, (i) there are no pending or, to the knowledge of Parent, threatened claims by any person alleging infringement by Parent or any of its subsidiaries or with regard to the ownership, validity or use of any Intellectual Property of Parent, (ii) to the knowledge of Parent, the conduct of the business of Parent and its subsidiaries does not infringe any intellectual property rights of any person, (iii) neither Parent nor any of its subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property of Parent or any of its subsidiaries, and (iv) to the knowledge of Parent, no person is infringing any Intellectual Property of Parent or any of its subsidiaries. To the knowledge of Parent, upon the consummation of the transactions contemplated herein, Parent shall own or have the right to use all Intellectual Property on the same terms and conditions as Parent and its subsidiaries enjoyed prior to such transaction, except where the failure to so own or have the right to use would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 3.21 Insurance. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its subsidiaries maintain, or are entitled to the benefits of, insurance covering their properties, operations, personnel and businesses with policy limits, coverage provisions, deductibles, co-insurance limits, waiting periods, and other provisions that a prudently operated exploration and productions company would maintain.

Section 3.22 Brokers. No broker, finder or investment banker (other than the Parent Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 3.23 Financing. Prior to the date of this Agreement, Parent has received and delivered to the Company a true and complete copy of the letter from Lehman Brothers Inc. stating that it is highly confident in its ability to arrange term debt financing to fund the cash portion of the Merger Consideration (the “Letter”). The Letter has not been amended or modified, no such amendment or is contemplated, and the statement contained in the Letter has not been withdrawn or rescinded in any respect. The aggregate proceeds of the financings described in the Letter, together with available funds (in cash or cash equivalents) of Parent (details in respect of which have been delivered by Parent to the Company), equal or exceed the amount of the cash funds sufficient (a) to pay the cash portion of the Merger Consideration for all outstanding Shares pursuant to the Merger and (b) for any other amounts payable by Parent or Merger Sub under this Agreement.

Section 3.24 Ownership of Shares. Neither Parent nor Merger Sub is, nor have either of them during the past three years been, the beneficial owner (as defined herein) of any Shares.

Section 3.25 Solvency; Surviving Company After the Merger. Neither Parent nor Merger Sub is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors. Assuming that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects, at and immediately after the Effective Time, and after giving effect to the Merger and the other transactions contemplated hereby, the Surviving Company (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured); (b) will have adequate capital and liquidity with which to engage in its business; and (c) will not have incurred debts beyond its ability to pay as they become absolute and matured.

Section 3.26 Tax Treatment. Neither Parent nor any of its affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

ARTICLE IV

CONDUCT OF BUSINESS PENDING THE EFFECTIVE TIME

Section 4.1 Conduct of the Company Business. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, except (i) with the prior written consent of Parent, which may not be unreasonably withheld, delayed or conditioned, (ii) as contemplated by this Agreement or by the schedules hereto or (iii) for transactions between or among the Company and its subsidiaries:

(a) the respective businesses of the Company and the Company Material Subsidiaries shall be conducted in the ordinary course and in a manner consistent with past practice, in each case in all material respects;

(b) except to the extent required to comply with applicable law and other than bylaw amendments that are not detrimental to the interests of the Company’s stockholders, the Company shall not amend or otherwise change its certificate of incorporation or bylaws;

(c) the Company shall not, and shall not permit any of the Company Material Subsidiaries to, issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of capital stock of any class of the Company or any Company Material Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, of the Company or any Company Material Subsidiary (except in accordance with the terms of securities outstanding on the date hereof or any existing employee ownership or benefit plan and in accordance with the Company Rights Plan);

(d) the Company shall not (A) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for regular quarterly dividends by the Company in the ordinary course of business not in excess of the amount paid for the most recent quarter) or (B) reclassify, combine, split or subdivide, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(e) the Company shall not, and shall not permit its subsidiaries to, (i) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or any division thereof or any amount of assets in excess of $5,000,000 in the aggregate; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than the Company or any of its subsidiaries), or make any loans or advances, except in the ordinary course of business and consistent with past practice and not in excess of $1,000,000 in the aggregate; or (iii) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this paragraph (e);

(f) the Company shall not, and shall not permit its subsidiaries to, increase materially the compensation payable or to become payable to, or grant any severance or termination pay to, its officers or employees, except pursuant to existing contractual arrangements, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of its subsidiaries, or except as required by law establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; provided, however, that (i) the Company shall not take any of the foregoing actions with respect to any officer or director who has entered into an employment agreement (“Employment Agreement”) with the Company attached as an exhibit to the Company’s most recent annual report on Form 10-K included in the Company SEC Reports and (ii) with respect to all other employees, the Company shall be permitted to increase salaries in an aggregate amount not to exceed $1.55 million on an annual basis. Notwithstanding any provision of this Agreement to the contrary, the Company shall (i) establish an irrevocable rabbi trust as described in Section 4.1(f) of the Company

Schedule and (ii) amend each Employment Agreement to provide that the bonus paid in 2006 in respect of the 2005 fiscal year will be used for purposes of calculating Severance Amounts (as defined in the Employment Agreement);

(g) the Company shall not, and shall not permit any of its subsidiaries to, make any capital expenditures in any fiscal quarter exceeding its capital expenditure budget (a copy of which is attached as Section 4.1(g) of the Company Schedule) for such fiscal quarter by more than $5,000,000;

(h) the Company shall not, and shall not permit any of its subsidiaries to, purchase, sell, transfer, assign, farm-out, mortgage, encumber or otherwise dispose of any properties or assets having a value in excess of $5,000,000 in the aggregate;

(i) the Company shall not, and shall not permit any of its subsidiaries to, enter into any hedging agreements whether or not in the ordinary course of business consistent with past practice;

(j) except in the ordinary course of business consistent with past practice, the Company shall not, and shall not permit any of its subsidiaries to, enter into, renew, extend, materially amend or terminate any Company Material Contract or Contract which if entered into prior to the date hereof would be a Company Material Contract;

(k) the Company shall not, and shall not permit any of its subsidiaries to, waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises not exceeding the amount reserved against in the financial statements contained in the Company SEC Documents, or that involve only the payment of monetary damages not in excess of $5,000,000 in the aggregate (excluding amounts to be paid under existing insurance policies) or otherwise pay, discharge or satisfy any claims, liabilities or obligations in excess of such amount, in each case, other than in the ordinary course consistent with past practice;

(l) the Company shall not, and shall not permit any of its subsidiaries to, take or omit to take any action that would reasonably be expected to, individually or in the aggregate, result in any of the conditions to the Merger set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement;

(m) the Company shall not, and shall not permit any of its subsidiaries to, enter into any “non-compete,” “non-solicit” or similar agreement that would materially restrict the businesses of the Surviving Company or its subsidiaries or their ability to solicit customers or employees following the Effective Time;

(n) the Company shall not, and shall not permit any of its subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity;

(o) the Company shall not, and shall not permit any of its subsidiaries to, change its methods of accounting (other than Tax accounting, which shall be governed by clause (p) below), except in accordance with changes in GAAP as concurred to by the Company’s independent auditors;

(p) the Company shall not, and shall not permit any of its subsidiaries to, enter into any closing agreement with respect to material Taxes, settle or compromise any material liability for Taxes, make, revoke or change any material Tax election, agree to any adjustment of any material Tax attribute, file or surrender any claim for a material refund of Taxes, execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of material Taxes, file any material amended Tax Return or obtain any material Tax ruling;

(q) the Company shall not, and shall not permit any of its subsidiaries to, enter into any new, or amend or otherwise alter any Affiliate Transaction or transaction which would be an Affiliate Transaction if such transaction occurred prior to the date hereof;

(r) the Company shall not, and shall not permit any of its subsidiaries to, make any loans to any individual (other than advances of out-of-pocket business expenses to employees, contractors or consultants in the ordinary course of business and consistent with past practices) or make any material loans, advances or capital contributions to, or investments in, any other person in excess of $500,000 in the aggregate for all such loans, advances, contributions and investments, except for transactions solely among the Company and/or wholly-owned subsidiaries of the Company; and

(s) the Company shall not and shall not permit any of its subsidiaries (as applicable) to agree or formally commit to do any of the foregoing.

Section 4.2 Conduct of Parent Business. Parent covenants and agrees that, between the date of this Agreement and the Effective Time, except (i) with the prior written consent of the Company, which may not be unreasonably withheld or delayed, (ii) as contemplated by this Agreement or by the schedules hereto or (iii) for transactions between or among Parent and its subsidiaries:

(a) Parent shall not, and shall not permit its subsidiaries to, acquire, by merging or consolidating with, or by purchasing an equity interest in or the assets of or by any other manner, any business or corporation, partnership or other business organization or division thereof, or otherwise acquire any assets of any other entity (other than the purchase of assets from suppliers, clients or vendors in the ordinary course of business and consistent with past practice) if such transaction would reasonably be expected to prevent or materially delay the consummation of the Merger;

(b) Parent shall not, and shall not permit its subsidiaries to, adopt or propose to adopt any amendments to its charter documents which would reasonably be expected to have a material adverse impact on the consummation of the Merger;

(c) Parent shall not split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such except for purchases of Parent Common Stock pursuant to stock repurchase plans, unless the ratio set forth in clause (x) of the definition of “Total Stock” is proportionately increased or decreased, as applicable, in which case the prior written consent of the Company shall not be required, but the Company shall be entitled to written notice of such event;

(d) Parent shall not adopt a plan of complete or partial liquidation or dissolution of Parent;

(e) Parent shall not, and shall not permit its subsidiaries to, take or omit to take any action that would reasonably be expected to, individually or in the aggregate, result in any of the conditions to the Merger set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; and

(f) Parent shall not and shall not permit its subsidiaries (as applicable) to agree or formally commit to do any of the foregoing.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Proxy Statement; Stockholders Meeting.

(a) Parent and the Company shall cooperate and promptly prepare the Registration Statement and the Proxy Statement/Prospectus and shall file the Registration Statement in which the Proxy Statement/Prospectus will be included as a prospectus with the SEC as soon as reasonably practicable after the date hereof and in any event not later than 45 days after the date hereof. Parent and the Company shall cooperate to promptly respond to any comments made by the SEC and otherwise use reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing. Parent and the Company will provide each other with any information which may be required to prepare and file the Proxy Statement/Prospectus and the Registration Statement hereunder. Each of Parent and the Company will cause the Proxy Statement/Prospectus to be mailed to its respective stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. If at any time prior to the Effective Time any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement, Parent or the Company, as applicable, will promptly inform the other of such occurrence and cooperate in filing such amendment or supplement with the SEC, use reasonable best efforts to cause such amendment to become effective as promptly as possible and, if required, mail same to stockholders of Parent and/or the Company. Parent shall use reasonable best efforts, and the Company shall cooperate with Parent, to obtain any and all necessary state securities laws or “blue sky” permits, approvals and registrations in connection with the issuance of Parent Common Stock pursuant to the Merger.

(b) Parent will cause the Registration Statement (and Parent and the Company will cause the Proxy Statement/Prospectus, each to the extent such Party provides information to be contained therein), at the time it becomes effective under the Securities Act, to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder, and the Company shall be responsible for furnishing to Parent materially true, accurate and complete information relating to the Company and holders of the Company Common Stock and Options as is required to be included therein. Parent shall advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective under the Securities Act, the issuance of any stop order with respect to the Registration Statement, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any comments or requests for additional information by the SEC with respect to the Registration Statement.

(c) Each of Parent and the Company shall ensure that the information provided by it for inclusion in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the respective meetings of stockholders of Parent and the Company, or, in the case of information provided by it for inclusion in the Registration Statement or any amendment or supplement thereto, at the time it becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) Neither the Registration Statement nor the Proxy Statement/Prospectus nor any amendment or supplement (including by incorporation by reference) thereto will be filed or disseminated to the stockholders of the Company or Parent without the approval of both Parent and the Company, which approval shall not be unreasonably withheld, delayed or conditioned; provided that, with respect to documents filed by a party hereto that are incorporated by reference in the Registration Statement or Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations; and provided, further, that the Company, in connection with a Change in the Company Recommendation, may amend or supplement the Proxy Statement/Prospectus or Registration

Statement (including by incorporation by reference) to effect such a Change in the Company Recommendation, and in such event, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations.

(e) The Company, acting through the Company Board of Directors, shall, in accordance with applicable law and the Company’s certificate of incorporation and bylaws, duly call, give notice of, convene and hold an annual or special meeting of its stockholders (the “Stockholders Meeting”) as soon as reasonably practicable following execution of this Agreement for the purpose of adopting by requisite vote this Agreement (the “Company Stockholder Approval”). The Company Board of Directors shall, subject to Section 5.3(b), recommend the adoption of this Agreement at the Stockholders Meeting (the “Company Recommendation”), include such recommendation in the Proxy Statement and use its reasonable best efforts to obtain the Company Stockholder Approval. Notwithstanding anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with Section 7.1 and subject to compliance with Section 5.3, the Company, regardless of whether the Board of Directors (whether or not acting through the Special Committee, if then in existence) has approved, endorsed or recommended an Alternative Proposal or has withdrawn, modified or amended the Recommendation, will submit this Agreement for approval by the stockholders of the Company at such meeting.

(f) Parent, acting through the Parent Board of Directors, shall, in accordance with applicable law and Parent’s certificate of incorporation and bylaws, duly call, give notice of, convene and hold an annual or special meeting of its stockholders (the “Parent Stockholders Meeting”) as soon as reasonably practicable following execution of this Agreement for the purpose of adopting by requisite vote this Agreement (the “Parent Stockholder Approval”). The Parent Board of Directors shall recommend the approval of the issuance of the Parent Common Stock in connection with this Agreement, include such recommendation in the Proxy Statement and use its reasonable best efforts to obtain the Parent Stockholder Approval. Notwithstanding anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with Section 7.1, Parent will submit this Agreement for approval by the stockholders of Parent at such meeting.

(g) Notwithstanding anything to the contrary contained in this Agreement, Parent or the Company, after consultation with the other party hereto and subject to such other party’s approval (which shall not be unreasonably withheld, conditioned or delayed), may adjourn or postpone the Parent Stockholders Meeting or the Company Stockholders Meeting, as applicable, to the extent it believes in good faith is necessary to ensure that any required supplement or amendment to the Proxy Statement/Prospectus is provided to its stockholders or, if as of the time for which the Parent Stockholders Meeting or the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Parent Common Stock or the Company Common Stock, as applicable, represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting.

(h) Prior to the Effective Time, Parent shall use all reasonable efforts to authorize for listing on the New York Stock Exchange the shares of Parent Common Stock issuable and required to be reserved for issuance in connection with the Merger, subject to official notice of issuance.

Section 5.2 Access to Information; Confidentiality.

(a) To the extent not restricted by third-party agreement or applicable law, each of Parent and the Company shall, subject to any necessary third-party approvals, allow the other party and its officers, employees, representatives, consultants, attorneys, agents, lenders, bankers, financial advisors and other advisors reasonable access during normal business hours, at such party’s sole risk and expenses, to all facilities, properties, personnel, books and records of Parent or the Company and their respective subsidiaries, as applicable. Each of Parent and the Company agree to conduct its investigation in a manner that does not interfere unreasonably with the other party’s or its subsidiaries’ operations and with the prompt and timely discharge by such party’s employees of their duties. The Parent Parties agree to indemnify and hold the Company and its Subsidiaries harmless from any and all claims and liabilities, including costs and expenses for loss, injury to or death of any representative of the Parent Parties, and any loss, damage to or destruction of any property owned by the Company or the Subsidiaries or others (including claims or liabilities for loss of use of any property) resulting directly or indirectly from the action or inaction of any of the Parent Parties’ representatives during any visit to the business or property sites of the Company or the Subsidiaries prior to the completion of the Merger, whether pursuant to this Section 5.2 or otherwise. Notwithstanding the foregoing no party shall be required to provide access to or otherwise disclose information if such information is subject to, or such access or disclosure would jeopardize, the attorney-client privilege, work product doctrine or other applicable privilege concerning legal proceedings or governmental investigations. None of the Parent Parties nor any of their officers, employees, representatives, consultants, attorneys, agents, lenders, bankers, financial advisors or other advisors shall conduct any environmental testing or sampling on any of the business or property sites of the Company or the Subsidiaries prior to the completion of the Merger without the prior written consent of the Company.

(b) Any information obtained by the Parent Parties or the Company or their respective directors, officers, employees, representatives, consultants, attorneys, agents, lenders, bankers, financial advisors and other advisors under this Section 5.2 shall be subject to the confidentiality and use restrictions contained in that certain letter agreement between the Company and Parent dated June 27, 2007 (the “Confidentiality Agreement”).

Section 5.3 No Solicitation.

(a) The Company agrees that neither it nor any of its subsidiaries nor any of the officers and directors of it or its subsidiaries shall, and that it shall not cause its and such subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries), not to directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiry, proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization or similar transaction involving the Company or any Company subsidiary, or any purchase or sale of 20% or more of the consolidated assets (including stock of its subsidiaries) of the Company and its subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, its equity securities that, if consummated, would result in any person (or the stockholders of such person) beneficially owning securities representing 20% or more of the Company’s total voting power (or of the surviving parent entity in such transaction) (any such inquiry, proposal, offer or transaction, an “Acquisition Proposal”), (ii) have any discussion with or provide or cause to be provided any non-public information to any person relating to an Acquisition Proposal, or engage or participate in any negotiations concerning an Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal or (iv) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, or execute or enter into, any letter of intent, option agreement, agreement in principle, merger agreement, acquisition agreement or other similar agreement or agree to do any of the foregoing related to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of this Section 5.3 by any subsidiary of the Company or representatives of the Company or any of its subsidiaries shall be deemed to be a breach of this Section 5.3 by the Company.

(b) Notwithstanding anything in this Agreement to the contrary, prior to obtaining the Company Stockholder Approval, the Company or its Board of Directors may (i) engage or participate in negotiations or discussions with, or provide or cause to be provided any information to, any person in response to an unsolicited Acquisition Proposal that did not result from a material breach of clause (a) above if (A) the Company’s Board of Directors concludes in good faith, after consultation with its outside counsel and financial advisors, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal (as defined below) and (B) prior to providing any non-public information to any person in connection with an Acquisition Proposal by any such person, the Company receives from such person an executed confidentiality agreement having provisions that are no less restrictive than those of the Confidentiality Agreement (it being understood that the Company may enter into a confidentiality agreement without a standstill provision or with a standstill provision less favorable to the Company if it waives or similarly modifies the standstill provision in the Confidentiality Agreement); provided that the Company shall promptly provide or make available to Parent any material non-public information concerning the Company or any of its Subsidiaries that is provided to the person making such Alternative Proposal or such person’s representatives which was not previously provided or made available to Parent or its representatives, (ii) fail to make, withdraw, modify or qualify (or publicly propose to withdraw, modify or qualify) the Company Recommendation or approve or recommend (or publicly propose to approve or recommend) any Acquisition Proposal or letter of intent, agreement in principle, acquisition agreement or similar agreement providing for any Acquisition Proposal (a “Change in the Company Recommendation”) if (A) the Company Board of Directors concludes in good faith, after consultation with its outside counsel and financial advisors, that a Change in the Company Recommendation is necessary in order to comply with its fiduciary obligations or (B) the Company has received an unsolicited Acquisition Proposal and its Board of Directors concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal, and its Board of Directors concludes in good faith, after consultation with its outside counsel and financial advisors, that a Change in the Company Recommendation is necessary in order to comply with its fiduciary obligations; provided, however, that no Change in the Company Recommendation may be made until (x) the fifth business day following Parent’s receipt of written notice (a “Notice of Intended Change in the Company Recommendation”) from the Company advising Parent that the Company Board of Directors intends to make a Change in the Company Recommendation and specifying the material terms and conditions of the Superior Proposal, if any, that is related to such Change in the Company Recommendation and the identity of the party making such proposal (it being understood and agreed that any amendment to the financial terms or any other material term of any such Superior Proposal shall require a new Notice of Intended Change in the Company Recommendation and a new five business day period) or, if the intended Change in the Company Recommendation does not relate to a Superior Proposal, a general description of the material events giving rise thereto and (y) if there is a Superior Proposal, the Company Board of Directors has approved or concurrently approves a definitive agreement in respect of such proposal and terminates this Agreement pursuant to Section 7.1(d)(ii) and otherwise complies with Section 7.3 and other provisions of this Agreement. Notwithstanding anything in this Agreement to the contrary, disclosure by the Company of any Acquisition Proposal and the operation of this Agreement with respect thereto shall not be deemed to be a Change in the Company Recommendation. “Superior Proposal” means an Acquisition Proposal that the Company Board of Directors determines, in good faith and after consultation with its outside counsel and financial advisors, is reasonably capable of being completed, is, in the good faith judgment of the Company Board of Directors, reasonably capable of being fully financed and is more favorable to the holders of the Shares (in their capacity as stockholders) than the transactions provided for in this Agreement, taking into account, among other things, the likelihood and timing of consummation, any proposal or offer by Parent or the person making such Acquisition Proposal to amend the terms of this Agreement and the Merger during the applicable time periods specified above and such other factors deemed relevant by the Company Board of Directors; provided that for purposes of the definition of “Superior Proposal,” the references in the definition of “Acquisition Proposal” to “20%” shall be deemed to be “50%”.

(c) the Company agrees that it will advise Parent of the receipt of any Acquisition Proposal within 24 hours and keep Parent reasonably and promptly informed of the status and material terms of and any material changes to any Acquisition Proposals and the status of any related discussions or negotiations, including the identity of the person making such Acquisition Proposal. The Company agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any person (other than Parent) conducted heretofore with respect to any Acquisition Proposal.

(d) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from disclosing to its stockholders a position contemplated by Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act; provided that this clause (d) shall not allow a Change in the Company Recommendation other than in accordance with clause (b) above.

(e) Any action pursuant to Section 5.3(b), (c) or (d) shall not constitute a breach of the Company’s representations, warranties or covenants in this Agreement.

Section 5.4 Directors’ and Officers’ Indemnification and Insurance.

(a) The limited liability company agreement of the Surviving Company and the organizational documents of each of its Subsidiaries shall contain provisions no less favorable to the persons covered thereby with respect to exculpation, indemnification and advancement of expenses than are set forth in the certificate of incorporation and bylaws of the Company as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at any time from and after the date of this Agreement and to and including the Effective Time were directors, officers, employees, fiduciaries or agents of the Company or any of its Subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the matters contemplated by this Agreement), unless such modification is required by law.

(b) From and after the Effective Time, the Surviving Company shall, to the fullest extent permitted under applicable law, indemnify, hold harmless and advance expenses to each present and former director, officer, employee, fiduciary and agent of the Company and each Subsidiary (collectively, the “Indemnified Parties”) against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, inquiries, liabilities and settlement amounts paid in connection with any threatened or actual claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent (including, without limitation, any claim arising out of this Agreement or any of the transactions contemplated hereby), whether occurring before or after the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, for a period of six years after the Effective Time, in each case to the fullest extent permitted under applicable law (and shall pay any expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under applicable law, upon receipt from the Indemnified Party to whom expenses are advanced of any undertaking to repay such advances required under applicable law). In the event of any such claim, action, suit, proceeding or investigation, (i) the Indemnified Parties may retain counsel (including local counsel) satisfactory to them, the reasonable fees and expenses of which shall be paid by the Surviving Company, promptly after statements therefor are received and (ii) the Surviving Company shall use reasonable best efforts in the vigorous defense of any such matter; provided, however, that the Surviving Company shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld, delayed or conditioned); and provided further that the Surviving Company shall not be obligated pursuant to this subsection (b) to pay the fees and expenses of more than one counsel (plus appropriate local counsel) for all Indemnified Parties in any single action unless there is, as determined by counsel to the Indemnified Parties, under applicable standards of professional conduct, a conflict or a reasonable likelihood of a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case such additional counsel (including local counsel) as may be required to avoid any such conflict or likely conflict may be retained by the Indemnified Parties at the expense of the Surviving Company; and provided further that, in the event that any claim for indemnification is asserted or made prior to the Effective Time or within such six-year period, all rights to indemnification in respect of such claim shall continue until the final disposition of such claim. The Surviving Company shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.4.

(c) From and after the Effective Time, the Surviving Company shall, for six years from the Effective Time, maintain in effect the current directors’ and officers’ liability insurance policies maintained by the Company (provided that the Surviving Company may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such officers and directors so long as substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Company be required to expend pursuant to this Section 5.4(c) more than an amount per year equal to 100% of current annual premiums paid by the Company for such insurance and, in the event the cost of such coverage shall exceed that amount, the Surviving Company shall purchase as much coverage as possible for such amount.

(d) In the event the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Company shall assume the obligations set forth in this Section 5.4.

(e) In the event that the Surviving Company should fail, at any time from and after the Effective Time, to comply with any of the foregoing obligations set forth in this Section 5.4, for any reason, Parent shall be responsible therefor and hereby agrees to perform such obligations unconditionally without regard to any defense or other basis for nonperformance which the Surviving Company may have or claim (except as would be prohibited by applicable Delaware Law), it being the intention of this subsection (e) that the officers, directors, employees, fiduciaries and agents of the Company and its Subsidiaries shall be fully indemnified and that the provisions of this subsection (e) be a primary obligation of Parent and not merely a guarantee by Parent of the obligations of the Surviving Company.

(f) The obligations of the Company, Parent and/or the Surviving Company under this Section 5.4 shall not be terminated or modified in such a manner as to adversely affect any director, officer, employee, fiduciary and agent to whom this Section 5.4 applies without the consent of each affected director, officer, employee, fiduciary and agent (it being expressly agreed that the directors, officers, employees, fiduciaries and agents to whom this Section 5.4 applies shall be third-party beneficiaries of this Section 5.4). The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the charter or bylaws of the Company, under the Delaware Law or otherwise.

Section 5.5 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence, or nonoccurrence, of any event the occurrence, or nonoccurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate and (ii) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement required to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided further that this Section 5.5 shall not constitute an obligation, covenant or agreement for purposes of Article VIII.

Section 5.6 Governmental Filings; Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any governmental authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement and (iii) vigorously defending or contesting any litigation or administrative proceeding that would otherwise prevent or materially restrain or delay the consummation of the transactions contemplated hereby. In furtherance and not in limitation of the foregoing, Parent (and, as applicable, Merger Sub and the ultimate parent entity of Parent) and the Company shall (A) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable, and in any event within 15 business days of the date hereof, (B) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and in any event, “substantially comply” and certify substantial compliance with any request for additional information (also known as a “second request”) issued pursuant to the HSR Act within 60 days of such request and (C) take all other actions necessary to cause the expiration or termination of the applicable waiting period under the HSR Act as soon as practicable.

(b) Each of the Company and Parent (and, as applicable, Merger Sub) shall promptly notify the other of any communication concerning this Agreement or the transactions contemplated hereby to that party or its affiliates from any governmental authority and permit the other to review in advance any proposed communication concerning this Agreement or the transactions contemplated hereby to any governmental authority.

(c) Each of the Company and Parent (and, as applicable, Merger Sub) shall not participate or agree to participate in any meeting or discussion with any governmental authority in respect of any filing, investigation or other inquiry concerning this Agreement or the transactions contemplated hereby unless it consults with the other in advance and, to the extent permitted by such governmental authority, gives the other party the opportunity to attend and participate in such meeting or discussion.

(d) Each of the Company and Parent (and, as applicable, Merger Sub) shall furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its affiliates and representatives on the one hand, and any government or regulatory authority or members of any such authority’s staff on the other hand, with respect to this Agreement and the transactions contemplated hereby.

(e) Subject to Section 5.5, and in furtherance and not in limitation of the covenants of the parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement, each of the Company and Parent shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or any other transactions contemplated hereby. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b)(i) or (ii) so long as such party has, prior to such termination, complied with its obligations under this Section 5.6.

(f) The Company shall cooperate with Parent with respect to, and use commercially reasonable best efforts to facilitate, possible alternative or supplemental structures (including internal restructurings by the Company or its Subsidiaries) for the acquisition of the Company and its Subsidiaries, provided that such structures do not impede or delay the Closing of the transaction or change the Merger Consideration or adversely affect the Company and its Subsidiaries, taken as a whole, should the Merger not occur.

Section 5.7 Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements (including press conferences or conference calls with investors or analysts) with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange to which Parent or the Company is a party, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party.

Section 5.8 Parent Guarantee. Parent agrees to take all action necessary to cause Merger Sub to perform all of Merger Sub’s, and the Surviving Company to perform all of the Surviving Company’s, agreements, covenants and obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement. Parent shall be liable for any breach of any representation, warranty, covenant or agreement of Merger Sub in this Agreement and for any breach of this covenant.

Section 5.9 Employee Matters.

(a) Parent and the Company agree that all employees of the Company and its Subsidiaries immediately prior to the Effective Time shall be employed by the Surviving Company immediately after the Effective Time, it being understood that Parent and the Surviving Company shall, except as required by law, have no obligations to continue employing such employees for any length of time thereafter except pursuant to any agreements which are specifically disclosed on Section 2.12 of the Company Schedule and identified therein as providing such an exception. Parent shall deem, and shall cause the Surviving Company to deem, the period of employment with the Company and the Subsidiaries (and with predecessor employers with respect to which the Company and its Subsidiaries shall have granted service credit) to have been employment and service with Parent and the Surviving Company for benefit plan eligibility and vesting purposes (but not for purposes of benefit accruals or benefit computations) for all of Parent’s and the Surviving Company’s employee benefit plans, programs, policies or arrangements to the extent service with Parent or the Surviving Company is recognized under any such plan, program, policy or arrangement.

(b) Under any medical and dental plans covering any employee or former employee of the Company, there shall be waived, and Parent or the Surviving Company shall cause the relevant insurance carriers and other third parties to waive, all restrictions and limitations for any medical condition existing as of the Effective Time of any of such employees and their eligible dependents for the purpose of any such plans, provided such persons had the requisite “creditable” service prior to the Effective Time, but only to the extent that such condition would be covered by the relevant Company Employee Benefit Plan if it were not a pre-existing condition and only to the extent of comparable coverage in effect immediately prior to the Effective Time. Further, Parent shall offer to each Company and Subsidiary employee coverage under a group health plan which credits such employee towards the deductibles imposed under the group medical and dental plan of Parent or the Surviving Company, for the year during which the Effective Time occurs, with any deductibles already incurred during such year under the relevant Company Employee Benefit Plan.

Section 5.10 Financing.

(a) Parent shall use its reasonable best efforts to take, or cause to be taken, all things necessary, proper or advisable to arrange and consummate the financing (the “Debt Financing”) necessary to provide immediately available funds (the “Funds”) sufficient (1) to pay the Merger Consideration for all outstanding Shares pursuant to the Merger and (2) for any other amounts payable by Parent or Merger Sub under this Agreement, including using reasonable best efforts to (i) enter into definitive agreements with respect thereto and (ii) consummate the Debt Financing prior to the Effective Time. Parent will furnish correct and complete copies of all such definitive agreements to the Company promptly upon their execution.

(b) Parent shall keep the Company informed with respect to all material activity concerning the status of the Debt Financing and shall give the Company prompt notice of any material adverse change with respect to such debt financing. Parent agrees to notify the Company promptly, and in any event within two business days, if at any time for any reason Parent no longer believes in good faith that it will be able to obtain all or any portion of the Funds. Parent shall not, and shall not permit any of its affiliates to, without the prior written consent of the Company, take or fail to take any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt financing that could reasonably expected to delay or prevent consummation of the Debt Financing.

Section 5.11 Rule 16b-3. Prior to the Effective Time, the Company may take steps reasonably necessary to cause dispositions of Shares (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer who is subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated thereunder in accordance procedures in such rule or under that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

Section 5.12 Stockholder Litigation. Subject to a customary joint defense agreement, the Company shall give Parent the opportunity to participate in full in, but not control, the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the Merger or any other transactions contemplated hereby.

Section 5.13 Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the Merger, the Voting Agreements or the other transactions contemplated by this Agreement, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the Merger, the Voting Agreements and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger, the Voting Agreements and the other transactions contemplated hereby.

Section 5.14 Agreements of Affiliates; Lock-up Agreements.

(a) As promptly as practicable after the date hereof, the Company shall cause to be prepared and delivered to Parent a list identifying all persons who, at the time of the Company Meeting, may be deemed to be “affiliates” of the Company as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (“Rule 145”), and such list shall be updated as necessary to reflect changes from the date thereof. The Company shall use its commercially reasonable efforts to cause each person who is identified as an affiliate of the Company under Rule 145 in such list to execute and deliver to Parent, on or prior to the Closing Date, a written agreement, in the form attached hereto as Exhibit 5.14(a). Parent shall give stop transfer instructions to its transfer agent with respect to any Company Common Stock received pursuant to the Merger by any stockholder of the Company who may reasonably be deemed to be an affiliate of the Company for purposes of Rule 145, and Parent shall cause the transfer agent to place legends on the Parent Certificates representing any Parent Common Stock to be issued to such persons in the Merger, irrespective of whether or not such persons sign such agreements, which legends in substance shall provide that the shares were issued in a transaction to which Rule 145 applies and may only be transferred (i) in conformity with Rule 145, or (ii) in accordance with a written opinion of counsel reasonably satisfactory to Parent that such transfer is exempt from registration under the Securities Act.

(b) The Company shall use its reasonable best efforts to cause each executive officer or director of the Company who will be employed by or serve as a director of Parent after the Merger to execute and deliver to Parent prior to the mailing of the Proxy Statement/Prospectus a lock-up agreement in the form attached hereto as Exhibit 5.14(b) to the effect that such executive officer shall not sell, contract to sell or otherwise dispose of any Parent Common Stock or rights to acquire such shares of Parent Common Stock, except as permitted by such lock-up agreement.

Section 5.15 Repayment of Certain Obligations. Upon consummation of the Canadian Company Sale, at the direction of Parent, the Company shall (i) prepay all amounts under its credit agreement with Bank of Montreal, as administrative agent, and the other lenders and (ii) redeem all of its outstanding 8.25% notes.

Section 5.16 Reorganization.

(a) Parent, Merger Sub and the Company shall each use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and to obtain the Tax opinions set forth in Section 6.2(f) and Section 6.3(d). Parent, Merger Sub and the Company agree to file all Tax Returns consistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code and in particular as a transaction described in Section 368(a)(1)(A) of the Code and Treasury Regulations Section 1.368-2(b)(1)(ii). This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Sec. 1.368-2(g).

(b) Parent and Merger Sub shall deliver to Andrews Kurth LLP and Baker Botts L.L.P. a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of Parent, containing representations of Parent and Merger Sub, and the Company shall deliver to Andrews Kurth LLP and Baker

Botts L.L.P. a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of the Company, containing representations of the Company, in each case as shall be reasonably necessary or appropriate to enable Andrews Kurth LLP and Baker Botts L.L.P. to render the opinions described in Section 6.2(f) and Section 6.3(d). Each of Parent, Merger Sub and the Company shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the tax representation letters described in this Section 5.16.

Section 5.17 Comfort Letters.

(a) In connection with the information regarding the Company and its subsidiaries or the Merger provided by the Company specifically for inclusion in, or incorporation by reference into, the Proxy Statement/Prospectus and the Registration Statement, the Company shall use all reasonable best efforts to cause to be delivered to Buyer a letter of PricewaterhouseCoopers LLP, dated the date on which the Registration Statement shall become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement on Form S-4.

(b) In connection with the information regarding Parent and its Subsidiaries or the Merger provided by Parent specifically for inclusion in, or incorporation by reference into, the Proxy Statement/Prospectus and the Registration Statement, Parent shall use all reasonable best efforts to cause to be delivered to the Company a letter of PricewaterhouseCoopers LLP, dated the date on which the Registration Statement shall become effective and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement on Form S-4.

Section 5.18 Consent to Use of Financial Statements; Financing Cooperation. The Company hereby consents to Parent’s inclusion of any audited or unaudited financial statements, including those contained in any Company SEC Documents, relating to and prepared by the Company reasonably requested by Parent to be used in any financing or any filings that Parent desires to make with the SEC. In addition, the Company will use reasonable best efforts, at Parent’s sole cost and expense, to obtain customary comfort letters from PricewaterhouseCoopers LLP regarding financial statements of the Company as reasonably requested by the lead underwriter(s) or initial purchaser(s) in connection with any registered or private offering or otherwise and to obtain the consent of PricewaterhouseCoopers LLP to the inclusion of the financial statements referenced above in appropriate filings with the SEC. Prior to the Closing, the Company will provide Parent such information regarding the Company’s business, and make available such personnel, as Parent may reasonably request in order to assist Parent in connection with financing activities, including any public offerings to be registered under the Securities Act or private offerings.

Section 5.19 Parent Directors. Parent shall take all requisite action to, effective as of the Effective Time, (i) cause two directors currently serving on the Company Board of Directors to be appointed to the Parent Board of Directors through the procedures of the nominating committee consistent with past practice and (ii) expand, to the extent necessary in connection with appointing such two directors, the Parent Board of Directors.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) to the extent required by Delaware Law and the certificate of incorporation of the Company, this Agreement shall have been adopted by the requisite affirmative vote of the stockholders of the Company;

(b) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated;

(c) no statute, rule or regulation shall have been enacted or promulgated by any governmental authority that prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the Merger;

(d) The issuance of Parent Common Stock pursuant to the Merger shall have been approved by the affirmative vote of a majority of the votes cast by holders of the Parent Common Stock and the total vote cast shall have represented over 50% in interest of all shares of Parent Common Stock entitled to vote thereon;

(e) The shares of Parent Common Stock issuable to the Company stockholders pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance; and

(f) The Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

Section 6.2 Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are also subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following conditions:

(a) (i) the representations and warranties of the Company contained in Sections 2.1 (Organization and Qualification; Subsidiaries), 2.2 (Charter and Bylaws), 2.3 (Capital Stock), 2.4(a) (Authority), 2.24 (Takeover Provisions) and 2.25 (Rights Agreement) shall be true and correct in all material respects (except for representations and warranties in any such sections qualified as to materiality or a Company Material Adverse Effect, which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though made on or as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (ii) the representations and warranties of the Company in this Agreement other than those specified in the preceding clause (i) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on or as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), in each case except where the failure of any such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality or a Company Material Adverse Effect) would not, individually or in the aggregate, have a Company Material Adverse Effect;

(b) The Company shall have performed in all material respects all of its covenants required to be performed by it under this Agreement at or prior to the Closing Date;

(c) Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to the effect that the conditions in clauses (a) and (b) above have been so satisfied;

(d) The Company shall have consummated the disposition provided for in that certain Share Purchase Agreement dated May 28, 2007, by and among the Company, its affiliates named therein and Abu Dhabi National Energy Company PJSC (the “Canadian Company Sale”);

(e) The number of Dissenting Shares shall not exceed 5% of the outstanding shares of the Company Common Stock immediately prior to the Effective Time;

(f) Parent shall have received an opinion (reasonably acceptable in form and substance to Parent) from Andrews Kurth LLP, dated as of the Closing Date, to the effect that for federal income tax purposes (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of Parent and the Company will be a party to such reorganization within the meaning of Section 368(b) of the Code, and such opinion shall not have been withdrawn, revoked or modified. Such opinion will be based upon representations of the Parties contained in this Agreement and in the tax representation letters described in Section 5.16; and

(g) From the date of this Agreement through the Closing, there shall not have occurred any change in the condition (financial or otherwise), operations, business or properties of the Company and its subsidiaries that constitutes or is reasonably likely to constitute a Company Material Adverse Effect.

Section 6.3 Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:

(a) (i) the representations and warranties of Parent and Merger Sub contained in Sections 3.1 (Organization and Qualification; Subsidiaries), 3.2 (Charter and Bylaws), 3.3 (Capital Stock) and 3.4(a) (Authority) shall be true and correct in all material respects (except for representations and warranties in any such sections qualified as to materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though made on or as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (ii) the representations and warranties of Parent and Merger Sub in this Agreement other than those specified in the preceding clause (i) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on or as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), in each case except where the failure of any such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality or Parent Material Adverse Effect) would not, individually or in the aggregate, have a Parent Material Adverse Effect;

(b) Each of Parent and Sub shall have performed in all material respects all of its covenants required to be performed by it under this Agreement at or prior to the Closing Date;

(c) The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to the effect that the conditions in clauses (a) and (b) above have been so satisfied;

(d) The Company shall have received an opinion (reasonably acceptable in form and substance to the Company) from Baker Botts L.L.P., dated as of the Closing Date, to the effect that for federal income tax purposes (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of Parent and the Company will be a party to such reorganization within the meaning of Section 368(b) of the Code, and such opinion shall not have been withdrawn, revoked or modified. Such opinion will be based upon representations of the Parties contained in this Agreement and in the tax representation letters described in Section 5.16; and

(e) From the date of this Agreement through the Closing, there shall not have occurred any change in the condition (financial or otherwise), operations, business or properties of Parent and its subsidiaries that constitutes or is reasonably likely to constitute a Parent Material Adverse Effect.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding the adoption of this Agreement by the stockholders of the Company:

(a) by mutual written agreement of Parent, Sub and the Company; or

(b) by Parent or the Company, if:

(i) the Merger shall not have been consummated on or before December 31, 2007; provided, however, that if the Merger has not been consummated by such date and the conditions set forth in Sections 6.1(b) and

6.2(d) have theretofore been satisfied or waived and this Agreement is not then terminable by Parent under Section 7.1(c)(i) or the Company under Section 7.1(d)(i), the Outside Date will be February 28, 2008 (the “Outside Date”); provided, however, that neither Parent, on the one hand, nor the Company, on the other hand, shall be entitled to terminate this Agreement under this clause (b)(i) if such party’s (or, in the case of Parent, Parent’s or Sub’s) material breach of any of its representations, warranties or covenants in this Agreement proximately caused the Merger not to have been consummated on or before such date; or

(ii) a court of competent jurisdiction or other governmental authority shall have issued a final, non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the Merger; provided that the party seeking to terminate this Agreement pursuant to this clause (b)(ii) shall have complied in all material respects with its obligations in Section 5.6; or

(iii) (A) this Agreement shall not have been adopted by the Company’s stockholders by reason of the failure to obtain the requisite vote at the Company Stockholders Meeting or (B) the issuance of Parent Common Stock pursuant to the Merger shall not have been approved by the affirmative vote of a majority of the votes cast by holders of the Parent Common Stock and the total vote cast shall have represented over 50% in interest of all shares of Parent Common Stock entitled to vote thereon; or

(c) by Parent if:

(i) the Company shall have materially breached or materially failed to perform any of its representations, warranties or covenants in this Agreement such that the conditions set forth in Section 6.2(a) or 6.2(b) are not capable of being satisfied, and such breach or failure to perform shall not have been cured prior to the earlier of (A) 30 days following notice of such breach or failure to the Company and (B) the Outside Date; provided that Parent shall have no right to terminate this Agreement pursuant to this clause (c)(i) if Parent or Sub is then in material breach or has materially failed to perform any of its representations, warranties or covenants in this Agreement; or

(ii) prior to obtaining the Company Stockholder Approval, the Company Board of Directors shall have effected a Change in the Company Recommendation; or

(d) by the Company, if:

(i) Parent or Sub shall have materially breached or materially failed to perform any of their representations, warranties or covenants in this Agreement such that the conditions set forth in Section 6.3(a) or 6.3(b) are not capable of being satisfied, and such breach or failure to perform shall not have been cured prior to the earlier of (A) 30 days following notice of such breach or failure to Parent and (B) the Outside Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this clause (d)(i) if the Company is then in material breach or has materially failed to perform any of its representations, warranties or covenants in this Agreement; or

(ii) prior to obtaining the Company Stockholder Approval, the Company Board of Directors shall have effected a Change in the Company Recommendation pursuant to Section 5.3(b)(ii)(B) and authorized the Company to enter into a binding definitive agreement in respect of such Superior Proposal; provided, however, that such termination under this clause (d)(ii) shall not be effective until the Company has made payment to Parent of the Company Termination Fee pursuant to Section 7.3(a).

Section 7.2 Effect of Termination. In the event that the Effective Time does not occur as a result of any party hereto exercising its rights to terminate pursuant to this Article VII, then this Agreement shall be null and void and, except as provided in Sections 7.3 and 8.1 or as otherwise expressly provided herein, no party shall have any rights or obligations under this Agreement, except that no such termination shall relieve any party from liability for damages for any willful and material breach of any agreement or covenant contained herein. In the event the termination of this Agreement results from the willful and material breach of any agreement or covenant herein, then the Parent Parties or the Company, as the case may be, shall be entitled to all remedies available at law or in equity and shall be entitled to recover court costs and reasonable attorneys’ fees in addition to any other relief to which it may be entitled.

Section 7.3 Fees and Expenses.

(a) If this Agreement is terminated pursuant to Section 7.1(c)(ii) or 7.1(d)(ii) then, in any such event, the Company shall pay Parent a fee of $100 million (the “Company Termination Fee”). Such amount shall be paid in cash by wire transfer in immediately available funds not later than two business days after the occurrence of such termination.

(b) If (i) either Parent or the Company terminates this Agreement pursuant to Section 7.1(b)(iii), (ii) at the time of the Stockholders Meeting there shall have been publicly announced or disclosed a bona fide Acquisition Proposal (provided that any reference in the definition of Acquisition Proposal to 20% shall be deemed to be a reference to 50% for the purposes of this clause (b)) that shall have not been withdrawn prior to the fourteenth day preceding the Stockholders Meeting and (iii) within 12 months after the date of such Stockholders Meeting, a transaction constituting an Acquisition Proposal is consummated or the Company enters into an agreement with respect to a transaction constituting an Acquisition Proposal that is consummated, then the Company shall pay Parent the Company Termination Fee in cash by wire transfer of immediately available funds not later than two business days following the consummation of such transaction. If (x) Parent terminates this Agreement pursuant to Section 7.1(c)(i) or has the right, at the time, to terminate this Agreement pursuant to Section 7.1(b)(i) (irrespective of whether the Company is the terminating party pursuant to Section 7.1(b)(i)), (y) at the time of such termination there shall have been publicly announced or disclosed a bona fide Acquisition Proposal (provided that any reference in the definition of Acquisition Proposal to 20% shall be deemed to be a reference to 50% for the purposes of this clause (b)) that shall have not been withdrawn prior to such termination (or, in the case of such termination pursuant to Section 7.1(b)(i), prior to the fourteenth day preceding such termination) and (z) within 12 months after the date of such termination, a transaction constituting an Acquisition Proposal is consummated or the Company enters into an agreement with respect to a transaction constituting an Acquisition Proposal that is consummated, then the Company shall pay Parent the Company Termination Fee in cash by wire transfer of immediately available funds not later than two business days following the consummation of such transaction.

(c) All costs and expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such expenses, whether or not the Merger is consummated. In no event shall Parent be entitled to receive more than one payment of the Company Termination Fee.

(d) All costs and expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided that in the event of a termination of this Agreement pursuant to (x) Sections 7.1(c)(i), 7.1(c)(ii) or 7.1(d)(ii) or (y) Sections 7.1(b)(i) or 7.1(b)(iii)(A), if in the case of this clause (y) the event of Section 7.3(b)(ii) shall also have occurred, the Company shall reimburse Parent for the Expenses (as hereafter defined) in cash by wire transfer of immediately available funds not later than two business days after delivery by Parent to the Company of an itemization prepared in good faith setting forth in reasonable detail all Expenses, which itemization must be delivered within 10 business days following termination (and may be supplemented and updated from time to time until the 60th day after termination, upon which event the Company shall make an additional reimbursement to Parent). As used herein, “Expenses” shall mean all reasonable out-of-pocket documented fees and expenses (including all fees and expenses of counsel, accountants, consultants, financial advisors and investment bankers of Parent and its Affiliates), up to $10 million in the aggregate, incurred by Parent, Merger Sub and their Affiliates or on their behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Financing and all other matters related to the Merger.

Section 7.4 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that after the Company Stockholder Approval has been obtained, no amendment shall be made that by law requires the further approval of the Company stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 7.5 Waiver. At any time prior to the Effective Time, the Parent Parties, on one hand, or the Company, on the other hand, may (i) extend the time for the performance of any obligation or other act of the Company or the Parent Parties, respectively, hereto, (ii) waive any inaccuracy in the representations and warranties of the Company or the Parent Parties, respectively, contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement or condition contained herein applicable, respectively, to the Company or the Parent Parties. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Survival. The agreements in Articles I and VIII and Sections 5.4 and 5.9 of this Agreement shall survive the Merger. This Article VIII and the agreements made by the parties hereto in Sections 5.2(b), 7.2 and 7.3 of this Agreement shall survive the termination of this Agreement. The remainder of the representations, warranties and agreements in this Agreement or in any schedule, exhibit, instrument or other document delivered pursuant to this Agreement shall terminate at the Effective Time or upon termination of this Agreement pursuant to Section 7.1.

Section 8.2 Scope of Representations and Warranties.

(a) Except as and to the extent expressly set forth in this Agreement, the Company makes no, and disclaims any, representations or warranties whatsoever, whether express or implied. The Company disclaims all liability or responsibility for any other statement or information made or communicated (orally or in writing) to Merger Sub, Parent, their affiliates or any stockholder, officer, director, employee, representative, consultant, attorney, agent, lender or other advisor of Merger Sub, Parent or their affiliates (including, but not limited to, any opinion, information or advice which may have been provided to any such person by any representative of the Company or any other person or contained in the files or records of the Company), wherever and however made.

(b) Except as and to the extent expressly set forth in this Agreement, neither Merger Sub nor Parent makes, and each disclaims, any representations or warranties whatsoever, whether express or implied. Each of Merger Sub and Parent disclaims all liability and responsibility for any other statement or information made or communicated (orally or in writing) to the Company, its affiliates or any stockholder, officer, director, employee, representative, consultant, attorney, agent, lender or other advisor of the Company or its affiliates (including, but not limited to, any opinion, information or advice which may have been provided to any such person by any representative of Merger Sub or Parent or any other person), wherever and however made.

(c) Any representation “to the knowledge” or “to the best knowledge” of a party or phrases of similar wording shall be limited to matters within the actual conscious awareness of the executive officers of such party and any manager or managers of such party who have primary responsibility for the substantive area or operations in question and who report directly to such executive officers after reasonable inquiry.

Section 8.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.3):

if to Parent or Merger Sub:

Plains Exploration & Production Company
700 Milam, Suite 3100
Houston, Texas 77002
Attention:	James C. Flores
Telephone:	(713) 579-6000
Telecopy:	(713) 579-6500

with a copy, which shall not constitute notice, to:

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas 77002

Attention:	G. Michael O’Leary
Telephone:	(713) 220-4360
Telecopy:	(713) 238-7130

if to the Company:

Pogo Producing Company

5 East Greenway Plaza, 30th Floor

Houston, Texas 77046

Attention:	Michael J. Killelea
Senior Vice President General Counsel and Corporate Secretary
Telephone:	(713) 297-5016
Telecopy:	(713) 297-4970

with a copy, which shall not constitute notice, to:

Baker Botts L.L.P.

One Shell Plaza

910 Louisiana

Houston, Texas 77002-4995

Attention:	Stephen A. Massad
Telephone:	(713) 229-1234
Telecopy:	(713) 229-1522

Section 8.4 Certain Definitions. For purposes of this Agreement:

(a) “affiliate” of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

(b) a person shall be the “beneficial owner” of Shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, whether or not of record, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares;

(c) “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any weekday other than Saturday or Sunday on which banking institutions in Houston, Texas are required to be open;

(d) “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

(e) “governmental authority” means any United States of America or foreign, federal, state or local governmental commission, board, body, bureau, committee or other regulatory authority, agency, including courts and other judicial bodies, or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing;

(f) “person” means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government;

(g) “reasonable best efforts” means a party’s efforts in accordance with reasonable commercial practice and without incurrence of unreasonable expense; and

(h) “subsidiary” or “subsidiaries” of the Company, the Surviving Company, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

Section 8.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 8.6 Entire Agreement; Assignment. This Agreement, the Company Schedule and the other Exhibits hereto, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except that the Confidentiality Agreement shall remain in full force and effect. This Agreement shall not be assigned by operation of law or otherwise.

Section 8.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Sections 1.7, 5.4 and 5.9 and, from and after the Effective Time, Section 1.6 (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

Section 8.8 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 8.9 Governing Law; Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Delaware Court of Chancery. Each of the Company, Parent and Merger Sub hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Delaware Court of Chancery for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such court), waives any objection to the laying of venue of any such litigation in the Delaware Court of Chancery and agrees not to plead or claim that such litigation brought therein has been brought in any inconvenient forum.

Section 8.10 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.11 Interpretation.

(a) When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereby,” “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section. The inclusion of any information in either the Company’s or Parent’s Schedules to this Agreement (as the case may be the Company Schedule or the Parent Schedule) shall not be deemed an admission or acknowledgment, solely by virtue of the inclusion of such information therein, that such information is required to be included therein or material to the Company or any of its subsidiaries, or Parent or any of its subsidiaries, as the case may be. The disclosure of information in the Company Schedule or the Parent Schedule as an exception to, or for purposes of, a representation, warranty or covenant in this Agreement shall be deemed adequately disclosed as an exception to, or for purposes of, all other representations, warranties and covenants herein. The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Schedule or Parent Schedule is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.12 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PLAINS EXPLORATION & PRODUCTION COMPANY

By:	/s/ James C. Flores
Name:	James C. Flores
Title:	Chairman, President & Chief Executive Officer

PXP ACQUISITION LLC

By:	/s/ James C. Flores
Name:	James C. Flores
Title:	President

POGO PRODUCING COMPANY

By:	/s/ Paul G. Van Wagenen
Name:	Paul G. Van Wagenen
Title:	Chairman, President & Chief Executive Officer

ANNEX B

LEHMAN BROTHERS

July 17, 2007

Board of Directors

Plains Exploration & Production Company

700 Milam, Suite 3100

Houston, Texas 77002

Members of the Board:

We understand that Plains Exploration & Production Company (the “Company”) intends to enter into a transaction (the “Proposed Transaction”) with Pogo Producing Corporation (“Pogo”) pursuant to which PXP Acquisition LLC (“Merger Sub”), a wholly owned subsidiary of the Company, will merge with and into Pogo (the “Merger”), with Pogo surviving the merger. We further understand that upon the effectiveness of Merger, each share of common stock of Pogo then issued and outstanding will be converted automatically into the right to receive $24.88 in cash and 0.68201 shares of the common stock of the Company (the “Consideration”), subject to election and proration procedures as provided for in the Agreement (as defined below). We further understand that the consummation of the Proposed Transaction is conditioned upon the disposition of Pogo’s Canadian assets as provided for in that certain Share Purchase Agreement dated May 28, 2007, by and among Pogo, its affiliates named therein and Abu Dhabi National Energy Company PJSC. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger dated as of July 17, 2007 among the Company, Pogo and Merger Sub (the “Agreement”).

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company of the Consideration to be paid by the Company in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Company and Pogo that we believe to be relevant to our analysis, including, without limitation, each of the Company’s and Pogo’s Annual Reports on Form 10-K for the fiscal year ended December 31, 2006 and Quarterly Reports on Form 10-Q for the quarter ended March 31, 2007; (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company including (i) estimates of certain proved and unproved reserves for the Company as of January 1, 2007 prepared by the management of the Company (the “Company’s Reserve Report”) and (ii) estimates of the value of certain real estate property interests as furnished to us by the management of the Company (the “Company’s Real Estate Value”); (4) financial and operating information with respect to the business, operations and prospects of Pogo furnished to us by Pogo including estimates of certain proved and unproved reserves for Pogo as of January 1, 2007 prepared by management of Pogo (“Pogo’s Reserve Report”); (5) the proved reserve report from the independent engineering firm, Netherland, Sewell & Associates, Inc. regarding the Company’s proved reserves as of December 31, 2006; (6) the proved reserve reports and audit letters from the independent engineering firms, Ryder Scott Company, L.P. and Miller and Lents, Ltd. regarding Pogo’s proved reserves as December 31, 2006; (7) the trading histories of the Company’s common stock and Pogo’s common stock from July 13, 2005 to July 13, 2007 and a comparison of those trading histories with each other and with those of other companies that we deemed relevant; (8) a comparison of the historical financial results and present financial condition of the Company and Pogo with each other and with those of other

LEHMAN BROTHERS INC.

600 TRAVIS STREET    7200    HOUSTON,    TEXAS    77002    TELEPHONE 713 236 3954    FACSIMILE 713 222 8908

companies that we deemed relevant; (9) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant; (10) the potential pro forma impact of the Proposed Transaction on the current and future financial performance of the combined company, including the amounts and timing of the cost savings and operating synergies expected to result from the Proposed Transaction as estimated by management of the Company (the “Expected Synergies”); (11) published estimates by independent Lehman Brothers’ research analysts with respect to the future financial performance of the Company and Pogo (the “Wall Street Research Estimates”); and (12) the relative contributions of the Company and Pogo to the current and future financial performance of the combined company on a pro forma basis. In addition, we have (i) had discussions with the managements of the Company and Pogo concerning their respective businesses, operations, assets, financial conditions, reserves, production profiles, hedging levels, exploration programs and prospects and (ii) undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of the managements of the Company and Pogo that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. We have not been provided with, and did not have any access to, financial projections of the Company or Pogo prepared by the managements of the Company or Pogo, respectively. Accordingly, upon advice of the Company, we have assumed that the Wall Street Research Estimates are a reasonable basis upon which to evaluate the future financial performance of the Company and Pogo, respectively, and that the Company and Pogo, respectively, will perform substantially in accordance with the Wall Street Research Estimates and we have relied upon such estimates in performing our analysis. With respect to the Company’s Reserve Report, we have discussed this report with the management of the Company and upon the advice of the Company, we have assumed that the Company’s Reserve Report is a reasonable basis upon which to evaluate the proved and non-proved reserve levels of the Company. With respect to Pogo’s Reserve Report, we have discussed this report with the managements of the Company and Pogo and upon the advice of the Company and Pogo, we have assumed that Pogo’s Reserve Report is a reasonable basis upon which to evaluate the proved and non-proved reserve levels of Pogo. With respect to the Company’s Real Estate Value, we have discussed these estimates with the management of the Company and upon advice of the Company, we have assumed that the Company’s Real Estate Value is a reasonable basis upon which to evaluate the value of the Company’s real estate property interests. With respect to the Expected Synergies, we have discussed the amount and timing of the Expected Synergies with the management of the Company and upon advice of the Company, we have assumed that the Expected Synergies will be realized substantially in accordance with such estimates. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or Pogo and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or Pogo. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

In addition, we express no opinion as to the prices at which shares of (i) the Company common stock or Pogo common stock will trade at any time following the announcement of the Proposed Transaction or (ii) the Company common stock will trade at any time following the consummation of the Proposed Transaction.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Consideration to be paid by the Company in the Proposed Transaction is fair to the Company.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services, (i) a portion of which is payable upon the delivery of this opinion, (ii) a portion of which is payable upon execution of a definitive agreement in connection with the Proposed Transaction and our delivery of a highly confident letter to the Company with respect to a portion of the financing necessary for the Proposed Transaction, and (iii) the remainder of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past and have received customary fees for such services. We expect in the future to perform investment banking services for the Company and its affiliates and we expect to receive customary fees for such services. In the ordinary course of our business, we actively trade in the securities of the Company and Pogo for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. Robert H. Campbell, a managing director in our fixed income division, is a member of the Board of Directors of Pogo. In addition, the Company has requested and we are providing a highly confident letter for a portion of the funds necessary to finance the Proposed Transaction.

This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or act with respect to any matter relating to the Proposed Transaction.

Very truly yours,

LEHMAN BROTHERS

ANNEX C

Goldman Sachs & Co.

85 Broad Street

New York, New York 10004

Tel 212-903-1000

Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

July 17, 2007

Board of Directors

Pogo Producing Company

5 Greenway Plaza, Suite 2700

Houston, Texas 77046-0504

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $1.00 per share (the “Shares”), of Pogo Producing Company (the “Company”) of the Stock Consideration and the Cash Consideration (as defined below) to be received by such holders, taken in the aggregate, pursuant to the Agreement and Plan of Merger, dated as of July 17, 2007 (the “Agreement”), by and among Plains Exploration and Production Company (“PXP”), PXP Acquisition LLC, a wholly owned subsidiary of Plains (“Merger Sub”), and the Company. Pursuant to the Agreement, the Company will be merged (the “Merger”) with and into Merger Sub and each issued and outstanding Share, other than Shares owned by PXP, Merger Sub or the Company (or any of their respective direct or indirect wholly owned subsidiaries), will be converted into the right to receive, at the election of the holder thereof and subject to certain proration procedures and limitations as to which we express no opinion, either (1) the number of shares of common stock, par value $0.01 per share (“PXP Common Stock”), of PXP equal to the Exchange Ratio (as defined below) (the “Stock Consideration”), or (2) cash in an amount equal to the Per Share Cash Consideration (as defined below) (the “Cash Consideration” and together with the Stock Consideration, the “Merger Consideration”). The “Per Share Cash Consideration” means the quotient rounded to the nearest ten-thousandth, obtained by dividing the Aggregate Consideration by the total number of Shares outstanding at the effective time of the Merger. “Aggregate Consideration” means the sum of (A) the product obtained by multiplying (x) 0.68201 and (y) Deemed Shares Outstanding and (z) the Final PXP Stock Price and (B) the product obtained by multiplying (x) $24.88 and (y) Deemed Shares Outstanding, “Deemed Shares Outstanding” means the total number of Shares outstanding at the effective time of the Merger, subject to limitations and adjustments as more fully set forth in the Merger Agreement. The “Final PXP Stock Price” means the average of the per share closing safe prices of PXP Common Stock on The New York Stock Exchange, Inc. for the ten consecutive trading days ending on the fifth calendar day immediately prior to the effective time of the Merger. The “Exchange Ratio” means the quotient, rounded to the nearest one ten-thousandth, of (A) the Per Share Cash Consideration divided by (B) the Final PXP Stock Price.

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes, We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”), We expect to receive fees for our services in connection with the Transaction, the principal portion of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking and other financial services to the Company from time to time, including having acted as lead manager with respect to a private offering of the Company’s 6 5/8% Senior Subordinated Notes due 2015 (aggregate principal amount $300,000,000) in March 2005; having acted as the Company’s exclusive financial advisor in connection with its sale of Pogo Hungary to Toreador Resources in June 2005; having acted as the Company’s exclusive financial advisor in connection with the sale of its Thailand assets to PTTEP Offshore Investment Company and Mitsui Oil Exploration in August 2005; having extended a bridge loan financing to the Company in connection with its acquisition of Northrock Resources (aggregate principal amount $1,800,000,000) in September 2005; having acted as lead manager with respect to a private offering of the Company’s 6  7/8% Senior Subordinated Notes due 2017 (aggregate principal amount $500,000,000) in September 2005; having extended a bridge loan financing to the Company in connection with its acquisition of Latigo Petroleum Inc. (“Latigo”) (aggregate principal amount $500,000,000) in May 2006; and having acted as lead manager with respect to a private offering of the Company’s 7  7/8% Senior Subordinated Notes due 2013 (aggregate principal amount $450,000,000) in June 2006. We also have provided certain investment banking and other financial services to PXP from time to time, including having acted as co-manager with respect to a public offering of PXP’s 7% Senior Notes due 2017 (aggregate principal amount $500,000,000) in March 2007. We also may provide investment banking and other financial services to the Company, PXP and their respective affiliates in the future. In connection with the above-described investment banking and other financial services we have received, and may receive, compensation.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, PXP and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company and PXP for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and PXP for the five fiscal years ended December 31, 2006; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and PXP; certain other communications from the Company and PXP to their respective stockholders; certain publicly available upstream oil and gas company equity research reports, including the commodity price forecasts set forth in such reports; proved oil and gas reserve reports of the Company prepared by Ryder Scott Company L.P. (“Ryder Scott”) (the “Ryder Scott Report”); proved oil and gas reserve reports prepared by the Company and reviewed by Ryder Scott for certain of its domestic properties acquired from Latigo (the “Latigo Report”); proved oil and gas reserve reports prepared by Miller and Lents, Ltd. (“Miller and Lents”) for certain of the Company’s onshore Gulf Coast and Rocky Mountain properties (the “Miller and Lents Report”); proved oil and gas reserve reports of PXP prepared by Netherland, Sewell and Associates, Inc. (“NSAI”) (the “NSAI Report”); oil and gas proved and unproved reserve model of PXP prepared by PXP (the “PXP Report”); certain internal financial analyses and forecasts for PXP relating to PXP non reserve assets prepared by its management; oil and gas proved and unproved reserve model of the Company prepared by its management (the “Company Report”, and together with the Ryder Scott Report, the Latigo Report, the Miller and Lents Report, the NSAI Report, and the PIP Report, the “Reserve Reports”); certain internal financial analyses and forecasts and forecasts for PXP prepared by its management: certain internal financial analyses and forecasts for the Company prepared by the management of the Company; and appraisals relating to the non-reserve assets of the Company and PXP prepared by John S. Herold Inc. (collectively, the “Appraisals”). We also have held discussions with members of the senior managements of the Company and PXP regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of their respective companies, including the Reserve Reports and the Appraisals. In addition, we have reviewed the reported price and trading activity for the Shares and the shares of PXP Common Stock, compared certain financial and stock market information for the Company and PXP with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the upstream oil and gas industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

Board of Directors

Pogo Producing Company

July 17, 2007

For the purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility or liability for independent verification, the accuracy and completeness of all of the financial, accounting and other information, including the Reserve Reports and the Appraisals, provided to, discussed with or reviewed by us. In that regard, we have assumed with your consent that internal financial analyses and forecasts prepared by the managements of the Company and PXP have been reasonably prepared on a basis reflecting their respective best currently available estimates and judgments. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or PXP or any of their respective subsidiaries and, except for the Reserve Reports and the Appraisals, we have not been furnished with any such evaluation or appraisal. We are not experts in the evaluation of oil and gas reserves and, with your consent, have relied without independent verification solely upon the Reserve Reports and the Appraisals for purposes of performing our analysis. We also have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or PXP or on the expected benefits of the Transaction in any way meaningful to our analysis. Our opinion does not address any legal, regulatory, tax or accounting matters.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company, nor are we expressing any opinion as to the prices at which shares of PXP Common Stock will trade at any time, Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote or make any election with respect to the Transaction or any other matter.

Based upon and subject to the foregoing, and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the Stock Consideration and the Cash Consideration to be received by the holders of Shares, taken in the aggregate, is fair from a financial point of view to such holders.

Very truly yours,

GOLDMAN, SACHS & CO.

ANNEX D

TD Securities Inc.

Home Oil Tower

324 – 8th Avenue SW, Suite 800

Calgary, Alberta T2P 2Z2

July 17, 2007

The Board of Directors

Pogo Producing Company

5 Greenway Plaza, Suite 2700

Houston, Texas 77046-0504

Members of the Board:

TD Securities Inc. (“TD Securities” or “we”) understands that Pogo Producing Company (“Pogo” or the “Company”) intends to enter into a transaction (the “Transaction”) with Plains Exploration & Production Company (“Plains”), which provides, among other things, for the merger of Pogo with PXP Acquisition LLC, a wholly owned subsidiary of Plains (“Merger Sub”), with Merger Sub continuing as the surviving company of the merger (the “Merger”). We further understand that each issued and outstanding share of common stock, par value $1.00 per share, of Pogo (“Company Common Stock”), other than Company Common Stock owned by Plains, Merger Sub or Pogo, shall be converted into the right to receive $24.88 in cash (the “Per Share Cash Consideration”) and 0.68201 of the common stock of Plains (the “Per Share Stock Consideration” and together with the Per Share Cash Consideration, the “Merger Consideration”), subject to certain election and proration procedures as set forth in more detail in the Agreement and Plan of Merger dated as of July 17, 2007.

We have been requested by the Board of Directors of Pogo to render our opinion with respect to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of shares of the Company’s Common Stock pursuant to the Transaction.

Scope of Review

In arriving at our opinion, we have, among other things:

(a)	Reviewed the Agreement and Plan of Merger dated July 17, 2007;

(b)	Reviewed publicly available financial statements and other business and financial information of the Company and Plains that we believed to be relevant to our analysis, including each of the Company’s and Plains’ Annual Reports on Form 10-K for the three years ended December 31, 2006, certain interim reports to stockholders and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, September 30, 2006, June 30, 2006 and March 31, 2006 and the prospectus supplement filed by Plains on June 14, 2007 on Form 424B5;

(c)	Reviewed certain internal financial statements and other financial and operating data, including internal oil and gas reserve and production estimates, concerning the Company and Plains prepared by management of the Company and Plains, respectively;

(d)	Reviewed the December 31, 2006 reserve reports prepared, reviewed or audited by the third party independent petroleum engineering firms engaged by the Company and Plains, respectively;

(e)	Reviewed financial projections of the Company and Plains prepared by management of the Company and Plains, respectively;

(f)	Discussed the past and current operations and prospects of the Company and Plains with management of the Company and Plains, respectively;

(g)	Reviewed the respective market prices, trading activity and valuation multiples of the Company’s common stock and Plains’ common stock;

(h)	Compared the valuation in the public market of the Company and Plains with those of certain other publicly traded comparable companies that we deemed relevant;

(i)	Reviewed public information concerning the financial terms of certain recent comparable transactions that we deemed relevant;

(j)	Reviewed the potential pro forma impact of the Transaction on the current and future financial performance of the combined company;

(k)	Participated in discussions and negotiations among representatives of the Company, Plains and certain other parties; and

(l)	Reviewed and analyzed such other financial, market, corporate and industry information, research reports, investigations discussions and analysis, research and testing of assumptions as we considered necessary or appropriate in the circumstances.

Engagement of TD Securities

Pogo retained TD Securities pursuant to an agreement dated February 13, 2007 (“Engagement Agreement”) to provide an opinion as to whether the consideration to be received by the Company’s stockholders pursuant to the Transaction is fair, from a financial point of view, to the Company’s stockholders (the “Fairness Opinion”).

The Fairness Opinion is being provided to the Board of Directors of Pogo (the “Board”) under the terms of the Engagement Agreement. TD Securities was not engaged to prepare and has not prepared a formal valuation or appraisal of Pogo or of any of its securities, assets or liabilities and the Fairness Opinion should not be construed as a formal valuation or appraisal.

The Engagement Agreement provides for TD Securities to receive from Pogo, for the services provided, an advisory fee, in respect of which a portion is contingent on the outcome of the Transaction, as well as reimbursement of all reasonable out-of-pocket expenses. The fees received by TD Securities in connection with the Engagement Agreement are not material to TD Securities. Pogo has agreed to indemnify TD Securities from and against certain liabilities arising out of the performance of professional services rendered to Pogo by TD Securities and its personnel under the Engagement Agreement.

Neither TD Securities nor any of its affiliates is an affiliate (as this term is used in the Securities Exchange Act of 1934) of Pogo, Plains or any of their respective affiliates (collectively, the “Interested Parties”). TD Securities acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have and may in the future have positions in the securities of Pogo or Plains and/or other Interested Parties and, from time to time, may have executed or may execute transactions on behalf of such companies or other clients for which it may have received or may receive compensation. As an investment dealer, TD Securities conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including matters with respect to the Transaction, Pogo, Plains or other Interested Parties. As a result, TD Securities’ research analysts may hold views, make statements or investment recommendations and/or publish research reports with respect to the Company, Plains, the Transaction and other participants in the Transaction that differ from the views of TD Securities’ investment banking personnel. The Toronto-Dominion Bank, an affiliate of TD Securities, is a lender to Pogo.

There are no understandings, agreements or commitments between TD Securities and Pogo, Plains, or any other Interested Party with respect to any future business dealings. TD Securities may, in the future, in the ordinary course of its business, perform financial advisory or investment banking services for, and TD Bank may provide banking services to, Pogo, Plains or any other Interested Party.

The Fairness Opinion is intended solely for the use of the Board with respect to the Transaction, and, except for its inclusion in its entirety in any filing made by the Company in respect of the Transaction with the U.S. Securities and Exchange Commission if such inclusion is required by applicable law (together with a summary thereof satisfactory to TD Securities), may not be published, reproduced, disseminated, quoted from or referred to, in whole or in part, or be used or relied upon by any other person, or for any other purpose without TD Securities’ prior written consent.

Credentials of TD Securities

TD Securities is a Canadian investment banking firm with operations in a broad range of activities, including corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading, investment management and investment research. TD Securities has participated in a significant number of transactions involving public and private companies and has extensive experience in preparing fairness opinions.

The Fairness Opinion is the opinion of TD Securities and its form and content have been approved by a committee of senior investment banking professionals of TD Securities, each of whom is experienced in merger, acquisition, divestiture, valuation and fairness opinion matters.

Assumptions and Limitations

We have relied upon, and have assumed the completeness, accuracy and fair representation of all financial and other information, data, advice, opinions and representations obtained by us from public sources, including information relating to Pogo and Plains, or provided to us by Pogo and Plains and their affiliates or advisors or otherwise pursuant to our engagement and this Fairness Opinion is conditional upon such completeness, accuracy and fairness. Subject to the exercise of professional judgment and except as expressly described herein, we have not attempted to verify independently the accuracy or completeness of any such information, data, advice, opinions and representations. We have relied upon the assurances of the managements of Pogo and Plains that, amongst other things, the information, data, opinions and other materials (the “Information”) provided to us on behalf of Pogo and Plains, as the case may be, are complete and correct at the date the Information was provided to us and that since the date of the Information, there has been no material change, financial or otherwise, in the position of Pogo and Plains, or in their respective assets, liabilities (contingent or otherwise), business or operations and there has been no change in any material fact which is of a nature as to render the Information untrue or misleading in any material respect.

TD Securities was not engaged to review any legal, tax or accounting aspects of the Transaction. We express no view on any legal or tax matters relating to the Transaction and the implementation thereof. We are not experts in the engineering evaluation of oil & gas properties and have relied, without independent verification, upon the December 31, 2006 reserve reports prepared, reviewed or audited, by the third party independent petroleum engineering firms engaged by the Company and Plains, with respect to the matters in such reports. We have also relied, without independent verification, upon the internal reserve estimates of the Company and Plains prepared by the managements of the Company and Plains and their respective reserve engineers, with respect to the matters in such estimates. The Transaction is subject to a number of conditions outside the control of Pogo and we have assumed all conditions precedent to the completion of the Transaction can be satisfied in due course and all consents, permissions, exemptions or orders of relevant regulatory authorities will be obtained, without adverse conditions or qualification. In rendering this Fairness Opinion, we express no view as to the likelihood that the conditions respecting the Transaction will be satisfied or waived or that the Transaction will be implemented within the time frame contemplated by the merger agreement.

Our Fairness Opinion is rendered on the basis of securities markets, economic and general business and financial conditions prevailing as at the date hereof, and the condition and prospects, financial and otherwise, of Pogo and Plains as they were reflected in the information and documents reviewed by us and as they were represented to us in our discussions with management of Pogo and Plains. In rendering this Fairness Opinion, we have assumed that there are no undisclosed material facts relating to Pogo or Plains or their businesses, operations, capital or future prospects. Any changes therein may affect our Fairness Opinion and, although we reserve the right to change or withdraw our Fairness Opinion in such event, we disclaim any obligation to advise any person of any change that may come to our attention or to update our Fairness Opinion after today.

We believe that the analyses and factors considered in arriving at our Fairness Opinion are not necessarily amenable to partial analysis or summary description and that selecting portions of the analyses and the factors considered, without considering all factors and analyses together, could create a misleading view of the process employed and the conclusions reached. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. In our analyses and in connection with the preparation of this Fairness Opinion, TD Securities made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Transaction. While, in the opinion of TD Securities, the assumptions used in preparing this Fairness Opinion are appropriate in the circumstances, some or all of these assumptions may prove to be incorrect.

This Fairness Opinion is provided to the Board of Directors of Pogo for its use only and may not be relied upon by any other person. TD Securities disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Fairness Opinion, which may come or be brought to the attention of TD Securities after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Fairness Opinion after the date hereof, TD Securities reserves the right to change, modify or withdraw the Fairness Opinion.

TD Securities is not expressing herein any opinion as to the prices at which Pogo common stock or Plains common stock will trade at any time following the announcement of the Transaction or consummation of the Transaction. This Fairness Opinion should not be construed as a recommendation to vote in favour of the Transaction.

With respect to operating and financial forecasts and budgets provided to us and relied upon in our analysis, we have assumed that they have been reasonably prepared on bases reflecting reasonable assumptions, estimates and judgments of the Company’s management, having regard to the Company’s plans, financial condition and prospects.

In conducting our analysis, we did not take into consideration any potential tax consequences of the Transaction. We do not express any opinion with respect to the tax consequences to the Company or any of its shareholders that may arise as a result of the Transaction.

This opinion is given as of the date hereof and, although we reserve the right to change or withdraw this opinion if we learn that any of the information that we relied upon in preparing the opinion was inaccurate, incomplete or misleading in any material respect, we disclaim any obligation to change or withdraw this opinion, to advise any person of any change that may come to our attention or to update the opinion after the date of this opinion.

Fairness Conclusion

Based upon and subject to the foregoing and such other matters as we considered relevant, TD Securities is of the opinion that, as of the date hereof, the Merger Consideration to be received by the holders of shares of the Company’s Common Stock pursuant to the Transaction is fair, from a financial point of view, to such holders.

Yours very truly,

TD Securities Inc.

ANNEX E

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF PLAINS EXPLORATION & PRODUCTION COMPANY

Plains Exploration & Production Company (the “Corporation”), a corporation duly organized and validly existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby files this Certificate of Amendment (this “Amendment”) to the Certificate of Incorporation of the Corporation, as amended, and hereby certifies as follows:

1.	The name of the Corporation is Plains Exploration & Production Company. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 18, 2002 and a Certificate of Amendment to the Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 14, 2004.

2.	The first paragraph of Article IV of the Corporation’s Certificate of Incorporation, as amended, is hereby amended and restated in its entirety to read as follows:

“The total number of shares of capital stock that the Corporation is authorized to issue is 255,000,000 shares, consisting of 250,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), and 5,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).”

3.	This Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

4.	This Amendment shall become effective upon its filing in accordance with the provisions of Section 103(d) of the DGCL.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed by its duly authorized officer on                             , 2007.

PLAINS EXPLORATION & PRODUCTION COMPANY

BY:
NAME: TITLE:

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ANNEX F

8 DEL. C. § 262

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

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(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

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(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation

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of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION	OF DIRECTORS AND OFFICERS

The discussion below summarizes the material indemnification provisions of Plains’ certificate of incorporation and bylaws and Section 145 of the DGCL.

Plains’ certificate of incorporation provides that Plains must indemnify to the fullest extent authorized or permitted by law any person made, or threatened to be made, a party to any threatened, pending or contemplated action, suit or proceeding (whether civil, criminal, administrative, arbitrative or investigative) any appeal in such action, suit or proceeding and any inquiry or investigation that could lead to such action, suit or proceeding by reason of fact that he is or was one of Plains’ directors or officers or by reason of the fact that such director or officer, at Plains’ request, is or was serving as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of an enterprise. The rights to indemnification set forth above are not exclusive of any other rights to which such person may be entitled under any statute, provision of Plains’ certificate of incorporation or bylaws, agreements, vote of stockholders or disinterested directors or otherwise.

Additionally, Plains’ certificate of incorporation and bylaws provide for mandatory indemnification of Plains’ officers and directors to at least the extent specifically allowed by Section 145 of the DGCL. However, under Plains’ certificate of incorporation, except for proceedings to enforce the right to indemnification, Plains is not required to indemnify anyone (including heirs, executors or representatives) in connection with any action, suit or proceeding initiated by such person unless it was authorized by or consented to the Plains board of directors. Plains’ bylaws follow the language of Section 145 of the DGCL; however, the advancement of expenses by Plains does not extend to administrative or investigative actions, suits and proceedings.

Pursuant to Section 145(a) of the DGCL, Plains generally has the power to indemnify its current and former directors, officers, employees and agents against expenses and liabilities that they incur in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions (other than an action by or in the right of Plains) so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, Plains’ best interests, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. Pursuant to Section 145(b) of the DGCL, Plains may indemnify any of its current and former directors, officers, employees and agents who were or are a party or are threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Plains by reason of their serving in such positions against expenses that they incur in connection with any such suit; provided that no indemnification may be made, however, with respect to any suit as to which a person is adjudged to be liable to Plains unless and only to the extent the court determines that, despite the adjudication of liability, the person is fairly and reasonably entitled to be indemnified for expenses deemed proper by the court. The statute expressly provides that the power to indemnify or advance expenses authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. Plains also has the power to purchase and maintain insurance for such directors and officers.

The merger agreement provides that, for six years after the effective time of the merger, PXP Acquisition will indemnify the present and former officers, directors, employees, fiduciaries and agents of Pogo and its subsidiaries from liabilities actually and reasonably incurred by them arising out of actions or omissions in their capacity as such whether occurring before or after the merger, to the fullest extent permitted under the DGCL. In addition, Plains will maintain Pogo’s directors’ and officers’ insurance coverage for six years after the effective time but only to the extent related to actions or omissions prior to the effective time.

ITEM 21. EXHIBITS	AND FINANCIAL STATEMENT SCHEDULES

2.1	Agreement and Plan of Merger, dated July 17, 2007, by and among Plains Exploration & Production Company, PXP Acquisition LLC and Pogo Producing Company (attached as Annex A to the joint proxy statement/prospectus that is part of this Registration Statement).

3.1	Certificate of Incorporation of Plains Exploration & Production Company (incorporated by reference to Exhibit 3.1 to the Company’s Amendment No. 2 to Registration Statement on Form S-1 (file no. 333-90974) filed on October 3, 2002 (the “Amendment No. 2 to Form S-1”)).

3.2	Certificate of Amendment to the Certificate of Incorporation of Plains Exploration & Production Company dated May 14, 2004 (incorporated by reference to Exhibit 3.1 to the Company’s Form 10-Q for the period ending June 30, 2004 (the “June 30, 2004 10-Q”)).

3.3	Bylaws of Plains Exploration & Production Company (incorporated by reference to Exhibit 3.2 to the Amendment No. 2 to Form S-1).

4.1	Indenture, dated as of March 13, 2007, between Plains Exploration & Production Company and Wells Fargo Bank, N.A., as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed March 13, 2007 Form 8-K (the “March 13, 2007 8-K”)).

4.2	First Supplemental Indenture, dated March 13, 2007, to Indenture, dated as of March 13, 2007, among Plains Exploration & Production Company, the subsidiary guarantors parties thereto and Wells Fargo Bank, N.A., as trustee (including form of 7% Senior Notes due 2017) (incorporated by reference to Exhibit 4.2 to the March 13, 2007 8-K).

4.3	Second Supplemental Indenture, dated as of June 5, 2007, to Indenture, dated as of March 13, 2007, among Plains Exploration & Production Company, the subsidiary guarantors party thereto and Wells Fargo Bank, N.A., as trustee (incorporated by reference to Exhibit 4.6 to the Company’s Post-Effective Amendment No. 1 to Form S-3 (file no. 333-141110) filed June 11, 2007).

4.4	Third Supplemental Indenture, dated as of June 19, 2007, to Indenture, dated as of March 13, 2007, among Plains Exploration & Production Company, the subsidiary guarantors party thereto and Wells Fargo Bank, N.A., as trustee (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed June 19, 2007).

4.5	Amended and Restated Indenture, dated as of June 18, 2004, among Plains Exploration & Production Company, Plains E&P Company, the Subsidiary Guarantor Parties Thereto, and J.P. Morgan Chase Bank, as Trustee (including form of 8 3/4% Senior Subordinated Note) (incorporated by reference to Exhibit 4.1 to the June 30, 2004 10-Q).

4.6	First Amendment, dated as of December 1, 2005, to Amended and Restated Indenture, dated as of June 18, 2004, among PXP, the Subsidiary Guarantors, and JP Morgan Chase Bank, National Association as Trustee (incorporated by reference to Exhibit 4.01 to the Company’s Current Report on Form 8-K filed December 6, 2005).

4.7	Second Supplemental Indenture, dated as of June 30, 2004, to Amended and Restated Indenture, dated as of June 18, 2004, among Plains Exploration & Production Company, Plains E&P Company, the Subsidiary Guarantor Parties Thereto, and J.P. Morgan Chase Bank, as Trustee (incorporated by reference to Exhibit 4.2 to the June 30, 2004 10-Q).

4.8	Third Supplemental Indenture, dated as of December 30, 2004, to Amended and Restated Indenture, dated as of June 18, 2004, among Plains Exploration & Production Company, the Subsidiary Guarantor Parties thereto, Plains Louisiana Inc., PXP Louisiana L.L.C. and J.P. Morgan Chase Bank, as Trustee (incorporated by reference to Exhibit 4.3 to the Company’s Form 10-K for the year ended December 31, 2004).

4.9	Fourth Supplemental Indenture, dated as of June 30, 2005, to Amended and Restated Indenture, dated as of June 18, 2004, among Plains Exploration & Production Company, the Subsidiary Guarantor Parties thereto and J.P. Morgan Chase Bank, as Trustee (incorporated by reference to Exhibit 4.1 to the Company’s Form 10-Q for the period ending June 30, 2005).

4.10	Fifth Supplemental Indenture, dated as of August 21, 2006, to Amended and Restated Indenture, dated as of June 18, 2004, among Cane River Development LLC, PXP Deepwater L.L.C., Plains Exploration & Production Company, the Subsidiary Guarantors parties thereto and JPMorgan Chase Bank, National Association (incorporated by reference to Exhibit 4.1 to the Company’s Form 10-Q for the period ending September 30, 2006).

4.11	Sixth Supplemental Indenture, dated as of October 20, 2006, to Amended and Restated Indenture, dated as of June 18, 2004, among Plains Exploration & Production Company, the Subsidiary Guarantors parties thereto and The Bank of New York Trust Company, National Association, as trustee. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed October 24, 2006).

4.12	Amended and Restated Credit Agreement, dated as of May 31, 2007, among Plains Exploration & Production Company, as borrower, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A. and BMO Capital Markets Financing, Inc., as syndication agents, and BNP Paribas and The Bank of Nova Scotia, as documentation agents (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed June 1, 2007).

5.1*	Opinion of Akin Gump Strauss Hauer & Feld LLP.

8.1*	Opinion of Andrews Kurth LLP regarding tax matters.

8.2*	Opinion of Baker Botts L.L.P. regarding tax matters.

23.1*	Consent of Akin Gump Strauss Hauer & Feld LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

23.2*	Consent of Andrews Kurth LLP (included in the opinion filed as Exhibit 8.1 to this Registration Statement).

23.3*	Consent of Baker Botts L.L.P. (included in the opinion filed as Exhibit 8.2 to this Registration Statement).

23.4*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for Plains Exploration & Production Company.

23.5*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for Pogo Producing Company.

23.6*	Consent of Ehrhardt Keefe Steiner & Hottman PC, independent registered public accounting firm for Laramie Energy, LLC.

23.7*	Consent of Netherland, Sewell & Associates, Inc., independent petroleum consulting firm for Plains Exploration & Production Company.

23.8*	Consent of Ryder Scott Company, L.P., independent petroleum consulting firm for Pogo Producing Company.

23.9*	Consent of Ryder Scott Company—Canada, independent petroleum consulting firm for Pogo Producing Company.

23.10*	Consent of Miller and Lents, Ltd., independent petroleum consulting firm for Pogo Producing Company.

23.11*	Consent of Ryder Scott Company, L.P., independent petroleum consulting firm for Pogo Producing Company.

24.1**	Powers of Attorney.

99.1*	Form of Proxy Card for Plains Exploration & Production Company Special Meeting.

99.2*	Form of Proxy Card for Pogo Producing Company Special Meeting.

99.3*	Consent of Lehman Brothers Inc.

99.4*	Consent of Goldman, Sachs & Co.

99.5*	Consent of TD Securities Inc.

99.6*	Form of Election Form and related instruments.

*	Filed herewith.
**	Previously filed.

ITEM 22.    UNDERTAKINGS

Reg S-K, Item 512(a) Undertaking:

The undersigned registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Reg S-K, Item 512(b) Undertaking:

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Reg S-K, Item 512(g) Undertaking:

(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Reg S-K, Item 512(h) Undertaking:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Form S-4, Item 22(b) Undertaking:

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

Form S-4, Item 22(c) Undertaking:

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on September 18, 2007.

PLAINS EXPLORATION & PRODUCTION COMPANY

By:	/S/ JOHN F. WOMBWELL
John F. Wombwell Executive Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on September 18, 2007.

* JAMES C. FLORES	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)

* ISAAC ARNOLD, JR.	Director

* ALAN R. BUCKWALTER, III	Director

* JERRY L. DEES	Director

* TOM H. DELIMITROS	Director

* ROBERT L. GERRY, III	Director

* JOHN H. LOLLAR	Director

* WINSTON M. TALBERT	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

* CYNTHIA A. FEEBACK	Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)

*By:	/S/ JOHN F. WOMBWELL
John F. Wombwell Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated July 17, 2007, by and among Plains Exploration & Production Company, PXP Acquisition LLC and Pogo Producing Company (attached as Annex A to the joint proxy statement/prospectus that is part of this Registration Statement).

3.1	Certificate of Incorporation of Plains Exploration & Production Company (incorporated by reference to Exhibit 3.1 to the Company’s Amendment No. 2 to Registration Statement on Form S-1 (file no. 333-90974) filed on October 3, 2002 (the “Amendment No. 2 to Form S-1”)).

3.2	Certificate of Amendment to the Certificate of Incorporation of Plains Exploration & Production Company dated May 14, 2004 (incorporated by reference to Exhibit 3.1 to the Company’s Form 10-Q for the period ending June 30, 2004 (the “June 30, 2004 10-Q”)).

3.3	Bylaws of Plains Exploration & Production Company (incorporated by reference to Exhibit 3.2 to the Amendment No. 2 to Form S-1).

4.1	Indenture, dated as of March 13, 2007, between Plains Exploration & Production Company and Wells Fargo Bank, N.A., as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed March 13, 2007 Form 8-K (the “March 13, 2007 8-K”)).

4.2	First Supplemental Indenture, dated March 13, 2007, to Indenture, dated as of March 13, 2007, among Plains Exploration & Production Company, the subsidiary guarantors parties thereto and Wells Fargo Bank, N.A., as trustee (including form of 7% Senior Notes due 2017) (incorporated by reference to Exhibit 4.2 to the March 13, 2007 8-K).

4.3	Second Supplemental Indenture, dated as of June 5, 2007, to Indenture, dated as of March 13, 2007, among Plains Exploration & Production Company, the subsidiary guarantors party thereto and Wells Fargo Bank, N.A., as trustee (incorporated by reference to Exhibit 4.6 to the Company’s Post-Effective Amendment No. 1 to Form S-3 (file no. 333-141110) filed June 11, 2007).

4.4	Third Supplemental Indenture, dated as of June 19, 2007, to Indenture, dated as of March 13, 2007, among Plains Exploration & Production Company, the subsidiary guarantors party thereto and Wells Fargo Bank, N.A., as trustee (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed June 19, 2007).

4.5	Amended and Restated Indenture, dated as of June 18, 2004, among Plains Exploration & Production Company, Plains E&P Company, the Subsidiary Guarantor Parties Thereto, and J.P. Morgan Chase Bank, as Trustee (including form of 8 3/4% Senior Subordinated Note) (incorporated by reference to Exhibit 4.1 to the June 30, 2004 10-Q).

4.6	First Amendment, dated as of December 1, 2005, to Amended and Restated Indenture, dated as of June 18, 2004, among PXP, the Subsidiary Guarantors, and JP Morgan Chase Bank, National Association as Trustee (incorporated by reference to Exhibit 4.01 to the Company’s Current Report on Form 8-K filed December 6, 2005).

4.7	Second Supplemental Indenture, dated as of June 30, 2004, to Amended and Restated Indenture, dated as of June 18, 2004, among Plains Exploration & Production Company, Plains E&P Company, the Subsidiary Guarantor Parties Thereto, and J.P. Morgan Chase Bank, as Trustee (incorporated by reference to Exhibit 4.2 to the June 30, 2004 10-Q).

4.8	Third Supplemental Indenture, dated as of December 30, 2004, to Amended and Restated Indenture, dated as of June 18, 2004, among Plains Exploration & Production Company, the Subsidiary Guarantor Parties thereto, Plains Louisiana Inc., PXP Louisiana L.L.C. and J.P. Morgan Chase Bank, as Trustee (incorporated by reference to Exhibit 4.3 to the Company’s Form 10-K for the year ended December 31, 2004).

4.9	Fourth Supplemental Indenture, dated as of June 30, 2005, to Amended and Restated Indenture, dated as of June 18, 2004, among Plains Exploration & Production Company, the Subsidiary Guarantor Parties thereto and J.P. Morgan Chase Bank, as Trustee (incorporated by reference to Exhibit 4.1 to the Company’s Form 10-Q for the period ending June 30, 2005).

4.10	Fifth Supplemental Indenture, dated as of August 21, 2006, to Amended and Restated Indenture, dated as of June 18, 2004, among Cane River Development LLC, PXP Deepwater L.L.C., Plains Exploration & Production Company, the Subsidiary Guarantors parties thereto and JPMorgan Chase Bank, National Association (incorporated by reference to Exhibit 4.1 to the Company’s Form 10-Q for the period ending September 30, 2006).

4.11	Sixth Supplemental Indenture, dated as of October 20, 2006, to Amended and Restated Indenture, dated as of June 18, 2004, among Plains Exploration & Production Company, the Subsidiary Guarantors parties thereto and The Bank of New York Trust Company, National Association, as trustee. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed October 24, 2006).

4.12	Amended and Restated Credit Agreement, dated as of May 31, 2007, among Plains Exploration & Production Company, as borrower, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A. and BMO Capital Markets Financing, Inc., as syndication agents, and BNP Paribas and The Bank of Nova Scotia, as documentation agents (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed June 1, 2007).

5.1*	Opinion of Akin Gump Strauss Hauer & Feld LLP.

8.1*	Opinion of Andrews Kurth LLP regarding tax matters.

8.2*	Opinion of Baker Botts L.L.P. regarding tax matters.

23.1*	Consent of Akin Gump Strauss Hauer & Feld LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

23.2*	Consent of Andrews Kurth LLP (included in the opinion filed as Exhibit 8.1 to this Registration Statement).

23.3*	Consent of Baker Botts L.L.P. (included in the opinion filed as Exhibit 8.2 to this Registration Statement).

23.4*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for Plains Exploration & Production Company.

23.5*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for Pogo Producing Company.

23.6*	Consent of Ehrhardt Keefe Steiner & Hottman PC, independent registered public accounting firm for Laramie Energy, LLC.

23.7*	Consent of Netherland, Sewell & Associates, Inc., independent petroleum consulting firm for Plains Exploration & Production Company.

23.8*	Consent of Ryder Scott Company, L.P., independent petroleum consulting firm for Pogo Producing Company.

23.9*	Consent of Ryder Scott Company—Canada, independent petroleum consulting firm for Pogo Producing Company.

23.10*	Consent of Miller and Lents, Ltd., independent petroleum consulting firm for Pogo Producing Company.

23.11*	Consent of Ryder Scott Company, L.P., independent petroleum consulting firm for Pogo Producing Company.

24.1**	Powers of Attorney.

99.1*	Form of Proxy Card for Plains Exploration & Production Company Special Meeting.

99.2*	Form of Proxy Card for Pogo Producing Company Special Meeting.

99.3*	Consent of Lehman Brothers Inc.

99.4*	Consent of Goldman, Sachs & Co.

99.5*	Consent of TD Securities Inc.

99.6*	Form of Election Form and related instruments.

*	Filed herewith.
**	Previously filed.